UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, CA 94043

September 30, 2009

Dear Stockholder:

On May 31, 2009, NetLogic Microsystems, Inc. and its wholly owned subsidiary Roadster Merger Corporation, or merger sub, entered into an agreement and plan of merger and reorganization to acquire RMI Corporation, a provider of high-performance and low-power multi-core, multi-threaded processors. The agreement provides for NetLogic to pay the RMI stockholders as acquisition consideration a combination of cash and shares of NetLogic common stock at closing and, subject to the attainment of revenue milestones for the acquired business, at the end of a twelve-month post-closing earn-out period. The nominal value of the consideration to be paid at closing as specified in the merger agreement is $181.35 million plus $2.0 million as an advance earn-out payment. The nominal value of the maximum remaining earn-out consideration as specified in the merger agreement is $68.0 million. In addition, the agreement provides for NetLogic to issue common stock, restricted stock units and stock options as equity incentives (most of which are subject to vesting requirements based on continued employment) to employees of RMI. The actual value of the consideration to be paid at closing and as earn-out consideration may be more or less than the nominal values specified in the merger agreement, as explained in the accompanying proxy statement.

The actual number of shares and amount of cash payable by NetLogic as acquisition consideration will depend on several variables, including the applicable closing price for our common stock, as more fully explained in the accompanying proxy statement. The exact number of shares of common stock to be issued (and total amount of cash to be paid) at the closing date and the end of the earn-out measurement period is not presently known. The maximum number of shares of common stock that we would be required to issue as acquisition consideration (including the earn-out portion, assuming attainment of all objectives) is approximately 9,050,000 shares, although based on the recent prices for our common stock we expect the actual number of shares that will be issued to be between 4,940,000 and 7,900,000. Similarly, although we expect the actual number of shares to be issued as incentive awards to be between 1,830,000 and 3,630,000, the maximum number of additional shares of common stock that we would be required to issue to continuing RMI employees as incentive awards is approximately 4,030,000 shares (assuming full vesting and exercise of all stock options and restricted stock units to be issued and an applicable closing price of $26.97 per share). We currently have approximately 22,300,000 shares of common stock outstanding so the issuance of the maximum of 13,080,000 shares would represent a roughly 58.7% increase in the number of shares of NetLogic common stock outstanding prior to the merger. In all events, the total number of shares that we may be required to issue in connection with the merger will exceed 20% of the number of shares issued and outstanding prior to the merger, and therefore, under the Nasdaq Listing Rules we must obtain the approval of our stockholders for the shares that could be issued in the transaction. This is also a condition to the obligation of each party to consummate the merger.

You are cordially invited to attend the special meeting of NetLogic stockholders to be held on October 23, 2009, 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, 4th Floor, East Palo Alto, California 94303. At the Special Meeting, we will ask you to consider and vote on the proposal to approve the issuance of a maximum of 13,080,000 shares of NetLogic common stock in connection with the proposed acquisition of RMI.

Your vote is very important. We cannot complete the merger and the other transactions contemplated by the merger agreement unless the proposed issuance of NetLogic common stock is approved by the affirmative vote of a majority of the shares of NetLogic common stock present in person and voting on the proposal or represented by proxy and voting on the proposal.

The accompanying proxy statement will provide you with information regarding the merger and other transactions contemplated by the merger agreement and information about RMI. We urge all of our stockholders to read this proxy statement in its entirety, including the section entitled “Risk Factors” beginning on page 8.

On behalf of our board of directors, we thank you for your support and appreciate your consideration of this matter. We look forward to seeing you at the special meeting.

Sincerely,

/s/ Ronald S. Jankov

Ronald S. Jankov

President and Chief Executive Officer

First mailed to stockholders on

or about October 2, 2009

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about NetLogic Microsystems, Inc. from other documents that are not included in this proxy statement. However, these documents have been furnished to you with this proxy statement. For a listing of the documents incorporated by reference into and accompanying this proxy statement, see “Where You Can Find More Information; Incorporation by Reference” beginning on page 105 of this proxy statement. Additional copies of these documents are available to you without charge upon your written or oral request. Please note that copies of the documents furnished with this proxy statement or requested by you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement. You can obtain these documents through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the address below:

By mail:	NetLogic Microsystems, Inc.
1875 Charleston Road
Mountain View, California 94043
Attention: Office of the Secretary

By telephone:	(650) 961-6676

You should rely only on the information contained in this proxy statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should disregard anything included in an earlier document that is inconsistent with what is in, or incorporated by reference into, this proxy statement.

You should assume that the information in this proxy statement is accurate only as of the date indicated on the front cover of this proxy statement. The business, financial condition, results of operations and prospects described in this proxy statement may have changed since that date and may change again.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on October 23, 2009

To the Stockholders of NetLogic Microsystems, Inc.:

The special meeting of stockholders of NetLogic Microsystems, Inc., or NetLogic, will be held on October 23, 2009, at 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, 4th Floor, East Palo Alto, California 94303. The special meeting is being held for the following purposes:

1.	To approve the issuance of a maximum of 13,080,000 shares of NetLogic common stock as merger consideration and to new employees in connection with the proposed acquisition by NetLogic of RMI Corporation, or RMI;

2.	To vote upon a proposal to adjourn the special meeting of the NetLogic stockholders, including for the purpose of soliciting additional proxies, in the discretion of the proxies or either of them; and

3.	To transact any and all other business that may properly come before the special meeting or any adjourned session of the special meeting.

Approval of the first proposal set forth above is required for consummation of the proposed acquisition of RMI and the other transactions contemplated by the Agreement and Plan of Merger and Reorganization dated as of May 31, 2009 among NetLogic, RMI and Roadster Merger Corporation, a newly-formed, wholly-owned subsidiary of NetLogic. These matters are described more fully in the attached proxy statement, which includes, as Annex A, the complete text of the merger agreement, and we urge you to read the proxy statement carefully.

The NetLogic board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that NetLogic stockholders vote to approve the issuance of NetLogic common stock in connection with the merger.

Only stockholders who owned shares of NetLogic common stock at the close of business on September 25, 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it.

Your vote is very important. To ensure that you are represented at the special meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the special meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roland B. Cortes

Roland B. Cortes

Secretary

Mountain View, California

September 30, 2009

Page
Selected Historical Consolidated Financial Information on RMI	48
Selected Historical Consolidated Financial Information on NetLogic	50
Unaudited Pro Forma Condensed Combined Financial Statements	52
Comparative Historical and Pro Forma Per Share Data	65
Supplemental Unaudited Pro Forma Condensed Combined Financial Data of NetLogic	67
Historical Common Stock Market Price and Dividends	75

RMI’s Business	76

RMI Management’s Discussion and Analysis of Financial Condition and Results of Operations	83

Beneficial Ownership of NetLogic Common Stock	102

Certain Relationships and Related Transactions	104

Future Stockholder Proposals	104

Where You Can Find More Information; Incorporation by Reference	105

Index to RMI Financial Statements	F-1

RMI Financial Statements	F-3

Annex A Agreement and Plan of Merger and Reorganization

* * *

Documents Furnished With This Proxy Statement

Annual Report on Form 10-K, filed with the SEC on March 4, 2009

Quarterly Report on Form 10-Q, filed with the SEC on May 5, 2009

Quarterly Report on Form 10-Q, filed with the SEC on August 5, 2009

Current Report on Form 8-K, filed with the SEC on May 6, 2009

Current Report on Form 8-K, filed with the SEC on June 25, 2009

Current Report on Form 8-K, filed with the SEC on July 20, 2009

Description of NetLogic’s Common Stock and Series AA Junior Participating Preferred Stock Purchase Rights, contained in the Registration Statement on Form S-3 filed with the SEC on June 4, 2009

QUESTIONS AND ANSWERS ABOUT THE

PROPOSED TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions you may have as a NetLogic stockholder and answers to those questions. These questions and answers only highlight some of the information contained in this proxy statement. You should read carefully this entire document, including Annex A hereto, to fully understand the proposed transactions and the voting procedures for the special meeting of NetLogic stockholders.

Q:	Why am I receiving this proxy statement?

A:	NetLogic Microsystems, Inc., or NetLogic, and our wholly owned subsidiary Roadster Merger Corporation, or merger sub, have entered into an Agreement and Plan of Merger and Reorganization, or merger agreement, with RMI Corporation, or RMI, pursuant to which we have agreed to acquire RMI and pay the RMI stockholders a combination of cash and shares of our common stock as consideration in exchange for their RMI stock. The merger agreement also requires us to make available for issuance to RMI employees additional shares of our common stock as retention, transition and future incentive awards. As a result of being listed for trading on the NASDAQ Global Select Market, issuances of our common stock are subject to the NASDAQ Listing Rules. Under Rule 5635(a), we must seek stockholder approval with respect to issuances of our common stock when the shares to be issued are being issued in connection with the acquisition of the stock of another company and are equal to 20% or more of our outstanding common stock before the issuance. NetLogic is holding a special meeting of its stockholders in order to obtain stockholder approval of the issuance of our common stock pursuant to the merger agreement.

Q:	What are the proposals on which I am being asked to vote?

A.	You are being asked to vote on a proposal to approve the issuance of up to a maximum of 9,050,000 shares of our common stock (equal to approximately 40.6% of our outstanding common stock prior to such issuance) as merger consideration and a maximum of 4,030,000 shares under certain circumstances as equity incentive awards to continuing RMI employees in connection with our proposed acquisition of RMI. You also are being asked to vote to adopt a proposal that would permit the proxies appointed by you, individually or together, to adjourn the special meeting of NetLogic stockholders, including for the purpose of soliciting additional proxies.

Q.	How does NetLogic propose to acquire RMI?

A.	Subject to our obtaining the requisite stockholder approval and the satisfaction of certain other closing conditions described in this proxy statement, we have agreed to acquire RMI through the merger of merger sub with and into RMI, following which RMI would be a wholly-owned subsidiary of NetLogic.

Q.	Who is RMI?

A.	RMI is a leading provider of high-performance and low-power multi-core, multi-threaded processors for networking, communications, data center, security, storage, industrial and connected media applications. RMI’s headquarters are located in Cupertino, California with branch and subsidiary offices in Texas, India, Hong Kong, Korea, Japan, Taiwan, China, France and Cayman Islands. Formerly known as Raza Microelectronics, Inc., RMI was incorporated in Delaware in December 2001 and changed its name to RMI Corporation in December 2007.

Q.	What will NetLogic pay the RMI stockholders as merger consideration?

A:

The merger agreement provides for NetLogic to pay cash to the holders of RMI common stock and to issue shares of our common stock to the holders of RMI preferred stock as merger consideration upon conversion of their RMI stock in the merger. A portion of the merger consideration is payable upon completion of the acquisition and another portion is payable, subject to the attainment of revenue milestones applicable to the acquired business, at the end of a twelve-month post-closing earn-out period. The formulas for determining the merger consideration payable to RMI stockholders under the merger agreement are complex. The

i

merger agreement provides for the allocation of the calculated value of the merger consideration between the shares of the different classes and series of RMI capital stock. The allocation depends in part on whether the total value of the merger consideration exceeds the aggregate liquidation preference of all shares of RMI capital stock outstanding as of the closing date, determined in a manner consistent with the provisions of RMI’s charter, and, in part, on the average closing price of a share of NetLogic common stock as determined under the merger agreement. In general, RMI common stockholders will receive cash in the amount of the calculated value of the merger consideration that is allocable to the RMI common stock, and the RMI preferred stockholders will receive shares of our common stock in the amount of the calculated value of the merger consideration that is allocable to the RMI preferred stock.

Q:	How is the amount of merger consideration to be determined?

A:	The nominal value of the merger consideration to be paid at the closing date as specified in the merger agreement is equal to $181.35 million plus $2.0 million as an advance earn-out payment. The total number of shares of our common stock to be issued to the holders of RMI preferred stock at the closing date will be equal to the amount of calculated value that is allocable to the shares of RMI preferred stock divided by the applicable closing price of our common stock. The applicable closing price will generally be the same as the average closing price of our common stock for the 20-trading day period ending on the third trading day prior to the closing date, but it cannot be more than $34.90 or less than $26.97, which price range we refer to as the “collar.” The total amount of cash to be paid to the holders of RMI common stock at the closing date will be equal to the amount of calculated value that is allocable to the shares of RMI common stock under the merger agreement, plus the $2 million advance earn-out credit referenced above. In calculating the amount of cash payable to the holders of RMI common stock, the collar does not limit the amount of cash they are paid. The size of the cash payment may therefore be greater than or less than the portion of the nominal value allocable to the RMI common stock. The nominal value of the maximum remaining earn-out consideration as specified in the merger agreement is $68.0 million, which will be allocated, determined and paid in the same manner and kind as the merger consideration payable at the closing date but will be reduced by the advance earn-out credit paid to the holders of RMI common stock at the closing date, and may be reduced further by up to $1 million for a special bonus payment to the chief executive officer of RMI in the circumstances specified in the merger agreement.

Q:	How will changes in our stock price between now and the closing date affect the amount of cash we pay and the number of shares we issue as merger consideration?

A:	The average closing price of our common stock measured over the 20-trading day period ending August 26, 2009 (as if the closing had occurred on August 31, 2009) was $40.26. If this had been the average closing price of our common stock for purposes of the merger agreement, the resulting calculated value of the merger consideration payable at closing would be approximately $211.5 million, consisting of a cash payment of approximately $9.2 million and the issuance of approximately 5,026,000 shares of our common stock. If our stock price increases prior to the closing so as to cause the average closing price to increase as well, the size of the cash payment will increase and the number of shares we issue will decrease. The size of the cash payment will continue to increase, theoretically without limit, as long as our stock price continues to rise. If our stock price decreases prior to the closing so as to cause the average closing price to decrease as well, the amount of cash and the total value of the merger consideration will decrease and the number of shares we issue will increase. More particularly, inside the collar (i.e., between $26.97 and $34.90), changes in the stock price will not alter the total value of the merger consideration or the size of the cash payment, although the number of shares we issue will increase as the stock price falls and decrease as the stock price rises. Outside the collar, the calculated value of the merger consideration will change in proportion to changes to the average closing price, although the amount of cash we pay and number of shares we issue generally will not change in proportion to changes to the average closing price. Moreover, the size of the cash payment will increase, theoretically without limit, as long as our stock price continues to rise. These same trends would apply to any earn-out consideration, except that once the stock price falls below $22.81, there will no longer be a cash component to the earn-out consideration.

Q:	What is an example of how much cash and how many shares of our common stock would be delivered to RMI stockholders as merger consideration?

A:	Solely by way of example, using an average closing price of $32.72, the closing price of our common stock on May 29, 2009, which was the last trading day prior to signing the merger agreement:

•

the estimated amount of cash to be paid to the holders of RMI common stock on the closing date would be approximately $8.0 million, and a total of approximately 5,360,000 shares of our common stock would be issued to the holders of RMI preferred stock (without offset for escrow amounts);

•

if the maximum earn-out was achieved, the additional amount of cash to be paid by us at full achievement of the earn-out would be approximately $6.5 million, and a total of approximately 1,850,000 additional shares of our common stock would be issued to the holders of RMI preferred stock (calculated without offset for escrow amounts); and

•	the total merger consideration value would be approximately $251.35 million.

Q:	What is the maximum number of shares that NetLogic will be required to issue to RMI preferred stockholders as merger consideration?

A:	Based on the formulas set forth in the merger agreement, the maximum aggregate number of shares of common stock that we would be required to issue to the holders of RMI preferred stock as merger consideration is approximately 9,050,000 shares, consisting of approximately 6,500,000 shares on the closing date and approximately 2,550,000 shares at the end of the twelve-month earn-out period. These numbers assume that the applicable closing price will be $26.97 per share and that all of the earn-out objectives will be attained. However, based on the average closing price per share of our common stock for the 20-trading day period ending July 28, 2009 (as if the closing had occurred on July 31, 2009), the maximum number of shares of common stock to be issued as merger consideration, assuming payment of 100% of the earn-out consideration (and including the CEO special bonus payment), would be approximately 6,740,000.

Q:	How many additional shares of common stock will NetLogic be required to issue to RMI employees as equity incentive awards?

A:	We have agreed in the merger agreement:

•	to issue fully vested shares of our common stock with a total value of $8.65 million to specified RMI employees on the closing date;

•

to grant within 60 days after the closing date restricted stock units, or RSUs, to acquire $10 million of our common stock to specified employees of RMI who continue as RMI employees or become NetLogic employees, of which 50% will vest after six months and the remaining 50% will vest after 12 months for most employees; and

•

to grant within 60 days after the closing date RSUs and/or stock options for $45 million of our common stock to specified employees of RMI who continue as RMI employees or become NetLogic employees, subject to vesting and other terms to be determined by us (with an RSU to acquire one share of our common stock to be equated with an option to purchase two shares).

The number of shares of our common stock to be provided as such retention, transition and future incentive awards will be determined by dividing the total amounts specified above by the applicable closing price of our common stock, as described above. Therefore, the minimum number of additional shares of common stock that we would be required to issue to continuing RMI employees as incentive awards (including shares issuable upon exercise of options) is approximately 1,824,000 shares and the maximum number is approximately 4,030,000 shares. These numbers use the range of applicable closing prices of $26.97 to $34.90 and assume that the $45 million of long-term incentive awards will be in the form of options in the calculation of the maximum and RSUs in the calculation of the minimum. By comparison, using the closing price of a share of our common stock of $32.72 on May 29, 2009 as the applicable closing price, and assuming that 50% of the long-term incentive awards are RSUs, we would issue approximately 2,064,000 shares to the RMI employees.

Q:	Will there be any restrictions on the merger consideration applicable after the merger?

A:	One hundred percent of the shares of our common stock issued to holders of RMI preferred stock at the closing date will be subject to a complete trading lock-up for six months following the closing date, and fifty percent of the shares will be subject to a complete trading lock-up for one year following the closing date. The merger agreement further provides that 10.2% of the total number of shares of our common stock to be issued at the closing date will be placed into escrow for a period of one year to provide a fund for indemnity against specified damages we might suffer. If total indemnity claims at the end of the one-year period exceed the value of the shares held in escrow, we will have the right to place up to 10% of the earn-out consideration otherwise issuable to the RMI stockholders into escrow, pending the resolution of all claims. In addition, 0.3% of the total number of shares of our common stock to be issued at the closing date will be placed into escrow as a source for reimbursement of the stockholder representative’s expenses.

Q:	Why does NetLogic want to acquire RMI?

A:	We believe the combination with RMI presents valuable synergies in products, technologies, skill sets, operations, customer base and organizational cultures that can be leveraged to enable us to build an enterprise greater than the sum of its parts. RMI’s industry-leading multi-core, multi-threaded processors will complement our existing portfolio of advanced knowledge-based processors, content processors, network search engines and 10 to 100 Gigabit Ethernet PHY products. This will allow us to provide a more comprehensive portfolio of differentiated solutions to enhance our customers’ ability to support the complexity and speeds of next-generation converged IP networks. In addition, the combination of the two companies’ R&D centers will bring together critical skill sets in high-speed circuit design, processor architectures, innovative low-power techniques in advanced manufacturing process nodes, as well as software expertise to continue to deliver best-in-class products and solutions, especially in the advanced 40 nanometer process technology in which both companies are currently designing next-generation products.

Q:	Are there risks associated with the acquisition of RMI?

A:	Yes. The material risks associated with the acquisition that are known to us are discussed in the section entitled “Risk Factors” beginning on page 8. Those risks include, among others, the possibility that we may not be successful in our expansion into the markets currently served by RMI, we may fail to realize the anticipated operational synergies and other expected benefits of the acquisition and we may not be successful in assimilating and retaining RMI’s employees and otherwise integrating its business with our own.

Q:	What vote is required to approve the proposals?

A:	The proposal to approve the issuance of our common stock in connection with the acquisition of RMI must be approved by the affirmative vote of a majority of the shares of our common stock present in person and voting on the proposal or represented by proxy and voting on the proposal. The proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, must be approved by the affirmative vote of the majority of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the record date, regardless of whether a quorum is present.

Q:	What will happen if the proposed stock issuance is not approved by NetLogic’s stockholders?

A:	If our stockholders fail to approve the issuance of shares of our common stock in connection with the merger upon a vote at our special meeting, each of RMI and NetLogic will have the right to terminate the merger agreement.

Q:	Will there be any change to the board of directors or the executive officers of NetLogic after the merger?

A:	No. Our directors and executive officers immediately following the closing of the merger are expected to be the same as our directors and executive officers immediately prior to the closing of the merger.

Q	What will happen to my common stock upon completion of the acquisition?

A.	Each share of our common stock will be unaffected by the acquisition and will remain outstanding. Holders of our common stock will continue to hold the shares that they currently hold. However, because we will be issuing shares of our common stock at closing to the holders of RMI preferred stock as part of the merger consideration (and additional shares of common stock as incentives to continuing RMI employees), and equity incentive awards upon the consummation of the acquisition, each share of our existing common stock will represent a smaller ownership percentage of a larger company.

Q:	Will I have appraisal or dissenters’ rights with respect to the acquisition?

A:	NetLogic stockholders will not have appraisal or dissenters’ rights with respect to the acquisition of RMI.

Q:	When do you expect the acquisition to be completed?

A:	The merger agreement and the merger have been approved by the board of directors of each company. Holders of approximately 92.5% of the outstanding shares of RMI preferred stock and holders of approximately 53.5% of the outstanding shares of RMI common stock had signed written consents approving the merger agreement, the merger and certain related matters, which satisfies the basic requirements for approval of the merger and merger agreement by the RMI stockholders under the Delaware General Corporation Law, the RMI certificate of incorporation and the merger agreement. An additional merger agreement closing condition requires that holders of no more than 5% of the outstanding shares of preferred stock and 30% of the outstanding shares of common stock of RMI exercise appraisal rights, and RMI intends to continue soliciting written consents from its stockholders in order to satisfy this additional condition and minimize the number of shares that may exercise appraisal rights. Other closing conditions include the approval by our stockholders of the issuance of the shares of common stock to be delivered by us in the transaction (which is the subject of this proxy statement), as well as required regulatory filings and reviews. The Hart-Scott-Rodino notification period for the merger expired without regulatory action on August 13, 2009. We expect the transaction to close in October 2009.

Q:	Does NetLogic’s board of directors recommend voting in favor of the proposal?

A:	Yes. After careful consideration, our board of directors unanimously determined that the proposed issuance of common stock in the acquisition under the terms of the merger agreement is in the best interests of NetLogic and our stockholders. As a result, our board of directors unanimously recommends that you vote “FOR” the proposal.

Q:	Who is entitled to vote at the special meeting?

A.	Stockholders of record as of the close of business on September 25, 2009, the record date, are entitled to vote on each of the proposals at the special meeting. Each stockholder is entitled to one vote per each share of our common stock held by such stockholder on the record date with respect to each proposal.

Q:	How do I vote?

A.	You may sign and date each paper proxy card you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf “FOR” the proposals specified in this proxy statement. You may also follow the instructions on the proxy card to submit voting instructions for your shares by telephone or via the Internet. Please note that there are separate telephone and Internet voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.

v

Q:	If my NetLogic shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your NetLogic shares with respect to the proposals set forth in the accompanying notice to stockholders only if you provide instructions on how to vote by completing and returning a proxy card or instruction form provided to you by your broker.

Q:	How may I revoke or change my vote?

A:	You have the right to revoke your proxy any time before the meeting by notifying our corporate secretary of your revocation or returning a later-dated proxy. The last vote received chronologically will supersede any prior vote. You may also revoke your proxy by voting in person at the special meeting. Attendance at the meeting, without voting at the meeting, will not in and of itself serve as a revocation of your proxy.

Q:	What happens if I abstain from voting?

A:	If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any proposal, the shares represented by the proxy will be considered present at the special meeting for the purpose of determining a quorum. In addition, while they will not count as votes cast in favor of the proposal, they will count as votes cast on the proposal to approve the stock issuance in connection with the acquisition of RMI. As a result, an abstention on the proposal will have the same effect as a vote “AGAINST” the proposal.

Q:	Where can I find additional information about the special meeting and the proposed acquisition of RMI?

A:	This proxy statement includes important information about the merger and the other transactions contemplated by the merger agreement and the special meeting of the stockholders of NetLogic. A copy of the merger agreement is attached as Annex A to this proxy statement. Our stockholders should read this information carefully and in its entirety.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the Annex A, please fill out and sign the proxy card, and then mail your completed and signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares of our common stock may be voted at the special meeting. Alternatively, you may follow the instructions on the proxy card and submit instructions on voting your shares of our common stock by telephone or over the Internet. Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares at the NetLogic stockholders meeting as directed by you. If you hold your shares of our common stock through a broker or other nominee, you should follow the instructions provided by your broker or other nominee when instructing them on how to vote your shares of our common stock.

SUMMARY OF MATERIAL TERMS OF THE PROPOSED TRANSACTIONS

This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You should read carefully this entire document, including Annex A, for a more complete understanding of the proposed transactions and voting procedures for the special meeting of the NetLogic stockholders.

The Companies

NetLogic Microsystems, Inc.

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, California 94043

Telephone: (650) 961-6676

NetLogic Microsystems, Inc., or NetLogic, is a semiconductor company that designs, develops and sells proprietary high-performance processors and high-speed integrated circuits that are used by original equipment manufacturers in routers, switches, wireless infrastructure equipment, network security appliances, datacenter servers, network access equipment and network storage devices to accelerate the delivery of voice, video, data and multimedia content for advanced enterprise, datacenter, communications and mobile wireless networks. Our knowledge-based processors, physical layer products, and network search engine products are incorporated in systems used throughout multiple types of networks that comprise the global Internet infrastructure, including the enterprise, metro, access, edge and core networking markets, and are designed into systems offered by leading networking original equipment manufacturers, or OEMs, such as AlaxalA Networks Corporation, Alcatel-Lucent, ARRIS Group, Inc., Brocade Communication Systems, Inc., Cisco Systems, Inc., Huawei Technologies Co., Ltd., Juniper Networks, Inc., McAfee, Inc. and ZTE Corporation.

Roadster Merger Corporation

Roadster Merger Corporation

1875 Charleston Road

Mountain View, California 94043

Telephone: (650) 961-6676

Roadster Merger Corporation, or merger sub, is a Delaware corporation and wholly-owned subsidiary of NetLogic. Merger sub was formed for the sole purpose of effecting the proposed merger.

RMI Corporation

RMI Corporation

18920 Forge Drive

Cupertino, California 95014

Telephone: (408) 434-5700

RMI Corporation, or RMI, is a fabless semiconductor company that provides high performance multi-core, multi-threaded processor solutions for networking, communications, data center, security and storage applications, as well as ultra low-power processors for high-volume enterprise, industrial and connected media applications. RMI’s proprietary architecture and innovative processor designs deliver high throughput, increased processing capacity and advanced functionality while minimizing power consumption. RMI’s products are designed into high-performance 3G/4G mobile wireless infrastructure, security appliances, storage appliances, service gateways, switches and routers, enterprise networked devices and connected media devices by leading OEMs such as Aruba Networks, Inc., Cisco Systems, Inc., Dell, Digital Cube, H3C Technologies, Hewlett-Packard Company, Huawei Technologies Co., Ltd., Huawei-Symantec Technologies, Juniper Networks, Inc., McAfee, Inc., Samsung and Thinkware, Inc. RMI was incorporated in Delaware in December 2001.

The Merger

Merger Agreement (Page 35)

On May 31, 2009, NetLogic and merger sub entered into an agreement and plan of merger and reorganization with RMI. We have agreed, subject to the terms and conditions of the merger agreement, to acquire RMI and to pay the RMI stockholders a combination of cash and shares of our common stock as consideration.

•	Structure of Acquisition (Page 35)

We will acquire RMI through the merger of merger sub with and into RMI, with RMI surviving as our wholly-owned subsidiary.

•	Merger Consideration (Page 35)

The merger agreement provides for us to pay the RMI stockholders merger consideration consisting of the issuance of shares of our common stock to the holders of RMI preferred stock, the payment of cash to the holders of RMI common stock and the escrow of a portion of the shares of our common stock issued to the RMI preferred stockholders as a source of indemnity for future claims and a source of payment for the expenses of the RMI stockholders’ representative. A portion of the merger consideration is payable upon completion of the acquisition and another portion is payable, subject to the attainment of revenue milestones applicable to the acquired business, at the end of a twelve-month post-closing earn-out period. We are issuing shares of our common stock to the RMI preferred stockholders and cash to the RMI common stockholders as a result of the parties’ agreement to seek the written consent of certain RMI stockholders to the merger shortly after execution of the merger agreement. As a consequence of using a written consent in lieu of voting agreements, we would be unable to register our common shares to be issued in the merger under the federal securities laws. We will issue shares of our common stock to the RMI preferred stockholders pursuant to a private placement exemption from registration under the Securities Act of 1933, and will pay cash to the RMI common stockholders, for whom a private placement exemption would not be available, in an amount approximately equal to the value of the common shares they otherwise would have received in the merger.

¡	Consideration Payable At Closing (Page 36)

The nominal value of the merger consideration specified by the merger agreement to be paid on the closing date is equal to $181.35 million. The merger agreement specifies formulas for calculating the actual value of the merger consideration and determining the allocation of the calculated value of the merger consideration between the shares of the different series of RMI preferred stock and the shares of RMI common stock. The calculated value of the merger consideration will be equal to its nominal value if the average closing price of our common stock, measured over the 20-trading day period that ends on the third trading day prior to the closing date, is between $26.97 and $34.90. We refer to this range of prices as the “collar.” To the extent that the average closing price is greater than $34.90 or less than $26.97, the calculated value of the merger consideration will be greater than or less than the nominal value by the same proportion as the average closing price is greater than or less than the corresponding collar price. As a practical matter, the effect of the collar is to cap the maximum number and minimum number of shares we will be required to issue to the RMI preferred stockholders if the average closing price is below or above the range of the collar, subject to relatively small incremental changes outside the collar. Above the collar, for example, assuming average closing prices of $40.00, $45.00 and $50.00, we would issue approximately

6,662,000, 6,560,000 and 6,480,000 shares, respectively, as merger consideration (including the earn-out portion, assuming attainment of all objectives). Below the collar, assuming average closing prices of $25.00, $20.00 and $15.00, we would issue approximately 8,890,000, 9,050,000 and 9,050,000 shares, respectively, as merger consideration (including the earn-out portion, assuming attainment of all objectives). The size of the cash payment we make to the RMI common stockholders will not be capped by the collar because the amount of cash we pay is equal to the calculated value of consideration allocated to the common stock.

¡	Earn-out Consideration (Page 36)

The maximum nominal value of the earn-out portion of the merger consideration is $70 million, which will be allocated, determined and paid in the same manner and kind as the merger consideration payable at the closing date but the portion payable to the former holders of RMI common stock will be reduced by the $2 million advance earn-out credit paid to them on the closing date, and the total earn-out payment may be reduced further by up to $1 million for a special bonus payment to the chief executive officer of RMI if the acquired RMI business achieves post-closing revenue targets. Mr. Abdi will only receive this special incentive consideration if the amount of revenue recognized by RMI during the 12-month earn-out measurement period is greater than 75% of the revenue target for the earn-out. Earn-out consideration, if any, will be paid within 90 days after the end of the 12-month earn-out measurement period.

•	Escrow (Page 38)

The merger agreement provides that 10.2% of the total number of shares of our common stock to be issued at the closing date will be placed into escrow for a period of one year to provide a fund for indemnity against specified damages to us, as described in the merger agreement. If total indemnity claims at the end of the one-year period exceed the value of the shares held in escrow, we will have the right to place up to 10% of the total number of shares of our common stock otherwise issuable to the holders of RMI preferred stock as earn-out consideration into escrow, pending the resolution of all claims. In addition, 0.3% of the total number of shares of our common stock to be issued at the closing date will be placed into escrow as a source for reimbursement of the RMI stockholder representative’s expenses.

•	Resale Restrictions on NetLogic Common Stock (Page 33)

One hundred percent of the shares of our common stock issued as merger consideration at the closing date will be subject to a complete trading lock-up for six months following the closing date, and 50% of the shares will be subject to a complete trading lock-up for one year following the closing date.

•	Equity Incentive Awards to RMI Employees (Page 32)

In addition to the payment of merger consideration to RMI stockholders, we have agreed in the merger agreement:

•	to issue fully vested shares of our common stock with a total value of $8.65 million to specified RMI employees on the closing date;

•

to grant within 60 days after the closing date restricted stock units, or RSUs, to acquire $10 million of our common stock to specified employees of RMI who continue as RMI employees or become NetLogic employees, of which 50% will vest after six months and the remaining 50% will vest after 12 months for most employees; and

•

to grant within 60 days after the closing date RSUs and/or stock options for $45 million of our common stock to specified employees of RMI who continue as RMI employees or become NetLogic employees, subject to vesting and other terms to be determined by us (with an RSU to acquire one share of our common stock to be equated with an option to purchase two shares).

To determine the number of shares to be issued in each of these three phases, the dollar amount specified is divided by the applicable closing price of our common stock. This share calculation is, therefore, subject to the effect of the price collar in a similar manner as the merger consideration.

•	No Assumption of RMI Options or Warrants (Page 39)

We will not be assuming any outstanding stock options or warrants to purchase capital stock of RMI in the merger.

•	Stockholder Approval and Other Conditions to Closing (Page 44)

The merger agreement and the merger have been approved by the board of directors of each company. Holders of approximately 92.5% of the outstanding shares of RMI preferred stock and holders of approximately 53.5% of the outstanding shares of RMI common stock had signed written consents approving the merger agreement, the merger and certain related matters, which satisfies the condition for approval of the merger and merger agreement by the RMI stockholders. The closing of the transaction remains subject to closing conditions, including the approval by our stockholders of the issuance of the shares of common stock to be issued by us in connection with the transaction (which is the subject of this proxy statement); the acceptance of offers of employment with NetLogic or the surviving corporation by a certain number of “key employees” identified by us and by 75% of all other employees; and the exercise of appraisal rights by holders of no more than 5% of RMI’s preferred stock and holders of no more than 30% of RMI’s common stock.

•	Indemnification (Page 46)

The merger agreement provides for us and our related parties to have full recourse against the escrow funds for losses or damages arising out of inaccuracies in RMI’s representations, RMI’s breach of its pre-closing covenants and certain other matters, once the aggregate amount of damages exceeds a specified threshold amount. We also have a right, to the extent the aggregate amount of claims we make against the escrow consideration during the escrow period exceeds the total amount of available escrow funds, to withhold and place into escrow a portion of the earn-out consideration otherwise payable to the former RMI stockholders at the end of the 12-month earn-out period, up to a maximum of 10% of the earned amount, but only for damages relating to misrepresentations and breaches of covenants by RMI.

•	Termination (Page 45)

The merger agreement may be terminated at any time prior to closing by either party through mutual consent, or, generally, if all remaining closing conditions have not been satisfied and the closing has not occurred by October 31, 2009. The merger agreement also may be terminated by either party in the event of certain material breaches or misrepresentations by the other party that are not timely cured, as long as the party desiring to terminate the agreement is not itself in breach or default under the merger agreement.

Dilution of Our Common Stock (Page 9)

As of July 31, 2009, there were approximately 22,300,000 shares of our common stock issued and outstanding. Based on the formulas set forth in the merger agreement, the maximum number of shares of common stock that we would be required to issue as merger consideration (including the earn-out portion, assuming attainment of all objectives) is approximately 9,050,000 shares. The maximum number of additional shares of common stock that we would be required to issue to continuing RMI employees as incentive awards is approximately 4,030,000 shares. Under the terms of the merger agreement, the total number of shares that we might issue could range from approximately 7,650,000 (if the average closing price is $34.90 per share, no earn-out consideration is paid and we grant continuing employees a mix of options and RSUs), to 13,080,000 shares (if the average closing price is $26.97 or less per share and 100% of the earn-out consideration is paid). The issuance of these new shares would represent an increase in the number of shares of our common stock outstanding prior to the merger of approximately 34.3% at minimum and approximately 58.7% at maximum. The issuance by us of these shares would therefore result in substantial percentage dilution of the existing stockholders’ ownership interests in NetLogic, and the tangible net book value per share of our common stock will be materially lower after the completion of the acquisition. As of June 30, 2009, our tangible net book value per share of common stock was approximately $4.54. The number of shares of common stock we issue and amount of cash we pay as merger consideration depend, in part, on the average closing price of our common stock over a 20-trading day period leading up to the closing date, as described below under “The Merger Agreement—Merger Consideration.” By way of illustration, using $20.00, $30.00 and $40.00 as sample values for the average closing price of our common stock, the combined company’s pro forma tangible net book value per share of common stock would be $3.70, $3.77 and $3.98, respectively, as of June 30, 2009 based upon the pro forma effect of the acquisition of RMI as of such date for each such sample value. The issuance of these shares by us may also have an adverse impact on the combined company’s net income per share in fiscal periods that include (or follow) the date of the acquisition, as we anticipate that the transaction will be dilutive on the basis of net earnings per common share for the foreseeable future following the acquisition.

Bridge Loan to RMI (Page 104)

On June 1, 2009, pursuant to the merger agreement, we loaned $15.0 million to RMI, which delivered to us a secured promissory note due November 30, 2010 and bearing interest at a 10% annual rate. The note is secured by substantially all of RMI’s assets, but repayment of the note and our security interest have been subordinated to the loans and security interests of RMI’s pre-existing institutional lenders. Based on information provided to us by RMI, the total principal amount of such senior loans at May 31, 2009 was approximately $5.1 million. Repayment of the note will be accelerated upon an event of default, as that term is defined in the note, which includes a termination of the merger agreement by us as a result of certain breaches by RMI and a change of control of RMI. A change of control of RMI includes a sale of all or substantially all of RMI’s assets and an acquisition of capital stock representing at least 50% of the voting power of RMI (other than in connection with our acquisition of RMI under the merger agreement). Upon such a change of control, RMI is obligated to pay us $5.0 million from the proceeds of the change of control in addition to all unpaid principal and accrued interest then due under the note.

Interests of Certain Persons in the Merger (Page 31)

Certain directors, executive officers and significant RMI stockholders may have interests in the consummation of the merger in addition to those of other RMI stockholders. In particular, the merger agreement provides for accelerated vesting of RMI options and restricted stock, including those held by officers, and several officers of RMI may be entitled to severance payments under certain conditions following consummation of the merger.

No Appraisal Rights (Page 34)

No stockholder of NetLogic will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the merger.

Recommendation of Our Board of Directors (Page 29)

After careful consideration, our board of directors unanimously determined that the proposed issuance of common stock in the acquisition under the terms of the merger agreement is fair to, and in the best interests of, NetLogic and its stockholders. As a result, our board of directors unanimously recommends that you vote “FOR” the proposal.

SUMMARY UNAUDITED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary consolidated historical financial data of RMI and summary pro forma condensed combined financial data of NetLogic are being provided to help you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this proxy statement. See “Where You Can Find More Information; Incorporation by Reference,” “Selected Historical and Pro Forma Financial Data” and “RMI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Historical Consolidated Financial Information on RMI

The following table sets forth certain of RMI’s consolidated financial data as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, which is derived from RMI’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated financial information as of June 30, 2009 and for the six month periods ended June 30, 2009 and 2008 is derived from RMI’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement and which, in RMI’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of RMI’s financial position and results of operations for such period. Interim results for the six months ended June 30, 2009 are not necessarily indicative of results for the remainder of the fiscal year or for any future period.

The summary historical financial data below should be read in conjunction with the consolidated financial statements and related notes and “RMI Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$78,946	$64,345	$30,053	$35,314	$41,217
Net loss before extraordinary item	(19,272)	(23,765)	(34,265)	(10,683)	(8,265)
Net loss	(19,272)	(20,580)	(34,265)	(10,683)	(8,265)

	December 31,		June 30,
	2008	2007	2009
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,188	$14,785	$20,159
Working capital	13,731	11,685	20,092
Total assets	46,469	42,817	52,938
Line of credit, notes payable and intellectual property license obligation	6,825	10,857	19,552
Shareholders’ equity	27,592	19,097	19,079

Summary Unaudited Pro Forma Condensed Combined Financial Data of NetLogic

The unaudited pro forma condensed combined statements of operations of NetLogic for the year ended December 31, 2008 and the six months ended June 30, 2009 give pro forma effect to the merger of NetLogic and RMI as if it had occurred on January 1, 2008. The pro forma statements of operations are based on the historical results of operations of NetLogic and RMI for the respective periods. The unaudited pro forma combined condensed balance sheet as of June 30, 2009 gives pro forma effect to the merger as if it had occurred on that date. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Statements” to provide relevant information necessary for an understanding of the combined company upon consummation of the merger.

We completed our acquisition of net assets associated with the network search engine business of Integrated Device Technology, Inc. on July 17, 2009. Our historical results prior to that date do not include the effects of this acquisition. The audited statement of net assets acquired and statement of revenues and expenses for the year ended March 29, 2009, and unaudited pro forma financial information related to the closing of this acquisition have been included in our Form 8-K filing on July 20, 2009, which is incorporated by reference into this proxy statement.

This summary of pro forma data is being provided for illustrative purposes only. NetLogic and RMI may have performed differently had the merger occurred prior to the period presented. In addition, since the unaudited pro-forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetLogic and RMI been combined during the period presented or of the future results of NetLogic following the merger.

Pro Forma Combined
June 30, 2009
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$93,889
Working capital	91,436
Total assets	482,188
Line of credit, notes payable, software licenses and other obligations	8,609
Stockholders’ equity	408,039

	Pro Forma Combined
	Year Ended December 31, 2008	Six Months Ended June 30, 2009
	(in thousands, except per share data)
Statements of Operations Data:
Revenue	$218,873	$98,165
Net loss	$(29,612)	$(23,208)
Net loss per share - basic and diluted	$(1.12)	$(0.86)
Shares used in calculation - basic and diluted	(26,498)	26,909

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this document, including Annex A hereto. Some of the risks described below relate principally to the business and the industry in which our business, including the acquired RMI business, will operate after the merger, while others relate principally to the merger and the proposed issuance of our common stock. We have also disclosed a number of material risks facing NetLogic under Item 1A of our annual report on Form 10-K for the year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 4, 2009, and in our subsequently filed quarterly reports on Form 10-Q, which are incorporated herein by reference.

The risks described below are not the only risks that we will face following the merger. Additional risks and uncertainties not currently known to us may also materially and adversely affect our business operations and financial condition or the price of our common stock following completion of the merger.

Risks Relating to the Merger

Cash expenditures and capital commitments associated with our proposed acquisition of RMI and other recent acquisitions may create significant liquidity and cash flow risks for us, and we may incur substantial debt in order to satisfy our obligations.

Our principal sources of liquidity are our cash and cash equivalents and our credit facility of $55 million with a group of banks executed in June 2009. As of June 30, 2009, our adjusted cash and cash equivalent balance totaled $25.3 million, after accounting for the $100 million purchase consideration paid on July 17, 2009 for assets related to the network search engine business of Integrated Device Technology, Inc. and the $37 million borrowings under the credit facility to partially finance the acquisition. The cash expenditures required in connection with the RMI acquisition are substantial. The merger agreement requires us to pay cash to holders of RMI common stock as part of the merger consideration payable at closing and, if applicable, the earn-out portion of the merger consideration, which amounts will increase as the average closing price of our common stock increases and could be substantial under some circumstances. We have also loaned approximately $15.0 million to RMI as a short-term bridge loan to allow RMI to meet its working capital needs and fund its operations in the ordinary course of business. In addition, we have also incurred and may continue to incur significant transaction expenses in connection with the IDT asset purchase, the RMI acquisition and other transactions.

Under the senior secured credit facility, we are required to satisfy certain financial ratio and other covenants such as:

•

a covenant requiring us to maintain the ratio of our total consolidated debt to our consolidated EBITDA within specified limits, specifically (for the four trailing quarters ended on the applicable date) 2.25:1 (through March 31, 2010), 2.00:1 (from June 30, 2010 through September 30, 2010) and 1.75:1 (thereafter);

•

a minimum fixed charge covenant requiring the ratio of our consolidated EBITDA less our capital expenditures to our consolidated interest expense and other fixed charges to be no less than 1.25:1 at quarter end;

•

a minimum consolidated quick ratio covenant requiring our consolidated cash and cash equivalents plus accounts receivable to our consolidated current liabilities to be no less than 1:1 at quarter end (beginning with the quarter ending December 31, 2009); and

•	a covenant requiring us and our subsidiaries to maintain at all times at least $20 million of unencumbered cash and cash equivalents.

Violation of those covenants would place us in default, so we must manage our financial condition carefully. Although in recent years we have generated sufficient net cash from our operations to meet our capital requirements, we will be substantially larger with greater operating cash needs as a result of the RMI acquisition. If actual results fail to meet our expectations regarding the revenues and expenses of these acquired businesses, our historical cash flows may not be sufficient to meet our capital requirements. If additional funding is required for operations, to cure loan defaults or for other purposes, we may attempt to seek funds from time to time through public or private equity or debt financing, although additional funds may not be available on terms acceptable to us or at all. We may also decide to raise additional capital at such times and upon such terms as management considers favorable and in our interests, and we have a $150 million shelf registration statement which we could use for this purpose. Under the terms of the merger agreement, however, we have agreed to limit the total amount of capital raised through equity financings prior to the closing of the merger to $50.0 million. Any such additional capital-raising transactions would be likely to further dilute the interests of our stockholders, as described below.

We will issue a large number of shares of common stock in connection with the merger, which will result in substantial dilution to our existing stockholders.

In connection with the acquisition of RMI, we have agreed to issue shares of our common stock as merger consideration to RMI stockholders and as incentive stock awards to RMI employees. We may issue up to 6,500,000 shares as merger consideration at closing and, if the maximum earn-out is achieved, up to 2,550,000 additional shares at the end of the twelve-month earn-out period, for a maximum of 9,050,000 shares, although we believe the actual number of shares that we issue will be lower than this. We may issue up to 690,000 shares of common stock in the form of restricted stock and restricted stock units to RMI employees at or shortly following the closing, and an additional 3,340,000 shares pursuant to employee stock options granted to RMI employees after the closing, for a maximum of 4,030,000 shares, although we believe the actual number of shares that we issue will be lower than this. The issuance of a total of 13,080,000 shares (as merger consideration and equity incentive awards) in connection with the merger would represent a roughly 58.7% increase in the number of shares of our common stock outstanding prior to the merger, which would be the maximum dilutive effect of the transactions. In all events, our issuance of shares of common stock in connection with the acquisition of RMI will result in substantial percentage dilution of our existing stockholders’ ownership interests, and because a substantial portion of the purchase price will be classified as goodwill and other intangible assets, the tangible net book value per share of our common stock will be materially lower after the completion of the acquisition. For example, as of June 30, 2009, our tangible net book value per share of common stock was approximately $4.54. Using $20.00, $30.00 and $40.00 as sample values for the average closing price of our common stock under the merger agreement, the combined company’s pro forma tangible net book value per share of common stock would be $3.70, $3.77 and $3.98, respectively, as of June 30, 2009 based upon the pro forma effect of the acquisition of RMI as of June 30, 2009 for each such sample value. Thus, in each case, the result is a significant decline in our pro forma tangible net book value per share. Our issuance of these shares also may have an adverse impact on our net income per share in fiscal periods that include (or follow) the date of the acquisition, as we anticipate that the transaction will be dilutive on the basis of net earnings per common share for the foreseeable future following the acquisition.

The actual value of the merger consideration we will pay to RMI stockholders may exceed the nominal value allocated to it by the formulas in the merger agreement.

Under the merger agreement, the number of shares of common stock we will issue as merger consideration at closing is calculated based on a fixed nominal dollar amount of merger consideration and a variable price per share of our common stock, which we refer to as the applicable closing price. The applicable closing price is generally equal to the average of the closing prices of our common stock for each day during a 20-trading day period that ends on the third trading day prior to the closing date, but the applicable closing price cannot be less than $26.97 or greater than $34.90. Because the average closing price is calculated over a 20-trading day period, the market price of our stock at the end of that period could be significantly higher or lower than the average, particularly if the market price experiences a sharp decline or increase towards the end of the period. Moreover, in the event that the average closing price falls outside the collar, the market price of our common stock at closing may be significantly higher or lower than the applicable closing price, even if the market price of our stock at closing is roughly equal to the average closing price. The amount of cash to be paid is determined with reference to the calculated average closing price without regard to the price collar and therefore is not subject to these stipulated limitations on value. To the extent that the average closing price or (in the case of the stock portion of the consideration) the market price of our common stock on the closing date exceeds the applicable closing price, the market value of the stock portion and the total amount of the cash portion of the merger consideration paid at closing will exceed the nominal value allocated to each such portion by the formulas in the merger agreement, which may cause the total value of the merger consideration paid by us at closing to exceed the nominal value of $181.35 million specified in the merger agreement.

Similarly, the number of shares that we will issue in the earn-out (to the extent the revenue milestones are achieved) is determined in reference to the applicable closing price. The market price of our common stock may have changed significantly over the 12- to 15-month period between the closing date and the date the earn-out is paid. If the market price of our common stock increases substantially during this period, the market value of the stock portion of the earn-out consideration may be significantly greater than the amount allocated to it by the formulas in the merger agreement. As a result, the total value of the earn-out consideration paid by us may exceed the nominal value of $70.0 million specified in the merger agreement (including the $2.0 million of advance earn-out credit paid to the holders of RMI common stock at closing).

The calculation of the merger consideration will not be adjusted in the event the value of the business or assets of RMI declines before the merger is completed.

The calculation of the number of shares of our common stock and the amount of cash we will pay as merger consideration will not be adjusted in the event that the value of RMI’s business declines prior to the consummation of the acquisition. We will not be required to consummate the merger if RMI experiences a “company material adverse effect” (as this term is described below in “The Merger Agreement—Conditions to Consummation of the Merger”). However, we will not be permitted to terminate the merger agreement because of any changes in the value of the RMI business that do not rise to the level of a company material adverse effect or otherwise cause RMI to fail to satisfy a condition to closing. In the event of such a company material adverse effect, however, we may be required under federal securities laws to amend the proxy statement to disclose additional material information and re-solicit the vote of our stockholders.

If the conditions to the closing of the acquisition are not met, the acquisition will not occur, which could adversely impact the market price of our common stock as well as our business, financial condition and results of operations.

Specified conditions must be satisfied or waived before the acquisition can be completed, including, without limitation, obtaining the requisite approval of our stockholders with respect to our proposed issuance of common stock in the acquisition. These conditions are summarized in the section in this proxy statement entitled “The Merger Agreement—Conditions to the Consummation of the Merger” and are described in detail in the merger agreement attached to and included in this proxy statement as Annex A. We cannot assure you that each of the conditions will be satisfied.

If the conditions are not satisfied or waived in a timely manner and the acquisition is delayed, we may lose some or all of the intended or perceived benefits of the transaction which could cause our stock price to decline and harm our business. If the acquisition is not completed for any reason, our stock price may decline to the extent that the current market price reflects a market assumption that the acquisition will be completed.

In addition, we will be required to pay our costs related to the acquisition even if the acquisition is not completed, such as amounts payable to legal advisors and independent accountants, and such costs could be significant. All of these costs will be incurred whether or not the transaction is completed.

As shares of our common stock issued in the acquisition become eligible for resale, the sale of those shares could adversely impact our stock price.

All of the shares of our common stock issued as merger consideration on the closing date will be subject to a complete trading lock-up for six months following the closing date, and 50% of such shares will be subject to a complete trading lock-up for one year following the closing date. In addition, 50% of the restricted stock units that we will issue to certain RMI employees will vest six months following the closing date and the remaining 50% will vest one year following the closing date. These equity incentive shares will be registered and will therefore generally not be subject to resale restrictions under federal securities laws. Accordingly, a substantial number of shares of our common stock will become eligible for resale six and 12 months after the closing date. Our stock price may suffer a significant decline as a result of the sudden increase in the number of shares sold in the public market or market perception that the increased number of shares available for sale will exceed the demand for our common stock.

The integration of NetLogic and RMI may not be completed successfully, cost-effectively or on a timely basis.

After completing the acquisition of RMI, we will have significantly more assets and employees to manage than we did prior to the acquisition. The integration process will require us to significantly expand the scope of our operations and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of NetLogic and RMI. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, among others:

•	the diversion of management’s attention from the day-to-day operations of the combined company;

•	the management of a significantly larger company than before completion of the acquisition;

•	the assimilation of RMI employees and the integration of two business cultures;

•	challenges in attracting and retaining key personnel;

•	the integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in combining product offerings and sales and marketing activities.

There is no assurance that we will successfully or cost-effectively integrate RMI’s operations with our own. For example, the costs of achieving systems integration may substantially exceed our current estimates. As a non-public company, RMI has not had to comply with the requirements of the Sarbanes-Oxley Act of 2002 for internal control and other procedures. Bringing its systems into compliance with those requirements may cause us to incur substantial additional expense. In addition, the integration process may cause an interruption of, or loss of momentum in, the activities of our business after completion of the acquisition. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and its results of operations and financial condition may be harmed.

Other Risk Relating to NetLogic and the Combined Company

Both companies have a history of net losses, and the combined company may not be profitable after the completion of the transaction.

We reported net income of $3.6 million, $2.6 million and $0.6 million during the years ended December 31, 2008, 2007 and 2006, and net losses in years prior to fiscal 2005. At December 31, 2008, we had an accumulated deficit of approximately $76.0 million. RMI reported net losses of $19.3 million, $20.6 million and $34.3 million during the years ended December 31, 2008, 2007 and 2006, and net losses in years prior to fiscal 2005. At December 31, 2008, RMI had an accumulated deficit of approximately $178.0 million. To sustain profitability, we will have to continue to generate greater total revenue and control costs and expenses following the acquisition of RMI. We may not be able to generate greater total revenue, or limit our costs and expenses, sufficiently to sustain profitability on a quarterly or annual basis. There can be no assurances that we will continue to be profitable following the acquisition of RMI.

In order to be successful, we must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the acquisition, and failure to do so could prevent us from realizing the expected benefits of the acquisition of RMI.

In order to be successful, the combined company must retain and motivate executives and other key employees. The market for highly skilled employees is limited, and the loss of key employees could have a significant impact on our operations. Employee retention may be a particularly challenging issue in connection with the merger. Employees of NetLogic or RMI may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This circumstance may adversely affect our ability to attract and retain key management, marketing and technical personnel. We also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger, including morale challenges posed by workforce reductions. The loss of key personnel could lead to loss of customers and a decline in revenues and prevent us from realizing the expected benefits from the acquisition of RMI.

We may not be able to realize the anticipated synergies and other benefits we expect to achieve from the acquisition of RMI within the timeframe that is currently expected, or at all.

Strategic transactions like our proposed acquisition of RMI create numerous uncertainties and risks. As a result, the combined company may not be able to realize the expected revenue growth and other benefits and synergies that we seek to achieve from the proposed acquisition. We believe that the businesses conducted by us and RMI are complementary in a number of respects and that the combined company can take advantage of synergies, economies of scale and other benefits in the following areas, among others:

•	market expansion;

•	increased sales to existing customers;

•	product and technology synergies;

•	operational and manufacturing synergies;

•	research and development synergies;

•	expansion of intellectual property and patent portfolio;

•	geographic synergies; and

•	cultural synergies.

However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and actual results may deviate from our expectations for a variety of reasons, including those discussed below in this section of the proxy statement.

We may not be successful in our expansion into the markets currently served by RMI and in addressing the new opportunities we expect to arise out of the combination.

RMI designs and develops high performance, power-optimized processor solutions for several target markets: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices. While we believe RMI’s business is complementary to our own, its products serve different markets than ours do, and we do not have experience competing in these markets. The success of our expansion into these new markets will depend on a number of factors, including:

•	our ability to leverage each company’s successes to provide synergistic solutions to key customers and applications;

•	our ability to assimilate and retain key RMI personnel who have expertise in conducting RMI’s business;

•	our ability to preserve and grow RMI’s existing customer, distributor and ecosystem partner relationships;

•	our ability to design and develop innovative products and solutions in these new markets and to continue RMI’s success in achieving “design wins” with key customers;

•	our ability to provide high quality customer services and support; and

•	our ability to compete effectively against a larger number and broader range of competitors resulting from our entry into new markets.

In addition to the markets currently served by RMI, we anticipate that the combined company will be poised to address new opportunities in areas such as high-performance switching and routing control plane processing and the high-volume, ultra low-power embedded processing market for enterprise, industrial and connected media applications. If we are unsuccessful in expanding into these new market opportunities, we may not achieve the sales and revenue growth we had expected from the acquisition.

Uncertainties associated with the acquisition or the combined company may cause delays in customer orders or even loss of customers, which could offset any benefits we may realize from the diversification of our customer base.

In response to the announcement of the proposed transaction, or due to the diversion of management’s attention, current and potential customers of RMI and NetLogic may delay or defer decisions concerning their use of our products and services. In particular, prospective customers could be reluctant to purchase the combined company’s products due to uncertainty about the direction of the combined company’s product offerings and our willingness to support and service existing products. To the extent that the acquisition creates uncertainty among those persons and organizations contemplating purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases in connection with the planned merger, our results of operations would be adversely affected. Further, customer assurances may be made by us and RMI to address our respective customers’ uncertainty about the direction of the combined company’s product and related support offerings which may result in additional obligations of the combined company.

Both NetLogic and RMI receive a substantial portion of their respective revenues from a limited number of customers, and we expect that the operating results of the combined company will continue to depend on these customers following the acquisition.

Each of NetLogic and RMI receives a substantial portion of its revenues from a limited number of customers, and in the case of NetLogic, Cisco in particular. During the years ended December 31, 2008 and 2007, Cisco and its contract manufacturers accounted for 38% and 50% of our total revenue, respectively. During the years ended December 31, 2008 and 2007, the three largest end customers of RMI by revenue accounted for 33% and 38% of RMI’s total revenue, respectively. In addition, because our respective market segments are complementary, we and RMI sell products and services to overlapping customer bases. The combination of our companies will not reduce our dependency on sales to the key customers that we share. We expect that our financial performance following the acquisition of RMI will continue to depend in large part upon our relationship with Cisco and several other key customers of NetLogic and RMI. We cannot assure you that existing or potential customers will not develop their own solutions, purchase competitive products or acquire companies that use alternative methods in their systems. The loss of a key customer, a reduction in sales to any key customer or the inability of the combined company to attract new customers could negatively impact our revenues and results of operations.

Because NetLogic and RMI sell products on a purchase order basis and rely on estimated forecasts of customers’ needs, our results of operations following the acquisition will depend in part on the accuracy of our forecasts and our ability to accommodate changes in customer orders.

Historically, neither NetLogic nor RMI has obtained firm, long-term purchase commitments from its customers. Even after purchase orders are received, customers may cancel or reschedule these orders or request a decrease in production quantities. Any rescheduling, cancellation or decrease could subject us to a number of risks, most notably that projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory which we may be unable to sell to other customers. RMI has in the past had customers dramatically increase their requested production quantities in excess of their previously stated forecasts and with little or no advance notice. If we do not timely fulfill RMI’s customer demands in full, its customers may cancel their orders with us, and we may be subject to liquidated damages or customer claims for cost of replacement.

Like NetLogic, RMI places orders with the manufacturers of its products according to its estimates of customer demand. Because of the lead time associated with fabrication of RMI’s semiconductors, forecasts of demand for its products must be made in advance of customer orders. This process will require us to make multiple demand forecast assumptions with respect to both the customers and the end-users of the equipment and devices into which RMI’s processors are incorporated. The difficulty of accurately forecasting RMI’s end-user demand is compounded by the fact that RMI’s products are not sold directly to end users. Our demand forecast accuracy can be adversely affected by a number of factors outside of our control, including inaccurate forecasting and changes in orders placed by the customers of RMI’s products, changes in market conditions, adverse changes in product order mix and customer demand for RMI products.

If we overestimate customer demand for RMI products, we may purchase products from manufacturers that we may not be able to sell and may over-budget company operations. Conversely, if we underestimate customer demand or if sufficient manufacturing capacity were unavailable, we would forego revenue opportunities and could lose market share in the markets served by RMI’s products. In addition, our inability to meet customer requirements for RMI products could lead to delays in product shipments, force customers to identify alternative sources and otherwise adversely affect our ongoing relationships with customers of RMI products. If we are unable to adequately respond to changes made to purchase orders and production demands of customers of RMI products following the acquisition, existing RMI and NetLogic customer relationships may be adversely affected and we may not achieve the revenue growth that we expect to result from the acquisition.

There is no assurance that we will be able to continue or expand upon RMI’s past success with customer design wins following the acquisition.

RMI has achieved strategic design wins at a wide range of leading customers such as Alcatel-Lucent, Aruba, CheckPoint, Cisco, Datang Mobile, Dell, Fujitsu, HP, Huawei, Huawei-Symantec, H3C, IBM, Juniper, LG, McAfee, Motorola, NEC, Samsung, Sun and ZTE, among others. There is no assurance that we will be able to replicate or improve upon RMI’s success in obtaining design wins from these and other customers following the acquisition. This uncertainty is compounded by the fact that RMI does not have long-term commitments from any of its existing customers. These bid selection processes can be lengthy, as the customers of RMI products usually require a comprehensive technical evaluation of its products before they incorporate them into their designs. If a customer’s system designer initially chooses a competitor’s product, it becomes significantly more difficult to sell RMI’s products for use in that system because changing suppliers can involve significant cost, time, effort and risk for RMI’s customers. Our failure to win a competitive bid can result in foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed. We expect to invest significant time and resources and to incur significant expenses to design RMI products to ensure compliance with relevant specifications, but even with these efforts we may have limited success in securing customer design wins for a number of reasons, including our management’s lack of experience with the markets served by RMI’s products, our failure to retain key RMI personnel involved in the customer design process and our failure to establish employee incentives and otherwise operate the RMI business in a manner that continues to place high priority on customer design wins. Our ability to compete in the markets in which RMI currently competes will depend, in large part, on our ability to continue to design products to ensure compliance with RMI customers’ and potential customers’ specifications and to secure design wins.

Even if we are successful in achieving customer design wins for RMI products, we may not realize the revenue growth and other benefits we expect to achieve from the acquisition.

The nature of the design process for RMI products requires that significant expenses be incurred prior to recognizing revenues associated with those expenses, which may harm our financial results. Even if a customer designs one of RMI’s products into its product offering, we cannot be assured that its product will be commercially successful, that we will receive any revenues from that manufacturer or that a successor design will include an RMI product. As a result, we may be unable to accurately forecast the volume and timing of orders and revenues associated with any new product introductions, which could adversely affect our results of operations. If we are unable to realize the revenue growth we expect to achieve from customer design wins for RMI products, we may not achieve the operational results we anticipate following the acquisition and our business may be adversely impacted.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for RMI’s semiconductor solutions, which may result in reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins and sales.

NetLogic has substantial experience in transitioning the manufacturing processes for its products to each new generation of smaller geometry process technologies and believes that it will be necessary to migrate RMI’s products to such smaller geometries as well. Any transition would require us to redesign the applicable product and require us and our foundry partners to use new or modified manufacturing processes for the product. The smallest geometry process that RMI has used for any semiconductors to date is 80 nanometer, but we expect the next generation semiconductors to be based on a 40 nanometer process. Because of our lack of experience with RMI’s products and technology, we may not be as successful in migrating RMI’s products to smaller geometry process technologies as we have been with our own products. We will also depend on our relationships with foundry subcontractors to transition to smaller geometry processes successfully. If we experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for RMI products, we may experience reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins and sales, any of which could prevent us from realizing the anticipated benefits from the acquisition.

We expect to rely on third-party technologies for the development of RMI’s products, and our inability to use these technologies in the future could harm our ability to compete in RMI’s markets.

RMI relies on third parties for technologies that are integrated into its products, such as wafer fabrication and assembly and test technologies used by its contract manufacturers, as well as licensed MIPS architecture technologies. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly following the acquisition, we may not be able to secure alternatives in a timely manner, and our ability to remain competitive in the markets served by RMI would be harmed. In addition, the MIPS license requires that certain improvements be made available to the community of all of MIPS’ licensees, which could conceivably reduce the proprietary advantage that we will have with this architecture. If we are unable to license technology from third parties on commercially reasonable terms in order to continue to develop current products or to develop future products for the markets served by RMI, we may not be able to develop these products in a timely manner or at all.

Like NetLogic, RMI has lengthy sales cycles, which creates a number of risks that might prevent us from achieving the revenue growth we expect from the acquisition.

The time between which a design win is achieved for an RMI product and the time the product is shipped to the customer is lengthy. Design wins for RMI’s advanced solutions can take from 18 to 36 months to ramp up to volume production and typically have a life cycle of five to seven years. In anticipation of product orders for RMI products, we may incur substantial costs before the sales cycle is complete and before we receive any customer payments. As a result, in the event that a sale is not completed or is cancelled or delayed, we may have incurred substantial expenses, making it more difficult for us to become profitable or otherwise negatively impacting our financial results. Furthermore, because of the lengthy sales cycle of RMI products, our receipt of revenue from our selling efforts may be substantially delayed, our ability to forecast our future revenue may be more limited and our revenue may fluctuate significantly from quarter to quarter.

The development schedule for RMI products is influenced by a number of factors, many of which will be beyond our control. If we are unable to execute upon the development plans for existing and future generations of RMI products, the shipment of RMI products could be delayed, we may miss a product life cycle for a customer of an RMI product and the opportunity for sales to that customer could be impacted for several years. Consequently, the RMI brand name may be impaired, our reputation may be damaged and customers of RMI products may be reluctant to buy RMI products from us, which could harm our ability to retain existing customers and attract new customers and prevent us from recognizing the anticipated revenue growth from the acquisition of RMI.

The average selling prices of NetLogic’s and RMI’s products have declined in the past and may continue to decline following the acquisition, which could reduce the combined company’s revenue and gross margin.

The average selling prices of the respective products of NetLogic and RMI have generally declined over the course of their commercial lives, principally due to the supply of competing products, reduction in demand from customers, pressure from customers to reduce prices and product cycle changes. We expect these trends to continue in the combined company. Declining average selling prices on RMI products can adversely affect our future operating results and prevent us from realizing the expected growth from the acquisition. For the combined company to achieve the operating results we expect following the acquisition, we will need to develop and introduce new products and product enhancements for the RMI business on a timely basis, while controlling costs. If we are unable to offset any reductions in our average selling prices by increasing our sales volumes and achieving corresponding production cost reductions, or if we fail to develop and introduce new products and enhancements on a timely basis, our revenue and operating results will suffer.

If we are unable to continue to develop or maintain RMI’s existing relationships with its distributors and ecosystem partners, we may not achieve the growth of sales and revenues we anticipate from the acquisition and our operating results may suffer.

A significant portion of sales of RMI products are made through third-party distribution agreements. Termination of a distributor relationship following our acquisition of RMI, either by us or by the distributor, could result in a temporary or permanent loss of revenues, until a replacement distributor can be established to service the affected end-user customers or territories. We may not be successful in finding suitable alternative distributors on satisfactory terms or at all and this could adversely affect our ability to sell in certain locations or to certain end-user customers. These arrangements with distributors typically include price protection provisions if list prices are reduced for RMI products. Additionally, if we terminate an existing arrangement with a distributor of RMI products, we may be obligated to repurchase unsold products.

RMI also has developed important relationships with third parties, which RMI refers to as ecosystem partners, that provide operating systems, tool support, reference designs and other services designed for specific uses with RMI’s semiconductors. We believe that these relationships enhance the ability of purchasers of RMI products to introduce their products into market quickly. If we are unable to develop or maintain these relationships, our ability of the combined company to compete in the markets for RMI’s products would be impaired.

We will continue to face strong competition within the semiconductor industry following the acquisition of RMI, which could adversely affect our revenue growth and operating results.

The semiconductor industry is extremely competitive. Although the acquisition of RMI may increase our customer base and resources, many of NetLogic’s and RMI’s current competitors will continue to have more diverse customer bases and greater financial and other resources than the combined company will have. Our competitors may be able to better anticipate customer and industry demands and to respond more quickly and efficiently to those demands, such as with product offerings, financial discounts or other incentives. We cannot assure you that the combined company will be able to compete effectively against these competitors.

Our acquisition of RMI will expose us to a new field of competitors with which we may have limited familiarity. Because NetLogic and RMI provide semiconductor solutions for distinct, although complementary, market segments, the combined company will face significantly more competition than either company faced before the acquisition. Within our target markets, we currently compete primarily with Renesas Technology, Corp., LSI Corporation, Applied Micro Circuits Corporation, Broadcom Corporation, Marvell Technology Group Ltd., Cortina Systems, Inc. and Vitesse Semiconductor Corporation. Within its target markets, RMI currently faces competition from a number of established companies, including Broadcom Corporation, Cavium Networks, Inc., Freescale Semiconductor, Inc., Hifn, Inc., Intel Corporation, Marvell Technology Group Ltd., PMC-Sierra, Inc., Samsung Semiconductor and others. As we enter new markets and pursue additional applications for our products, we expect to face competition from an even larger number of competitors. If we cannot compete successfully, our business, operating results and financial condition could be significantly harmed.

The cyclical nature of the semiconductor and communications industries could adversely affect the operating results and business of the combined company.

Historically, there have been significant downturns in this industry segment, characterized by reduced demand for integrated circuits and accelerated erosion of average selling prices. At times, these downturns have lasted for prolonged periods of time. Furthermore, from time to time, the semiconductor industry also has experienced periods of increased demand and production constraints, in which event we may not be able to have our products produced in sufficient quantities, if at all, to satisfy our customers’ needs. It is likely that the communications integrated circuit business will experience similar downturns in the future and that, during such times, our business could be affected adversely. It is also likely that the semiconductor industry will experience periods of strong demand. We may have difficulty in obtaining enough products to sell to our customers or may face substantial increases in the wafer prices charged by our foundries. RMI’s business is also subject to the cyclicality of the communications industry and we expect that this will continue in the combined company. The communications industry has, in the past, experienced pronounced downturns and is currently in the midst of a pronounced downturn, and these cycles may continue in the future. To respond to a downturn, many networking equipment providers may slow their research and development activities, cancel or delay new product development, reduce their inventories and take a cautious approach to acquiring RMI’s products, which would have a significant negative impact on our business.

Our operating results will depend in part on the growth of developing sectors of the connected media market served by RMI.

RMI’s business is highly dependent on developing sectors of the connected media market, including portable media players, personal navigation devices, automobile infotainment devices and home media players. The connected media market is highly competitive and is characterized by, among other things, frequent introductions of new products and short product life cycles. If the target markets for the RMI products within the consumer electronics market do not grow as rapidly or to the extent anticipated, the combined company’s business could suffer. RMI currently derives a significant portion of its revenues from the sale of its semiconductor solutions for use in emerging connected media applications. Our ability to sustain and increase revenue is in large part dependent on the continued growth of these rapidly evolving market sectors, whose future is largely uncertain. Many factors could impede or interfere with the expansion of these connected media market sectors, including a slowdown in overall consumer spending, consumer demand in these sectors, general economic conditions, other competing consumer electronic products and insufficient interest in new technology innovations. Any of these dynamics in the consumer electronics market could harm future sales of the RMI products and prevent us from realizing the anticipated benefits of our acquisition of RMI.

RMI’s business is subject to seasonality, which may cause us to experience greater fluctuation of our revenues following the acquisition.

RMI sells a significant number of its semiconductors into the connected media device market. RMI’s customers who manufacture products for the consumer electronics market typically experience seasonality in the sales of their products, which in turn may affect the timing and volume of orders for RMI’s semiconductors. RMI typically experiences slower rates of growth in sales during its first fiscal quarter ending March 31 and higher sales growth rates in RMI’s other fiscal quarters as a result of the seasonality of demand associated with the connected media markets into which RMI sells its products. To the extent customers for the RMI products experience greater seasonality in the sales of their connected media products containing RMI’s semiconductors, our operating results may vary significantly from quarter to quarter.

Our gross margins may fluctuate in future periods, which could have a significant impact on the combined company’s financial results.

RMI’s products are incorporated in equipment and devices that are sold to end users in each of the following market segments of the global connectivity network: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices. The gross margins that RMI has historically realized from these sales heavily depend on the proportion of its revenues that are attributable to each of these three segments. For example, manufacturers’ gross margins for product sales to the connected media device segment are typically lower than the margins realized from sales to the infrastructure equipment and enterprise systems segments. As a result, the gross margins on RMI products may vary from quarter to quarter as a result of changes in the proportion of its sales to each of these three segments of the global connectivity network and its ability to reduce costs as the average selling prices of its products decline. The gross margins on RMI products may also fluctuate as a result of changes in general market conditions and overall customer demand for its products. To the extent that we experience fluctuating or declining gross margins on RMI products in any particular period following the acquisition, our business, results of operations and financial condition could suffer.

The reliance of NetLogic and RMI on a limited number of overlapping third-party subcontractors, and TSMC in particular, for the manufacture, assembly, packaging and testing of their products makes the combined company susceptible to significant operational risks.

Like NetLogic, RMI does not manufacture, assemble, package or test its products, and must rely on third-party subcontractors to perform these services. RMI currently relies on Taiwan Semiconductor Manufacturing Company, or TSMC, to produce all of RMI’s silicon wafers, other than those used in RMI’s XL7110 product, for which RMI relies upon United Microelectronics Corporation, or UMC. RMI also relies on Advanced Semiconductor Engineering, or ASE, and ISE to assemble, package and test all of RMI’s semiconductors, and RMI relies upon JSI Shipping to provide supply chain management services. Because of its reliance on a limited number of third-party subcontractors for these services, RMI faces many of the same risks as we do in this regard, and we expect these risks to continue to be present in the combined company. These risks include, among others:

•

if these subcontractors do not provide high-quality products, services and production and test capacity for RMI products in a timely manner, or if one or more of these subcontractors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders for RMI products on a timely basis, our relationships with customers of RMI products could suffer, our growth following the acquisition could be limited;

•

we do not expect to have long-term supply contracts with any third-party subcontractors for RMI’s products and we cannot be assured that adequate capacity will be available, or will be available on commercially acceptable terms, to meet future demand for RMI products;

•

we would face significant challenges associated with moving our semiconductor production from the existing manufacturers of RMI’s products to another manufacturer with whom we do not have a pre-existing relationship, and we may not be able to make any such arrangement in a timely fashion or at all;

•

TSMC and other third-party contractors for our and RMI’s products are concentrated primarily in Taiwan, an area subject to earthquakes and other disruptions which could cause significant delays in the production or shipment of our products; and

•

we and our wafer foundries have experienced, and are likely to continue to experience manufacturing defects and reduced manufacturing yields related to errors or problems in our wafer foundries’ manufacturing processes or the interrelationship of their processes with our designs, which may affect the quality or reliability of our products.

Any of these problems, to the extent that they prevent us from satisfying customer orders for RMI products or create delays may adversely impact our relationships with customers for RMI’s products and limit our revenue growth following the acquisition.

A significant portion of the customers, contract manufacturers and operations of the combined company will be located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

Like NetLogic, RMI conducts, and expects to continue to conduct, a significant amount of business outside the United States, particularly in Asia and Europe. Both companies have international operations in India and China. RMI also has a number of sales offices located outside the United States. During the years ended December 31, 2008 and 2007, sales in Asia represented 79% and 81% of RMI’s total revenue, respectively. Even customers that are based in the United States often use contract manufacturers based in Asia to manufacture their systems and it is the contract manufacturers that purchase products directly from RMI. As a result of the international nature of our business and the concentration of our manufacturing operations in Taiwan, the combined company will face numerous challenges, including increased complexity and costs of managing international operations and geopolitical instability.

Our failure to protect RMI’s intellectual property rights adequately could impair our ability to compete effectively or to defend ourselves from litigation, which could harm our business, financial condition and results of operations.

Like NetLogic, RMI relies primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and nondisclosure agreements and other methods, to protect its proprietary technologies and know-how. RMI has 63 issued patents and 63 pending patent applications in the United States, and two issued and 15 pending foreign patent applications. Even if the pending patent applications are granted, the rights granted may not be meaningful or provide it with any commercial advantage. For example, these patents could be opposed, contested, circumvented or designed around by RMI’s competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of RMI’s patents to adequately protect its technology might make it easier for its competitors to offer similar products or technologies. RMI’s foreign patent protection is generally not as comprehensive as RMI’s United States patent protection and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Many United States-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where RMI sells products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. As a result, RMI’s intellectual property rights and patent portfolio may have less value than we have anticipated.

Some of the software used with RMI’s products, as well as that of some of RMI’s customers, may be derived from so called “open source” software that is generally made available to the public by its authors and/or other third parties. This open source software is often made available to RMI under licenses, such as the GNU General Public License, which impose certain obligations on RMI in the event RMI were to make available derivative works of the open source software. These obligations may require us in the future to make source code for RMI’s derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license historically used to protect RMI’s intellectual property. In addition, there is little or no legal precedent for interpreting the terms of certain of these open source licenses, including the determination of which works are subject to the terms of such licenses. In the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. These forward-looking statements address, among other things, the anticipated effects of the acquisition of RMI. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, the following:

•	the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected time-frames or at all;

•	integration of the operations of RMI with those of NetLogic may be more difficult, time-consuming or costly than expected and may not be as successful as the parties anticipate;

•	revenues of the combined business following the transaction may be lower than expected;

•

operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) of the combined business may be greater than expected following the transaction;

•	the ability to retain key employees of RMI and NetLogic subsequent to the completion of the transaction;

•	the conditions to the completion of the transaction may not be satisfied;

•

regulatory approvals required for the transaction might not be obtained on the terms expected and obtaining any such approvals or any other necessary regulatory reviews may not occur on the anticipated schedule;

•	the parties might not be able to meet expectations regarding the timing, completion and effects of the transaction;

•	RMI and NetLogic are subject to intense competition;

•	the failure of either RMI or NetLogic to protect its intellectual property rights may weaken the competitive position of the combined company;

•

in the future third parties may assert claims, including, without limitation, intellectual property infringement claims, that could materially adversely affect the operating results of the combined company; and

•	other factors described in this proxy statement under “Risk Factors.”

All forward-looking statements in this proxy statement are qualified in their entirety by this cautionary statement, and no person undertakes any obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SPECIAL MEETING OF NETLOGIC STOCKHOLDERS

General; Date, Time and Place

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of NetLogic’s board of directors for use at a special meeting of the NetLogic stockholders to be held on October 23, 2009, at 8:00 a.m., local time, or at any adjournments or postponements thereof. The special meeting will be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, 4th Floor, East Palo Alto, California 94303. If you need directions to the location of the special meeting in order to attend the meeting and vote in person, please contact NetLogic’s Vice President, General Counsel and Secretary, Roland Cortes, at (650) 961-6676.

Purpose of Meeting

The special meeting is being held to request that stockholders consider and vote upon a proposal to approve the issuance of a maximum of 13,080,000 shares of our common stock in connection with our proposed acquisition of RMI as described in this proxy statement. In addition, you are also being asked to approve any adjournment of the special meeting, including for the purpose of soliciting additional proxies, in the discretion of the proxies (or either of them).

We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date; Voting Information

The record date for the special meeting is September 25, 2009. If you were a stockholder of record of our common stock at the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, 22,427,638 shares of our common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of our common stock held as of the record date.

Required Votes

The proposal to approve the issuance of our common stock in connection with the acquisition of RMI must be approved by the affirmative vote of a majority of the shares present in person and voting on the proposal or represented by proxy and voting on the proposal.

The adoption of the proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, requires the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the record date, regardless of whether a quorum is present.

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence at the meeting, in person or when authorized, by means of remote communication or represented by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

Abstentions and Broker Non-Votes

Under the Delaware General Corporation Law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the special meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that NetLogic stockholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions.

Broker non-votes are considered present but not entitled to vote on proposals. Broker non-votes will not affect the outcome of the vote on the proposal to approve the issuance of our common stock in connection with the acquisition of RMI because broker non-votes are excluded from the tabulation of votes cast on the proposal. Broker non-votes will, however, have the same effect as votes “AGAINST” the proposal to permit the proxies to adjourn the special meeting, because the required vote for that proposal is a majority of the shares present in person or by proxy at the meeting.

Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have the same effect as a vote “AGAINST” the proposal to approve the issuance of our common stock in connection with the acquisition of RMI because abstentions are included in the tabulation of votes cast on the proposal. An abstention will also have the same effect as a vote “AGAINST” the proposal to permit the proxies to adjourn the special meeting.

Adjournment or Postponement

If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to cause the meeting to be adjourned, including for the purpose of soliciting additional proxies, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy. At an adjourned meeting at which a quorum is present or represented by proxy any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjournment meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Recommendation of NetLogic’s Board of Directors

Our board of directors has unanimously adopted and approved the merger agreement and believes that our acquisition of RMI pursuant to the terms of the merger agreement, including the proposed issuance of our common stock in connection with the acquisition, is in our and our stockholders’ best interests. For a description of the factors considered by our board of directors in making its determination with respect to the acquisition, see the section in this proxy statement entitled “The Merger – NetLogic’s Board of Directors’ Reasons for the Merger.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF NETLOGIC COMMON STOCK IN CONNECTION WITH THE ACQUISITION OF RMI.

Solicitation and Voting Procedures

To vote in person, a stockholder must attend the special meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must mark, sign, and date the enclosed proxy card and mail it to our transfer agent or submit proxy instructions electronically by using the Internet and logging on to www.eproxy.com/netl/ as provided on the proxy card. The board of directors has appointed Ronald Jankov and

Roland Cortes as holders of the proxies submitted in response to the solicitation pursuant to this proxy statement. An automated system administered by our transfer agent tabulates stockholder votes submitted by proxy, and an officer of NetLogic will tabulate votes cast in person at the special meeting.

The cost of soliciting proxies, including expenses in connection with preparing and mailing of this proxy statement, will be borne by us. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation. We have retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses. We have retained The Altman Group to assist us in the solicitation of proxies, and The Altman Group will receive a base fee of $6,000 for this service, in addition to set-up fees and hourly charges for each call campaign.

Copies of certain reports and statements that we have previously filed with the Securities and Exchange Commission, or SEC, are being mailed to stockholders with this proxy statement. Additional copies of these SEC filings may be obtained by any stockholder without charge by making a request through our website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043.

Revocability of Proxies

You can revoke your proxy at any time before the voting at the special meeting by sending a properly signed written notice of your revocation to the Secretary of NetLogic, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the special meeting. Attendance at the special meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 23, 2009

This Proxy Statement and the Proxy Card and are available at

http://www.netlogicmicro.com/proxymaterials.htm.

THE MERGER

At the NetLogic special meeting, our stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of our common stock in connection with our proposed acquisition of RMI. Set forth below in this section, and in the section entitled “Merger Agreement” beginning on page 35 below, is a discussion of the proposed transaction, including a description of the terms and conditions of the merger agreement. You should review these sections carefully in connection with your consideration of the proposal.

General Description

On May 31, 2009, NetLogic and merger sub entered into the merger agreement with RMI for the acquisition of RMI through the merger of merger sub with and into RMI. The parties intend for the merger to constitute a tax-free reorganization for federal income tax purposes.

The merger agreement provides for merger consideration consisting of the issuance of shares of our common stock to the holders of RMI preferred stock, the payment of cash to the holders of RMI common stock, and an escrow of a portion of the shares of our common stock issued to the RMI preferred stockholders as a source of indemnity for future claims. Merger consideration will be paid at the closing date of the acquisition and, subject to the attainment of earn-out objectives applicable to the acquired business during the 12-month period following the closing date, within 90 days after the first anniversary of the closing date.

As soon as practicable after satisfaction or waiver, to the extent permitted in the merger agreement, of all conditions to the merger, RMI and merger sub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the merger. At the effective time, merger sub will merge with and into RMI, and RMI will be the surviving corporation in the merger and will become our wholly-owned subsidiary. The closing of the merger is currently anticipated prior to the end of the third quarter of 2009.

Background of the Merger

On January 22, 2009, Ron Jankov, our President and Chief Executive Officer, met with Behrooz Abdi, RMI’s President and Chief Executive Officer and a member of its board of directors, at RMI’s headquarters in Cupertino, California to discuss ideas for strategic partnerships, investment and other business opportunities.

Thereafter, between January 29 and February 6, 2009, Kelvin Khoo, our Senior Director of Business Development, met on three occasions with Mark Litvack, RMI’s Director of Business Development, to discuss the potential for joint business arrangements.

On February 11, 2009, Mr. Abdi met with Mr. Jankov at our headquarter in Mountain View, California. Mr. Abdi advised Mr. Jankov that RMI intended to raise additional equity capital and proposed that NetLogic invest in the financing. Mr. Jankov indicated that NetLogic might have an interest in doing so. RMI never finalized the terms of such financing, no specific terms or amounts were disclosed, and the financing was not discussed subsequently.

On February 12, 2009, Steven Geiser, RMI’s Chief Financial Officer, and Mr. Litvack met with Niall Bartlett, our Vice President of Corporate Development, and Mr. Khoo at our office to present RMI’s investor presentation. At that meeting, the parties also discussed the possibility of entering into a business agreement in connection with our investment in the proposed financing.

On February 13, 2009, we provided a draft of a business agreement to RMI. Subsequently, multiple meetings and calls between Mr. Litvack and Mr. Khoo took place to negotiate the key terms of the business agreement.

On March 10, 2009, Mr. Jankov and Mr. Abdi had a phone conversation during which they discussed a possible combination of NetLogic and RMI.

On March 11, 2009, Mr. Abdi, Mr. Geiser and Mr. Litvack met with Mr. Jankov, Mike Tate, our Chief Financial Officer, and Mr. Khoo at our office for RMI to present a business overview and details on RMI’s ultra low-power processor product to NetLogic.

On March 18, 2009, Messrs. Abdi, Geiser and Litvack visited our office to present the financial and customer overview of the RMI business to Messrs. Jankov, Tate and Khoo. The next day, Messrs. Tate and Khoo visited RMI’s office to present a corporate overview of NetLogic to Messrs. Abdi, Geiser and Litvack.

Mr. Khoo and Mr. Litvack met three times between March 20 and April 1, 2009 to discuss at a high level the terms and conditions of a potential acquisition of RMI by NetLogic. On April 6, 2009, Mr. Jankov and Mr. Abdi had a phone conversation to discuss some of the key terms for the potential acquisition. Mr. Khoo and Mr. Litvack met again on April 9, 2009 to continue discussions of proposed acquisition terms.

On April 14, 2009, Mr. Abdi and Mr. Litvack visited our office to present details on RMI’s business to Messrs. Jankov, Tate and Khoo. Following the meeting, Mr. Jankov and Mr. Abdi had a dinner meeting with Bruce Dunlevie, a member of RMI’s board of directors.

We held a meeting of our board of directors on April 15, 2009 at which members of our management presented an overview of RMI’s business and a preliminary financial and strategic analysis of RMI. The presentation included revenue projections based on assumptions of RMI’s management and financial, statistical and other information concerning RMI’s products, customers, strategic partners and competitors. The opportunity to acquire RMI, as well as certain network search engine assets of IDT, was discussed by our board of directors at the meeting.

On April 17, 2009, the companies executed an amendment to their Mutual Non-Disclosure Agreement dated June 8, 2008 to particularly address the continuing negotiations regarding the proposed merger. On the same date, we provided RMI with a non-binding letter of intent to acquire all of the outstanding capital stock and rights to acquire capital stock of RMI for $165 million in shares of our common stock and the issuance of $55 million in restricted stock units and/or options to acquire shares of our common stock to continuing RMI employees. This proposal provided that pricing for our common stock would be based on the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to the closing date.

On April 19, 2009, Messrs. Geiser and Litvack met with Messrs. Tate and Khoo at our office to present a financial analysis of the RMI business.

On April 22, 2009, at a regularly schedule meeting of our board of directors, Messrs. Jankov, Tate and Khoo provided our board of directors with an update on the negotiations between the two companies.

On April 24, 2009, Mr. Khoo and Mr. Litvack met to discuss the terms of the non-binding letter of intent submitted by NetLogic on April 17, 2009. On April 26, 2009, Mr. Jankov and Mr. Abdi had a follow-up phone conversation to discuss the terms of the non-binding letter of intent. During that conversation, Mr. Abdi stated that the financial terms of the April 17, 2009 letter of intent were not acceptable to RMI because they undervalued RMI. He and Mr. Jankov discussed the concept of an earn-out as a way to overcome the significant difference between our offer and RMI’s expectations.

On April 27, 2009, we provided RMI with a revised non-binding letter of intent. This proposal provided for the payment to RMI of merger consideration totaling $180 million up front, payment of up to $70 million in additional earn-out consideration and the issuance of $65 million of shares of our common stock to continuing RMI employees in the form of stock options and restricted stock units. Our proposal regarding the upfront merger consideration was based upon our own expectations for RMI’s future revenues and other operating results. Our expectations reflected our management’s subjective assessment of likely rates of growth in the communications integrated circuit market, growth in customer demand and growth of our own business during the relevant period, which growth assessments it then applied to RMI’s actual and projected revenues in computing our revenue estimates for RMI. Because our revenue estimates were lower than those of RMI, we disagreed about the proper valuation of the business and, therefore, the purchase price of the company. As proposed, up to $70 million in earn-out consideration would be earned based on the performance of the acquired RMI business during the first full 12 months following the closing date of the acquisition, measured by comparing the actual revenues achieved during those 12 months against the revenues forecasted by RMI management as presented to us in RMI’s April 2009 financial plan.

In addition to adding the earn-out feature, this proposal incorporated a price collar concept that would establish an upper and lower limit on the applicable closing price of our common stock for the purpose of valuing the shares of our common stock issued as merger consideration and equity incentive awards, and that the average closing price be determined based on the 20-trading day period ending May 6, 2009.

On April 28, 2009, Mr. Jankov met for dinner with Mr. Abdi and RMI directors Henry Kressel, Bruce Dunlevie and Don Schrock. The next day, RMI provided NetLogic with its response to the non-binding letter of intent. RMI proposed modifications to the earn-out, the price collar and other legal terms and requested that we provide to RMI a $15 million interim bridge loan. In its response, RMI proposed that a greater portion of the aggregate earn-out amount be paid upon RMI’s completion of smaller increments of the performance milestones, and that the lower limit of the price collar be reduced to provide increased price protection and predictability to RMI stockholders regarding the total consideration they could receive in the merger. In addition, RMI introduced new provisions of the letter of intent specifying, among other things, the establishment of an escrow holdback as security for RMI’s indemnity obligations under the merger agreement; the closing conditions to which each party’s obligation to consummate the transaction would be subject; and the parties’ agreement as to how we would run the RMI business through the duration of the earn-out period.

On May 5, 2009, NetLogic provided RMI with a revised non-binding letter of intent. This version of the letter of intent included revised proposals on the earn-out and the collar as well as changes to the termination, escrow, indemnification and other legal terms. In our revised letter of intent, we rejected many of the proposed changes made by RMI with respect to the earn-out and the price collar, increased the proposed number and scope of the conditions to our obligation to consummate the transaction, and increased the length of the parties’ proposed exclusivity period that would commence on the date the letter of intent was signed. Following this, Mr. Tate, Mr. Khoo and representatives of Bingham McCutchen LLP, or Bingham, our legal advisor, met with Mr. Geiser, L. William Caraccio, RMI’s General Counsel, Mr. Litvack and representatives of Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, RMI’s legal advisor, at the offices of Bingham to discuss and negotiate the key terms of the letter of intent. The same individuals resumed their negotiations on May 6, 2009.

On May 7, 2009, NetLogic and RMI executed a letter of intent setting forth substantially the same financial terms as would later be reflected in the merger agreement.

Between May 8 and May 31, 2009, NetLogic personnel and attorneys from Bingham and other law firms representing NetLogic in the transaction conducted a due diligence review of RMI.

At various dates and times between May 25 and May 31, 2009, representatives of NetLogic and its attorneys from Bingham met with RMI’s representatives and its attorneys from Pillsbury at Bingham’s offices to negotiate the key terms of the merger agreement. During this period, the parties agreed that RMI would seek the written consent to the merger of RMI stockholders holding a substantial majority of the RMI preferred stock and a majority of the RMI common stock shortly after execution of the merger agreement. As a consequence of obtaining those written consents, we would be unable to register our common shares to be issued in the merger under the federal securities laws. Therefore, we and RMI agreed to restructure the merger consideration to provide that the RMI preferred stockholders would be issued our common stock pursuant to a private placement exemption from registration, and the RMI common stockholders would be paid cash in an amount approximately equal to the value of the common shares they otherwise would have received in the merger.

On May 30, 2009, our board of directors held a special meeting to discuss the proposed acquisition terms and merger agreement. During this meeting:

•	Roland Cortes, our General Counsel, updated the board of directors on developments in negotiations since the board of directors’ previous meeting on April 15, 2009;

•

Mr. Tate, Mr. Cortes and a representative of Bingham presented to the board of directors the results of the due diligence review of RMI conducted by NetLogic and the law firms representing NetLogic in the transaction;

•	A representative of Bingham outlined the key terms of the merger agreement and the legal duties and responsibilities of the board of directors; and

•	Mr. Tate discussed the likely financial impact of the acquisition upon our financial condition, results of operations, cash flow and stockholders’ equity.

After extensive discussion and deliberation on the proposed transaction, our board of directors unanimously determined that the merger agreement and the merger were advisable and in the best interests of our stockholders, approved the merger agreement and its execution and resolved to recommend that our stockholders approve the issuance of shares of our common stock in connection with the acquisition.

On May 31, 2009, NetLogic and RMI executed the merger agreement.

NetLogic’s Board of Directors’ Reasons for Approval of the Merger

We believe the combination with RMI presents significant opportunities to grow our business and address substantially larger markets while taking advantage of a number of sales, marketing and research and development synergies.

Market Expansion

The growth drivers that are opening up new opportunities for our knowledge-based processor and high performance physical layer products such as the rapid growth in converged IP traffic and demand for the support of advanced IP services, including video, 3G/4G, voice-over-IP and enhanced security, are also opening up new market growth opportunities for RMI’s high-performance multi-core, multi-threaded processors. RMI has established a leadership position in the high value and rapidly growing market for “data-in-flight” networking, communications, security and storage applications. We also believe that RMI’s technology and products can address new opportunities in high-performance switching and routing control plane processing. Beyond that, we believe that over time there will be opportunities in the high-volume, ultra low-power embedded processing market for enterprise, industrial and connected media applications.

Increased Sales to Existing Customers

As our respective market segments are complementary, we expect to be able to offer a broader mix of solutions, services and support to key customers. RMI has design wins at a wide range of leading customers such as Alcatel-Lucent, Aruba, CheckPoint, Cisco, Datang Mobile, Dell, Fujitsu, HP, Huawei, Huawei-Symantec, H3C, IBM, Juniper, LG, McAfee, Motorola, NEC, Samsung, Sun and ZTE, among others, many of which are also customers of ours. In addition, we believe the combined entity will lessen the concern of some larger customers regarding the long-term financial viability of a stand-alone RMI and give them greater confidence about designing in RMI’s products.

Product and Technology Synergies

The acquisition will provide us with an expanded portfolio of highly advanced products for existing as well as new customers. Our ability to provide a more comprehensive portfolio of truly differentiated platform-level solutions combining products currently offered by us alongside RMI’s will further strengthen our customers’ ability to support the complexity and speeds of next-generation converged IP networks.

Product Leadership

RMI offers a family of highly innovative multi-core, multi-threaded processors that deliver best-in-class performance, low-power profile and scalability for advanced networking, communications, data center, security, storage, industrial and connected media applications. The sophisticated architectural innovations of RMI’s processors have allowed RMI to achieve greater performance in advanced data plane and control plane processing applications compared to competing architectures, while also achieving much lower power consumption. In addition, RMI has successfully executed on delivering products in advanced technology nodes, including the recently introduced XLP processor which will be developed on TSMC’s 40 nanometer node, allowing additional power and performance capabilities.

R&D Team and Skill Set Synergies

The combination of our and RMI’s R&D centers will bring together critical skill sets in high-speed circuit design, processor architectures and innovative low-power techniques in advanced manufacturing process nodes, as well as software expertise that will enable us to accelerate the product roadmaps of both companies and continue to deliver best-in-class products and solutions. For example, both companies are designing full custom circuits using TSMC’s advanced 40 nanometer process technology. This will enhance our ability to leverage our respective design methodologies, IP portfolio and operational expertise to bring products to market more quickly and efficiently on this advanced product node.

Expand Intellectual Property and Patent Portfolio

The acquisition of RMI will expand our intellectual property portfolio and will add approximately 63 issued U.S. patents in the areas of high-performance and low-power processor design and development.

Operational and Manufacturing Leverage

Because both companies utilize TSMC as the primary fabrication partner and many of the same packaging and assembly suppliers, we believe that we can achieve benefits of scale from the combination and reduce costs for our products by joining forces and driving operational leverages in the cost structure of the combined company. We also believe that we can improve RMI’s manufacturing yields by sharing our expertise.

Geographic Synergies

We believe there are substantial synergies due to the proximity of our headquarters in Silicon Valley, and our respective international design centers in India and China.

Cultural Similarities

We believe both companies share common corporate cultures and values that are driven by strong technical excellence, innovation and execution, resulting in successful track records of delivering best-in-class products to our respective customers.

Potentially Negative Factors

Our board of directors also considered a number of potentially negative factors in assessing the advisability of the acquisition, including the following:

•	the significant liquidity and cash flow risks we might face as a result of the cash expenditures and capital commitments associated with the proposed acquisition of RMI and other recent acquisitions;

•	the possibility that the actual value of the merger consideration we will pay to RMI stockholders could significantly exceed the nominal value specified in the merger agreement;

•

the fact that the calculation of the merger consideration as specified in the merger agreement was not subject to adjustment in the event the value of the business or assets of RMI declines before the merger is completed;

•

the risk that the acquisition would not occur if the conditions to closing are not met, and the possible adverse impact on the market price of our common stock as well as our business, financial condition and results of operations;

•	the possibility that, as shares of our common stock issued in the acquisition become eligible for resale, the sale of those shares in the public market could adversely impact our stock price;

•	the possibility that we may not be able to integrate RMI as quickly or as cost-effectively as we had expected, or that we might be unsuccessful in integrating the two companies altogether;

•	the possibility that management’s attention will be diverted from the day-to-day operations of the combined company during the integration of the two companies;

•	the challenges inherent in assimilating two business cultures;

•	the challenges involved in attracting and retaining key personnel, particularly in light of uncertainty regarding the acquisition;

•	the difficulties in keeping existing customers and obtaining new customers that sometimes arise in light of uncertainty regarding an acquisition;

•	the challenges involved in combining product offerings and sales and marketing activities;

•	the possibility that we may be unsuccessful expanding into the markets currently served by RMI and in addressing the new opportunities we expect to arise out of the combination;

•	the risks associated with the reliance of both NetLogic and RMI on a limited number of customers for a substantial portion of their respective revenues;

•	the difficulties we may experience in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for RMI’s semiconductor solutions;

•	the fact that RMI faces strong competition for its products; and

•	the fact that a significant portion of the customers, contract manufacturers and operations of the combined company will be located outside of the United States.

Recommendation of NetLogic’s Board of Directors

In addition to the factors described above, in making its determination, our board of directors also considered RMI’s historical financial results as well as financial analyses and estimated operating results for the RMI business subsequent to the acquisition that were prepared by our management based upon their due diligence review of RMI’s financial information, projected operation results and business. The financial analyses and estimated results prepared by our management principally included estimated non-GAAP income statements for 2009, 2010, 2011 and 2012, reflecting projected revenues for the years ended December 31, 2009, 2010, 2011 and 2012 of $75.2 million, $100.4 million, $129.1 million, and $153.6 million, respectively; projected gross margin percentages reasonably comparable to our historical gross margins; and projected operating expenses, excluding stock-based compensation and the amortization of intangible assets and taking into account our management’s estimation of cost reductions through economies of scale and the elimination of duplicative costs, of $56.1 million, $58.8 million, $63.9 million, and $74.2 million, respectively. The financial analyses prepared by management included estimated combined revenue and gross margin statistics for us and RMI post-acquisition incorporating our management’s projections; a breakdown of RMI’s capitalization and estimated liquidation preferences; a test set of valuation data using publicly available revenue and earnings multiples and gross market valuation information for us and Cavium Networks, Inc., a public company competitor of RMI; and a discounted cash flow valuation for RMI using management’s rough estimate of RMI’s long-term future cash flows and discount rates of 15% to 20%, which were considered reasonable in light of prevailing market rates. The discounted cash flow analysis indicated a valuation range of $147 to $254 million. The price-to-revenue analysis (in which our management applied multiples ranging from 2.5x to 3.0x to management’s forecasted 2010 revenues for RMI’s XLR and XLS product revenues of $59.8 million and 1.0x to the remaining 2010 revenue forecast of $40.6 million) indicated a valuation range of $190 to $220 million. The price-to-earnings analysis (in which our management applied a multiple of 25.0x to our management’s forecasted non-GAAP earnings for RMI in 2010) indicated a valuation of $110 million. Our management prepared these analyses using only publicly available data and informal methodologies. Our management did not attempt a comprehensive valuation using a broad set of data for many comparable companies or transactions, nor did our management represent to the board that these analyses constituted a formal valuation analysis of the type that would be prepared by independent appraisers or valuation experts. Rather, they were presented in order to demonstrate that the proposed purchase price that management was negotiating was within a range of valuations using simple data points (from $110 million to $254 million). They were prepared in April 2009 considering available information at the time we were negotiating the acquisition of RMI and have not been updated since then.

The financial analyses and operating results estimates prepared by our management were prepared from limited sources of information and can not be considered representative of actual future revenues and expenses attributable to the acquired business. The analyses and estimates were prepared for the purpose of providing our board of directors an indication of how the acquired business operations might look if viewed on a standalone basis in light of assumptions deemed reasonable when management prepared them. Subsequent to the acquisition, we intend to fully integrate the operations of RMI with our own, and results will be reported on a combined basis as a single business segment. We do not intend to provide disclosure of future operating results in the manner implied by the information prepared by management for use by our board of directors. The foregoing information contains “forward-looking statements.” Please refer to the disclosure and disclaimer regarding “forward-looking statements” contained elsewhere in this proxy statement under the heading “CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS.”

Our board of directors considered the financial analyses prepared by our management, along with the potential benefits and negative factors described above. In addition, our board considered management’s reports on their due diligence review of RMI’s products, technology, customer feedback, pending orders and backlog, our management’s analysis of the markets for RMI’s products, and the trading price of our common stock at the time that it made its determination. As well, the members of our board of directors have substantial industry experience and they gave considerable weight to management’s analysis of RMI’s business because of the significant industry segment and customer overlap which enabled our management to conduct its own evaluation of RMI’s products and potential business opportunities through our industry sources and customer contacts. Thus, our board of directors considered the potential for the RMI acquisition to provide a major expansion of our market opportunities, increase the scale of our operations and elevate our importance as a strategic supplier to our major customers to represent significant value in the transaction. However, due to the broad set of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In particular, our board of directors did not attribute a special weight or significance to projections and financial analyses prepared by our management. In addition, individual members of our board of directors may have given differing weights to different factors.

After careful consideration of the overall benefits and risks presented by the proposed acquisition of RMI, our board of directors resolved unanimously that the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of NetLogic and approved the merger agreement, the merger, the issuance of shares of our common stock in connection with the merger and the other transactions contemplated by the merger agreement. The NetLogic board of directors recommends that the stockholders of NetLogic vote “FOR” approval of the issuance of shares of our common stock in connection with the merger.

Interests of NetLogic’s Officers and Directors in the Merger

Our directors and officers will receive no extra or special benefit that is not shared on a pro rata basis by all other holders of our common stock in connection with the merger.

Interests of RMI’s Officers and Directors in the Merger

Some of RMI’s officers have interests in the merger that are different from, or in addition to, the interests of NetLogic and RMI’s stockholders generally. These officers include Behrooz Abdi, William Caraccio, Steven Geiser, Kai-Yeung (Sunny) Siu and Nazar Zaidi, and their interests in the merger are discussed below.

CEO Incentive Compensation

Behrooz Abdi, the chief executive officer of RMI, may be entitled to receive up to $1 million of shares of our common stock otherwise payable to the RMI preferred stockholders as special incentive consideration if RMI achieves certain post-closing performance targets. Mr. Abdi will only receive this special incentive consideration if:

•	he remains employed by RMI during the 12-month earn-out measurement period;

•	the amount of revenue recognized by RMI during the 12-month period is greater than 75% of the revenue target for the earn-out; and

•

the total amount of merger consideration otherwise payable to the RMI preferred stockholders exceeds a specified amount that represents the minimum amount necessary to provide a return on investment to the RMI preferred stockholders.

If the amount of revenue recognized is greater than 75% of the revenue target and the other conditions are satisfied, Mr. Abdi will receive a nominal amount of special earn-out consideration equal to $40,000 for each percentage point above 75%, up to a maximum amount of $1 million. The special incentive consideration will be paid to Mr. Abdi in shares of our common stock valued based on the applicable closing price of our common stock (determined as described below in “The Merger Agreement—Merger Consideration”).

Acceleration of Vesting of RMI Options and Restricted Stock

Each of the RMI officers listed above currently holds unvested options to purchase RMI common stock which are subject to monthly vesting contingent on the officer continuing to be employed by RMI. Additionally, Mr. Siu holds shares of restricted stock obtained upon the early exercise of his unvested options which are subject to monthly vesting contingent on his continued employment by RMI. Mr. Abdi holds RMI options that provide for accelerated vesting upon a change of control of RMI, referred to as “single trigger acceleration.” Messrs. Caraccio, Geiser, Siu and Zaidi hold RMI options and/or restricted stock that provide for accelerated vesting upon termination without cause within six months or a year after a change in control of RMI, referred to as “double trigger acceleration.” Because the merger will constitute a change in control of RMI, these officers would be eligible to receive the benefit of vesting acceleration either upon the change in control of RMI or upon termination as a result of the merger. The merger agreement provides that all outstanding shares of RMI common stock will be cancelled upon the merger, and that all options to purchase RMI common stock will be cancelled unless exercised prior to the merger. RMI has advised us that it intends to accelerate the vesting of options and restricted stock held by

Messrs. Abdi, Caraccio, Siu and Zaidi that are subject to single trigger acceleration or double trigger acceleration immediately prior to the merger. However, a significant number of these officers’ respective unvested options have per share exercise prices that are higher than the projected per-share merger consideration for RMI’s common stock. Accordingly, these officers may elect not to exercise many of the options subject to accelerated vesting. In any event, the accelerated vesting will provide Mr. Siu with the ability to receive merger consideration (based on the applicable closing price used for determining merger consideration) for his unvested restricted stock.

Employment and Severance Arrangements

We anticipate entering into an employment agreement with each officer providing for at-will employment with us (or with RMI). Messrs. Abdi, Zaidi and Siu will be offered employment for no specific duration. Messrs. Caraccio and Geiser will be offered employment for a six-month transitionary period. Each agreement will likely include a standard set of basic provisions such as benefits (confirming that each officer is eligible to participate in any employee benefits plans available to other employees at their level) and arbitration (mandating the submission of any matters in dispute to “JAMS” for final and binding arbitration). The employment agreements will also set forth the terms of each of the equity incentive awards that the officers would receive, as described in the paragraphs below, as well as the terms of any bonus program in which they are eligible to participate. We anticipate that the RMI officers will be eligible to participate in our 2010 bonus program under which, based on performance during the year, the officers may earn cash bonuses ranging from 25% of annual base salary for Messrs. Zaidi and Siu up to 75% of his annual base salary for Mr. Abdi.

We expect to offer each of the RMI officers listed below the position specified, with an annualized base salary in the amount shown.

Name	Title	Salary
Behrooz Abdi	Executive Vice President and General Manager	$350,000
Nazar Zaidi	VP of Engineering, CPS	$240,000
Sunny Siu	President and General Manager, APAC	$195,000
L. William Caraccio	VP of Legal Affairs	$300,000
Steven Geiser	VP of Finance	$230,000

Messrs. Caraccio and Geiser have employment agreements with RMI that provide for six months of base salary as a severance benefit if these officers are terminated within a set period following a change in control of RMI. RMI will terminate the employment of Messrs. Caraccio and Geiser upon the closing triggering severance payments of $150,000 to Mr. Caraccio and $115,000 to Mr. Geiser. We will enter into new employment agreements with Messrs. Caraccio and Geiser for a period of six months for the annualized respectively salaries identified above.

Mr. Abdi has an employment agreement with RMI that provides for one year of base salary as a severance benefit if he is terminated within a set period following a change in control of RMI. Mr. Abdi is expected to remain employed and enter into a new employment agreement with NetLogic, or RMI, after the merger. The new employment agreement will provide for one year of base salary and payment of health benefits for a period of time as a severance benefit if his employment is involuntarily terminated without cause. Additionally, following the involuntary termination without cause of his employment, the vesting of any outstanding stock options and restricted stock units held by Mr. Abdi will accelerate by up to two years. The new employment agreements for Messrs. Zaidi and Siu will also provide for acceleration by up to two years of the vesting of any outstanding stock options and restricted stock held by the employee, if his employment is involuntarily terminated without cause.

Equity Incentives — Retention and Transition Shares

The merger agreement provides that we will reserve a number of shares of our common stock equal to $18.65 million divided by the applicable closing price for issuance to specified RMI employees that continue to be employed by RMI, NetLogic or an affiliate of NetLogic on and after the merger, as described below under “The Merger Agreement – Retention, Transition and Future Incentive Awards.” Approximately half of these shares reserved for this purpose, which we refer to as “retention shares,” will be issued as fully vested shares to those continuing RMI employees who are employed on the closing date. The remaining portion of these shares, which we refer to as “transition shares,” will be issued as restricted stock units subject to vesting over six months to one year from the closing date, contingent on continued employment by RMI. The vesting of the restricted stock units will accelerate if the continuing RMI employee is involuntarily terminated without cause before the one year anniversary of the closing date. Each of the RMI officers listed above will be offered employment with us and, as a result of their employment, is expected to receive a portion of the retention shares and transition shares.

The number of retention shares and transition shares (collectively) that each RMI officer is expected to receive is as follows: Mr. Abdi — 114,613 shares; Mr. Caraccio — 40,831 shares; Mr. Geiser — 50,143 shares; Mr. Hass — 38,682 shares; Mr. Longoria — 5,372 shares; Mr. Siu — 18,625 shares; and Mr. Zaidi — 50,860 shares. These numbers were determined based on a presumed applicable closing price of $34.90, which is the upper limit of the collar and would be the applicable closing price if the closing were to occur on the date of this proxy statement based on the recent closing prices of our common stock.

Equity Incentives — Future Incentive Awards

The merger agreement provides for us to reserve a number of shares of our common stock for grants of restricted stock units and options to continuing RMI employees who are expected to be employed with us for a period greater than six months after the closing, as part of their compensation package for post-merger services (see “The Merger Agreement — Retention, Transition and Future Incentive Awards” below). The post-merger equity awards to be provided to such continuing RMI employees will be individually determined by us, based on the post-merger positions and services to be provided by such continuing RMI employees. It is expected that most of the RMI officers listed above who continue to be employed by us will receive grants of restricted stock units and stock options shortly following the closing. The restricted stock units are expected to vest over a four-year period from the date of grant. We expect that all of the grants of options to the RMI officers will be subject to monthly vesting over a five-year period from the date of grant, with one-fifth of the issued options vesting on the one-year anniversary of the date of the grant.

The number of shares subject to restricted stock and option grants, respectively, that each RMI officer is expected to receive is as follows: Mr. Abdi — 94,556 and 283,668 shares; Mr. Hass — 28,653 and 85,960 shares; Mr. Longoria — 12,607 and 37,822 shares; Mr. Siu — 18,338 and 55,014 shares; and Mr. Zaidi — 40,115 and 120,344 shares. These numbers were determined based on a presumed applicable closing price of $34.90, which is the upper limit of the collar and would be the applicable closing price if the closing were to occur on the date of this proxy statement based on the recent closing prices of our common stock.

Indemnification Agreements

Under the merger agreement, we have agreed to assume the indemnification obligations of RMI to its present and former directors and officers pursuant the terms of RMI’s certificate of incorporation and bylaws and any indemnification agreements with these individuals in effect prior to the date of the merger agreement. The merger agreement also provides that, during the six-year period following the merger, we will maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by RMI prior to the effective time on the terms set forth in the merger agreement.

Material Federal Income Tax Consequences of the Merger

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement as “the code,” and not to result in the recognition of income, gain or loss to us. In any event, because our stockholders do not participate in the merger, our stockholders will not recognize gain or loss in connection with the merger.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a “purchase of a business” in accordance with Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations. Under the purchase method of accounting, the assets acquired and liabilities assumed from RMI as of the date of acquisition (i.e., the completion of the merger) will be recorded in our books at their respective fair values. Any excess of the purchase price over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

Federal Securities Law Consequences; Resale Restrictions

The shares of our common stock to be issued in the merger to the holders of RMI preferred stock will be issued in a transaction exempt from the registration requirements under Section 5 of the Securities Act of 1933 pursuant to Section 4(2) and Rule 506 under Regulation D. Therefore, these shares of our common stock will be “restricted securities” and will not be registered under the Securities Act upon issuance and will not be freely transferable. RMI stockholders may not sell their shares of our common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares; or

•	an exemption under the Securities Act.

Under Rule 144 of the Securities Act, RMI stockholders who are not affiliates of ours at the time of a proposed sales of our stock (and have not been affiliates for the prior 90 days) will be permitted to sell their stock without registration if they sell the stock for their own account after holding it for at least six months, provided that we have made available adequate current public information concerning NetLogic. If they have held their NetLogic common stock for a full year, they will be permitted to sell the stock for their own account without restrictions. RMI stockholders who are affiliates of ours (or who have been affiliates within 90 days prior to a proposed resale of their shares) will be permitted to sell their shares of our stock if they satisfy certain requirements of Rule 144, including with respect to volume limitations, manner of sale and the filing of a Form 144 with the SEC, and further provided that we have made available adequate current public information concerning NetLogic.

In addition, the terms of the merger agreement provide that all shares of our common stock issued as merger consideration will be subject to lock-up restrictions prohibiting sales or other liquidity transactions. One hundred percent of the shares of our common stock issued to a RMI stockholder as merger consideration will be subject to restrictions prohibiting sales or other liquidity transactions until the six month anniversary date of the closing date and 50% of the shares of our common stock issued to a RMI preferred stockholder will be subject to restrictions prohibiting sales or other liquidity transactions for an additional six months following such six month anniversary date.

Certain RMI stockholders have entered into standstill agreements with us pursuant to which such RMI stockholders agreed that during the period commencing on the closing date until the merger is completed or the merger agreement is terminated, such RMI stockholder and its related persons will not directly or indirectly:

•	purchase or otherwise acquire any shares of our common stock;

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any shares of our common stock; or

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any shares of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

No Appraisal or Dissenters’ Rights

No stockholder of NetLogic will be entitled to exercise appraisal rights or to demand payment for their shares in connection with our acquisition of RMI.

THE MERGER AGREEMENT

The discussion in this proxy statement of the terms and conditions of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference.

Merger Consideration

Overview

The merger agreement provides for merger consideration consisting of the issuance of shares of our common stock to the holders of RMI preferred stock and the payment of cash to the holders of RMI common stock. A portion of the shares of our common stock issuable to the RMI preferred stockholders will be placed in escrow as a source of indemnity for future claims, and another portion of the shares of our common stock issuable to the RMI preferred stockholders will be placed in escrow as a source of payment for the expenses of the RMI stockholders’ representative. Merger consideration will be paid at the closing date of the acquisition and, subject to the attainment of earn-out objectives applicable to the acquired business during the 12-month period following the closing date, within 90 days after the first anniversary of the closing date.

The merger agreement specifies a series of calculations for determining the total number of shares we issue and the amount of cash we pay as merger consideration. First, the value of the merger consideration being paid to the RMI stockholders (whether at closing or as earn-out consideration) is calculated in reference to the corresponding nominal value specified in the merger agreement. Specifically, the nominal value is divided by the applicable closing price of our common stock, which quotient is then multiplied by the average closing price of our common stock. The “average closing price” of our common stock, as specified in the merger agreement, is measured over the 20-trading day period that ends on the third trading day prior to the closing date. The “applicable closing price” is the same as the average closing price, but if the average closing price is more than $34.90, then the applicable closing price will be $34.90, and if the average closing price is less than $26.97, then the applicable closing price will be $26.97. As a result, the calculated value of the merger consideration will be equal to its nominal value if the average closing price of our common stock is between $26.97 and $34.90. We refer to this range of prices as the “collar.” To the extent that the average closing price is greater than $34.90 or less than $26.97, the calculated value of the merger consideration will be greater than or less than the nominal value by the same proportion as the average closing price is greater than or less than the corresponding collar price.

As a practical matter, subject to relatively small differences, the effect of the collar is to cap the maximum number and the minimum number of shares we will be required to issue to the RMI preferred stockholders if the average closing price is below or above the range of the collar. The market value of the stock we issue, however, will not be similarly limited by the collar because the average closing price of our stock on the issue date could be higher or lower than the bounds of the collar. The size of the cash payment we make to the RMI common stockholders also will not be similarly limited by the collar because the amount of cash we pay will be equal to the calculated value of the consideration allocated to the common stock, as described below.

Once the calculated value of the merger consideration has been determined as described above, it is then allocated among the different series of RMI preferred stock and common stock according to formulas specified in the merger agreement. We will issue holders of each series of RMI preferred stock a number of shares of our common stock equal to the calculated value of the merger consideration allocated to that series, divided by the average closing price of our common stock. The preferred stockholders will therefore receive common stock with a market value roughly equal to the calculated value of the consideration allocated to them (assuming the market value of our stock on the issue date is roughly equal to the average closing price of our common stock). We will pay the holders of RMI common stock the calculated value of the merger consideration allocated to them in cash.

Closing Payment

The nominal value of the total merger consideration payable at closing is $181.35 million. This amount includes a special allocation of additional merger consideration payable to the RMI common stockholders referred to as the “applicable directed common consideration.” The nominal value of the applicable directed common consideration is $2.35 million, and its actual value is calculated in a similar fashion to the actual value of the total merger consideration paid at closing. The purpose of the applicable directed common consideration is to increase the aggregate amount of the merger consideration payable to the RMI common stockholders, relative to what they would have received pursuant to the terms of RMI’s charter, as requested by RMI in order to enhance the value of the initial closing consideration payable to the holders of RMI common stock. Thus the portion of the merger consideration the RMI common stockholders will receive is larger than what they would have otherwise been entitled to receive under RMI’s charter, and the portion of the merger consideration the RMI preferred stockholders will receive in the merger is smaller than what they would have otherwise been entitled to receive under RMI’s charter. RMI’s preferred stockholders agreed to waive the treatment of the merger as a liquidation event under RMI’s charter to enable the reallocation of part of the merger consideration from RMI’s preferred stockholders to RMI’s common stockholders.

Holders of each series of RMI preferred stock will receive on the closing date a number of shares of our common stock equal to the calculated value of the closing merger consideration that is allocated to that series of preferred stock, divided by the average closing price of our common stock. One hundred percent of the shares of our common stock issued as merger consideration on the closing date will be subject to a complete trading lock-up for six months following the closing date, and 50% of the shares will be subject to a complete trading lock-up for one year following the closing date.

Holders of RMI common stock will receive an amount of cash on the closing date equal to the amount of calculated value of the closing merger consideration that is allocated to the RMI common stock under the merger agreement. In addition, although it is not counted as part of the merger consideration payable to the RMI stockholders at closing, the holders of RMI common stock will receive at closing an additional $2.0 million cash payment as advance earn-out credit. This $2.0 million advance payment will later be deducted from any earn-out amount otherwise payable to the RMI common stockholders at the end of the earn-out period.

Earn-out Payment

We may issue additional cash and shares of our common stock payable as earn-out consideration. The maximum nominal value of the earn-out consideration as specified in the merger agreement is $70 million. The calculated value of the earn-out consideration paid to RMI stockholders will be determined, allocated and paid in the same manner and kind as the merger consideration payable on the closing date (using the average stock price and applicable stock price determined at the closing date and used to calculate the total amount of merger consideration payable at closing) but will be reduced by the $2.0 million advance earn-out credit paid to the holders of RMI common stock on the closing date. The portion of the earn-out consideration payable to the holders of RMI preferred stock may be reduced by up to $1.0 million for a special bonus payment to the chief executive officer of RMI as described above. Earn-out consideration, if any, will be paid within 90 days after the end of the 12-month earn-out measurement period.

The merger agreement provides a formula to determine the nominal amount of earn-out consideration payable to the former RMI stockholders at the end of the 12-month period, based on the amount of gross revenue recognized by the surviving corporation in relation to an agreed upon revenue target. If the amount of revenue recognized during the twelve-month period is less than or equal to 75% of the revenue target, no earn-out consideration will be paid. If the amount of revenue recognized is greater than 75% of the revenue target, the RMI stockholders will receive a nominal value of earn-out consideration that increases as the percentage gets closer to 100%, up to a maximum amount of $70 million. Specifically, the formula provides that, if the calculated percentage is greater than 75%, then the nominal amount of earn-out consideration is equal to $2.4 million for each percentage point above 75% and by an additional $3.4 million for each percentage point above 90%. For example, if the amount of recognized revenue is 80% of the target, the nominal earn-out value would be $12 million, i.e. 5.0 multiplied by $2.4 million. If the amount of recognized revenue is 95% of the target, the nominal earn-out amount would be $53 million, i.e. the sum of (a) 15.0 multiplied by $2.4 million, plus (b) 5.0 multiplied by $3.4 million. Because the amount of earn-out consideration paid in cash and shares of our common stock is determined in the same manner as the merger consideration payable at closing, the actual amount of cash paid and the number of shares to be issued will vary. However, as of the closing date, once we know the applicable closing price and the average closing price, we will know the maximum amount payable.

The revenue target for the earn-out period is from RMI management’s financial plan as of April 2009, which included projections of RMI’s revenues on a quarterly basis through the fourth quarter of 2010. The revenue target for the earn-out is equal to the sum of the monthly revenue targets for each of the twelve calendar months during the earn-out period, which begins on the first day of the first full calendar month following the closing date of the acquisition (each monthly revenue target represents one-third of the projected revenue amount for the quarter in which the month falls). If the acquisition is completed in October 2009, the revenue target would be $122.7 million. Earn-out consideration would become payable once revenue equal to 75% of $122.7 million, or $92.0 million, is achieved during the earn-out period, at the rate of $2.4 million for each percentage point above 75% and $3.4 million for each percentage point about 90%.

In the event that we elect to divest, discontinue or make certain modifications to the RMI’s business in a manner that would materially adversely impair RMI’s ability to achieve the maximum earn-out amount, the merger agreement provides for us to pay the maximum earn-out amount as if it had been fully achieved.

Allocation of Merger Consideration Among the RMI Stockholders

The amount of cash we pay and the number of shares of our common stock we issue as merger consideration depends not only on the calculated value of the merger consideration but also its allocation between the RMI preferred and common stockholders. Under the merger agreement, a series of calculations must be made to determine this allocation for the merger consideration payable at closing as well as the earn-out consideration, if any.

The merger agreement provides for the assignment of a reference value, referred to as the “preference amount,” to each series of RMI preferred stock and the common stock. The preference amount for each series of preferred (and for the common) is based on the number of shares of that series (or the common) outstanding on the closing date and the per share liquidation value provided for that series (or the common) in RMI’s certificate of incorporation, as in effect on the date of the merger agreement. The liquidation values per share of the common, Series A Preferred, Series B-1 Preferred, Series B-2 Preferred, Series C Preferred and Series D Preferred are approximately $0.10, $1.18, $.081, $1.03, $1.40 and $1.58, respectively.

The merger agreement allocates the calculated value of the merger consideration payable at closing among the different series of preferred and the common stock of RMI based on their relative preference amounts. To the extent the calculated value of the merger consideration exceeds the sum of all the preference amounts, then each series of preferred (and the common) stock is allocated a portion of the excess based on the relative number of shares of that series of preferred (or common) stock outstanding, determined on a fully-diluted basis as of the closing date. The calculated value of the merger consideration for RMI common stockholders is then further increased by (1) the calculated value of the applicable directed common consideration and (2) the $2.0 million earn-out advance payment, as described above.

Sample Calculations

The following examples illustrate how different average closing prices of our common stock would affect the relative allocations of total merger consideration among the holders of RMI preferred stock and RMI common stock and the approximate total value of the merger consideration. The average closing prices used in these examples were chosen solely for the sake of providing a range of sample calculations. In each example, the amounts shown are estimates. For the sake of simplicity, escrow offsets are ignored, figures have been rounded and we have assumed that:

•	there will be no change in the number of outstanding shares of each class and series of RMI stock between May 31, 2009, the date of the merger agreement, and the closing date; and

•	all of the earn-out objectives will be achieved, such that the nominal value of the earn-out consideration is $70.0 million.

Average Closing Price	Applicable Closing Price	Approximate Amount of Cash Payable to RMI Common Stockholders	Approximate Number of Shares Issuable to RMI Preferred Stockholders	Total Value of Merger Consideration
$20.00	$26.97	$5.9 million, all of which is payable at closing	9,050,000 shares, of which 6,500,000 are issuable at closing and 2,550,000 are issuable at end of earn-out period	$186.9 million
$30.00	$30.00	$14.4 million, of which $8.0 million is payable at closing and $6.4 million is payable at end of earn-out period	7,900,000 shares, of which 5,850,000 are issuable at closing and 2,050,000 are issuable at end of earn-out period	$251.4 million
$40.00	$34.90	$21.6 million, of which $9.1 million is payable at closing and $12.5 million is payable at end of earn-out period	6,662,000 shares, of which 5,026,000 are issuable at closing and 1,636,000 are issuable at end of earn-out period	$288.0 million
$45.00	$34.90	$28.9 million, of which $14.2 million is payable at closing and $14.7 million is payable at end of earn-out period	6,560,000 shares, of which 4,940,000 are issuable at closing and 1,620,000 are issuable at end of earn-out period	$324.1 million
$50.00	$34.90	$36.0 million, of which $19.7 million is payable at closing and $16.3 million is payable at end of earn-out period	6,480,000 shares, of which 4,860,000 are issuable at closing and 1,620,000 are issuable at end of earn-out period	$360.1 million

Escrow

Shares of our common stock with a value equal to 10.2% of the amount payable to the holders of RMI preferred stock at the closing will be held in escrow until the twelve-month anniversary of the closing date. These shares are intended to compensate us for losses, if any, that we may incur if RMI breaches any of the representations or warranties or covenants made by RMI in the merger agreement or for any other matters specifically set forth in the merger agreement as a matter to be indemnified. An additional number of shares of our common stock with a value equal to 0.3% of the amount payable to the holders of RMI preferred stock at the closing will also be held in escrow until the twelve-month anniversary of the closing date. These shares are intended to provide reimbursement to the stockholders’ representative for expenses. Collectively, these escrow shares will reduce by 10.5% of the number of the shares of our common stock otherwise issuable to holders of RMI preferred stock on the closing date. The escrow shares not subject to a claim by us or used to reimburse the RMI stockholders’ representative will be released on the twelve month anniversary of the closing date and distributed to the former holders of RMI preferred stock in proportion to their pro rata share of the escrow shares.

We and the RMI stockholders’ representative will enter into an escrow agreement with Wells Fargo Bank, N.A., as escrow agent, in connection with the escrow arrangements contemplated by the merger agreement.

Retention, Transition and Future Incentive Awards

The merger agreement includes covenants providing for us to make available a number of additional shares of our common stock for issuance to continuing RMI employees as equity incentives. Based on the terms that are specified in the merger agreement, these equity incentive awards fall into three categories, which we refer to as retention, transaction and future incentive awards, respectively. We have agreed, in particular:

•

to issue fully vested shares of our common stock with a total value of $8.65 million to specified RMI employees, including the officers of RMI identified under “The Merger—Interest of RMI’s Officers and Directors in the Merger” above, on the closing date;

•

to grant within 60 days after the closing date restricted stock units, or RSUs, to acquire a total of $10 million of our common stock to specified employees of RMI who continue as RMI employees or become our employees, of which 50% will vest after six months and the remaining 50% will vest after 12 months for most employees; and

•

to grant within 60 days after the closing date RSUs and/or stock options to acquire a total of $45 million of our common stock to specified employees of RMI who continue as RMI employees or become our employees, subject to vesting and other terms to be determined by us.

The number of shares of our common stock to be provided as such retention, transition and future incentive awards will be determined by dividing the total dollar amounts specified above by the applicable closing price of our common stock, which will be determined as described above under “—Merger Consideration.” For purposes of calculating the number of shares issuable as future incentive awards in the third bullet-point above, an RSU to acquire one share of our common stock is equated with an option to purchase two shares of our common stock. Also, to determine the number of shares to be issued in each of the three phases, the dollar amount specified is divided by the applicable closing price of our common stock. This share calculation is therefore subject to the effect of the price collar in a similar manner as the merger consideration.

Options and Warrants

We will not be assuming any outstanding stock options or warrants to purchase capital stock of RMI in the merger. All outstanding and unexercised warrants and options are to be terminated as of the closing date. RMI has also agreed to terminate its stock option plan prior to the closing.

RMI represented to us that, as of the date we entered into the merger agreement, there were options outstanding to purchase approximately 40 million shares of its common stock and warrants outstanding to purchase approximately 7.3 million shares of its capital stock (including both common and preferred stock). RMI has informed us that it intends to take the requisite action under its stock option plan, including providing the appropriate notices to its option holders, to cause all outstanding options to be cancelled automatically at closing, to the extent they have not been exercised. RMI has informed us that some of the outstanding warrants will terminate by their terms at closing, to the extent they have not been exercised. With respect to the remaining warrants, RMI has informed us that it intends to pay approximately $500,000 in aggregate to the warrant holders in exchange for the cancellation of those warrants at or before the closing and the release of RMI and NetLogic from any related claims.

Transaction Expenses

We will pay all fees, costs and expenses incurred by us or merger sub in connection with the merger agreement and the transactions contemplated therein whether or not the merger is consummated. If the merger is consummated, all reasonable fees, costs and expenses of RMI and the stockholders’ representative incurred in connection with the merger will be treated as transaction expenses under the merger agreement and, to the extent not already paid by RMI, will be paid by us after the closing date. If the merger is not consummated, RMI will bear all of its own expenses in connection with the merger agreement and the transactions contemplated therein. Any fees related to antitrust filings shall be split by us and RMI.

Representations and Warranties

RMI made representations and warranties to us and merger sub concerning the matters listed below, among others, subject in some cases to exceptions and qualifications set forth in a disclosure schedule to the merger agreement:

•	the due organization and good standing of RMI and its subsidiaries;

•	the respective capitalization of RMI and its subsidiaries, and the ownership of their respective capital stock;

•	the accuracy of the securityholder lists made available to us and the absence of any undisclosed agreements with or among RMI’s securityholders;

•	the absence of any liens or other restrictions on the shares of RMI capital stock to be delivered to us upon consummation of the merger;

•	RMI’s authority to enter into and perform the merger agreement and the related agreements;

•	the absence of any conflict with or violation of RMI’s organizational documents, agreements with third parties, governmental permits or laws;

•	the absence of any required consents, approvals or filings with any governmental authorities, subject to specified exceptions;

•	the accuracy of RMI’s financial statements and their preparation in accordance with generally accepted accounting principles, or GAAP;

•

the absence of certain significant events since March 31, 2009, including, among others, the declaration or payment of dividends, the adoption or amendment of any employee benefit plan, the modification of material terms of employment for any employee, and acquisitions or dispositions of property or capital expenditures above specified amounts;

•	RMI’s and its subsidiaries’ compliance with applicable tax laws;

•	RMI’s title to its assets;

•	the accuracy and completeness of the disclosed list of material contracts;

•	the absence of material defaults under those contracts;

•	the accuracy and completeness of RMI’s disclosures regarding intellectual property;

•

the accuracy and completeness of the disclosed list of employee benefit plans, and RMI’s compliance with certain laws regarding employee benefits, including the Employee Retirement Income Security Act of 1974 and Section 409A of the code;

•	the accuracy and completeness of RMI’s disclosures regarding intellectual property;

•	the absence of any infringement by RMI of the intellectual property of third parties;

•	the accuracy and quality of RMI’s accounts receivables;

•	the absence of any recent or threatened terminations of relationships with RMI by its suppliers;

•	the validity and effectiveness of RMI’s insurance policies and the absence of any undisclosed claims under those policies;

•	the accuracy of the RMI’s disclosures concerning its employees, and RMI’s compliance with labor laws;

•	the absence of any undisclosed litigation or threatened claims against RMI;

•	RMI’s and its subsidiaries’ compliance with environmental laws;

•	RMI’s and its subsidiaries’ material compliance with all other applicable laws, including the U.S. Foreign Corrupt Practices Act;

•	the vote of RMI’s stockholders required to approve the merger;

•	the accuracy of the information to be provided by RMI to us for use in our filings with the SEC, including this proxy statement;

•	RMI’s board of directors’ determination that the merger is fair and in the best interests of the RMI Stockholders, and its recommendation to the RMI stockholders;

•	the absence of certain relationships and transactions with related parties;

•	the absence of any discussions with any third party regarding an acquisition of RMI; and

•	the accuracy and completeness of RMI’s disclosures.

We and merger sub made representations and warranties to RMI concerning the following matters, among others:

•	the due organization and good standing of NetLogic and merger sub;

•	their respective authority to enter into and perform the merger agreement and the related agreements;

•	the absence of conflicts or violations with respect to organizational documents, certain material agreements, governmental permits or laws;

•	the absence of any required consents, approvals or filings with any governmental authorities, subject to specified exceptions;

•	the due authorization and valid issuance of the shares issuable to the RMI stockholders as merger consideration;

•	the exemption of the issuance from registration under federal securities laws;

•	the compliance of our SEC filings with applicable federal securities laws and regulations and the accuracy of the information contained in such filings;

•	the absence of any brokers or finders; and

•	the accuracy and completeness of their disclosures, including information provided for use in the information statement to be sent to RMI’s stockholders.

Conduct of Business Pending the Merger

From the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, RMI has agreed to, and agreed to cause each of its subsidiaries to, conduct their respective businesses in the ordinary course and in a manner consistent with past practice, and to use all reasonable efforts to maintain and preserve intact the business organization and the goodwill or RMI and its subsidiaries, and to preserve existing relationships with customers, suppliers, licensees and other third parties. RMI has also agreed not to take specific actions without our prior written consent, including, among others:

•	amend or otherwise change its organizational documents or the organizational documents of any of its subsidiaries;

•	issue, grant, sell, dispose of, or encumber or otherwise mortgage, pledge or subject to any lien, any capital stock or other securities of RMI or any of its subsidiaries, with certain exceptions;

•

sell, lease, dispose of, or encumber or otherwise mortgage, pledge or subject to any lien (including the grant of any exclusive license) any assets or properties of RMI or any of its subsidiaries, with certain exceptions;

•	incur, assume or guarantee any indebtedness for itself or any person, with certain exceptions;

•	declare any dividend or other distribution, split, combine, recapitalize or reclassify any of its capital stock;

•	amend the terms or change the period of exercisability of any securities of RMI or any of its subsidiaries, or re-acquire any securities of RMI or any of its subsidiaries, with certain exceptions;

•	acquire any corporation, partnership or other business organization or division or business thereof;

•	make or commit to make any capital expenditures or purchase of fixed assets which are in excess of $250,000 individually, or $500,000 in the aggregate;

•

enter into, amend or waive any material contract other than in the ordinary course of business and consistent with past practices that involve total obligations of less than $250,000, excluding product sales and inventory purchases;

•

fail to provide any notices, assurances or support required by any contract relating to any intellectual property in order to ensure that no condition under such contract occurs which could result in, or could increase the likelihood of, any transfer or loss by it of any material intellectual property;

•	materially modify its standard warranty terms for its products or any product warranties in any manner that is adverse to RMI or any of its subsidiaries;

•	enter into or amend any contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any time or scope with respect to any of its products or technology;

•

increase in any manner the compensation payable to any director, officer, consultant or employee, grant any severance or termination pay to, or terminate or amend any RMI employee plan, materially change the coverage or benefits available under any bonus, profit sharing, thrift, compensation, equity, pension, retirement, deferred compensation or other plan or agreement, with certain exceptions;

•	take any action to materially change accounting or tax reporting policies or procedures, with certain exceptions;

•	pay, discharge or satisfy any claims, liabilities or obligations in excess of $250,000 other than in certain circumstances;

•	materially modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices;

•	adopt a plan of complete or partial liquidation, dissolution or other similar transaction (other than the merger agreement with us);

•	revalue in any material respect any assets or properties with a value that exceeds $250,000;

•	transfer to any person any rights to any intellectual property owned by RMI or any of its subsidiaries other than in the ordinary course of business consistent with past practices;

•	enter into any contract, understanding or commitment with non-competition restrictions;

•	take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement;

•

take any action that would make any of the representations or warranties of RMI or any of its subsidiaries contained in the merger agreement untrue or incorrect in any material respect or otherwise prevent RMI or any of its Subsidiaries from performing, or cause RMI or any of its Subsidiaries not to perform, its covenants thereunder; or

•	take, or agree in writing or otherwise to take, any of the actions described above.

We have also agreed not to take certain actions prior to the effective time of the merger without the prior written consent of RMI, including, among others:

•	issue, grant or sell more than $50,000,000 of capital stock in one or more equity financings;

•	sell, lease or dispose of any of our or our subsidiaries’ businesses, assets or properties in an aggregate amount in excess of $25,000,000;

•

acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof in exchange for consideration in excess of $10,000,000;

•	adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, reorganization or other similar transaction (other than the merger agreement with RMI);

•

take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement or any of its subsidiaries from materially performing, or cause us or any of our subsidiaries not to materially perform, our covenants under the merger agreement; or

•	take, or agree in writing or otherwise to take, any of the actions described above.

No Solicitation

RMI has agreed that, from and after the date of the merger agreement, it will not, and will not authorize, encourage or permit any officer, director, employee, stockholder, agent, representative or affiliate of RMI to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or proposals that constitute, or be expected to lead to an acquisition proposal; or

•	engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to any acquisition proposal.

The merger agreement prohibited RMI’s board of directors from withdrawing, amending or modifying its approval or recommendation of the merger agreement or the merger at any time prior to obtaining the required stockholder approval, unless RMI’s board of directors determined in good faith, after consultation with its outside legal counsel, that the failure to do so was reasonably likely to result in a breach of fiduciary duties to RMI stockholders under applicable law. Such stockholder approval was obtained by RMI on June 1, 2009.

Other Covenants

The merger agreement contains customary covenants of the parties concerning confidentiality, reasonable access to information before closing, public disclosure of the transactions contemplated by the merger agreement, cooperation with respect to regulatory filings, and reasonable efforts to consummate the transactions contemplated by the merger agreement. The parties have further agreed to the following additional covenants, among others:

•	RMI agreed to terminate its 401(k) plan and other employee benefit plans prior to the closing;

•

we agreed to provide to employees of RMI and its subsidiaries who become our employees or remain employees of the surviving corporation employee benefits and compensation plans and programs that are no less favorable in the aggregate than those provided to our similarly situated employees;

•

RMI agreed to submit the merger agreement to its stockholders for approval and adoption by written consent promptly following the execution of the merger agreement, which consent was obtained on June 1, 2009;

•	we agreed to prepare and file a proxy statement with the SEC and to give notice of and convene a meeting of its stockholders;

•

we agreed to provide, during the six-year period following the consummation of the merger, all rights to indemnification existing on the closing date in favor of RMI’s officers and directors, and to ensure that the surviving corporation fulfills its obligations to those officers and directors under RMI’s certificate of incorporation and bylaws as in effect on the closing date; and

•

we agreed to prepare and file a registration statement on Form S-8 on or before the closing date with respect to all the shares of our common stock issuable as retention, transition and future incentive awards.

Conditions to Consummation of the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The respective obligations of each party to consummate the transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) of each of the following conditions at or prior to the closing:

•

the merger agreement shall have been approved and adopted by the requisite vote of the stockholders of RMI, and our stockholders shall have approved the issuance of the shares of our common stock to be issued in connection with the merger;

•

all approvals, authorizations or clearances required under any applicable antitrust laws with respect to any antitrust filings shall have been obtained and all requirements under the antitrust laws shall have been satisfied; and

•

no temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect.

Conditions to NetLogic’s and Merger Sub’s Obligations to Effect the Merger

The obligations of NetLogic and merger sub to consummate the transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) at or prior to the closing of the following additional conditions:

•

that the representations and warranties of RMI contained in the merger agreement be true, complete and correct on the date of the merger agreement and on and as of the effective time with the same force and effect as if made as of such date, with certain exceptions;

•	that RMI not have materially breached its covenants under the merger agreement required to be performed and complied with as of the effective time;

•	that all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority have been obtained or made;

•

that no company material adverse effect has occurred since the date of the merger agreement which is defined under the merger agreement as a change that is materially adverse to RMI’s financial condition, properties, assets, liabilities or business operations or that might materially impair the ability of RMI to consummate the merger, other than material adverse changes resulting from changes in (a) general economic conditions and conditions affecting RMI’s industry that do not affect RMI disproportionately, (b) events caused by the execution, delivery or performance of the merger agreement or (c) adverse conditions or events expressly disclosed by RMI in a disclosure schedule to the merger agreement (none of which are believed by us or RMI to constitute a company material adverse effect absent this exception as of the date of this proxy statement);

•

that there be no threatened or pending action or proceeding before any court or governmental authority that would result in the merger being rescinded following consummation, that seeks to prohibit or impose any limitations on our ownership or operation of RMI’s business or assets, that could be reasonably be expected to result in a company material adverse effect (as described in the preceding bullet point) or, in the case of an action brought by a governmental entity, that challenges or seeks to restrain or prohibit the consummation of the merger;

•

that RMI have obtained the approval of the holders of at least 75% of its capital stock with respect to the merger agreement and transactions contemplated thereby, including the approval of the holders of at least 80% of RMI’s preferred stock and the holders of at least a majority of RMI’s common stock;

•	that holders of no more than 5% of RMI’s preferred stock and 30% of RMI’s common stock have exercised appraisal rights under Delaware law;

•

that (a) each member of a specified group of key RMI employees, (b) at least three out of five other specified key RMI employees and (c) at least 75% of all other RMI employees to whom we or the surviving corporation have extended offers of employment shall have agreed to accept such offers of employment;

•

that we have received executed copies of certain closing certificates and other documents, including a complete and accurate preliminary schedule indicating the allocation of merger consideration payable at closing and the nominal earn-out consideration; and

•	that all outstanding options and warrants to purchase shares of RMI stock have been terminated and we have received reasonably satisfactory documentation evidencing such termination.

Conditions to RMI’s Obligations to Effect the Merger

The obligations of RMI to consummate the transactions contemplated by the merger agreement are subject to the satisfaction (or waiver) at or prior to the closing of the following additional conditions:

•

that the representations and warranties of NetLogic and merger sub contained in the merger agreement be true, complete and correct on the date of the merger agreement and on and as of the effective time with the same force and effect as if made as of such date, with certain exceptions;

•	that neither we nor merger sub have breached our covenants under the merger agreement that are required to be performed or complied with as of the effective time;

•

that no change have occurred since the date of the merger agreement that is materially adverse to our financial condition, properties, assets, liabilities or business operations or might materially impair our ability to consummate the merger, other than changes resulting from (a) general economic conditions and conditions affecting our industry that do not affect us disproportionately, (b) events caused by the execution, delivery or performance of the merger agreement and adverse conditions or (c) events expressly disclosed to RMI by us in a disclosure schedule to the merger agreement (any such change is referred to as a “parent material adverse effect”);

•

that there be no threatened or pending action or proceeding before any court or governmental authority that would result in the merger being rescinded following consummation, that seeks to prohibit or impose any limitations on our ownership or operation of RMI’s business or assets, that could be reasonably be expected to result in a parent material adverse effect (as described in the preceding bullet point) or, in the case of an action brought by a governmental entity, that challenges or seeks to restrain or prohibit the consummation of the merger;

•	that the shares of our common stock to be issued in the merger be approved for listing on the Nasdaq Global Market or such exchange as our common stock may then be listed; and

•

that RMI have received a written opinion from its counsel Pillsbury Winthrop Shaw Pittman LLP, counsel to RMI, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section  368(a) of the code.

Termination

The bases on which the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time include the following:

•	by mutual written consent duly authorized by the boards of directors of NetLogic and RMI;

•

by either RMI or us if the merger shall not have been consummated by October 31, 2009, referred to as the end date, unless the action, or failure to act, of such party has been a principal cause of the failure of the merger to occur before the end date and constitutes a breach of the merger agreement;

•

by either RMI or us if a governmental authority shall have issued or enacted any legal requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which legal requirement is final and nonappealable, as applicable;

•

by RMI, (a) upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement by us or merger sub, or (b) if any representation or warranty of NetLogic or merger sub shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of the breach or as of the time such representation or warranty shall have become untrue; but if the inaccuracy in our or merger sub’s representations and warranties or breach by us or merger sub is curable prior to the end date through the exercise of reasonable efforts, then RMI may not terminate the merger agreement sooner than 15 days following the receipt of written notice from RMI by us of the breach;

•

by us, (a) upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement by RMI or the stockholders’ representative, or (b) if any representation or warranty of RMI shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of the breach or as of the time such representation or warranty shall have become untrue; but if the inaccuracy in RMI’s representations and warranties or breach by RMI or the stockholders’ representative is curable by RMI or the stockholders’ representative prior to the end date through the exercise of reasonable efforts, then we may not terminate the merger agreement solely for the reasons set forth in this provision sooner than 15 days following the receipt of written notice from us by RMI of the breach;

•

by us, if a “company material adverse effect” (as described above in “—Conditions to Consummation of the Merger”) shall have occurred, or we first become aware of a company material adverse effect, after the date of the merger agreement; or

•	by RMI, if our board of directors fails to include our board of directors’ recommendation to adopt and approve the matters set forth in this proxy statement or changes its recommendation.

Indemnification

The merger agreement provides that any RMI preferred stockholder who accepts payment of the applicable portion of the merger consideration agrees that NetLogic, merger sub and our respective directors, officers, employees, agents and representatives shall have full recourse against, and be entitled to be compensated and reimbursed from, the escrow funds for any and all damages and losses arising from or relating to:

•

any fraud, misrepresentation or breach or failure of any representation or warranty made by RMI or the stockholders’ representative in the merger agreement or in any officers certificate to be true and correct in all respects as of the date of the merger agreement and as of the closing date;

•

any post-closing claim for material breach or non-fulfillment of any covenant or agreement made or to be performed by RMI prior to the closing in the merger agreement or in any agreement or instrument entered into by RMI in connection with the merger agreement;

•	any inaccuracy in the allocation schedule delivered to us by the stockholders’ representative setting forth the allocation of the merger consideration among the RMI stockholders; and

•

any indemnity payments to any person having acted or claiming to have acted as a broker, finder or financial advisor for any RMI stockholder, to the extent not otherwise included in the transaction expenses; and

•	the extent to which the costs of obtaining third party consents exceed an amount specified in the merger agreement;

•	specified third-party intellectual property claims (to the extent described below); and

•

any consideration paid by us or the surviving corporation with respect to “excess dissenting shares,” which are any dissenting shares in excess of 2.5% of the number of shares of RMI preferred stock and 15% of the number of shares of RMI common stock.

Except in the case of fraud or intentional misrepresentation, or a breach of the representation regarding delivery of shares of RMI stock free and clear of any liens, our sole and exclusive remedy for indemnification claims is recourse against the shares our common stock deposited in escrow. In addition to the shares deposited in escrow at closing, we have a right, solely to the extent the aggregate amount of claims made against the escrow consideration during the escrow period exceeds the total amount of the escrow funds, to withhold from, and place into escrow, a portion of the earn-out consideration otherwise payable to the former RMI stockholders at the end of the 12-month earn-out period, up to a maximum of 10% of the earned amount, for any and all damages arising from or related to the matters in the first two bullet-points above. This earn-out set-off is deposited into the escrow and treated as escrow funds under the escrow agreement and the merger agreement.

The escrow shares are deemed to have a per share value equal to the applicable closing price for purposes of satisfying indemnification claims.

Indemnification is not available to us until the aggregate cumulative amount of all damages suffered by us and subject to indemnification claims under the merger agreement (other than damages relating to the specified intellectual property claims) exceeds $500,000, in which event we may recover the entire amount of cumulative damages. Similarly, indemnification is not available to us for damages relating to the specified intellectual property claims unless and until the aggregate cumulative amount of all damages suffered by us arising out of those claims exceeds $250,000, in which event we are entitled to recover 50% of the damages in excess of the $250,000 deductible.

In order to bring a claim for indemnification under the merger agreement, we must deliver an officer’s certificate to the RMI stockholders’ representative that describes the nature and amount of the claim. The stockholders’ representative has 30 days after receipt of the officer’s certificate to deliver a written objection to all or part of the officer’s certificate. The written objection must include the basis of the objection and the amount in dispute. We then have 30 days to respond in a written statement to the objection. If any claims remain in dispute at the end of this 30-day period, the parties have agreed to attempt in good faith for 30 days to resolve the dispute. If no agreement is reached at the end of this 30-day period, either party may demand arbitration of the matter, which is to be conducted in accordance with the commercial rules of Judicial Arbitration & Mediation Services, or JAMS. The decision of the arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties. The non-prevailing party pays the arbitration costs and fees of JAMS and the arbitration expenses of the prevailing party, other than attorneys’ fees and costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION ON RMI

The following table sets forth certain of RMI’s consolidated financial data. The consolidated financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 is derived from RMI’s audited consolidated financial statements. The audited consolidated financial statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006 are included elsewhere in this proxy statement. The selected balance sheet data as of December 31, 2006, 2005 and 2004 and selected statements of operations data for the years ended December 31, 2005 and 2004 are derived from our audited financial statements not included in this proxy statement. The consolidated financial information as of and for the six month periods ended June 30, 2009 and 2008 is derived from RMI’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement and which, in RMI’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of RMI’s financial position and results of operations for such period. Interim results for the six months ended June 30, 2009 are not necessarily indicative of results for the remainder of the fiscal year or for any future period.

The selected historical financial data below should be read in conjunction with the consolidated financial statements and related notes and “RMI Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein.

	Year Ended December 31,					Six Months Ended June 30,
	2008	2007	2006	2005	2004	2009	2008
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$78,946	$64,345	$30,053	$13,295	$12,495	$35,314	$41,217
Cost of revenue	31,806	33,654	22,180	8,034	8,621	13,477	16,877

Gross profit	47,140	30,691	7,873	5,261	3,874	21,837	24,340

Operating expenses:

Research and development	38,875	34,195	26,134	23,815	29,908	17,364	19,480
In-process research and development	—	—	3,130	—	—	—	—
Selling, general and administrative	25,551	18,957	12,330	9,880	7,355	13,798	12,074

Total operating expenses	64,426	53,152	41,594	33,695	37,263	31,162	31,554

Loss from operations	(17,286)	(22,461)	(33,721)	(28,434)	(33,389)	(9,325)	(7,214)
Interest expense	(1,940)	(1,937)	(1,354)	(2,138)	(1,288)	(679)	(1,106)
Other income (expense), net	57	855	904	776	224	(119)	127

Loss before income taxes	(19,169)	(23,543)	(34,171)	(29,796)	(34,453)	(10,123)	(8,193)
Provision for income taxes	103	222	94	—	—	560	72

Net loss before extraordinary item	(19,272)	(23,765)	(34,265)	(29,796)	(34,453)	(10,683)	(8,265)

Extraordinary gain on the resolution of acquisition price contingency	—	3,185	—	—	—	—	—

Net loss	$(19,272)	$(20,580)	$(34,265)	$(29,796)	$(34,453)	$(10,683)	$(8,265)

	December 31,					June 30,
	2008	2007	2006	2005	2004	2009
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,188	$14,785	$18,326	$13,633	$36,196	$20,159
Working capital	13,731	11,685	12,132	5,590	33,099	20,092
Total assets	46,469	42,817	49,002	23,099	50,219	52,938
Line of credit	489	277	—	—	—	758

Contingent acquisition price liability	—	—	3,765	3,765	3,765	—

Notes payable and intellectual property license obligation	6,336	10,580	8,861	13,607	12,838	18,794
Shareholders’ equity	27,592	19,097	27,337	1,317	27,842	19,079

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION ON NETLOGIC

The following table sets forth certain of our consolidated financial data. The consolidated financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, is derived from our audited consolidated financial statements. The selected balance sheet data as of December 31, 2008 and 2007 and selected statements of operations data for the years ended December 31, 2008, 2007 and 2006 are derived from our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 incorporated by reference into this proxy statement. The selected balance sheet data as of December 31, 2006, 2005 and 2004 and selected statements of operations data for the years ended December 31, 2005 and 2004 are derived from our audited financial statements not included in this proxy statement. The consolidated financial information as of and for the six month periods ended June 30, 2009 and 2008 is derived from our unaudited consolidated financial statements, which are included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 incorporated by reference into this proxy statement and which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of our financial position and results of operations for such period. Interim results for the six months ended June 30, 2009 are not necessarily indicative of results for the remainder of the fiscal year or for any future period.

The selected historical financial data below should be read in conjunction with the consolidated financial statements for those periods and their accompanying notes.

	Year Ended December 31,					Six Months Ended June 30,
	2008	2007	2006	2005	2004	2009	2008
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$139,927	$109,033	$96,806	$81,759	$47,833	$62,851	$70,723
Cost of revenue	61,616	44,732	36,762	33,415	26,664	27,531	31,365

Gross profit	78,311	64,301	60,044	48,344	21,169	35,320	39,358

Operating expenses:
Research and development	51,607	45,175	36,578	21,939	19,425	26,334	24,563
In-process research and development	—	1,610	10,700	—	—	—	—
Selling, general and administrative	26,567	19,672	15,455	10,936	9,932	14,172	12,709
Acquisition-related costs	—	—	—	—	—	1,335	—

Total operating expenses	78,174	66,457	62,733	32,875	29,357	41,841	37,272

Income (loss) from operations	137	(2,156)	(2,689)	15,469	(8,188)	(6,521)	2,086
Interest income	1,595	4,431	3,737	1,568	382	443	839
Interest expense	—	—	—	(203)	(4,076)	—	—

Other income (expense), net	(92)	32	3	(16)	(149)	(24)	(94)

Income (loss) before income taxes	1,640	2,307	1,051	16,818	(12,031)	(6,102)	2,831
Provision for (benefit from) income taxes	(1,937)	(288)	459	379	—	(29)	(628)

Net income (loss)	$3,577	$2,595	$592	$16,439	$(12,031)	$(6,073)	$3,459

Net income (loss) per share - basic	$0.17	$0.13	$0.03	$0.93	$(1.17)	$(0.28)	$0.16

Net income (loss) per share - diluted	$0.16	$0.12	$0.03	$0.87	$(1.17)	$(0.28)	$0.16

Shares used in calculation - basic	21,472	20,747	19,758	17,725	10,318	21,883	21,277

Shares used in calculation - diluted	22,314	21,938	21,107	18,992	10,318	21,883	22,214

	December 31,					June 30,
	2008	2007	2006	2005	2004	2009
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$96,541	$50,689	$89,879	$65,788	$41,411	$88,263
Working capital	87,853	63,956	95,986	65,162	45,283	88,961
Total assets	245,771	203,151	157,769	85,529	59,454	246,345

Software licenses and other obligations	1,219	2,528	2,625	687	1,317	4,570
Stockholders’ equity	200,267	171,888	142,524	68,656	48,102	208,756

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of NetLogic and RMI after giving effect to the agreement for our merger with RMI, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 is presented as if the merger with RMI had occurred on June 30, 2009. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2009, and year ended December 31, 2008, are presented as if the RMI merger had occurred on January 1, 2008 with recurring merger-related adjustments reflected in each of the periods.

Determination of the RMI purchase price and allocations of the RMI purchase price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the historical financial statements of RMI for the year ended December 31, 2008 (pages F-2 to F-38), the historical unaudited financial statements of RMI as of and for the six months ended June 30, 2009 (pages F-39 to F-62), and other information pertaining to NetLogic and RMI contained in this proxy statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2009

(in thousands)

	Historical
	NetLogic at June 30, 2009	RMI at June 30, 2009	Pro Forma Adjustments (Note 4)			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$88,263	$20,159	$(14,533)	(a	)	$93,889
Accounts receivables, net	7,995	9,717	—			17,712
Inventories	9,656	5,791	3,000	(b	)	18,447
Deferred income taxes	2,897	—	—			2,897
Prepaid expenses and other current assets	6,874	2,408	(125)	(d	)	9,157

Total current assets	115,685	38,075	(11,658)			142,102
Property and equipment, net	7,918	3,670	—			11,588
Goodwill	68,712	7,163	35,988	(c	)	111,863
Intangible asset, net	32,888	—	150,600	(c	)	183,488
Other assets	21,142	4,030	7,975	(d	)	33,147

Total assets	$246,345	$52,938	$182,905			$482,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,551	$3,452	$—			$13,003
Accrued liabilities	13,212	9,527	6,924	(d	)	29,663
Deferred margin	536	452	(452)	(e	)	536
Line of credit	—	758	(758)	(a	)	—
Notes payable, current	—	3,794	245	(f	)	4,039
Software licenses and other obligations, current	3,425	—	—			3,425

Total current liabilities	26,724	17,983	5,959			50,666
Notes payable, long-term	—	15,000	(15,000)	(d	)	—
Software licenses and other obligations, long-term	1,145	—	—			1,145
Deferred tax liabilities, long-term	—	565	(565)	(c	)	—
Other liabilities	9,720	311	12,307	(g	)	22,338

Total liabilities	37,589	33,859	2,701			74,149

Stockholders’ equity:
Preferred stock, common stock and additional paid-in capital of NetLogic stockholders	290,810	—	209,635	(h	)	500,445
Preferred stock, common stock and additional paid-in capital of RMI stockholders	—	207,772	(207,772)	(h	)	—
Accumulated deficit	(82,054)	(188,693)	178,341	(h	)	(92,406)

Total stockholders’ equity	208,756	19,079	180,204			408,039

Total liabilities and stockholders’ equity	$246,345	$52,938	$182,905			$482,188

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	NetLogic for Year Ended December 31, 2008	RMI for Year Ended December 31, 2008
Revenue	$139,927	$78,946	$—		$218,873
Cost of revenue	61,616	31,806	22,431	(i)	115,853

Gross profit	78,311	47,140	(22,431)		103,020

Operating expenses:
Research and development	51,607	38,875	—		90,482
Selling, general and administrative	26,567	25,551	2,122	(i)	54,240

Total operating expenses	78,174	64,426	2,122		144,722

Income (loss) from operations	137	(17,286)	(24,553)		(41,702)
Interest and other income (expense), net	1,503	(1,883)	1,358	(j)	978

Income (loss) before income taxes	1,640	(19,169)	(23,195)		(40,724)
Provision for (benefit from) income taxes	(1,937)	103	(9,278	)(k)	(11,112)

Net income (loss)	$3,577	$(19,272)	$(13,917)		$(29,612)

Net income (loss) per share—Basic	$0.17				$(1.12)
Net income (loss) per share—Diluted	$0.16				$(1.12)

Shares used in calculation—Basic	21,472		5,026	(l)	26,498
Shares used in calculation—Diluted	22,314		4,184	(l)	26,498

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2009

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	NetLogic for Six Months Ended June 30, 2009	RMI for Six Months Ended June 30, 2009
Revenue	$62,851	$35,314	$—		$98,165
Cost of revenue	27,531	13,477	9,902	(i)	50,910

Gross profit	35,320	21,837	(9,902)		47,255

Operating expenses:
Research and development	26,334	17,364	—		43,698
Selling, general and administrative	14,172	11,781	1,237	(i)	27,190
Acquisition-related costs	1,335	2,017	—		3,352

Total operating expenses	41,841	31,162	1,237		74,240

Loss from operations	(6,521)	(9,325)	(11,139)		(26,985)
Interest and other income (expense), net	419	(798)	386	(j)	7

Loss before income taxes	(6,102)	(10,123)	(10,753)		(26,978)
Provision for (benefit from) income taxes	(29)	560	(4,301	)(k)	(3,770)

Net loss	$(6,073)	$(10,683)	$(6,452)		$(23,208)

Net loss per share—Basic	$(0.28)				$(0.86)
Net loss per share—Diluted	$(0.28)				$(0.86)

Shares used in calculation—Basic	21,883		5,026	(l)	26,909
Shares used in calculation—Diluted	21,883		5,026	(l)	26,909

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Preliminary Fair Value of Consideration Transferred

On May 31, 2009, we entered into an Agreement and Plan of Merger Reorganization with RMI. The value of the merger consideration to be paid at the closing date as specified in the merger agreement is equal to $181.35 million plus $2.0 million as an advance earn-out payment. The total number of shares of our common stock to be issued to the holders of RMI preferred stock at the closing date will be equal to the amount of calculated value that is allocable to the shares of RMI preferred stock divided by the applicable closing price of our common stock. The applicable closing price will generally be the same as the average closing price of our common stock for the 20-trading day period ending on the third trading day prior to the closing date, but it cannot be more than $34.90 or less than $26.97. The total amount of cash to be paid to the holders of RMI common stock at the closing date will be equal to the amount of calculated value that is allocable to the shares of RMI common stock under the merger agreement, plus the $2 million advance earn-out credit referenced above. In calculating the amount of cash payable to the holders of RMI common stock, the collar does not limit the amount of cash they are paid. The size of the cash payment may therefore be greater than or less than the portion of the nominal value allocable to the RMI common stock.

The value of the maximum remaining earn-out consideration as specified in the merger agreement is $68.0 million, which will be allocated, determined and paid in the same manner and kind as the merger consideration payable at the closing date but will be reduced by the advance earn-out credit paid to the holders of RMI common stock at the closing date, and may be reduced further by up to $1 million for a special bonus payment to the chief executive officer of RMI in the circumstances specified in the merger agreement. The earn-out is based on the achievement of a specified revenue target for a 12-month period after the closing date.

The revenue target for the earn-out period is based on RMI management’s financial plan as of April 2009, which included projections of RMI’s revenues on a quarterly basis through the fourth quarter of 2010. The revenue target for the earn-out is equal to the sum of the monthly revenue targets for each of the twelve calendar months during the earn-out period, which begins on the first day of the first full calendar month following the closing date of the acquisition (each monthly revenue target represents one-third of the projected revenue amount for the quarter in which the month falls). If the acquisition is completed in October 2009, the revenue target would be $122.7 million. Earn-out consideration would become payable once revenue equal to 75% of $122.7 million, or $92.0 million, is achieved during the earn-out period, at the rate of $2.4 million for each percentage point above 75% and $3.4 million for each percentage point about 90%.

One hundred percent of the shares of our common stock issued as merger consideration at the closing date will be subject to a lock-up for six months following the closing date, and 50% of the shares will be subject to a lock-up for one year following the closing date. Earn-out consideration will be paid within 90 days after the end of the 12-month earn-out measurement period.

The following examples illustrate how different average closing prices of our common stock would affect the relative allocations of total merger consideration among the holders of RMI preferred stock and RMI common stock and the approximate total value of the merger consideration. The average closing prices used in these examples were chosen solely for the sake of providing a range of sample calculations. In each example, the amounts shown are estimates. For the sake of simplicity, escrow offsets are ignored, figures have been rounded and we have assumed that:

•	there will be no change in the number of outstanding shares of each class and series of RMI stock between May 31, 2009, the date of the merger agreement, and the closing date; and

•	all of the earn-out objectives will be achieved, such that the nominal value of the earn-out consideration is $70.0 million.

Average Closing Price	Applicable Closing Price	Approximate Amount of Cash Payable to RMI Common Stockholders	Approximate Number of Shares Issuable to RMI Preferred Stockholders	Total Value of Merger Consideration
$20.00	$26.97	$5.9 million, all of which is payable at closing	9,050,000 shares, of which 6,500,000 are issuable at closing and 2,550,000 are issuable at end of earn-out period	$186.9 million
$30.00	$30.00	$14.4 million, of which $8.0 million is payable at closing and $6.4 million is payable at end of earn-out period	7,900,000 shares, of which 5,850,000 are issuable at closing and 2,050,000 are issuable at end of earn-out period	$251.4 million
$40.00	$34.90	$21.6 million, of which $9.1 million is payable at closing and $12.5 million is payable at end of earn-out period	6,662,000 shares, of which 5,026,000 are issuable at closing and 1,636,000 are issuable at end of earn-out period	$288.0 million
$45.00	$34.90	$28.9 million, of which $14.2 million is payable at closing and $14.7 million is payable at end of earn-out period	6,560,000 shares, of which 4,940,000 are issuable at closing and 1,620,000 are issuable at end of earn-out period	$324.1 million
$50.00	$34.90	$36.0 million, of which $19.7 million is payable at closing and $16.3 million is payable at end of earn-out period	6,480,000 shares, of which 4,860,000 are issuable at closing and 1,620,000 are issuable at end of earn-out period	$360.1 million

Based on the formulas set forth in the merger agreement, the maximum number of shares of common stock that we would be required to issue as merger consideration (including the earn-out portion, assuming attainment of all objectives) is approximately 9,050,000 shares.

For purposes of the preparation of these pro forma condensed combined financial statements, we applied the average closing price for a 20-day period ending on July 28, 2009, the third trading day prior to the most recent quarter end date, and our stock price as of July 31, 2009 of $39.75 on RMI’s projected outstanding capital stock at closing. Based on this average closing price of $36.80 per share, an estimated 5,026,000 shares will be issued to RMI preferred shareholders and approximately $8.4 million will be paid to RMI common shareholders at closing. Additionally, we estimate that an earn-out of $12.3 million will be achieved, which would be settled by issuing approximately 310,000 shares of our common stock. The total purchase price can change based on the average closing price for our common stock prior to closing. Any differences between the fair value of the consideration issued will be recorded as goodwill.

2. Preliminary Purchase Price Determination

The merger-date fair value of the total consideration to be transferred, assuming a closing date of June 30, 2009, is estimated as follows (in thousands):

Payments to RMI preferred shareholders in stock	$199,783
Payments to RMI common shareholders in cash	8,375
Acquisition-related contingent consideration	12,307

Total	$220,465

In accordance with SFAS 141(R), a liability will be recognized for the estimated merger date fair value of the acquisition-related contingent consideration based on the probability of the achievement of the revenue target. Any change in the fair value of the acquisition-related contingent consideration subsequent to the merger date, including changes from events after the acquisition date, such as changes in our estimate of the revenue expected to be achieved and changes in our stock price, will be recognized in earnings in the period the estimated fair value changes. The fair value estimate assumes probability-weighted revenues are achieved over the earn-out period. Actual achievement of revenues at or below 75% of the revenue range for this assumed earn-out period would reduce the liability to zero. If the amount of revenue recognized is greater than 75% of the revenue target, the RMI stockholders will receive a nominal amount of earn-out consideration that increases as the percentage gets closer to 100%, up to a maximum amount of $70 million. Specifically, the formula provides that, if the calculated percentage is greater than 75%, then the nominal amount of earn-out consideration is equal to $2.4 million for each percentage point above 75% and by an additional $3.4 million for each percentage point above 90%. For example, if the amount of recognized revenue is 80% of the target, the nominal earn-out amount would be $12 million, i.e. 5.0 multiplied by $2.4 million. If the amount of recognized revenue is 95% of the target, the nominal earn-out amount would be $53 million, i.e. the sum of (a) 15.0 multiplied by $2.4 million, plus (b) 5.0 multiplied by $3.4 million. Similarly, the number of shares that we will issue in the earn-out (to the extent the revenue milestones are achieved) is determined in reference to the applicable closing price. The market price of our common stock may have changed significantly over the 12- to 15-month period between the closing date and the date the earn-out is paid. If the market price of our common stock increases substantially during this period, the market value of the stock portion of the earn-out consideration may be significantly greater than the amount allocated to it by the formulas in the merger agreement. As a result, the total value of the earn-out consideration paid by us may exceed the nominal value of $70.0 million specified in the merger agreement (including the $2.0 million of advance earn-out credit paid to the holders of RMI common stock at closing). A change in the fair value of the acquisition-related contingent consideration could have a material impact on our statement of operations and financial position in the period of the change in estimate. The pro forma income statements have not been adjusted to give effect to the potential change in acquisition-related contingent consideration liability.

The estimated initial earn-out liability was based on our probability assessment of RMI’s revenue achievements during the earn-out period. In developing these estimates, we considered the revenue projections of RMI management, RMI’s historical results, and general macro-economic environment and industry trends. This fair value measurement is based on significant revenue inputs not observed in the market and thus represents a Level 3 measurement as defined by SFAS 157, Fair Value Measurements. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. We assumed a probability-weighted revenue achievement of approximately 80% of target. We determined that the resulting earn-out consideration would be 310,000 shares of our common stock (and no cash payment). We then applied our closing stock price of $39.75 as of July 31, 2009 to the 310,000 shares to arrive at an initial earn-out liability of $12.3 million.

As retention incentive awards, under the definitive agreement we have agreed (i) to issue fully vested shares of our common stock with a total nominal value of $8.65 million to specified RMI employees at the closing date for services through the consummation of the merger, (ii) to grant restricted stock units to employees of RMI to vest over 12 months of employment with us, and (iii) to grant restricted stock units and/or stock options to employees of RMI, subject to vesting and other terms to be determined by us. The number of shares of our common stock to be provided will be determined by dividing the total amount specified in each of clauses (i), (ii) and (iii) by the applicable closing price. The maximum number of additional shares of common stock that we would be required to issue to continuing RMI employees as incentive awards is approximately 4,030,000 shares, of which 690,000 shares would be in the form of unrestricted stock and restricted stock units and 3,340,000 shares would be subject to employee stock options. We will not be assuming any outstanding stock options or warrants to purchase capital stock of RMI in the merger. We will record the estimated stock-based compensation expense of $9.9 million relating to the fully vested shares of common stock in our statement of operations at the issue date. We will record the stock-based compensation expense associated with the restricted stock units and/or stock options that are subject to future service requirements in our statement of operations over the future service period. We have not included any of the stock-based compensation expense relating to these three types of retention incentive awards in the pro-forma condensed combined statements of operations.

3. Preliminary Allocation of Consideration Transferred

The merger will be accounted for as a business combination under Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”). The estimated total purchase price of $220.5 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of the date of the completion of the acquisition as follows (in thousands):

Current assets:
Inventory	$8,791
Other current assets	26,126
Property and equipment	3,670
Deferred tax assets	22,975
Other non-current tangible assets	4,030
Amortizable intangible assets:
Existing and core technology	82,200
Customer contracts and related relationships	16,200
Composite intangible assets	1,500
Tradenames and trademarks	2,200
Non competition agreements	300
Backlog	3,000
Indefinite-lived intangible asset:
In-process research and development	45,200
Accounts payable and accrued liabilities	(12,900)
Deferred tax liabilities, current	(6,549)
Principal and interest due on RMI’s notes payable to NetLogic	(15,125)
Other notes payable	(4,039)
Other long-term liabilities	(265)
Goodwill	43,151

Total	$220,465

As of the effective date of the merger, inventories are required to be measured at fair value. We do not have detailed information at this time as to the specific finished goods relating to each stage of completion of work-in-progress. The preliminary fair value adjustment to inventory of $3.0 million is based on assumptions applied at an aggregate level to the June 30, 2009 RMI inventory balance. In estimating the fair value of finished goods and work-in-progress inventory, we made assumptions on the selling prices and selling cost associated with the inventory. We assumed that estimated selling prices would yield gross margins consistent with actual margins earned by RMI during the first half of 2009. We assumed that selling cost as a percentage of revenue would be consistent with actual rates experienced by RMI during the first half of 2009.

Existing and core technology consisted of products which have reached technological feasibility and relate to the multi-core, multi-threaded processing products (XLR and XLS) and the ultra low-power processing products (Au 1xxx). The value of the developed technology was determined by discounting estimated net future cash flows of these products. We will amortize the existing and core technology on a straight-line basis over estimated lives of 3 to 7 years.

Customer relationships relate to our ability to sell existing and future versions of products to existing RMI customers. The fair value of the customer relationships was determined by discounting estimated net future cash flows from the customer contracts. We will amortize customer relationships on a straight-line basis over an estimated life of 10 years.

Composite intangible assets relate to matured legacy products. The fair value of the developed technology was determined by discounting estimated net future cash flows of these products. We will amortize the composite intangible assets on a straight-line basis over an estimated life of 2 years.

Tradename and trademarks represents various RMI brands, registered product names and marks. The fair value of tradename and trademarks was determined by estimating a benefit from owning the asset rather than paying a royalty to a third party for the use of the asset. We will amortize the asset on a straight-line basis over an estimated life of 3 years.

Non-competition agreements were valued by determining the difference in net future cash flows with and without the covenant not to compete. We will amortize the assets on a straight-line basis over an estimated life of 2.5 years.

The backlog fair value relates to the estimated selling cost to generate backlog at an expected closing date in the quarter ending September 30, 2009. The fair value of backlog at closing will be amortized over an estimated life of 4 months.

In-process research and development, or IPRD, consisted of the in-process project to complete development of the XLP product. The value assigned to IPRD was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The fair values of IPRD were determined using the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks related to the product’s development and success as well as the product’s stage of completion. Acquired IPRD assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized as charges to earnings; instead this asset will be subject to periodic asset value impairment testing. Upon successful completion of the development process for the acquired IPRD project, the asset would then be considered a finite-lived intangible asset and amortization of the asset will commence over its expected life of 8 years. Development of the XLP technology is currently estimated to be approximately 75% complete and expected to be completed in the third quarter of 2010. Efforts are ongoing to complete a tape-out model and process a wafer prototype through a third party foundry by the fourth quarter of 2009. Validation, testing and further re-work may be required prior to achieving volume production which is anticipated to occur in 2011. The estimated incremental cost to complete the XLP technology is approximately $7.2 million. Our result of operations and financial position in 2011 could be adversely impacted if the technology is not successful and completed in the expected time frame.

At the merger date, notes payable assumed will be recorded at fair value. Fair value is determined by discounting future cash payments at a market borrowing rate.

The deferred tax liability associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed is recorded using the estimated weighted average statutory tax rate in the jurisdictions where the fair value adjustments may occur.

Of the total estimated purchase price paid at the time of acquisition, approximately $43.2 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and is not deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquisition of an assembled workforce of experienced semiconductor engineers, synergies in products, technologies, skillsets, operations, customer base and organizational cultures that can be leveraged to enable us to build an enterprise greater than the sum of its parts. In accordance with SFAS 142, goodwill will not be amortized but instead be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that management determines that the value of goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

Upon completion of the fair value assessment after the merger, we anticipate that the final purchase price allocation will differ from the preliminary allocation outlined above. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of RMI’s operations up to the date of completion of the merger. The actual amounts recorded may differ materially from the information presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, with any residual amount recorded as goodwill.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet and statements of operations are as follows:

(a)	To record payment of the following (in thousands):

Initial cash purchase consideration for RMI	$8,375
Direct acquisition costs and fees	5,400
Settlement of RMI’s outstanding line of credit	758

Total	$14,533

(b)	To record acquired finished good inventories at estimated selling prices less selling cost and acquired work-in-progress inventories at estimated selling prices less estimated manufacturing and selling cost.

(c)	To record the following adjustments (in thousands):

	Goodwill	Intangible assets, net	Deferred tax liabilities, long term
Historical balances, as reported
NetLogic balances	$68,712	$32,888	$—
RMI balances	7,163	—	565

Pro forma adjustments:
Eliminate RMI’s goodwill	(7,163)	—	—
Eliminate RMI’s deferred tax liability	—	—	(565)
Record goodwill	43,151	—	—
Record amortizable intangible assets:
Existing and core technology	—	82,200	—
Customer contracts and related relationships	—	16,200	—
Composite intangible assets	—	1,500	—
Tradenames and trademarks	—	2,200	—
Non competition agreement	—	300	—
Backlog	—	3,000	—
Record indefinite-lived intangible asset:
In-process research and development	—	45,200	—

Total pro forma adjustments	35,988	150,600	(565)

Pro forma combined	$111,863	$183,488	$—

(d)	To record the following adjustments (in thousands):

	Prepaid expenses and other current assets	Other assets, long term	Accrued liabilities	Note payable, long-term
Record deferred tax assets, long-term	$—	$22,975	$—	$—
Record deferred tax liabilities, current	—	—	6,549	—
Record initial recognition of RMI acquisition-related contingent consideration liability	—	—	—	—
Record NetLogic’s direct acquisition costs	—	—	500	—
Eliminate principal and interest on a term note between RMI and NetLogic	(125)	(15,000)	(125)	(15,000)

	$(125)	$7,975	$6,924	$(15,000)

(e)	To eliminate RMI’s deferred margin arising from transactions which require no further performance effort.

(f)	To eliminate RMI’s note payable balance of $3,794,000 and record assumed notes payable at fair value of $4,039,000. The fair value of notes payable was estimated by discounting remaining future payments under the notes at our estimated cost of borrowing of 5.75%.

(g)	To record the initial recognition of RMI acquisition related contingent consideration liability.

(h)	To record the following adjustments to stockholders’ equity (in thousands):

	NetLogic’s preferred stock, common stock and additional paid-in capital	RMI’s preferred stock, common stock and additional paid-in capital	NetLogic’s accumulated deficit	RMI’s accumulated deficit	Total
Historical balances, as reported
NetLogic stockholder’s equity	$290,810	$—	$(82,054)	$—	$208,756
RMI stockholders’ equity	—	207,772	—	(188,693)	19,079

Pro forma adjustments:
Record NetLogic’s issuance of common stock in connection with payment of initial stock consideration	199,783	—	—	—	199,783
Eliminate RMI’s historical equity	—	(207,772)	—	188,693	(19,079)
Record fully vested common stock issued at closing for services through the consummation of the merger against NetLogic’s accumulated deficit	9,852	—	(9,852)	—	—
Record direct acquisition costs and fees due at closing against NetLogic’s accumulated deficit	—	—	(500)	—	(500)

Total adjustments to stockholders’ equity	209,635	(207,772)	(10,352)	188,693	180,204

Pro forma combined	$500,445	$—	$(92,406)	$—	$408,039

(i)	To eliminate RMI’s historical amortization of intangible assets and to record amortization of estimated intangible assets recorded as a result of the RMI acquisition.

	Estimated Value	Expected Life	Expense for Twelve Months Ended December 31, 2008	Expense for Six Months Ended June 30, 2009
	(in thousands, except expected life data)
Amortization of intangible assets included in cost of revenue
Elimination of historical charges			$(1,397)	$(513)
Addition of estimated amortization charges for:
Existing and core technology	$82,200	3-7 years	20,078	10,040
Composite intangible assets	1,500	2 years	750	375
Backlog	3,000	4 months	3,000	—

			$22,431	$9,902

Amortization of intangible assets included in selling, general and administrative expenses
Elimination of historical charges			$(351)	$—
Addition of estimated amortization charges for:
Customer contracts and related relationships	$16,200	10 years	1,620	810
Tradenames and trademarks	2,200	3 years	733	367
Non-competition agreements	300	2.5 years	120	60

			$2,122	$1,237

(j)	To eliminate RMI’s historical debt service costs in connection with the line of credit and to record the notes payable and related interest expense on the notes payable at fair value.

	Expense for Twelve Months Ended December 31, 2008	Expense for Six Months Ended June 30, 2009
	(in thousands)
Elimination of historical debt servicing costs	$1,936	$552
Interest expense on notes payable at fair value	(578)	(166)

Total	$1,358	$386

(k)	To record the income tax impact at the weighted average estimated statutory income tax rates of 40% for the six months ended June 30, 2009 and 40% for the year ended December 31, 2008, applicable to the jurisdictions in which the pro forma adjustment are expected to be recorded.

(l)	To record the preliminary estimates of shares issued as initial consideration payment in connection with the merger of 5,026,000 and to eliminate the anti-dilutive effect of potential common shares. The shares to be issued were estimated based on projected RMI preferred and common shares outstanding at closing, based on an average closing price for a 20-day period ending on July 28, 2009 (which assumes a theoretical closing date of July 31, 2009).

Employment Agreements

We have negotiated employment agreements associated with certain key employees. No pro forma adjustments have been recorded as these agreements do not materially differ from existing arrangements in place prior to the merger.

Pre-Acquisition Contingencies

We have evaluated and continue to evaluate pre-acquisition contingencies related to RMI that existed as of the acquisition date. If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the measurement period, amounts recorded for such matters will be made in the measurement period as an adjustment to goodwill and, if subsequent to the measurement period, in our results of operations.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical and pro forma per share data for NetLogic and RMI. The historical data for NetLogic is derived from and should be read together with our audited consolidated financial statements and related notes thereto contained in our Form 10-K for the fiscal year ended December 31, 2008, and our unaudited condensed consolidated financial statements and related notes thereto contained in our Form 10-Q for the period ended June 30, 2009, parts of which are incorporated by reference into this proxy statement and are described under the section entitled “Where You Can Find More Information; Incorporation By Reference.” The historical data for RMI is derived from RMI’s audited financial statements for the year ended December 31, 2008 and unaudited financial statements for the period ended June 30, 2009, which are included elsewhere in this proxy statement and shares used in calculation of basic and diluted data prepared by RMI management.

The pro forma data for NetLogic and equivalent pro forma data for RMI are derived from and should be read together with the unaudited pro forma condensed combined financial statements of NetLogic, which are included elsewhere in this proxy statement, shares used in calculation of basic and diluted data for NetLogic prepared by our management, and shares used in calculation of basic and diluted data for RMI prepared by RMI management. For purposes of calculating the equivalent pro forma data for RMI, an assumed exchange ratio of 0.023 as if the exchange occurred on June 30, 2009, is applied to our pro forma combined data.

We completed our acquisition of net assets associated with the network search engine business of Integrated Device Technology, Inc. on July 17, 2009. Our historical results prior to that date do not include the effects of the acquisition of the NWD assets. The audited statement of net assets acquired and statement of revenues and expenses for the year ended March 31, 2009, and unaudited pro forma financial information related to the closing of the acquisition of the NWD assets has been included in our Form 8-K filing on July 20, 2009, which is incorporated by reference into this proxy statement.

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only. The business of NetLogic and RMI may have performed differently had the merger occurred prior to the period presented. In addition, since the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetLogic and RMI been combined during the period presented or of the future results of NetLogic following the merger.

	Historical NetLogic	Historical RMI	Pro Forma Combined	Pro Forma Equivalent of one RMI share (1)
Net income (loss) per share - basic:
Year ended December 31, 2008	$0.17	$(0.09)	$(1.12)	$(0.03)
Six months ended June 30, 2009	$(0.28)	$(0.05)	$(0.86)	$(0.02)

Net income (loss) per share - diluted:
Year ended December 31, 2008	$0.16	$(0.09)	$(1.12)	$(0.03)
Six months ended June 30, 2009	$(0.28)	$(0.05)	$(0.86)	$(0.02)

Net asset value per share
At June 30, 2009	$8.84	$0.09	$14.25	$0.33
Shares used net asset per share calculation (in millions)	23.6	218.8	28.6

(1)	The pro forma equivalent of one RMI share has been calculated by applying the exchange ratio of 0.023 to the pro forma combined per share data. The exchange ratio was computed by dividing 5,026,000 NetLogic shares estimated to be issued at closing in exchange for RMI shares projected to be outstanding at closing of 218.8 million. In determining the projected RMI share count of 218.8 million, we considered the outstanding preferred and common shares as of July 31, 2009 and an estimate of outstanding options and warrants that are in-the-money and exercisable at closing. The exchange ratio does not include the cash consideration payable to RMI common stock holders.

SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL DATA OF NETLOGIC

We completed our acquisition of net assets associated with the network search engine business of Integrated Device Technology, Inc., or IDT, which we refer to as the NWD Assets, on July 17, 2009. Our historical results prior to that date do not include the effects of the acquisition of the NWD Assets. The audited statement of net assets acquired and statement of revenues and expenses for the year ended March 31, 2009, and unaudited pro forma financial information related to the closing of the acquisition of the NWD Assets have been included in our Form 8-K filing on July 20, 2009, which is incorporated by reference in this proxy statement.

The supplemental unaudited pro forma condensed combined financial data are based on unaudited pro forma condensed combined financial data of NetLogic and RMI presented in “Unaudited Pro Forma Condensed Combined Financial Statements,” giving the effects of combining the acquisition of the NWD Assets on a pro forma basis and have been separately included in the supplemental unaudited pro forma condensed combined financial data presented in the tables below labeled “Pro Forma Combined—including NWD Assets.” The statements of revenues and expenses related to the NWD Assets for the year ended March 31, 2009 and for the six months ended June 28, 2009 have been included in the pro forma combined data as if the acquisition had occurred on January 1, 2008 while the statement of NWD Assets related to the NWD Assets as of June 28, 2009 have been included in the pro forma combined data as if the acquisition occurred on that date. Because of the difference in year ends of NetLogic and the NWD Assets, the statement of revenues and expenses related to the NWD Assets for the three months ended March 29, 2009 has been included in the Unaudited Pro Forma Condensed Combined Statement of Operations for both the year ended December 31, 2008 and the six months ended June 30, 2009. Revenue and net loss for the NWD Assets for the three months ended March 29, 2009 was $8,231,000 and $5,986,000, respectively.

The supplemental unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial data of NetLogic and RMI included elsewhere herein, respective NetLogic and RMI consolidated financial statements of those periods and their accompanying notes, either incorporated by reference to this proxy statement or included elsewhere herein, and the statement of NWD Assets and statement of revenue and expenses related to NWD Assets, incorporated by reference in this proxy statement.

This summary pro forma data is being provided for illustrative purposes only. NetLogic, RMI and the acquired NWD Assets may have performed differently had the merger occurred prior to the period presented. In addition, since the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetLogic, RMI and the acquired NWD Assets been combined during the period presented or of our future results following the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2009

(in thousands)

		Historical
	Pro Forma Combined	NWD Assets at June 28, 2009	Pro Forma Adjustments (Note 1)			Pro Forma Combined - including NWD Assets
ASSETS
Current assets:
Cash and cash equivalents	$93,889	$—	$(63,000)	(a	)	$30,889
Accounts receivables, net	17,712	—	—			17,712
Inventories	18,447	6,841	4,800	(b	)	30,088
Deferred income taxes	2,897	—	—			2,897
Prepaid expenses and other current assets	9,157	—	—			9,157

Total current assets	142,102	6,841	(58,200)			90,743
Property and equipment, net	11,588	479	—			12,067
Goodwill	111,863	—	25,080	(c	)	136,943
Intangible asset, net	183,488	—	62,800	(c	)	246,288
Other assets	33,147	—	215	(d	)	33,362

Total assets	$482,188	$7,320	$29,895			$519,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,003	$—	$—			$13,003
Accrued liabilities	29,663	—	665	(d	)	30,328
Deferred margin	536	—	—			536
Notes payable, current	4,039	—	10,000	(e	)	14,039
Software licenses and other obligations, current	3,425	—	—			3,425

Total current liabilities	50,666	—	10,665			61,331
Line of credit, long-term	—	—	7,000	(e	)	7,000
Notes payable, long-term	—	—	20,000	(e	)	20,000
Software licenses and other obligations, long-term	1,145	—	—			1,145
Other liabilities	22,338	—	—			22,338

Total liabilities	74,149	—	37,665			111,814

Stockholders’ equity:
Common stock and additional paid-in capital of NetLogic equity holders	500,445	—	—			500,445
IDT’s investment in NWD Assets	—	7,320	(7,320)	(f	)	—
Accumulated deficit	(92,406)	—	(450)	(d	)	(92,856)

Total stockholders’ equity	408,039	7,320	(7,770)			407,589

Total liabilities and stockholders’ equity	$482,188	$7,320	$29,895			$519,403

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

(in thousands, except per share data)

		Historical				Pro Forma Combined - including NWD Assets
	Pro Forma Combined	NWD Assets for Year Ended March 29, 2009	Pro Forma Adjustments (Note 1)
Revenue	$218,873	$63,591	$—			$282,464
Cost of revenue	115,853	38,692	8,804	(g	)	163,349

	103,020	24,899	(8,804)			119,115

Operating expenses:
Research and development	90,482	18,727	—			109,209
Selling, general and administrative	54,240	8,093	—			62,333
Restructuring	—	2,147	—			2,147
Intangible assets impairment	—	262	—			262

Total operating expenses	144,722	29,229	—			173,951

Income (loss) from operations	(41,702)	(4,330)	(8,804)			(54,836)
Interest and other income (expense), net	978	—	(2,285)	(h	)	(1,307)

Income (loss) before income taxes	(40,724)	(4,330)	(11,089)			(56,143)
Provision for (benefit from) income taxes	(11,112)	—	(868)	(i	)	(11,980)

Net income (loss)	$(29,612)	$(4,330)	$(10,221)			$(44,163)

Net income (loss) per share—Basic	$(1.12)					$(1.67)
Net income (loss) per share—Diluted	$(1.12)					$(1.67)

Shares used in calculation—Basic	26,498					26,498
Shares used in calculation—Diluted	26,498					26,498

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2009

(in thousands, except per share data)

		Historical
	Pro Forma Combined	NWD Assets for Six Months Ended June 28, 2009	Pro Forma Adjustments (Note 1)			Pro Forma Combined - including NWD Assets
Revenue	$98,165	$20,403	$—			$118,568
Cost of revenue	50,910	11,458	4,402	(g	)	66,770

	47,255	8,945	(4,402)			51,798

Operating expenses:
Research and development	43,698	6,336	—			50,034
Selling, general and administrative	27,190	3,447	—			30,637
Acquisition-related costs	3,352	—	—			3,352
Restructuring	—	2,810	—			2,810
Intangible assets impairment	—	262	—			262

Total operating expenses	74,240	12,855	—			87,095

Income (loss) from operations	(26,985)	(3,910)	(4,402)			(35,297)
Interest and other income (expense), net	7	—	(898)	(h	)	(891)

Income (loss) before income taxes	(26,978)	(3,910)	(5,300)			(36,188)
Provision for (benefit from) income taxes	(3,770)	—	(385)	(i	)	(4,155)

Net income (loss)	$(23,208)	$(3,910)	$(4,915)			$(32,033)

Net income (loss) per share—Basic	$(0.86)					$(1.19)
Net income (loss) per share—Diluted	$(0.86)					$(1.19)

Shares used in calculation—Basic	26,909					26,909
Shares used in calculation—Diluted	26,909					26,909

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. NWD Assets Pro Forma Adjustments

Background to the Acquisition

On July 17, 2009, we purchased intellectual property and other assets relating to the network search engine business of Integrated Device Technology, Inc., or IDT, which we refer to as the NWD Assets, for $100 million, including approximately $10 million in inventory, pursuant to an Asset Purchase Agreement dated April 30, 2009.

The NWD Assets were not operated as a stand-alone business, but were an integrated part of IDT’s consolidated business. As such, no separate audited financial statements of the NWD Assets have ever been prepared and IDT did not maintain the distinct and separate accounts necessary to prepare the full financial statements of the NWD Assets. The statements of NWD Assets acquired include only the specific assets related to the NWD Assets that were sold to us. The statements of revenues and expenses related to the NWD Assets include the net revenues and operating expenses directly attributable to the development, manufacture, sale and distribution of network search engine products as well as an allocation of corporate research and development, selling, general and administrative expenses. The allocation of these expenses, which was determined by IDT management, is not necessarily indicative of costs that would be incurred on a stand-alone basis due to economies of scale, differences in management judgment, a requirement for more or fewer employees, and other factors. Future results of operations and financial position could differ materially from the historical amounts presented herein. The statements of revenues and expenses related to the NWD Assets do not include interest income, income taxes or any other indirect expenses not noted above. Complete financial statements for the NWD Assets were not prepared as the NWD Assets did not solely constitute a separate reportable segment of IDT and therefore it was impracticable to prepare full financial statements as required by Rule 3-05 of Regulation S-X.

Preliminary Purchase Price Determination

The inventory acquired was subject to post-closing adjustments, pursuant to the asset purchase agreement. For purposes of this pro forma presentation, the purchase consideration was estimated to be $100 million.

Preliminary Allocation of Consideration Transferred

The acquisition was accounted for as a business combination under SFAS 141(R). The estimated total purchase price of $100 million was allocated to the net tangible and intangible assets based on their fair values as of the date of the completion of the acquisition as follows (in thousands):

Inventory	$11,641
Machinery and equipment, net	479
Amortizable intangible assets:
Composite intangible assets	62,800
Goodwill	25,080

Total	$100,000

As of the effective date of the acquisition, inventories are required to be measured at fair value. The preliminary fair value adjustment to inventory of $4.8 million was based on assumptions applied at an aggregate level to the June 30, 2009 NWD Assets inventory balance. In estimating the fair value of the NWD Assets inventory as of June 30, 2009, we made assumptions about projected selling prices and the remaining selling and manufacturing efforts associated with the inventory. We assumed that (1) $4.8 million of the inventory balance was work-in-progress (based on the portion of inventory represented by work-in-progress as of March 31, 2009),

(2) work-in-progress represents 75% of completed cost, (3) selling prices would yield gross margins consistent with actual gross margins of approximately 40% earned by IDT during its fiscal year ended March 31, 2009, (4) $1.8 million of remaining selling and manufacturing efforts associated with the inventory (based on management’s assumption that work-in-progress represents 75% of completed cost, and NetLogic’s incremental third-party selling costs during the first half of 2009), and (5) a profit allowance of $0.6 million (based on management’s assumption of a reasonable margin).

Composite intangible assets consist of products which have reached technological feasibility and include IDT’s search accelerator, network search engine and route accelerator product families. The value of the developed technology was determined by discounting estimated net future cash flows of these products. Composite intangible assets are comprised of existing technology and customer relationships. Because no future products were planned in the business acquired, and market participants would continue to sell products solely under existing relationships until the products are obsolete, both components of the asset are deemed to have the same useful lives and treated as a composite asset. There are six composite assets, each represented by a product line with its own fair value supported by an underlying cashflow projection. Their respective useful lives of 2 to 9 years are based on the period of remaining significant cashflow streams by product. We are amortizing these composite intangible assets on a straight-line basis over the respective estimated lives.

Of the total estimated purchase price paid at the time of acquisition, approximately $25.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and is deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets were expected benefits from economies of scale by combining the NWD Assets with our business. In accordance with SFAS 142, goodwill will not be amortized but instead be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that management determines that the value of goodwill has become impaired, we will record an impairment charge during the fiscal quarter in which the determination is made.

On June 19, 2009, NetLogic and its material subsidiaries entered into a credit agreement with a group of financial institutions to provide $55 million of new credit facilities for a three-year term. The credit facilities consist of a $25 million senior secured revolving credit facility and $30 million of senior secured term loans. The proceeds of the loans financed a portion of the purchase consideration for the NWD Assets. Borrowings under the credit facility bear interest at annual rate equal to the higher of the leading bank’s prime rate or the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus 0.50% plus a margin ranging from 0.50% to 1.75%.

Pro Forma Adjustments

The pro forma adjustments, included in the unaudited pro forma condensed combined consolidated balance sheet and statement of operations, are as follows:

(a)	To record payment of estimated cash consideration of the acquisition of the NWD Assets of $100,000,000, net of proceeds from the facility drawdown of $37,000,000 to partially finance the acquisition of the NWD Assets at close.

(b)	To record acquired finished good and work-in-progress inventories at estimated selling prices less selling cost.

(c)	To record acquired intangible assets and goodwill resulting from the transaction.

(d)	To record NetLogic’s direct acquisition costs payable of $450,000 and direct financing costs payable of $215,000 for legal, accounting, valuation and other professional services. Direct acquisition costs are charged to the accumulated deficit. Direct financing costs are included as deferred charges.

(e)	To record drawdown of $30,000,000 in notes payable and $7,000,000 under a line of credit arrangement.

(f)	To eliminate IDT’s investment in the NWD Assets.

(g)	To record the amortization of intangible assets arising from the acquisition of the NWD Assets.

	Estimated Value	Expected Life	Expense for Twelve Months Ended December 31, 2008	Expense for Six Months Ended June 30, 2009
	(in thousands, except expected life data)
CG2-CR	$400	2 years	$200	$100
Toy CAM	300	2 years	150	75
CG2	6,000	5 years	1,200	600
CG4	5,900	6 years	983	492
Block Ternary	7,800	5 years	1,560	780
Non-Cisco	42,400	9 years	4,711	2,355

	$62,800		$8,804	$4,402

(h)	To record the amortization of deferred charges, accretion of debt discounts and estimated interest expenses in connection with debt financing of the acquisition. Deferred charges are amortized on a straight-line basis over the contractual term of the facility. The debt discount is accreted on the effective interest rate method over the contractual term of the notes payable. Interest expense is estimated based on current rates and is subject to market rate fluctuations during the facility term.

	Estimated Value	Expected Life	Expense for Twelve Months Ended December 31, 2008	Expense for Six Months Ended June 30, 2009
	(in thousands, except for expected life data)
Amortization of deferred charges	$513	3 years	$171	$86
Accretion of debt discounts	375	3 years	202	72
Interest expense			1,912	740

Total			$2,285	$898

(i)	Adjustment to record the income tax impact of the pro forma adjustments at the weighted average estimated statutory income tax rates of 8% for the six months ended June 30, 2009 and 8% for the year ended December 31, 2008, applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.

Forward Looking Information

The following information contains “forward-looking statements.” Please refer to the disclosure and disclaimer regarding “forward-looking statements” contained elsewhere in this proxy statement under the heading “CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS.”

We believe the historical financial statements of the NWD Assets are not indicative of future financial condition or results of operations because of changes in the business that we will make on an ongoing basis compared with how it was managed historically. These changes will result in the omission of various operating expenses. Due to overlapping products and technologies of the NWD Assets with our own, we will significantly reduce the ongoing research and development activities related to the NWD Assets and employ less than ten people to support the business on an ongoing basis, which is substantially less than the number of people similarly employed by IDT during the fiscal year ended March 29, 2009 and quarter ended June 28, 2009. Despite the significant decrease in ongoing cash operating expenses, we will incur a significant amount of intangible amortization on an ongoing basis related to the approximately $63 million of capitalized intangible assets recorded in connection with the acquisition. Given the relatively long product cycles of the customer network equipment that utilizes the products that we acquired with the NWD assets, we believe the revenues from these products will generate cash flows ranging from the next two to nine years despite our limited ongoing investment. For our third quarter ending September 2009, we believe the acquired NWD Assets will contribute approximately $4.2 million in post-acquisition revenues and for the fourth quarter ending December 31, 2009, we anticipate revenues of $7.0 to $7.5 million from this source. We expect gross margins to remain consistent with gross margins generated by IDT during their fiscal year ended March 29, 2009 of approximately 40% before accounting for the amortization of intangible assets and the fair market value adjustment for inventory. We expect to record amortization expense of less than $2.0 million and net interest expense of approximately $0.6 million related to the acquisition in the third quarter ending September 30, 2009, and amortization expense of $2.2 million and interest expense of $0.6 million in the fourth quarter ending December 31, 2009.

HISTORICAL COMMON STOCK MARKET PRICE AND DIVIDENDS

Historical market price data for RMI has not been presented as there is no established trading market in RMI common stock.

Shares of our common stock are traded on the Global Select Market of the NASDAQ Stock Market under the symbol “NETL”. The following table sets forth, for the periods indicated, the intra-day high and low per share sale prices of our common stock, as reported on the Global Select Market.

	Price Range Per Share
	High	Low
Fiscal 2009
Second quarter	$38.50	$26.77
First quarter	$28.57	$19.68

Fiscal 2008
Fourth quarter	$30.45	$14.42
Third quarter	$39.10	$26.98
Second quarter	$40.26	$23.44
First quarter	$32.90	$20.15

Fiscal 2007
Fourth quarter	$38.69	$27.46
Third quarter	$37.25	$26.76
Second quarter	$35.17	$26.08

Dividends

RMI has never paid cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The merger agreement prohibits the declaration and payment of dividends by RMI prior to closing without our consent.

NetLogic has never paid cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. We expect to retain earnings, if any, to fund the development and growth of its business. Under a credit agreement dated June 19, 2009 with a syndication of banks, we are prohibited from the declaration and payment of dividends.

RMI’S BUSINESS

Overview

RMI is a leading fabless semiconductor company that provides high performance, power-optimized processor solutions for several target markets: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices. RMI’s processors enable secure delivery, use and sharing of information and rich media content. Its proprietary architecture and innovative processor designs deliver high throughput, increased processing capacity and advanced functionality within a given power budget. RMI’s processors can replace a number of single function semiconductors with a highly integrated, multi-function processing solution that is scalable and programmable, allowing its customers to rapidly and cost-effectively bring a wide variety of product offerings to market.

From the company’s launch in 2002, RMI has been primarily engaged in the design and development of high performance processor solutions. RMI offers a family of high-performance multi-core, multi-threaded XLP™, XLR® and XLS® Processors targeted at carrier-class infrastructure systems and equipment, including 3G/4G mobile wireless infrastructure, enterprise networking, data center, security and storage markets. The XLR Processor family was introduced in May 2005, the XLS Processor family was introduced in February 2007, and the XLP Processor family was announced in May 2009. In addition, RMI offers a family of ultra low-power processors, originating from the ultra low-power processor product line RMI acquired from Advanced Micro Devices, Inc. in July 2006, which is targeted at high-volume enterprise networked client, industrial and connected media applications. RMI introduced its Au1210® and Au1250® Processors targeted at connected media applications in January 2007. In February 2009, RMI introduced its Au1300® Processor family, targeted at mobile media devices with 3D graphics acceleration, performance up to 800 MHz and power rates of less than  1/2 watt at speed. RMI shipped its one-millionth processor in October 2005, its five-millionth processor in February 2008 and its eight-millionth processor in March 2009.

RMI sells directly to OEMs, ODMs and distributors, as well as to contract manufacturers who build products for the OEMs who are its customers. To further accelerate the adoption of its processor solutions, RMI has developed an extensive ecosystem of partners that facilitate delivery of end-to-end solutions. In 2008, RMI’s products were incorporated into the product offerings of more than 200 companies.

RMI’s Solution

RMI offers highly scalable processor solutions that allow system designers the flexibility to optimize performance, power consumption and cost for a wide variety of applications across all three segments of the evolving global connectivity network: infrastructure equipment, enterprise systems and connected media devices.

RMI believes its solutions offer the following key features and benefits to its customers:

•

High performance with low power usage. In the infrastructure equipment and enterprise systems markets, RMI offers multi-core processors with proprietary four-way multi-threaded processor core architecture. RMI’s multi-threading capability allows each thread to act as a virtual central processing unit, or vCPU™, within the processor core, thereby making each processor core capable of much higher throughput. With up to eight processor cores and up to 32 vCPUs enabled by four-way multi-threading, its products can achieve a throughput rate up to 40Gbps. RMI’s XLR, XLS and XLP Processors offer processing speeds of up to 1.4GHz, 1.5GHz and over 2.0GHz, respectively. RMI’s proprietary processor architecture also implements a high-speed Memory Distributed Interconnect® network, consisting of a Fast Messaging NetworkTM and point-to-point interconnects, enabling high-speed communication between cores, accelerators and network interfaces and more efficient memory access. Autonomous Acceleration Engines® enable its processors to offload computationally intensive software code from the processing core to an on-chip hardware component for faster and more power-efficient execution. As a result, RMI processors can perform multiple complex and specialized tasks such as network traffic prioritization and application and content inspection without utilizing processor core resources. RMI’s architecture allows its customers to maximize processor utilization and throughput at a specified power budget for each target application. In the connected media device market, its power-optimized single-core processor solutions offer media-rich and multi-application processing capabilities at high processing speeds up to 700 MHz. For very low power applications, these processor solutions consume less than 450 mW at 600 MHz. RMI’s autonomous Media Acceleration Engines® off-load processor-intensive tasks, such as video transcoding, to an on-chip hardware component, leaving ample available processing capacity for its customers to implement and run a variety of additional multimedia applications simultaneously and without degrading performance.

•

High level of integration. RMI’s solutions can replace a number of single function semiconductors through a highly integrated processing solution which provides its customers with greater ease of design and faster time-to-market for their products. In addition, all of its products incorporate security processing engines or algorithms for secure connectivity and communications. In the communications equipment market, RMI’s processor architecture integrates network accelerators, memory access accelerators, compression and decompression engines, and high performance network interconnects. This allows RMI’s customers to develop systems with fewer semiconductor components as well as systems that perform a broader range of functions. This level of integration eliminates the need for separate co-processors, digital signal processors and the associated complexity of software for each additional processing component.

•

Scalable platform solutions. RMI provides a scalable platform of processing solutions that spans a wide range of performance and functional requirements and end-market applications. RMI’s processor solutions achieve scalability through various combinations of its innovative processor architecture, optimized processing capacity utilization, programmability, and software- and pin-compatibility. Specifically, RMI’s enterprise and infrastructure customers can meet their various and increasing performance requirements by selecting from its broad range of processor solutions that incorporate or utilize different numbers of processor cores and vCPUs with minimal changes to the software code and system design. This enables RMI’s customers to leverage their investment in common software tools and code implementation to easily customize its solutions for use in their evolving product offerings.

•

Accelerated time to market. RMI’s processor solutions feature comprehensive software development kits, full reference designs, device drivers, support for standards-based operating systems, such as Linux and Windows CE, and a simple programming environment based on the commonly used C/C++ programming language. This allows RMI’s customers to quickly migrate existing software to run on RMI’s processors and more easily develop applications to satisfy varying functional requirements, thereby accelerating the time to market for their products. RMI has also developed strong relationships with third parties that form the ecosystem required for RMI’s customers to deliver an end-to-end solution quickly. This ecosystem consists of providers of operating systems, software tools, applications, development boards and supporting devices designed for specific applications of RMI’s products.

RMI’s Products

RMI offers a range of high performance, highly integrated, feature-rich SoC processor solutions. These processor solutions provide high throughput, power efficiency, application and content awareness and security for the evolving global connectivity network. RMI’s products serve the infrastructure equipment, enterprise systems and connected media markets within this network with a wide range of feature and performance configurations.

XLR® Processor Family

RMI’s multi-core, multi-threaded XLR Processor™® family is a high throughput, feature-rich processor solution for a wide variety of high-performance infrastructure equipment, enterprise networking, security and storage systems. RMI’s XLR Processors enable applications, such as integrated security, triple-play Web services, virtualized storage, load balancing and server offload, as well as content and application aware, multi-service routing and switching. RMI’s processors are fully programmable using standard C/C++ programming language, which eliminates the need for microcoding or proprietary scripting. RMI’s industry-standard interfaces provide an extensive set of connectivity options. All XLR Processors are software- and pin- compatible and available in a variety of power options, enabling scalable system designs within a single platform.

XLS™® Processor Family

RMI’s XLS Processor™® family offers mid- to entry- level derivative versions of XLR’s multi-core, multi-threaded architecture. RMI’s XLS Processor leverages the XLR’s performance, scalability and technology innovations and incorporates additional advanced connectivity standards. XLS Processors address applications that demand smaller form factor and lower power consumption. RMI’s XLS Processors are pin compatible within each series and software compatible across all XLS and XLR processor families.

XLP™ Processor Family

RMI’s latest generation XLP Processor™ family is based on the XLR Processor multi-core, multi-threaded architecture. The XLP Processor family will feature a multi-issue design and up to three times higher throughput per watt than the XLR processors with memory cache systems, internal and peripheral interconnects expanded to match the higher throughput. The XLP Processors are expected to enable applications, such as integrated security, quad-play Web services, virtualized storage, load balancing and server offload, as well as content and application aware, multi-service routing and switching. The XLP processors are designed on an advanced 40nm process and are expected to be available for sampling to customers in the fourth quarter of 2009.

XL®7110 Processor

RMI’s XL7110 Processor is a legacy product that RMI acquired in July 2003 from SandCraft Inc.

Ultra Low-Power Processor Family

RMI’s ultra low-power processor family, previously marketed by RMI under the Alchemy® name, consists of high performance, feature-rich, very low power processor solutions targeted at portable applications that deliver a rich multimedia experience to end users. RMI’s media processors integrate a variety of peripheral components, such as memory, LCD display and camera controllers, wireless interfaces, AES security cryptography engine and a fully integrated media acceleration engine. RMI’s processors support all digital video formats, including MPEG, DivX, and WMV9, and deliver full D1 or high definition performance, all without the need to transcode content between source and target applications. RMI’s processors also support widely used operating systems such as WinCE 5.0, 6.0 and Linux.

RMI’s Technology

RMI believes its advanced processor technologies enable its multi-core, multi-threaded processor solutions to deliver very high performance per watt to its customers. It believes this is accomplished by tight integration of key technologies and an innovative architecture. RMI has leveraged its technology advantages across its product platform.

High Performance Processor Core Technology, Multi-threading

RMI believes its expertise is in designing high speed, low power processor cores and incorporating them in high performance, scalable processor solutions. RMI’s XLR Processor design is the industry’s first multi-core, multi-threaded implementation of the MIPS64® instruction set architecture. Its processor solutions significantly improve throughput by incorporating onto a single chip multiple sets of identical 4-way multi-threaded processor cores. Each of the four tightly integrated hardware threads on RMI’s core acts as a vCPU. Unlike single-threaded designs, RMI’s multi-core, multi-threaded architecture is well suited for a network-oriented, layer 4 through 7 processing environment and is capable of significantly reducing the performance delays associated with memory latency. RMI’s use of multi-threading reduces the overall number of cores needed to be placed on a SoC to achieve a desired performance level, thus reducing processor cost, die size and internal interconnect complexity.

Low Power Design

RMI employs low power chip design techniques across RMI’s product families. These design techniques include extensive clock gating, low voltage, low leakage cell libraries, memory controllers that automatically enable configurable DDR memory power management and overall system power awareness. RMI optimizes the power performance ratio of RMI’s multi-core, multi-threaded processors through the use of advanced manufacturing process technologies and dynamic frequency control, and RMI plans to introduce extensive power gating technology into its next generation processor solutions. In addition, given the importance of power efficiency in the enterprise networked client, industrial and connected media devices, RMI’s ultra low-power processors implement fast branch resolution technology and a tightly coupled system bus to further decrease total power consumption.

Fast Messaging Network™ Technology

RMI’s Fast Messaging Network is an innovative way of enabling point-to-point on-chip communications, allowing its multi-core, multi-threaded architecture to deliver highly efficient parallel data processing performance. The Fast Messaging Network works in conjunction with RMI’s on-chip Memory Distributed Interconnect™® and I/O Distributed Interconnect™® networks to connect all cores, caches, I/O and processing agents within the SoC. The Fast Messaging Network eliminates data locks and relieves system loading by supporting hundreds of millions of in-flight messages and packet descriptors between all on-chip elements. The result is a highly scalable on-chip communications architecture designed to eliminate communications bottlenecks between processor cores, acceleration engines, interfaces and memory and thereby maximize processor throughput.

Autonomous Acceleration Engines®: Network, Compression and Security

RMI’s processors are equipped with a variety of highly-optimized autonomous acceleration engines that offload key functions from the processor cores and thereby streamline processing efficiency. In RMI’s XLR, XLS and XLP processors, a proprietary Autonomous Network Acceleration Engine® interface supports higher-layer programmable parsing, packet direction management, checksum verification and load-balanced packet distribution across the multiple processor threads. In RMI’s XLS and XLP processors, a proprietary Compression/Decompression Engine offloads the compression functions to an autonomous IP block, freeing up additional processing capacity within each core for greater efficiency and throughput. In its ultra low-power processors, Autonomous Security Acceleration Engines® and Advanced Encryption Standard Cryptography Engines enable RMI to completely off-load encryption/decryption and authentication-related hashing operations from its processor cores. Unlike solutions that integrate security within the processor core, its use of autonomous on-chip security engines enables device manufacturers to avoid slowing down the processor with the security function and frees up processing power for other device requirements.

Media Acceleration Engine™ Technology

RMI’s proprietary, low power Media Acceleration Engine incorporated in RMI’s ultra low-power processors enables the play back of premium video content at very high resolution. The computational demand of decoding high-quality MPEG/WMV video content is typically a major challenge for traditional processors. With most traditional devices, native D1 (720x480 resolution) video content must be transcoded to a lower bit-rate and resolution because of insufficient processing power or excessive power consumption required to play high-quality, rich media. Transcoding, traditionally requiring the use of additional digital signal processor blocks, can take as long as the playback time of the file itself, which diminishes the user experience. RMI’s Media Acceleration Engine addresses this challenge by supporting most digital media codecs and delivering up to 720p resolution without the need for a digital signal processor to transcode content. In addition, RMI’s Media Acceleration Engine offloads power-intensive tasks such as motion compensation, scaling, color space conversion and filtering from the processor core, thus freeing the core to handle additional user interface functions, advanced audio processing and other demands.

RMI’s Customers

RMI sells its products to OEMs worldwide, either directly or through contract manufacturing organizations, ODMs and distributors. In 2008, RMI’s products were incorporated through sales to its OEMs or distributors into the product offerings of more than 200 companies, including Aruba Networks, Cisco Systems, Dell, Digital Cube, Hewlett-Packard, Huawei, H3C, Juniper Networks, McAfee, Samsung, and Thinkware.

RMI receives a substantial portion of its revenues from a limited number of customers. For the years ended 2008 and 2007, its top five customers accounted for 44.5% and 51.3% of its revenues, respectively.

RMI’s Sales and Marketing

RMI sells its products worldwide through multiple channels that include distributors, independent sales representatives and direct sales. RMI’s direct sales personnel are based in the United States, China, Japan, Korea, Taiwan and Europe. RMI also has field applications engineering and technical marketing personnel based in each of these countries that support all of its channels. These personnel provide technical support and assistance to existing and potential customers in designing, testing and qualifying products that incorporate RMI’s products. RMI intends to expand its direct sales and support staffing in key regions as opportunities develop.

RMI’s sales cycle typically runs six to 18 months for connected media devices and 12 months to more than three years for infrastructure equipment and enterprise systems. This cycle involves RMI’s technical marketing, sales and field application engineers actively engaging with the system design, engineering and procurement groups at each customer. If successful, this process results in the customer’s decision to use RMI’s product in their system, followed by a lengthy period of design-in, testing and verification that precedes the first volume shipments of RMI’s product to the customer. Once one of RMI’s products is incorporated into a customer’s design, it is likely to be used for the life cycle of the customer’s product since a redesign generally would be time consuming and expensive.

RMI’s Research and Development

RMI devotes substantial resources to its research and development activities to further enhance the performance, integration and cost effectiveness of its products and to develop new products for existing and emerging markets. RMI works closely with its customers to understand and meet their requirements and align its research and development efforts to meet market requirements and future direction. Frequent interaction between its silicon, software and systems design teams gives RMI a comprehensive view necessary to deliver complex, high-performance, low-power products to its customers.

RMI’s hardware and software engineering design teams are located in Cupertino, California, Austin, Texas, Bangalore, India, and Beijing, China. RMI also uses contractors for specific skills or to supplement RMI’s existing resources, as needed.

RMI’s Manufacturing

RMI uses third-party foundries and assembly and test contractors to manufacture, assemble and test RMI’s semiconductor products. This outsourced manufacturing approach significantly reduces RMI’s capital requirements and allows it to focus its resources on the design, development and marketing of its products. RMI’s engineers work closely with RMI’s foundries and other contractors to increase yields, lower manufacturing costs and improve quality.

RMI currently outsources wafer manufacturing of all of its products to Taiwan Semiconductor Manufacturing Company, or TSMC, with the exception of the XL7110, which is manufactured by United Microelectronics Corporation, or UMC. Both TSMC and UMC are located in Taiwan. RMI works closely with TSMC and UMC to forecast on a monthly basis its manufacturing capacity and lead time requirements. RMI’s SoCs are currently fabricated using complementary metal-oxide semiconductor, or CMOS, process technology in several advanced, sub-micron feature sizes.

RMI’s products are shipped from its third-party foundries to third-party assembly and test facilities where they are assembled into finished packages and tested. RMI outsources all product packaging and substantially all testing requirements for these products to several assembly and test subcontractors, including ASE Electronics in Taiwan and Singapore and ISE in the United States. RMI’s products are designed to use standard packages and to be tested with widely available test equipment.

RMI has implemented significant quality assurance and test procedures to assure high levels of product quality for its customers. RMI’s designs are subjected to extensive circuit simulation under extreme conditions of temperature, voltage and processing before being committed to manufacture. RMI have completed and have been awarded ISO 9001:2000 certification. In addition, all of RMI’s independent foundries and assembly and test subcontractors have been awarded ISO 9001 certification.

RMI’s Competition

RMI competes primarily with other suppliers of high performance processor products used in infrastructure equipment, enterprise systems and connected media device applications. With respect to the infrastructure equipment and enterprise systems markets, RMI’s principal competitors include AMCC, AMD, Broadcom, Cavium Networks, Freescale, Hifn, Intel, Marvell, and PMC-Sierra. With respect to the connected media device markets, RMI’s principal competitors include Freescale, Intel, nVidia, Samsung, Sigma Designs, Marvell, CSR PLC and Texas Instruments. RMI also faces competition from a number of private companies in the markets in which it participates, including Tilera and others.

The markets for RMI’s products are highly competitive and are characterized by rapid technological change, declining average selling price and continuously evolving customer requirements. RMI believes that the principal competitive factors in its markets include:

•	the ability to develop processing solutions and architectures that are technologically superior to those offered by competitors;

•	product performance, feature set and cost;

•	time to market;

•	the ability to provide a reliable supply of products in sufficient quantities to meet customer forecasts and purchase orders;

•	initial product adoption into customer designs and leveraging initial design commitments to expand customer relationships;

•	the quality and diversity of ecosystem partners that provide reference designs, tool support and other services to customers; and

•	product roadmap.

RMI believes that it currently competes favorably with respect to each of these factors. Many of RMI’s present or potential competitors may have greater name recognition and deeper penetration of RMI’s target markets, broader and more diversified products and services, larger scale sales forces and budgets, more established relationships with customers, better sales channels and greater financial, technical and other resources. Increased competition could harm RMI’s business by, for example, increasing pressure on its profit margins or causing it to lose customers. In addition, delivery of products with defects or reliability, quality or compatibility problems may damage RMI’s reputation and competitive position.

RMI’s Intellectual Property and Proprietary Rights

RMI relies on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks and contractual protections.

RMI has 63 issued patents and 63 pending patent applications in the United States, and two issued and 15 pending foreign patent applications. The 63 issued patents in the United States expire in the years beginning in 2017 through 2029. The two issued foreign patents expire in 2022 and 2024. RMI’s issued patents and pending patent applications relate to multi-core and multi-threaded microprocessor design techniques, integrated SoC components, architectures and design techniques and other processing solutions concepts, as well as certain hardware and software technology patents not directly related to its principal product lines. RMI focuses its patent efforts in the United States, and, when justified by cost and strategic importance, it files corresponding foreign patent applications in strategic jurisdictions such as China, India, Japan, Hong Kong, Taiwan and Europe.

In addition to its own intellectual property, RMI also relies on third-party technologies for the development of its products. RMI licenses certain technology from MIPS Technologies, Inc., pursuant to a license agreement entered into in July 2003 wherein RMI was granted a non-exclusive, worldwide license to MIPS Technologies’ micro-processor core technology to develop, implement and use in its products. The term of the agreement will expire in July 2017. The agreement permits RMI to continue selling in perpetuity products developed during the term of the agreement containing the licensed technology.

RMI’s Employees

As of June 30, 2009, RMI had 280 employees consisting of 152 employees in research and development, 85 employees in sales and marketing, 23 employees in general and administration and 20 employees in operations. A total of 110 of these employees were located outside of the United States. In addition, RMI had 30 independent contractors, primarily serving a research and development function. None of RMI’s employees is represented by labor unions or covered by a collective bargaining agreement. RMI has not experienced any work stoppages, and it considers its employee relations to be good.

RMI’s Facilities

RMI subleases approximately 52,000 rentable square feet of office space in Cupertino, California and leases approximately 16,000 rentable square feet of office space in Austin, Texas, pursuant to leases that expire in March 2010 and December 2010, respectively. RMI leases approximately 13,360 square feet of office space for research and development in Bangalore, India and leases additional office space used for research and development, marketing and customer development and technical support activities in Shenzhen, Beijing and Shanghai, China. RMI also maintains international customer development and technical support offices in Seoul, South Korea Taipei, Taiwan, Tokyo, Japan, and Toulouse, France.

Legal Proceedings

In June 2009, EL & Associates, a semiconductor design firm based in Pleasanton, CA, filed a lawsuit against RMI in Santa Clara Superior Court for non-payment of amounts allegedly owed under a purchase order and statement of work, or SOW, dated January 14, 2008. Pursuant to the SOW, the plaintiff was to perform certain testability analysis, test insertion and pattern generation services relating to the RMI’s Au1300® processor design, in exchange for milestone-based payments totaling $80,000. RMI completed two milestone payments totaling $20,000. Thereafter, as a result of plaintiff’s continued poor performance under the SOW, RMI ceased making further payments and in May 2008 the plaintiff ceased further work on the project. The complaint filed against RMI alleges breach of contract, promissory estoppel, fraud, common counts and quantum meruit and seeks damages in the amount of $174,719 plus unspecified interest, attorneys’ fees and exemplary damages according to proof. RMI does not believe the plaintiff’s allegations have merit and intends to vigorously defend against them in court.

Other than the EL & Associates lawsuit, RMI is not currently a party to any material litigation, and is not aware of any pending or threatened litigation against it that would adversely affect its business, operating results, financial condition or cash flows.

RMI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

RMI is a leading fabless semiconductor company that provides high performance, power-optimized processor solutions for several target markets: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices. RMI’s processors enable secure delivery, use and sharing of information and rich media content. RMI’s proprietary architecture and innovative processor designs deliver high throughput, increased processing capacity and advanced functionality within a given power budget. RMI’s processors can replace a number of single function semiconductors with a highly integrated, multi-function solution that is scalable and programmable, allowing its customers to rapidly and cost-effectively bring a wide variety of product offerings to market.

From the company’s launch in 2002, RMI has been primarily engaged in the design and development of high performance processor solutions. In July 2003, RMI began commercial shipments of its XL7110 Processor, which it acquired from SandCraft, Inc., for use in enterprise systems applications. Currently, RMI’s initial efforts were focused on the development of multi-core, multi-threaded processor solutions targeted at the infrastructure equipment and enterprise system markets. Currently, RMI markets a family of high-performance multi-core, multi-threaded XLP™, XLR® and XLS® Processors targeted at carrier-class infrastructure systems and equipment, including 3G/4G mobile wireless infrastructure, enterprise networking, data center, security and storage markets. The XLR Processor family was introduced in May 2005, the XLS Processor family was introduced in February 2007, and the XLP Processor family was announced in May 2009. In addition, RMI offers a family of ultra low-power processors, originating from the ultra low-power processor product line RMI acquired from Advanced Micro Devices, Inc. in July 2006, which is targeted at high-volume enterprise networked client, industrial and connected media applications. RMI introduced its Au1210® and Au1250® Processors targeted at connected media applications in January 2007. In February 2009, RMI introduced its Au1300® Processor family, targeted at mobile media devices with 3D graphics acceleration, performance up to 800 MHz and power rates of less than  1/ 2 watt at speed. RMI shipped its one-millionth processor in October 2005, its five-millionth processor in February 2008 and its eight-millionth processor in March 2009. Since its inception, RMI has invested heavily in new product development and has not yet achieved profitability on a quarterly or annual basis, except for the fourth quarter of 2007. RMI’s revenue has grown from $30.1 million in 2006 to $78.9 million in 2008 and $35.3 million in the six months ended June 30, 2009, driven primarily by increasing demand for its products in its target markets as well as the acquisition of the ultra low-power processor product line in 2006.

RMI does not have long-term purchase commitments from any of its customers or distributors, as sales of its products are generally made under individual purchase orders. However, RMI believes that once one of its products is incorporated into a customer’s design, it is likely to remain designed in for the life cycle of that customer’s product because a redesign would generally be time consuming and expensive for its customers. Conversely, if RMI fails to achieve initial customer adoption, it may be disadvantaged in pursuing opportunities for future sales to that customer for a lengthy period of time.

Over the life cycle of its products, RMI typically experiences declining average selling prices, which can vary in significance depending on the type of product. RMI typically experiences more rapid decline in average selling prices of its products sold in the connected media devices market as compared to the infrastructure equipment and enterprise systems markets. In addition, its average selling prices may decline as a result of competitive pricing pressures and a change in the mix of its products and customers. RMI partially offsets generally declining average selling prices, and the potential impact lower selling prices may have on gross margin, by increasing the mix of higher average selling price products, which generally have higher gross margins, increasing sales to the higher average selling price market segments, such as enterprise systems and infrastructure equipment, introducing higher performance products which have higher average selling prices, reducing product costs by negotiating reduced prices from its suppliers, and implementing process improvements that increase product yields and reduce production costs.

It is difficult for RMI to forecast the demand for its products, in part because of the highly complex supply chain between its products and the end-user of the equipment and devices that incorporate its products. In addition, demand for new features changes rapidly. Due to its lengthy product development and sales cycles, it is critical for RMI to anticipate changes in demand for its various product features and the applications they serve to allow sufficient time for product design. RMI’s failure to accurately forecast demand can lead to product shortages that can impede production by its customers and harm RMI’s relationship with these customers or lead to excess or obsolete inventory.

Revenue

RMI derives revenue primarily from sales of semiconductor products. It has experienced revenue growth due to an increase in the number of its products, an expansion of its customer base and an increase in the number of product designs that incorporate its products within any one customer. To date, RMI has derived a substantial portion of its revenues from a relatively small number of customers. Its customers representing greater than 10% of revenue since 2006 were:

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
End Customer	2008	2007	2006	2009	2008	2009	2008
Percentage of total revenue
Dell	11%	11%	*	24%	10%	18%	10%
Huawei	*	*	*	*	*	13%	*
Thinkware	11%	*	*	10%	13%	*	12%
Cisco Systems	11%	17%	44%	*	11%	*	12%
Digital Cube	*	11%	*	*	*	*	10%

*	Less than 10% of total revenue.

RMI anticipates that sales of its products to these customers will decline over time on a percentage basis as total revenue grows, but RMI expects these customers will continue to account for a significant portion of its revenue. The loss of one or more of RMI’s principal customers or the reduction or deferral of purchases of its products by one of these customers could cause its revenue to decline materially, if it is unable to increase its revenues from other customers.

RMI generally recognizes revenue from sales to direct customers and contract manufacturers as title and risk of loss passes upon shipment. For sales to direct customers and contract manufacturers when title and risk of loss do not pass upon shipment, RMI obtains evidence of delivery prior to recognizing revenue.

RMI uses distributors to provide valuable assistance to end-users in delivery of its products and related services. RMI’s distributors are used extensively to support its international sales logistics in Asia. Total revenue through distributors was $31.1 million, $28.2 million, and $5.6 million in 2008, 2007, and 2006, respectively, and $5.6 million, $9.0 million, $10.5 million, and $18.2 million for the three months and six months ended June 30, 2009 and 2008, respectively, which accounted for 39%, 44%, 19%, 31%, 43%, 30%, and 44% of revenue, respectively. RMI has purchase agreements with its distributors. However, these purchase agreements do not commit the distributor to purchase specific quantities of its products. Furthermore, RMI believes that distributors do not have long-term contracts with any of their OEM or ODM customers. In accordance with standard market practice, its distributor agreements limit the distributor’s ability to return product up to a portion of purchases in the preceding quarter and limit price protection for inventory on-hand if it subsequently lowers prices on its products. RMI recognizes sales through distributors at the time of shipment to end customers.

RMI derives the largest portion of its revenues from sales to foreign OEMs, ODMs, contract manufacturers, and distributors, particularly in Asia. It believes that a substantial majority of its revenue will continue to come from customers and contract manufacturers located in Asia, where most of the devices that use its products are manufactured. As a result of this regional customer concentration, RMI may be subject to economic and political events and other developments that impact its customers in Asia. Since its sales are denominated in U.S. dollars, foreign currency fluctuations may alter the cost of RMI’s products to, and demand from, its foreign customers. Further, weakness of the U.S. dollar against a foreign currency will increase the cost of RMI’s foreign operations when stated in U.S. dollars in its financial statements.

Geographic revenue data

The following table is based on the geographic location to which RMI ships products. For sales to its distributors, their geographic location may be different from the geographic locations of the ultimate end customers. Sales by geography for the periods indicated were (in thousands):

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
United States	$10,960	$7,536	$4,812	$1,662	$2,146	$4,194	$4,723
Asia/Pacific	62,325	51,810	21,614	15,109	17,034	28,823	33,166
Rest of the World	5,661	4,999	3,627	1,490	1,573	2,297	3,328

Total revenues	$78,946	$64,345	$30,053	$18,261	$20,753	$35,314	$41,217

Cost of Revenue

The following table sets forth the significant components of RMI’s total cost of revenue for the periods presented (in thousands):

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Cost of product revenue	$30,409	$28,112	$13,302	$6,508	$8,290	$12,964	$16,046
Purchase price in excess of standard cost	—	1,920	4,604	—	—	—	—
Amortization of purchased technology	1,397	3,622	4,274	257	407	513	831

Total cost of revenue	$31,806	$33,654	$22,180	$6,765	$8,697	$13,477	$16,877

Cost of product revenue

Cost of product revenue includes all costs associated with the production of RMI’s products, including amounts paid to third parties for outsourced wafer fabrication, assembly, and test services and warehousing and shipping logistics, and overhead costs associated with manufacturing planning and the management of its contract manufacturers. Additionally, royalties paid to technology licensors, inventory valuation charges taken for excess and obsolete inventory, and changes in product cost due to changes in sort, assembly and test yields are included in cost of product revenue. Additionally, starting in the second half of 2008, RMI began to capitalize and amortize to cost of product revenue the cost of masks sets used in the production of its products. Prior to that time, it expensed cost of mask sets to R&D expense as incurred.

RMI currently purchases products and services from its suppliers in U.S. dollars. A substantial portion of its costs of product revenue is purchased from suppliers located in foreign countries. The costs associated with its suppliers located in foreign countries are denominated in the currency of their location. Fluctuation in the U.S. dollar against foreign currencies will cause its suppliers’ costs to fluctuate when stated in U.S. dollars. These fluctuations could cause the prices at which RMI purchases product from those suppliers to vary. To date, RMI is not aware of price changes from its suppliers based on fluctuations of a supplier’s foreign currency denominated costs.

Purchase price in excess of standard cost

In connection with the acquisition of the ultra low-power processor product line from AMD in July 2006, RMI acquired existing inventory related to this product line. Upon acquisition of this inventory, the amount RMI was required to record as the cost of this inventory is equal to its fair value, which is approximately equivalent to its selling price at the time of acquisition. Accordingly, the recorded cost for the acquired inventory was significantly higher than what RMI believes would be the cost to manufacture these products. RMI believes it has a reasonable basis to estimate the standard cost of these products because it continued to develop and sell these products once the initial inventory reserves were exhausted. RMI refers to the difference between its standard cost of these products and the recorded cost of the acquired inventory as the purchase price in excess of standard cost. RMI has estimated that its purchase price in excess of standard cost was $1.9 million and $4.6 million for the years ended December 31, 2007 and 2006, respectively and was fully amortized as of the end of 2007.

Amortization of purchased technology

Amortization of purchased technology represents the amortization of existing technology acquired in RMI’s business combinations accounted for using the purchase method of accounting. In connection with the acquisition of the ultra low-power processor product line from AMD in July 2006, RMI recorded a core technology intangible asset of $5.7 million. It records the amortization to cost of revenue in proportion to the economic benefits consumed based on the discounted estimated cash flows over the estimated useful life of the asset, which is three years. RMI expects to have fully amortized the purchased technology acquired from AMD in 2009. In connection with the acquisition of the assets of SandCraft, it also recorded a core technology intangible asset of $2.3 million. It recorded the amortization to cost of revenue on a straight line basis over the expected useful life of three years. The core technology intangible asset from SandCraft was fully amortized in 2006. In July 2003, RMI obtained a nonexclusive intellectual property license for a term of seven years. This license was amended in July 2008 to extend the term to July 2017. This intellectual property license is used to integrate the licensed technology into its products. Amortization is being recorded to cost of revenue. The initial license fee was amortized on a straight line basis over the initial terms. Upon amendment in July 2008, the unamortized license fee was summed with the amendment license fee and the total is being amortized using a straight-line method over the 9 year period from July 2008 to July 2017.

Gross Margin

The following table sets forth the gross profit and gross margin for the periods presented (dollars, in thousands):

	Gross Profit Amount							Gross Margin
	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2006	2009	2008	2009	2008	2008	2007	2006	2009	2008	2009	2008
Product	$48,537	$36,233	$16,751	$11,753	$12,463	$22,350	$25,171	61.5%	56.3%	55.7%	64.4%	60.1%	63.3%	61.1%
Purchase price in excess of standard cost	—	(1,920)	(4,604)	—	—	—	—
Amortization of purchased technology	(1,397)	(3,622)	(4,274)	(257)	(407)	(513)	(831)

Total gross profit	$47,140	$30,691	$7,873	$11,496	$12,056	$21,837	$24,340	59.7%	47.7%	26.2%	63.0%	58.1%	61.8%	59.1%

Generally, its gross profit and gross margin, excluding the purchase price in excess of standard cost and amortization of purchased technology, have increased over time, primarily due to cost reductions and economies of scale resulting from an increase in unit volume. This trend may not continue in the future, and will depend on a variety of factors including: (1) overall customer demand for its products; (2) product mix; (3) average selling prices; (4) competitive product offerings; (4) its ability to attain volume manufacturing pricing; (5) its ability to improve sort, assembly, and test efficiencies and yields of its products; and (5) its ability to properly forecast demand and thereby limit inventory surplus or obsolescence.

Operating Expenses

Research and development

The following table sets forth RMI’s research and development expenses for the periods presented (dollars in thousands):

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Research and development expenses	$38,875	$34,195	$26,134	$8,630	$9,822	$17,364	$19,480
Percentage of total revenue	49.2%	53.1%	87.0%	47.3%	47.3%	49.2%	47.3%

RMI’s research and development expenses primarily consist of personnel costs, contract consultants, cost of wafer purchases and fabrication masks for prototype products, engineering design tools, and intellectual property license fees and other costs associated with design and development of its products. Personnel costs include share-based compensation expense related to stock options calculated under SFAS 123R.

RMI believes that its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. Intellectual property license fees and other costs associated with design and development occur irregularly and are expensed at the time of purchase, which may cause its research and development expenses to fluctuate. RMI expects research and development expenses to increase in absolute dollars in the future as it increases its product development and enhancements, although RMI generally expects these expenses to decrease as a percentage of revenue. As a percentage of revenue, these expenses will fluctuate from one period to another.

Sales, general and administrative

The following table sets forth RMI’s sales, general and administrative expenses for the period presented (dollars in thousands):

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Sales,general & administrative	$24,547	$18,183	$12,169	$7,780	$6,309	$13,798	$11,898
Percentage of total revenue	31.1%	28.3%	40.5%	42.6%	30.4%	39.1%	28.9%

RMI’s sales, general and administrative expenses primarily consist of personnel costs, including contract labor and other compensation, sales commissions to independent sales representatives, and costs associated with customer support, promotional activities, travel, business insurance, professional fees, and related facilities costs. Personnel costs include share-based compensation expenses related to stock options calculated under SFAS 123R.

RMI expects sales, general and administrative expenses to increase in absolute dollars in the future as it expands its target markets and introduces new products, although it generally expects these expenses to decrease as a percentage of revenue.

In-process research and development

RMI’s methodology for allocating the purchase price for purchase acquisitions to in-process research and development (“IPR&D”) is determined through established valuation techniques and analysis, as applied in the semiconductor industry. The IPR&D expense in 2006, which is related to the acquisition of the AMD product line, was primarily for the development of the ultra low-power processor’s next generation product. This IPR&D was expensed upon the acquisition of the ultra low-power processor product line because technological feasibility had not been established and no future alternative uses existed. Total IPR&D expense of $3.1 million was charged to product development expenses on the date the assets were acquired.

The fair value of the existing purchased technology, as well as the technology under development, is determined using the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculation was derived from a weighted average cost of capital analysis. RMI considers this pricing model for acquired products and technology to be standard within the semiconductor industry.

The key assumptions underlying the valuation of RMI’s 2006 ultra low-power processor product line purchase acquisition for which in-process research and development was recorded were as follows: 1) estimated cost to complete technology at time of acquisition was approximately $5.8 million; and 2) risk adjusted discount rate of 40%. Other key assumptions include an expected completion date of approximately one year and revenue and expense projections, assuming that the product has entered the market.

Interest expense and other income, net

The following table sets forth RMI’s interest expenses and other income, net for the periods presented (in thousands):

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Interest expense	$(1,940)	$(1,937)	$(1,354)	$(369)	$(519)	$(679)	$(1,106)
Interest income	487	983	902	18	99	54	229

Change in fair value of contingent debt milestone derivative liability	(352)	(118)	—	(60)	(42)	(143)	(92)
Foreign exchange gain(loss)	(75)	(10)	1	(25)	(7)	(27)	(9)
Other, net	(3)	—	1	—	—	(3)	(1)

	$(1,883)	$(1,082)	$(450)	$(436)	$(469)	$(798)	$(979)

Percentage of total revenue	-2.4%	-1.7%	-1.5%	-2.4%	-2.3%	-2.3%	-2.4%

Interest expense and other income, net, primarily includes interest expense on RMI’s outstanding debt and revolving line of credit, interest income on cash and cash equivalents, change in fair value of its contingent debt milestone derivative liability charged to current period expenses, and losses or gains on conversion of non-U.S. dollar transactions into U.S. dollars. Cash has historically been invested in money market funds.

Provision for income taxes

The following table sets forth RMI’s provision for income taxes for the periods presented (in thousands):

	Year ended December 31,			Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Provision for income taxes	$103	$222	$94	$303	$21	$560	$72
Percentage of loss before taxes	-0.5%	-0.9%	-0.3%	-5.7%	-0.5%	-5.5%	-0.9%
Percentage of total revenue	0.1%	0.3%	0.3%	1.7%	0.2%	1.6%	0.2%

As of December 31, 2008, RMI had cumulative net operating loss carry-forwards for federal and California income tax reporting purposes of approximately $125.9 million and $103.5 million, respectively. The federal net operating loss carry-forwards expire, if not utilized, in years 2019 through 2028. The California net operating loss carry-forwards expire, if not utilized, in years 2011 through 2028.

As of December 31, 2008, RMI also had cumulative carry-forwards for research and development credits of approximately $5.7 million and $6.1 million, which can be used to reduce federal and California income taxes, respectively. Federal research and development tax credits will expire, if not utilized, in years 2020 through 2028. California research and development credits can be carried forward indefinitely.

The Tax Reform Act of 1986 and similar state legislation impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. RMI experienced an “ownership change” as a result of a preferred stock financing in January 2003. Accordingly, RMI’s net operating loss carry forward prior to that date of approximately $10.0 million is estimated to be limited to $0.5 million per year. The acquisition of RMI by NetLogic will constitute an ownership change as well. RMI’s ability to utilize net operating losses and credit carry-forwards subsequent to this ownership change may also be significantly limited if it experiences an ownership change again in the future, which could result in the expiration of its net operating losses and tax credits before it can fully utilize them.

Extraordinary Item

In the fourth quarter of 2007, RMI recognized an extraordinary gain of $3.2 million as a result of the expiration of the contingent purchase price provision contained in the SandCraft asset purchase agreement. It does not anticipate recognizing similar gains in future periods.

Critical Accounting Policies and Estimates

RMI’s management’s discussion and analysis of RMI’s financial position and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. RMI bases its estimates on historical experience, knowledge of current conditions and beliefs of what could occur in the future given available information. It considers the following accounting policies to be both those most important to the portrayal of its financial condition and those that require the most subjective judgment. If actual results differ significantly from management’s estimates and projections, there could be a material effect on its financial statements. RMI believes the following accounting policies are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

The preparation of RMI’s financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires it to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. RMI believes that the judgments, assumptions, and estimates upon which it relies are reasonable based upon information available to it at the time that these judgments, assumptions, and estimates are made. However, any differences between these judgments, assumptions, and estimates and actual results could have a material impact on its statement of operations and financial condition. The accounting policies that reflect RMI’s most significant judgments, assumptions, and estimates and which it believes are critical in understanding and evaluating its reported financial results include: (1) revenue recognition; (2) sales returns and other allowances, allowance for doubtful accounts, and warranty reserve; (3) valuation of inventory; (4) accounting for income taxes; (5) valuation of long-lived and intangible assets and goodwill, and (6) share-based compensation.

Revenue recognition

RMI derives its revenue primarily from the sale of semiconductor products to direct customers and through distributors. It recognizes product revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. It recognizes revenue for products when persuasive evidence of an arrangement exists, the product has been delivered, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. Arrangements involving more than one deliverable are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21).

Evidence of an arrangement is manifested by a master distribution or purchase agreement or an individual binding purchase order. In most cases, sales are governed by a master agreement against which individual binding purchase orders are placed on a transaction-by-transaction basis.

At the time of the transaction, RMI assesses whether the fee associated with the transaction is fixed or determinable, and whether or not collection is reasonably assured. It assesses whether the fee is fixed or determinable based upon the terms of the binding purchase order, including the payment terms associated with the transaction. For sales to direct customers, if it cannot be concluded that a fee associated with the transaction is fixed or determinable, RMI recognizes revenue as payments from customers become due (assuming all other conditions for revenue recognition have been satisfied). Because of frequent price adjustments, sales made to distributors under agreements that permit price adjustments are deferred until the distributors sell the product. Deferred income on shipments to distributors reflects the amount of gross profit to be realized when distributors sell through the product. Accounts receivable from distributors is recorded and inventory is relieved when title to inventory transfers at which point RMI has a legally enforceable right to collection under normal payment terms.

RMI assesses probability of collection based on a number of factors, including past transaction history with the customer and its credit-worthiness. It requires collateral from certain customers. If RMI determines that collection of a fee is not reasonably assured, it defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

RMI’s arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, recognition of revenue occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

RMI also enters into agreements with some customers to provide engineering design services. Engineering design service arrangements are accounted for under the percentage of completion method in accordance with Statement of Position No. 81-1, Accounting for Performance in Construction-Type and Certain Production-Type Contracts (SOP 81-1).

RMI collects and remits sales taxes on products and services that it purchases and sells under its contracts with customers, and reports such amounts under the net method in its consolidated statements of operations. Accordingly, there are no sales taxes included in revenue. In addition, RMI records costs related to shipping and handling of products in cost of revenue for all periods presented.

Sales returns and allowances

RMI provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. It has entered into master purchase agreements with some customers that provide for a warranty period of two years. Its warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. RMI records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns.

Valuation of inventory

RMI inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. RMI continually assesses the valuation of its inventory and periodically writes down the value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions. Such estimates are difficult to make since they are based, in part, on estimates of current and future economic conditions. Reviews for excess inventory are done on a quarterly basis and required reserve levels are calculated with reference to its projected ultimate usage of that inventory. In order to determine the ultimate usage, RMI takes into account forecasted demand, projected obsolescence, current inventory levels, and purchase commitments. The excess balance determined by this analysis becomes the basis for its excess inventory charge. If actual demand is lower than its forecasted demand, and it fails to reduce manufacturing output accordingly, RMI could be required to record additional inventory write-downs, which would have a negative effect on its gross profit and earnings. Inventory write-downs result in an adjustment to the cost basis of the inventory and are not reversed prior to sale or disposition of the related inventory.

Share-based compensation

On January 1, 2006, RMI adopted SFAS No. 123(R) Share-Based Payment (SFAS 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair value. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of SFAS 123R, RMI accounted for stock-based awards to employees and directors using the intrinsic value method of under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25).

RMI adopted SFAS 123R using the prospective transition method, which requires it to recognize share-based compensation expense on a prospective basis only for share-based awards granted after the effective date of January 1, 2006. It adopted SFAS 123R prospectively because prior to the period of adoption it was a non-public entity that used the minimum value method for pro forma disclosures under SFAS 123. In accordance with the prospective transition method, RMI’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Awards granted prior to the effective date of SFAS 123R continued to be accounted for under the intrinsic value method under APB 25 subsequent to the effective date.

RMI accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18).

Upon adoption of SFAS 123R, RMI uses the Black-Scholes option-pricing model, or the Black-Scholes model, to estimate the fair value of options. Its determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by stock prices of its peer group of publicly traded entities as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, its expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because RMI’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of its employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123R and Staff Accounting Bulletin No. 107 Share-Based Payment (SAB 107) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Accounting for income taxes

RMI accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of its assets and liabilities and their financial statement reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is provided to reduce deferred tax assets to an amount for which realization is more likely than not.

In the first quarter of 2009, RMI adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109” (FIN 48), and related guidance. As a result of the implementation of FIN 48, it recognizes liabilities for uncertain tax positions based on the two-step process prescribed in the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires it to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as it has to determine the probability of various possible outcomes. RMI reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

RMI’s management does not believe it is more likely than not that its deferred tax asset will be realized. Accordingly, a full valuation allowance has been established and no deferred tax or related tax benefits have been recognized by RMI.

Results of Operations

The following table sets forth RMI’s operating results for the specified periods by amount and as a percentage of its total revenue for those periods:

	Years ended December 31,			Three months ended June 30,		Six months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Revenue	$78,946	$64,345	$30,053	$18,261	$20,753	$35,314	$41,217

Cost of revenue:
Product	30,409	30,032	17,906	6,508	8,290	12,964	16,046
Amortization of purchased technology	1,397	3,622	4,274	257	407	513	831

Total cost of revenue	31,806	33,654	22,180	6,765	8,697	13,477	16,877

Gross profit	47,140	30,691	7,873	11,496	12,056	21,837	24,340
Operating expenses:
Research and development	38,875	34,195	26,134	8,630	9,822	17,364	19,480
Sales, general and administrative	24,547	18,183	12,169	7,780	6,309	13,798	11,898
Delayed public offering	653	—	—	—	—	—	—
Amortization of purchased intangible assets	351	774	161	—	88	—	176
In-process research and development	—	—	3,130	—	—	—	—

Total operating expenses	64,426	53,152	41,594	16,410	16,219	31,162	31,554

Loss from operations	(17,286)	(22,461)	(33,721)	(4,914)	(4,163)	(9,325)	(7,214)
Other income (expense)
Interest expense	(1,940)	(1,937)	(1,354)	(369)	(519)	(679)	(1,106)
Other income, net	57	855	904	(67)	50	(119)	127

Other expense, net	(1,883)	(1,082)	(450)	(436)	(469)	(798)	(979)

Loss before income taxes	(19,169)	(23,543)	(34,171)	(5,350)	(4,632)	(10,123)	(8,193)
Provision for income taxes	103	222	94	303	21	560	72

Net loss before extraordinary item	(19,272)	(23,765)	(34,265)	(5,653)	(4,653)	(10,683)	(8,265)

Extraordinary gain on the resolution of acquisition purchase price contingency	—	3,185	—	—	—	—	—

Net loss	$(19,272)	$(20,580)	$(34,265)	$(5,653)	$(4,653)	$(10,683)	$(8,265)

	Years ended December 31,			Three months ended June 30,		Six months ended June 30,
	2008	2007	2006	2009	2008	2009	2008
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue:
Product	38.5%	46.7%	59.6%	35.6%	39.9%	36.7%	38.9%
Amortization of purchased technology	1.8%	5.6%	14.2%	1.4%	2.0%	1.5%	2.0%

Total cost of revenue	40.3%	52.3%	73.8%	37.0%	41.9%	38.2%	40.9%

Gross profit	59.7%	47.7%	26.2%	63.0%	58.1%	61.8%	59.1%
Operating expenses:
Research and development	49.2%	53.1%	87.0%	47.3%	47.3%	49.2%	47.3%
Sales, general and administrative	31.1%	28.3%	40.5%	42.6%	30.4%	39.1%	28.9%
Delayed public offering	0.8%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Amortization of purchased intangible assets	0.4%	1.2%	0.5%	0.0%	0.4%	0.0%	0.4%
In-process research and development	0.0%	0.0%	10.4%	0.0%	0.0%	0.0%	0.0%

Total operating expenses	81.6%	82.6%	138.4%	89.9%	78.2%	88.2%	76.6%

Loss from operations	(21.9)%	(34.9)%	(112.2)%	(26.9%)	(20.1%)	(26.4%)	(17.5%)
Other income (expense)
Interest expense	(2.5)%	(3.0)%	(4.5)%	(2.0%)	(2.5%)	(1.9%)	(2.7%)
Other income, net	0.1%	1.3%	3.0%	(0.4%)	0.2%	(0.3%)	0.3%

Other expense, net	(2.4)%	(1.7)%	(1.5)%	(2.4%)	(2.3%)	(2.3%)	(2.4%)
Loss before income taxes	(24.3)%	(36.6)%	(113.7)%	(29.3%)	(22.3%)	(28.7%)	(19.9%)
Provision for income taxes	0.1%	0.3%	0.3%	1.7%	0.2%	1.6%	0.2%

Net loss before extraordinary item	(24.4)%	(36.9)%	(114.0)%	(31.0%)	(22.4%)	(30.3%)	(20.1%)
Extraordinary gain on the resolution of acquisition purchase price contingency	0.0%	4.9%	0.0%	0.0%	0.0%	0.0%	0.0%

Net loss	(24.4)%	(32.0)%	(114.0)%	(31.0%)	(22.4%)	(30.3%)	(20.1%)

Comparison of three months ended June 30, 2009 and 2008

Revenue. Revenue for the three months ended June 30, 2009 decreased by $2.5 million, or 12.0%, from $20.8 million for the same period in the prior year to $18.3 million. This decrease in revenue was primarily a result of a 34% decline in unit sales volume, partially offset by a 33% increase in the average selling price of RMI’s products. Volume decline was driven by decreases in products sold into consumer markets and in certain older generation products sold into the enterprise market, both of which were primarily attributable to the significant world wide economic downturn. The increase in average selling price resulted primarily from the growth in the current generation enterprise and infrastructure products which generally carry a higher average selling price than consumer and legacy enterprise products.

Cost of revenue. Total cost of revenue for the three months ended June 30, 2009 decreased by $1.9 million, or 22.2%, from $8.7 million for the three months ended June 30, 2008 to $6.8 million. This decrease in cost of revenue was the result of the lower revenue cited above. The decrease was also attributable to the proportionally higher mix of higher gross margin products. In addition, RMI has also negotiated price reductions with its key suppliers.

Gross margin. Gross margin, which is gross profit as a percentage of revenue, was 63.0% for the three months ended June 30, 2009 as compared to 58.1% in the same period of the prior year. This slight increase resulted primarily from the lower per unit cost of revenue attributed to the increase in the portion of current generation enterprise and infrastructure products sold during the quarter. Current generation enterprise and infrastructure products generally have a higher gross margin than consumer and legacy enterprise products.

Research and development expenses. Research and development expenses for the three months ended June 30, 2009 decreased by $1.2 million, or 12.1%, from $9.8 million for the same period in 2008 to $8.6 million. The reduction in research and development expenses resulted primarily from (1) lower consulting service fees of $0.6 million; (2) decreased spending in R&D product qualification and testing expenses of $0.5 million; (3) decreased expenses in development tools of $0.4 million; and (4) lower expenditures in salary and other personnel related expenses of $0.3 million. These lower expenses were partially offset by increased spending in mask tooling and test chip purchase costs of $0.6 million.

Sales, general and administrative expenses. Sales, general and administrative expenses for the three months ended June 30, 2009 increased by $1.5 million, or 23.3%, from $6.3 million for the three months ended June 30, 2008 to $7.8 million. This increase resulted primarily from the legal, audit, and outside services costs related to the merger activity with NetLogic of $1.5 million.

Interest expense and other income, net. Interest expense and other income, net for the three months ended June 30, 2009 decreased from by $33,000, or 7%, from $469,000 for the three months ended June 30, 2008 to $436,000. The decrease in interest expense and other income, net was due to lower interest charges resulting from lower amount outstanding on RMI’s term loan, offset by an increase in other expenses.

Comparison of six months ended June 30, 2009 and 2008

Revenue. Revenue for the six months ended June 30, 2009 decreased by $5.9 million, or 14.3%, from $41.2 million for the same period in the prior year to $35.3 million. This decrease in revenue was primarily a result of a 35% decline in unit sales volume, partially offset by a 32% increase in the average selling price of RMI’s products. Volume decline was driven by decreases in products sold into consumer markets and in certain older generation products sold into the enterprise market, both of which were primarily attributable to the significant worldwide economic downturn. The increase in average selling price resulted primarily from the growth in the current generation enterprise and infrastructure products which generally carry a higher average selling price than consumer and legacy enterprise products.

Cost of revenue. Total cost of revenue for the six months ended June 30, 2009 decreased by $3.4 million, or 20.1%, from $16.8 million for the six months ended June 30, 2008 to $13.5 million for the same period in the current year. This decrease in cost of revenue was the result of the lower revenue cited above. The decrease was also attributable to the proportionally higher mix of higher gross margin products. In addition, RMI has also negotiated price reductions with its key suppliers.

Gross margin. Gross margin, which is gross profit as a percentage of revenue, was 61.8% for the six months ended June 30, 2009 as compared to 59.1% for the same period of the prior year. This increase resulted primarily from the lower per unit cost of revenue attributed to the increase in the portion of current generation enterprise and infrastructure products sold during the period. Current generation enterprise and infrastructure products generally have a higher gross margin than consumer and legacy enterprise products.

Research and development expenses. Research and development expenses for the six months ended June 30, 2009 decreased by $2.1 million, or 10.9%, from $19.5 million for the six months ended June 30, 2008 to $17.4 million for the same period in 2009. The reduction in research and development expenses resulted primarily from (1) lower consulting service fees of $1.0 million; (2) decreased expenses in development tools of $0.9 million; (3) decreased spending in R&D product qualification and testing expenses of $0.5 million; and (4) lower expenditures in salary and other personnel related expenses of $0.2 million. These lower expenses were partially offset by increased spending in mask tooling and test chip purchase costs of $0.5 million.

Sales, general and administrative expenses. Sales, general and administrative expenses for the six months ended June 30, 2009 increased by $1.9 million, or 16.0%, from $11.9 million for the six months ended June 30, 2008 to $13.8 million. This increase resulted primarily from (1) an increase in legal, audit, and outside services costs of $1.5 million related to the merger activity with NetLogic; and (2) an increase in personnel related expenses, including share-based compensation expense, of $0.4 million.

Interest expense and other income, net. Interest expense and other income, net for the six months ended June 30, 2009 decreased by $0.2 million or 18.5% from ($1.0) million for the six months ended June 30, 2008 to ($0.8) million. The decrease in interest expense and other income, net was due to lower interest charges resulting from lower amount outstanding on RMI’s term loan as it amortizes over the term.

Comparison of years ended December 31, 2008 and 2007

Revenue. Revenue for the year ended December 31, 2008 increased by $14.6 million, or 22.7%, from $64.3 million in 2007 to $78.9 million. The increase in revenue resulted primarily from an increase of 16.6% in unit volume as well as a 5.3% increase in RMI’s average selling price. The growth in volume reflected increased sales of its products sold to enterprise and infrastructure markets as products under development by its customers were being introduced to the market and sales were increasing. RMI also experienced growth year over year in sales of its products to the consumer market place. The increase in average selling price was primarily due to the increase in the proportion of its sales derived from the enterprise and infrastructure markets that generally have a higher average selling price than products sold into its consumer markets.

Cost of revenue. Total cost of revenue for the year ended December 31, 2008 decreased by $1.8 million, or 5.5%, from $33.7 million in the prior year to $31.8 million. Cost of revenue in 2007 included the amortization of the purchase price in excess of standard cost of inventories acquired in relation to the 2006 ultra low-power processor acquisition. This cost was fully amortized in 2007. In addition, expense related to the amortization of purchased technology acquired through the 2006 ultra low-power processor acquisition decreased $2.2 million year-to-year. Product cost of revenue, which is total cost of revenue excluding the purchase price in excess of standard cost and the amortization of intangibles, increased by $2.3 million or 8.2%. The increase in RMI’s product cost of revenue resulted primarily from the increase in revenue. Its product costs, however, did not grow proportionally with its revenue growth due to (1) an increase in the proportional mix of its enterprise and infrastructure products which generally have a higher cost of revenue but a lower cost in relation to the selling price; and (2) the continued reduction of production costs on a per unit basis as volume increases.

Gross Margin. Gross margin for the year ended December 31, 2008 was 59.7% compared with 47.7% in the prior year. Gross margin based on product cost, excluding the purchase price in excess of standard cost and amortization of purchased technology, was 61.5% in 2008 compared with 56.3% in 2007. This improvement in product gross margin resulted from an increase in the proportion of revenue derived from the enterprise and infrastructure markets which generally have a higher gross margin than products sold to consumer markets. Product gross margin also increased due to improvements in product yields and cost reductions resulting from negotiations with its manufacturing suppliers.

Research and development expenses. Research and development expenses for the year ended December 31, 2008 increased by $4.7 million, or 13.7%, from $34.2 million in 2007 to $38.9 million. The increase in research and development expenses was primarily due to (1) an increase in personnel-related expenses of approximately $3.6 million resulting from increased headcount and higher share-based compensation expense for R&D personnel; (2) an increase of approximately $1.3 million in fees related to the licensing of design tools; (3) an increase of approximately $0.8 million in license fees and costs associated with purchases of intellectual property used in the development of RMI’s products; (4) an increase of approximately $0.7 million in test and product qualification related expenses, including engineering test boards; (5) an increase in consulting fees of approximately $0.3 million; and (6) increase in depreciation of $0.2 million. These increases in research and development expenses were partially offset by a decrease of approximately $1.6 million in expenses associated with the purchase of fabrication masks as RMI changed its application of accounting principles in the second half of 2008 to capitalize fabrication masks to be used for the production of its products, and a reduction of $0.7 million in the cost of test wafers used in its product development.

Sales, general and administrative expenses. Sales, general and administrative expenses for the year ended December 31, 2008 increased by $6.4 million, or 35.0%, from $18.2 million in prior year to $24.5 million. The increase in sales, general and administrative expenses resulted primarily from (1) an increase of approximately $1.9 million in salary and benefits resulting from increased headcount; (2) an increase of approximately $1.7 million in share-based compensation expense; (3) an increase of approximately $1.3 million in outside professional services such as tax consulting, recruiting, and legal fees; (4) an increase of approximately $0.5 million in outside sales commission; and (5) an increase of approximately $0.8 million in travel and entertainment, facilities, and other administrative expenses associated with increased sales activity and headcount.

Interest expense and other income, net. Interest expense and other income, net for the year ended December 31, 2008 decreased by $0.8 million or 74% from ($1.1) million in 2007 to ($1.9) million. The decrease in interest expense and other income, net was primarily attributable to lower interest income earned on RMI’s invested cash due to lower interest rates and a lower average cash balance during 2008. In addition, RMI incurred charges related to the change in fair value of its contingent debt milestone derivative liability.

Comparison of years ended December 31, 2007 and 2006

Revenue. Revenue for the year ended December 31, 2007 increased by $34.3 million, or 114.1%, from $30.1 million in 2006 to $64.3 million. Unit shipments increased 171% from 2006 to 2007 primarily due to increased demand in its enterprise system and connected media device markets and the inclusion of a full year of the revenue from shipments of the ultra low-power processor product line that RMI acquired in July 2006. The effect of these increases was partially offset by a 19% decrease in average selling price year-to-year, which resulted primarily from increased sales of products into the connected media device market segment, which generally has lower average selling prices than the other market segments in which it sells products.

Cost of revenue. Total cost of revenue for the year ended December 31, 2007 increased by $11.5 million, or 51.7%, from $22.2 million in 2006 to $33.7 million. The increase in RMI’s cost of revenue was primarily driven by the increase in unit volume experienced in 2007 compared with 2006. The volume driven increase in total cost of revenue was partially offset by decreases in both purchase price in excess of standard cost and amortization of purchased technology, which decreased $2.7 million and $0.7 million, respectively, in 2007 compared with 2006. Thus, RMI’s cost of product, which is total cost of revenue less purchase price in excess of standard cost and amortization of purchased technology, for the year ended December 31, 2007 increased by $14.8 million, or 111%, from $13.3 million in 2006 to $28.1 million in 2007. The increase in its cost of product resulted primarily from overhead costs necessary to support its increase in revenue and royalty expenses incurred on products sold. RMI’s product costs, however, did not grow proportionally with its revenue growth due to more efficient use of its overhead costs in the product procurement area and more favorable costs from its suppliers as a result of its increased volumes, which allowed it to negotiate better pricing terms.

Gross Margin. Gross margin for the year ended December 31, 2007 was 47.7% compared with 26.2% in 2006. Gross margin based on product cost, excluding the purchase price in excess of standard cost and amortization of purchased technology, increased from 55.7% in 2006 to 56.3% in 2007 primarily due to (1) increased volume across RMI’s end markets, but mostly in its enterprise system and connected media device markets, and (2) cost reductions from its suppliers as a result of increased volume.

Research and development expenses. Research and development expenses for the year ended December 31, 2007 increased by $8.1 million, or 30.8%, from $26.1 million in 2006 to $34.2 million in 2007. This increase resulted primarily from (1) an increase of $5.8 million in personnel-related expenses attributable to increased employee headcount, including the addition of eight employees from AMD as a result of the acquisition of the ultra low-power processor product line; (2) an increase of approximately $0.4 million in mask tooling, test product wafers, test hardware and program development expenses for new products; (3) an increase of $1.3 million in fees paid to outside consultants and contractors used in the development of new products; and (4) an increase of $0.7 million in other development related expenses primarily related to the tape out of products under development.

Sales, general and administrative expenses. Sales, general and administrative expenses for the year ended December 31, 2007 increased by $6.0 million, or 49.4%, from $12.2 million in 2006 to $18.1 million in 2007. This increase resulted primarily from (1) an increase of approximately $4.5 million in compensation and benefits related expenses due to increased headcount; (2) an increase of approximately $0.2 million in legal fees associated with patent filings; and (3) an increase of $0.9 million in consulting fees attributed to RMI’s Oracle ERP implementation and additional marketing consulting services.

Interest expense and other income, net. Interest expense and other income, net for the year ended December 31, 2007 decreased by $632,000 or 140% from $0.5 million in 2006 to $1.1 million in 2007. The decrease in interest expense and other income, net resulted primarily from interest charges on additional borrowings in December 2006 of $3.3 million and $11.7 million in 2007 under RMI’s term loans.

Extraordinary Items. The extraordinary item in 2007 is a result of the expiration and reversal of the contingent earn-out liability associated with RMI’s 2003 SandCraft acquisition.

Liquidity and Capital Resources

From its inception, RMI has satisfied its liquidity needs primarily through a combination of private sales of preferred stock, cash collections as a result of the sale of its product, borrowing from its term loans and accounts receivable collateralized line of credit, and cash received from the exercise of stock options. RMI’s cash and cash equivalents and short term investments were $14.2 million and $14.8 million as of December 31, 2008 and 2007, respectively and $20.2 million as of June 30, 2009. Restricted cash consists of a $0.25 million certificate of deposit used to collateralize a letter of credit for its facility lease in Cupertino and included in purchased intangibles and other assets, net.

In December 2004, RMI entered into a loan agreement for $10.0 million with Silicon Valley Bank, or SVB, Gold Hill Ventures, and Venture Lending and Leasing IV, or VLL, collateralized by all of its intellectual property and substantially all of its assets. Concurrently, RMI granted warrants to purchase an aggregate of 1,169,874 shares of Series B-2 Preferred Stock to SVB, Gold Hill Ventures and VLL. This loan was completely amortized in December 2007.

In December 2006, RMI entered into a loan agreement with VLL and SVB for up to $15.0 million in term debt collateralized by all of its intellectual property and substantially all of its assets. This loan agreement called for loan draws on the quarterly basis of $3.3 million for the fourth quarter of 2006 and the first quarter of 2007 and a draw of $3.4 million in the second quarter of 2007 based on the achievement of revenue milestones by RMI. It has drawn all of these funds. Concurrent with the execution of the term loan, RMI granted VLL and SVB warrants to purchase an aggregate of 355,416 shares of its Series C Preferred Stock. In addition, RMI exercised its option to draw an additional $5.0 million under the terms of the loan agreement in September 2007. Concurrent with this draw, RMI issued VLL warrants to purchase 177,708 shares of its Series C Preferred Stock. RMI was required to repay the loans in 34-equal consecutive monthly installments beginning the month following the draw. It made an advance payment of the last installment of each draw, which has been deducted from the gross proceeds of the loan. RMI will be required to make a milestone payment to the lenders at the occurrence of its initial public offering, a change of control, or liquidation. As of June 30, 2009, the estimated fair value of the milestone liability was $1.8 million. This amount is recorded as a debt discount and is being amortized over the term of the loan using the yield-interest method. The unamortized balance of this debt discount as of June 30, 2009 is $94,000.

In March 2007, RMI established a revolving line of credit of $10.0 million subject to a qualifying accounts receivable borrowing base with SVB. This line subsequently was amended in March 2009 and the term was extended to March 2011. Borrowings under this line of credit carry an interest rate ranging from bank’s prime rate plus 0.75% to bank’s prime rate plus 1.5%. As of June 30, 2009, the amount of borrowings outstanding under this revolving credit line is $758,000.

The following table sets forth RMI’s cash flows from operating activities, investing activities and financing activities for the years ended December 31, 2008, 2007, and 2006 and for the six months ended June 30, 2009 and 2008 (in thousands):

	Year ended December 31,			Six Months ended June 30,
	2008	2007	2006	2009	2008
Net cash used in operating activities	$(15,570)	$(14,193)	$(21,514)	$(5,769)	$(3,598)
Net cash used in investing activities	(3,478)	(2,288)	(970)	(821)	(2,698)
Net cash provided by financing activities	18,451	12,940	27,177	12,561	20,880

Total cash provided/(used)	$(597)	$(3,541)	$4,693	$5,971	$14,584

Operating Activities

Net cash used in RMI’s operating activities in the six months ended June 30, 2009 was primarily due to its net loss of ($10.7) million adjusted by non-cash items such as depreciation and amortization of $1.9 million, share-based compensation expense of $2.1 million, amortization of loan discounts of $0.2 million, and deferred tax provision of $0.1 million, and changes in operating assets and liabilities of $0.4 million.

Net cash used in RMI’s operating activities in the six months ended June 30, 2008 was primarily due to its net loss of ($8.3) million adjusted by non-cash items such as depreciation and amortization of $1.7 million, share-based compensation expense of $1.5 million, amortization of loan discounts of $0.4 million, and deferred tax provision of $0.1 million, and changes in operating assets and liabilities of $0.8 million.

Net cash used in RMI’s operating activities in 2008 was primarily due to its net loss of ($19.3) million adjusted by non-cash items such as depreciation and amortization of $3.8 million, share-based compensation expense of $3.8 million, amortization of loan discounts of $0.8 million, and other non-cash items of $0.5 million, changes in operating assets and liabilities of ($5.3) million resulting from sales growth and expanded operations.

Net cash used in RMI’s operating activities in 2007 was primarily due to its net loss of ($20.6) million adjusted by non-cash items such as depreciation and amortization of $5.8 million, extraordinary gain of ($3.2) million (see explanation below), share-based compensation expense of $1.5 million, amortization of loan discounts of $0.8 million and other non-cash items of $0.3 million, and changes in operating assets and liabilities of $1.2 million. Two items had a material impact on RMI’s net loss but had no impact on RMI’s cash balance. First, the recognition of the extraordinary gain of $3.2 million as a result of the expiration of the contingent purchase price provision contained in the SandCraft asset purchase agreement yet resulted in no increase in its cash balance. Second, intangible amortization related to RMI’s ultra low-power processor acquisition increased RMI’s net loss by $5.4 million but did not reduce its cash balance.

Investing Activities

Net cash used in RMI’s investing activity is primarily attributable to purchases of intangible intellectual property for its research and development activities, and purchases of property and equipment to support the growth of its business.

Financing Activities

Net cash provided by RMI’s financing activities in the six months ended June 30, 2009 consisted primarily of the following: (1) proceeds from issuance of notes payable to NetLogic Microsystems of $15.0 million; and (2) principal payments of its term debt of $2.75 million.

Net cash provided by RMI’s financing activities in the six months ended June 30, 2008 consisted primarily of the following: (1) proceeds from the issuance of Series D Preferred Stock for $23.1 million; and (2) principal payments of its term debt of $2.4 million.

Net cash provided by RMI’s financing activities in 2008 primarily consisted of proceeds from the issuance of Series D Preferred Stock for $23.1 million, proceeds from draws on its accounts receivable line for credit of $0.2M less payments of term loan $4.2 million.

Net cash provided by RMI’s financing activities in 2007 primarily consisted of proceeds from the issuance of Series C Preferred Stock for $10.0 million, issuance of common stock for $0.6 million, proceeds from term debt of $11.7 million less payments of term loan and long term license obligations of $9.5 million.

Net cash provided by RMI’s financing activities in 2006 consisted of proceeds from the issuance of Series C Preferred Stock for $31.5 million, issuance of common stock of $0.2 million, proceeds from term debt of $3.3 million, less payments of term debt and long term license obligations $7.9 million.

Contractual Obligations and Commitments

As of June 30, 2009, the following table summarizes RMI’s future contractual obligations for the periods presented (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less Than One Year	1 to 3 Years	3 to 5 Years
Debt obligations	$21,391	$2,760	$18,631	$—
Operating lease obligations	1,219	623	596	—
Time-based license obligations	4,224	1,272	2,952	—
Inventory purchase obligations	8,179	8,179	—	—
Other non-cancellable purchase obligations	2,878	1,949	929	—

Total	$37,891	$14,783	$23,108	$—

Off-Balance Sheet Arrangements

At December 31, 2008, RMI did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

RMI’s exposure to market risk for changes in interest rates relates primarily to its cash, cash equivalents, revolving line of credit, and notes payable. RMI mitigates default risk by investing only in money market instruments. As of December 31, 2008, it held primarily money-market securities and did not have any other financial instruments. RMI considers its exposure to interest rate fluctuations in general to be minimal. The interest rate on its notes payable is fixed while the interest rate on its revolving line of credit is dependent on the lender’s prime rate. The fair value of its notes payable will decrease as interest rate rises. However, the interest expense on its revolving line of credit will increase as the interest rate rises. RMI believes that a 10% change in interest rates would not have a material impact.

Foreign Currency Risk

RMI considers its exposure to foreign currency exchange rate fluctuations in general to be moderate. It invoices all of its foreign customers from the United States in U.S. dollars and all revenue is collected in U.S. dollars. For the year ended December 31, 2008, RMI earned approximately 86% of its revenue from international markets. Because its sales are currently denominated in U.S. dollars, the weakness of a foreign country’s currency against the dollar could increase the price of its products in such country and reduce its product unit sales by making its products more expensive in the local currency. RMI’s primary manufacturing suppliers’ operations are located in Taiwan. Its procurement costs from its manufacturing suppliers are priced and billed to it in U.S. dollars. A weakened dollar could decrease supplier’s revenue in local currency while costs in local currency remain unchanged thus decreasing its supplier’s margins. This could result in increased cost of RMI’s products in US dollars, if its suppliers increase their prices to offset their lower margins. Its cost of revenue may increase as a result of higher production cost incurred by its suppliers. In addition, as its base of international operations expands, a greater percentage of RMI’s employee base will be paid in local currency. This expansion increases its exposure to foreign currency volatility. As a result, RMI’s operating results may become subject to significant fluctuations based upon changes in the exchange rates of some currencies in relation to the U.S. dollar and diverging economic conditions in foreign markets in which it does business. RMI has minimal cash balances denominated in foreign currencies. It does not enter into forward exchange contracts to hedge exposures denominated in foreign currencies and does not use derivative financial instruments for trading or speculative purposes. Because its business model includes significant international participation, RMI’s exposure to foreign currency risk is greater.

BENEFICIAL OWNERSHIP OF NETLOGIC COMMON STOCK

The following table and footnotes set forth as of August 31, 2009 the beneficial ownership of our common stock held by:

•	each person or group of persons known to NetLogic to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and executive officer of NetLogic; and

•	all current directors and executive officers of NetLogic as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase our common stock that are presently exercisable or exercisable within 60 days of the date of this proxy statement are included in the total number of shares beneficially owned for the person holding those options or warrants and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise stated, the business address of each of our executive officers and directors is 1875 Charleston Road, Mountain View, California 94043.

Percentage of common stock beneficially owned “Pre-Merger” is based on 22,375,975 shares of common stock outstanding as of August 31, 2009. Percentage of common stock beneficially owned “Post-Merger” assumes that 5,026,000 shares that we would be required to issue as merger consideration (using an average closing price of $40.26 as if the closing had occurred on August 31, 2009) were issued as of the record date and thus is based on 27,401,975 shares of common stock outstanding. We have excluded from this calculation approximately 248,000 fully vested shares of common stock that will be issued to designated RMI employees immediately after the merger because they have not been allocated yet.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (pre-Merger)	Percent of Class (pre- Merger)	Number of Shares Beneficially Owned (post-Merger)	Percent of Class (post- Merger)
The Godinho Family Revocable Living Trust dated April 21, 1995(1) c/o NetLogic Microsystems, Inc. 1875 Charleston Rd. Mountain View, CA 94043	2,528,321	11.3%	2,528,321	9.2%
Warburg Pincus Private Equity VIII L.P. and affiliated entities(2) c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	0	*	1,640,472	6.0%
Norman Godinho(1)	2,528,321	11.3%	2,528,321	9.2%
Ronald Jankov(3)	902,841	3.9%	902,841	3.2%
Michael Tate(4)	91,108	*	91,108	*
Steven Domenik(5)	56,216	*	56,216	*
Varadarajan Srinivasan(6)	203,476	*	203,476	*
Leonard Perham(7)	193,151	*	193,151	*
Douglas Broyles(8)	120,733	*	120,733	*
Mozafar Maghsoudnia(9)	77,636	*	77,636	*
Marcia Zander(10)	123,844	*	123,844	*
Alan Krock(11)	22,499	*	22,499	*
All directors and executive officers as a group (14 persons)(12)	4,569,572	19.5%	4,569,572	16.1%

*	Represents holdings of less than one percent.

(1)	Includes 43,333 shares of our common stock issuable upon the exercise of options, 150,000 shares held by The Godinho Bypass Trust DTD June 12, 1995; 52,500 shares held by The Godinho Children’s Trust, DTD November 7, 1983; and 2,284,155 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho reported that he has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(2)	Includes WP VIII Finance, LP., Warburg Pincus Private Equity VIII, L.P. (WP VIII), Warburg Pincus Netherlands Private Equity VIII I.C.V. and Warburg Pincus Germany Private Equity VIII K.G. Warburg Pincus Partners, LLC (WP Partners), a subsidiary of Warburg Pincus & Co. (WP), is the sole general partner of WP VIII. WP is the managing member of WP Partners. WP VIII is managed by Warburg Pincus LLC (WP LLC). Charles R. Kaye and Joseph P. Landy are Managing Members and Co-Presidents of WP LLC and Managing General Partners of WP, and may be deemed to control voting and dispositive power over the shares held by the Warburg Pincus entities. All of the shares listed as beneficially owned by the Warburg Pincus entities following the merger will be issued on the closing date as merger consideration.

(3)	Includes 248,560 shares of our common stock issuable upon the exercise of options and 347,460 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(4)	Includes 61,875 shares of our common stock issuable upon the exercise of options. Mr. Tate is our Vice President and Chief Financial Officer.

(5)	Includes 43,333 shares of our common stock issuable upon the exercise of options, 12,027 shares of our common stock directly owned by Mr. Domenik, 18 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 2,505 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik reported that he has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(6)	Includes 131,926 shares of our common stock issuable upon the exercise of options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer.

(7)	Includes 43,333 shares of our common stock issuable upon the exercise of options.

(8)	Includes 43,333 shares of our common stock issuable upon the exercise of options.

(9)	Includes 72,394 shares of our common stock issuable upon the exercise of options. Mr. Maghsoudnia is our Vice President of Worldwide Manufacturing.

(10)	Includes 121,537 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(11)	Includes 24,166 shares of our common stock issuable upon the exercise of options.

(12)	Includes 1,046,929 shares of our common stock issuable upon the exercise of options and vested restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 1, 2009, pursuant to the merger agreement, NetLogic loaned $15,000,000 to RMI, which delivered to NetLogic a Secured Promissory Note, or Note, due November 30, 2010 and bearing interest at a 10% annual rate. The Note is secured by substantially all of RMI’s assets, but repayment of the Note and NetLogic’s security interest have been subordinated to the loans and security interests of RMI’s pre-existing institutional lenders. Based on information provided to NetLogic by RMI, the total principal amount of such senior loans at May 31, 2009 was approximately $5.1 million. Repayment of the Note will be accelerated upon an event of default, as that term is defined in the note, which includes a termination of the merger agreement by NetLogic as a result of certain breaches by RMI and a change of control of RMI. A change of control of RMI includes a sale of all or substantially all of RMI’s assets and an acquisition of capital stock representing at least 50% of the voting power of RMI (other than in connection with the acquisition of RMI by NetLogic under the merger agreement). Upon a change of control, RMI is obligated to pay NetLogic $5.0 million from the proceeds of the change of control in addition to all unpaid principal and accrued interest then due under the Note. Upon consummation of the merger, we expect to retain this obligation.

FUTURE STOCKHOLDER PROPOSALS

To be considered for inclusion in the NetLogic’s proxy statement relating to the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, stockholder proposals must be received no later than December 11, 2009.

For any stockholder nominations or stockholder proposals to be properly submitted by a stockholder for the 2010 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to NetLogic. For stockholder nominations or stockholder proposals (other than stockholder proposals made in accordance with Rule 14a-8) to be considered timely, the stockholder’s notice must be received by NetLogic not less than 90 or more than 120 calendar days in advance of the anniversary of the previous year’s annual meeting of stockholders. To be timely for the 2010 Annual Meeting of Stockholders, a stockholder’s notice must be received by NetLogic between January 15, 2010 and February 14, 2010. However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. All stockholder proposals should be addressed to the attention of the Secretary at our principal office and contain the information required by our bylaws.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The SEC allows NetLogic to “incorporate by reference” certain information into this proxy statement, which means that NetLogic can disclose important information to its stockholders by referring its stockholders to other documents that NetLogic filed separately with the SEC. NetLogic stockholders should consider the incorporated information as if NetLogic reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

NetLogic incorporates by reference into this proxy statement the following financial statements and other information (SEC File No. 000-50838), which contain important information about NetLogic and its business and financial results:

•

The financial statements, selected financial data, selected quarterly financial data, management’s discussion and analysis of financial condition and results of operations and market risk disclosures and risk factors contained in NetLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 4, 2009, and NetLogic’s Quarterly Reports on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 5, 2009 and for the period ended June 30, 2009, filed with the SEC on August 5, 2009;

•

The pro forma financial statements of NetLogic relating to its acquisition of assets from Integrated Device Technology, Inc. contained in the Current Report on Form 8-K filed by NetLogic with the SEC on July 20, 2009;

•	The Current Reports on Form 8-K filed by NetLogic with the SEC on May 6, 2009, June 25, 2009 and July 20, 2009; and

•

The description of NetLogic’s common stock and Series AA Junior Participating Preferred Stock Purchase Rights contained in NetLogic’s Registration Statement on Form S-3 filed with the SEC on June 4, 2009.

NetLogic may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the special meeting. The SEC allows NetLogic to incorporate by reference into this proxy statement such documents. NetLogic stockholders should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

This proxy statement is accompanied by a copy of each of the following documents, which are incorporated by reference into this proxy statement to the extent set forth above:

—	Annual Report on Form 10-K, filed with the SEC on March 4, 2009;

—	Quarterly Report on Form 10-Q, filed with the SEC on May 5, 2009;

—	Current Report on Form 8-K, filed with the SEC on May 6, 2009;

—	Quarterly Report on Form 10-Q, filed with the SEC on August 5, 2009;

—	Current Report on Form 8-K, filed with the SEC on June 25, 2009;

—	Current Report on Form 8-K, filed with the SEC on July 20, 2009; and

—	Description of NetLogic’s Common Stock and Series AA Junior Participating Preferred Stock Purchase Rights, contained in the Registration Statement on Form S-3 filed with the SEC on June 4, 2009.

INDEX TO RMI FINANCIAL STATEMENTS

RMI Corporation and Subsidiaries

At December 31, 2008 and December 31, 2007 and

For Each of the Three Years in the Period Ended December 31, 2008

RMI Corporation and Subsidiaries

At June 30, 2009 and December 31, 2008 and

For the Three and Six Months Ended June 30, 2009 and June 30, 2008

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

RMI Corporation:

We have audited the accompanying consolidated balance sheets of RMI Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    KPMG LLP

Mountain View, California

May 22, 2009

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$14,188	$14,785
Accounts receivable, net of allowances of $351 and $304 in 2008 and 2007, respectively	6,801	5,084
Inventories	7,621	6,930
Prepaid expenses and other current assets	1,905	1,604

Total current assets	30,515	28,403
Property and equipment, net	4,645	3,018
Goodwill	7,163	7,163
Purchased intangibles and other assets, net	4,146	4,233

Total assets	$46,469	$42,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,756	$2,853
Accrued payroll and related benefits	2,406	2,386
Other accrued liabilities	5,560	6,049
Deferred income on shipments to distributors	547	909
Line of credit	489	277
Notes payable, current	5,026	4,244

Total current liabilities	16,784	16,718
Notes payable, non-current	1,310	6,336
Deferred tax liability	471	282
Other liabilities	312	384

Total liabilities	18,877	23,720
Commitments and contingencies (Note 11)
Shareholders’ equity:
Series A convertible preferred stock, $0.001 par value. Authorized, issued, and outstanding 6,650,000 shares as of December 31, 2008 and 2007; aggregate liquidation preference of $7,875 as of December 31, 2008	7	7
Series B-1 convertible preferred stock, $0.001 par value. Authorized, issued, and outstanding 35,491,041 shares as of December 31, 2008 and 2007; aggregate liquidation preference of $28,900 as of December 31, 2008	35	35
Series B-2 convertible preferred stock, $0.001 par value. Authorized 70,167,963 shares; issued and outstanding 68,489,838 shares as of December 31, 2008 and 2007; aggregate liquidation preference of $70,253 as of December 31, 2008	68	68
Series C convertible preferred stock, $0.001 par value. Authorized 52,000,000 shares; issued and outstanding 50,730,394 shares as of December 31, 2008 and 2007, respectively; aggregate liquidation preference of $71,368 as of December 31, 2008	50	50
Series D convertible preferred stock, $0.001 par value. Authorized 16,000,000 shares; issued and outstanding 15,822,785 and 0 shares as of December 31, 2008 and 2007, respectively; aggregate liquidation preference of $25,000 as of December 31, 2008	16	—
Common stock, $0.001 par value. Authorized 278,000,000 shares; issued and outstanding 33,502,724 and 32,464,750 shares as of December 31, 2008 and 2007, respectively; aggregate liquidation preference of $3,350 as of December 31, 2008	41	30
Additional paid-in capital	205,385	177,645
Accumulated deficit	(178,010)	(158,738)

Total shareholders’ equity	27,592	19,097

Total liabilities and shareholders’ equity	$46,469	$42,817

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Revenue	$78,946	$64,345	$30,053

Cost of revenue:
Cost of revenue excluding amortization of purchased technology	30,409	30,032	17,906
Amortization of purchased technology	1,397	3,622	4,274

Total cost of revenue	31,806	33,654	22,180

Gross profit	47,140	30,691	7,873
Operating expenses:
Research and development	38,875	34,195	26,134
Sales, general and administrative	24,547	18,183	12,169
Delayed public offering	653	—	—
Amortization of other purchased intangible assets	351	774	161
In-process research and development	—	—	3,130
Total operating expenses	64,426	53,152	41,594
Loss from operations	(17,286)	(22,461)	(33,721)
Other income (expense)
Interest expense	(1,940)	(1,937)	(1,354)
Other income, net	57	855	904

Other expense, net	(1,883)	(1,082)	(450)
Loss before income taxes	(19,169)	(23,543)	(34,171)
Provision for income taxes	103	222	94

Net loss before extraordinary item	(19,272)	(23,765)	(34,265)

Extraordinary gain on the resolution of acquisition purchase price contingency (Note 5(b))	—	3,185	—

Net loss	$(19,272)	$(20,580)	$(34,265)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share data)

	Convertible preferred stock
	Series A		Series B-1		Series B-2		Series C		Series D		Common stock		Additional paid-in capital	Accumulated deficit	Total share- holders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2005	6,650,000	7	35,491,041	35	68,489,838	68	—	—	—	—	26,214,954	24	105,075	(103,893)	1,316
Issuance of restricted common stock upon exercise of stock options											1,057,878	1	80		81
Repurchases of restricted common stock											(367,333)				—
Vesting of restricted common stock												—	75		75
Share-based compensation on options granted to employees													282		282
Share-based compensation on options granted to non-employees													8		8
Fair value of common stock warrants issued to placement agent in connection with sales of Series C convertible preferred stock													50		50
Fair value of warrants issued to purchase shares of Series C preferred stock in connection with loan agreement													356		356
Issuance of Series C convertible preferred stock for acquisition of business and inventory							20,078,002	20					28,226		28,246
Issuance of Series C convertible preferred stock, net of issuance costs of $1,435							23,189,686	23					31,165		31,188
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(34,265)	(34,265)

Balances as of December 31, 2006	6,650,000	7	35,491,041	35	68,489,838	68	43,267,688	43	—	—	26,905,499	25	165,317	(138,158)	27,337
Issuance of restricted common stock upon exercise of stock options											5,566,751	4	439		443
Repurchases of restricted common stock											(7,500)				—
Vesting of restricted common stock												1	182		183
Share-based compensation on options granted to employees													1,309		1,309
Share-based compensation on options granted to non-employees													154		154
Fair value of common stock warrants issued to placement agent in connection with sales of Series C convertible preferred stock													19		19
Fair value of warrants issued to purchase shares of Series C preferred stock in connection with loan agreement													190		190
Issuance of Series C convertible preferred stock, net of issuance costs of $457							7,462,706	7					10,035		10,042
Net loss														(20,580)	(20,580)

Balances as of December 31, 2007	6,650,000	7	35,491,041	35	68,489,838	68	50,730,394	50			32,464,750	30	177,645	(158,738)	19,097
Issuance of restricted common stock upon exercise of stock options											604,735	6	101		107
Repurchases of restricted common stock											(80,207)				—
Vesting of restricted common stock												—	53		53
Issuance of common stock upon exercise of warrants											513,446	5	36		41
Share-based compensation on options granted to employees													3,695		3,695
Share-based compensation on options granted to non-employees													147		147
Fair value of common stock warrants issued to placement agent in connection with sales of Series D convertible preferred stock													632		632
Issuance of Series D convertible preferred stock, net of issuance costs of $1,276									15,822,785	16			23,076		23,092
Net loss														(19,272)	(19,272)

Balances as of December 31, 2008	6,650,000	$7	35,491,041	$35	68,489,838	$68	50,730,394	$50	15,822,785	$16	33,502,724	$41	$205,385	$(178,010)	$27,592

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(19,272)	$(20,580)	$(34,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,836	5,842	5,611
Extraordinary gain	—	(3,185)	—
In-process research and development	—	—	3,130
Change in fair value of contingent debt milestone derivative	352	118	—
Amortization of loan discounts	757	750	386
Share-based compensation and expense	3,842	1,463	290
Deferred tax provision	188	188	94
Changes in operating assets and liabilities:
Accounts receivable, net	(1,717)	(1,970)	(2,168)
Inventories	(691)	1,612	1,495
Prepaid expenses and other current assets	(301)	(518)	(425)
Accounts payable	(97)	(566)	2,266
Accrued payroll and related benefits	20	984	363
Other accrued liabilities	(841)	1,140	1,512
Deferred income on shipments to distributors	(362)	633	276
Other, net	(1,284)	(104)	(79)

Net cash used in operating activities	(15,570)	(14,193)	(21,514)

Cash flows from investing activities:
Purchases of property and equipment	(3,478)	(2,288)	(945)
Cash paid for acquisition	—	—	(25)

Net cash used in investing activities	(3,478)	(2,288)	(970)

Cash flows from financing activities:
Net proceeds from issuance of convertible preferred stock	23,092	9,919	31,544
Net proceeds from issuance of common stock	148	617	190
Repurchase of common stock	—	—	(33)
Proceeds from line of credit	212	277	—
Proceeds from issuance of notes payable	—	11,670	3,330
Principal payments of notes payable	(5,001)	(6,481)	(5,960)
Principal payments of intellectual property license obligation	—	(3,062)	(1,894)

Net cash provided by financing activities	18,451	12,940	27,177

Net increase (decrease) in cash and cash equivalents	(597)	(3,541)	4,693
Cash and cash equivalents at beginning of year	14,785	18,326	13,633

Cash and cash equivalents at end of year	$14,188	$14,785	$18,326

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,236	$1,125	$839
Noncash financing and investing activities:
Fair value of common stock warrants issued in connection with preferred stock issuances	632	19	50
Fair value of convertible preferred stock warrants issued in connection with loan agreements	—	190	356
Fair value of embedded derivatives separated from notes payable	—	968	253
Fair value of preferred stock issued for acquisition of business and inventory	—	123	28,246

The accompanying notes are an integral part of these consolidated financial statements.

Note 1—The Company

RMI Corporation, formerly known as Raza Microelectronics, Inc., was formed in September 2002 as a wholly-owned subsidiary of Foundries Holdings, LLC (FHLLC) as a result of the reorganization of various development stage companies majority owned by FHLLC. On September 17, 2002, Transpera Inc., a majority-owned subsidiary of FHLLC and a development stage company, merged with Raza Microelectronics, Inc. (“Raza Micro”), a wholly owned subsidiary of FHLLC with no previous material activities. Transpera, Inc. continued as the surviving entity and changed its name to Raza Microelectronics, Inc. On October 10, 2002, Raza Micro merged with SiSilk Networks, Inc., a majority-owned subsidiary of FHLLC and a development stage company, with Raza Micro continuing as the surviving entity. In January 2003, Raza Micro issued additional shares such that FHLLC was no longer the majority stockholder. Raza Micro changed its name to RMI Corporation in December 2007.

RMI Corporation and its subsidiaries (the “Company”) are engaged in the design, production, and sale of semiconductor processor solutions for networking, communication and consumer applications. The Company’s headquarters is located in Cupertino, California with branch and subsidiary offices in Texas, India, Hong Kong, Korea, Japan, Taiwan, China, United Kingdom, France, and Cayman Islands.

Note 2— Summary of Significant Accounting Policies

The following is a summary of the Company’s significant accounting policies:

(a) Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and include RMI Corporation and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The Company has incurred recurring losses from operations and had an accumulated deficit of $178.0 million as of December 31, 2008 that raise substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations through raising additional capital or through other strategic alternatives such as a sale or merger. There can be no assurance that the Company will be successful with these plans. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

(c) Foreign currencies

The functional currency for all of the Company’s foreign subsidiaries is the U.S. dollar. The Company remeasures assets and liabilities at the period end exchange rate for monetary items and at historical exchange rates for non-monetary items. Revenues and expenses are remeasured at the average exchange rate during the period except for income and expenses related to non-monetary items which are remeasured using historical exchange rates. Foreign currency gains (losses) for the years ended December 31, 2008, 2007, and 2006 were not significant and are included in other income, net.

(d) Cash equivalents

The Company considers all highly liquid investments purchased with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market funds which are available to be redeemed at par value at any time in order to meet liquidity needs.

(e) Fair value of financial instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and line of credit approximate their fair values due to their relatively short maturities. The Company does not hold any investments other than cash equivalents. As of December 31, 2008 and 2007, the fair value of notes payable was $6.9 million and $11.9 million, respectively. The Company estimates the fair value of notes payable by discounting the future cash flows of the notes using the market rate of interest on the reporting date as determined by the Prime lending rate on that date and the spread of the Company’s historical borrowing rate over the Prime lending rate.

(f) Concentrations of risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash equivalents consist of money market accounts with a large financial institution. Cash bank balances generally exceed the amount of federal deposit insurance provided on such balances.

Sales to foreign customers for the years ended December 31, 2008, 2007, and 2006, all of which were denominated in U.S. dollars, accounted for 86%, 88%, and 84%, respectively of total revenue.

The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral from certain customers in the form of standby letters of credit. The Company records an allowance for doubtful accounts for its best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience and probability of collection. Doubtful accounts expense was not significant in 2008, 2007, and 2006. The Company does not have any off-balance-sheet credit exposure related to its customers.

See Note 10 for individual customers whose revenue or accounts receivable balances were 10% or higher of respective consolidated amounts. An end customer is a customer who uses our products in its systems design but does not purchase products directly from the Company because of its use of outsourced manufacturers. A ship to customer purchases products directly from the Company and includes outsourced manufacturers of the end customers.

Summarized below are individual customers whose accounts receivable balances were 10% or higher of respective consolidated amounts at each period end:

	December 31,
	2008	2007
Percentage of gross accounts receivable
Customer I	14%	*
Customer F	13%	11%
Customer J	10%	*
Customer E	*	24%
Customer G	*	11%

*	Less than 10% of accounts receivable for the respective period end.

The Company outsources its manufacturing to third party wafer foundries and contract manufacturers and some of the key components in the Company’s products come from single or limited sources of supply. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could have a negative impact on its business.

(g) Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories consist primarily of finished goods, work-in-process and raw materials. The Company writes-down the value of inventories for estimated excess and obsolete amounts based upon assumptions about future demand and market conditions. Inventory write downs result in an adjustment to the cost basis of the inventory and are not reversed prior to sale or disposition of the related inventory.

(h) Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the lower of the useful life or the related remaining lease term which are periods that range from three to five years. Depreciation and amortization expense for the years ended December 31, 2008, 2007 and 2006 was $1.9 million, $1.4 million, and $1.2 million, respectively.

In 2008, the Company capitalized the cost of photomask purchases. A photomask is a type of tooling purchased from the foundry and used in the qualification and manufacturing of the Company’s products. In 2008, these costs were capitalized since the Company determined in this period, from its historical experience, that tooling purchased in connection with the qualification of a product had a probable alternate future use in the manufacturing of the product. In 2008, $1.3 million of photomask tooling purchases was capitalized and is being amortized to cost of revenue over useful lives of 2-3 years. Prior to 2008, all costs of photomask purchases were expensed to research and development expense as incurred.

(i) Purchased intangibles

Purchased intangibles consist of purchased technology, customer relationships, order backlog and intellectual property license. Intangible assets are either amortized on a straight-line basis or in proportion to the economic benefits consumed over their estimated useful lives which are periods that range from nine months to seven years. Amortization of intangible assets was $2.0 million, $4.4 million, and $4.4 million in 2008, 2007, and 2006, respectively.

(j) Goodwill and impairment of goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net tangible and intangible assets acquired by the Company. Goodwill is tested for impairment each fiscal year or more often if an event or circumstances indicate that an impairment loss may have been incurred. Goodwill impairment is determined using a two-step approach in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). The two-step impairment test identifies potential goodwill impairment and measures the amount of a goodwill impairment loss, if any. Under the first step, the fair value of the reporting unit is compared with its carrying value, including goodwill. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations (SFAS 141). The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. An impairment charge is recognized if a reporting unit’s goodwill carrying amount exceeds its implied fair value. The Company has allocated all goodwill to a single company-wide reporting unit. Based on the impairment tests performed, there was no impairment of goodwill in 2008, 2007, or 2006.

The Company’s goodwill is amortized and deductible for tax purposes which gives rise to a deferred tax liability due to the indefinite life for financial reporting purposes.

(k) Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company records an impairment charge based on the excess of the carrying amount over the fair value of the assets.

(l) Share-based compensation

On January 1, 2006, the Company adopted SFAS No. 123(R) Share-Based Payment (SFAS 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair value. SFAS 123R supersedes the Company’s previous accounting using the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), for periods beginning in 2006. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107), relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

The Company adopted SFAS 123R using the prospective transition method, which requires the Company to recognize share-based compensation expense on a prospective basis only for share-based awards granted after the effective date of January 1, 2006. The Company adopted SFAS 123R prospectively because prior to the period of adoption it was a non-public entity that used the minimum value method for pro forma disclosures under SFAS 123. In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. In addition, awards granted prior to the effective date of SFAS 123R continued to be accounted for under the intrinsic value method under APB 25 subsequent to the effective date.

The Company accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18).

Share-based compensation expense recognized for the year ended December 31, 2008 was $3.8 million which consisted of share-based compensation expense related to employee stock options of $3.7 million and expense related to non-employee stock options of $147,000. As part of a termination agreement with certain key employees, the Company agreed to accelerate the vesting of options representing 55,209 shares of common stock. This modification to accelerate vesting of the associated stock options resulted in the recognition of share-based compensation expense of $63,000 in 2008. Share-based compensation expense recognized for the year ended December 31, 2007 was $1.5 million which consisted of share-based compensation expense related to employee stock options of $1.3 million and expense related to non-employee stock options of $154,000. As part of a termination agreement with an executive, the Company agreed to waive its repurchase right on 145,833 shares of common stock which were acquired by the executive through the exercise of unvested options. This waiver resulted in a modification to accelerate vesting of the associated stock options and the recognition of share-based compensation expense of $129,000 in 2007. Share-based compensation expense recognized for the year ended December 31, 2006 was $290,000 which consisted of share-based compensation expense related to employee stock options in the amount of $282,000 and expense related to non-employee stock options of $8,000.

Share-based compensation expense recognized in the consolidated statements of operations for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, are based on awards ultimately expected to vest and has been reduced for estimated forfeitures. In conjunction with the adoption of SFAS 123R, the Company continued to use the single option method of straight-line expense amortization over the vesting period.

See Note 7(d) for additional information on share-based compensation.

(m) Revenue recognition

The Company derives its revenue primarily from the sale of semiconductor products to direct customers and through distributors. The Company recognizes product revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. The Company recognizes revenue for products when persuasive evidence of an arrangement exists, the product has been delivered, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. Arrangements involving more than one deliverable are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21).

Evidence of an arrangement is manifested by a master distribution or purchase agreement or an individual binding purchase order. In most cases, sales are governed by a master agreement against which individual binding purchase orders are placed on a transaction-by-transaction basis.

At the time of the transaction, the Company assesses whether the fee associated with the transaction is fixed or determinable, and whether or not collection is reasonably assured. The Company assesses whether the fee is fixed or determinable based upon the terms of the binding purchase order, including the payment terms associated with the transaction. For sales to direct customers, if it cannot be concluded that a fee associated with the transaction is fixed or determinable, the Company recognizes revenue as payments from customers become due (assuming all other conditions for revenue recognition have been satisfied). Because of frequent price adjustments, sales made to distributors under agreements that permit price adjustments are deferred until the distributors sell the product. Deferred income on shipments to distributors reflects the amount of gross profit to be realized when distributors sell through the product. Accounts receivable from distributors is recorded and inventory is relieved when title to inventory transfers at which point the Company has a legally enforceable right to collection under normal payment terms.

The Company assesses probability of collection based on a number of factors, including past transaction history with the customer and its credit-worthiness. The Company requires collateral from certain customers. If the Company determines that collection of a fee is not reasonably assured, it defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, recognition of revenue occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

The Company also enters into agreements with some customers to provide engineering design services. Engineering design service arrangements are accounted for under the percentage of completion method in accordance with Statement of Position No. 81-1, Accounting for Performance in Construction-Type and Certain Production-Type Contracts (SOP 81-1). Revenue for the year ended December 31, 2008, 2007, and 2006 included $675,000, $1.7 million and $1.4 million, respectively, of engineering design service revenue accounted for under SOP 81-1.

The Company collects and remits sales taxes on products and services that it purchases and sells under its contracts with customers, and reports such amounts under the net method in its consolidated statements of operations. Accordingly, there are no sales taxes included in revenue. The Company records costs related to shipping and handling of products in cost of revenue for all periods presented.

(n) Sales returns and allowances

The Company provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. The Company has entered into master purchase agreements with some customers that provide for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. In 2008, 2007 and 2006, sales returns and warranty expenses were not significant.

(o) Income taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company’s assets and liabilities and their financial statement reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided to reduce deferred tax assets to an amount for which realization is more likely than not.

In accordance with FASB Staff Position FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, the Company has elected to defer the application of FASB Interpretation No. 48.

(p) Reclassifications

Certain reclassifications have been made to prior-period balances to present the financial statements on a consistent basis with current year presentation. Such reclassifications have not changed previously reported net income (loss) or shareholders’ equity.

(q) Recent accounting pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). This standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the “GAAP hierarchy”). SFAS No. 162 became effective on November 15, 2008. The adoption of SFAS No. 162 did not have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133 (SFAS 161). This standard amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities by requiring expanded disclosure about an entity’s derivative instruments and hedging activities, but does not change the scope or accounting for SFAS No. 133. SFAS No. 161 requires qualitative, quantitative and credit-risk disclosures. Required qualitative disclosures include 1) how and why an entity is using derivative instruments or hedging activity, 2) how an entity is accounting for its derivative instruments and hedging items under SFAS No. 133, and 3) how the instruments affect an entity’s financial position, financial performance and cash flow. The qualitative disclosure should include information about the fair value of the derivative instruments, including gains and losses. Credit-risk disclosures should include information about the existence and nature of credit risk related contingent features included in derivative instruments. SFAS No. 161 also amends SFAS No. 107, Disclosures about Fair Value of Financial Assets, to clarify that derivative instruments are subject to SFAS No. 107’s concentration-of-credit-risk disclosures. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, and will be adopted by the Company in the first quarter of 2009. The Company does not expect the adoption of SFAS 161 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160), which establishes new accounting and reporting standards for noncontrolling interest (minority interest) and for the deconsolidation of a subsidiary. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 160 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141R), which requires the recognition of assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items and includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS 141R will be effective for acquisitions consummated on or after January 1, 2009 and have an impact on its accounting for future business combinations.

In June 2007, the FASB ratified EITF consensus conclusion on EITF 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by an entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The Company adopted this consensus in 2008. The adoption of EITF 07-3 had no material impact to the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. Under SFAS 159, a company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company did not elect to value any of its financial assets or liabilities in accordance with SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Fair value measurements would be separately disclosed by level within the fair value hierarchy. The Company has adopted SFAS 157 for the fiscal year beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP FAS 157-2, Effective Date of FASB Statement No. 157. These FSPs (1) defer the effective date in SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, (2) exclude certain leasing transactions accounted for under SFAS No. 13, Accounting for Leases, from the scope of SFAS 157, and (3) include several specific examples of items eligible or not eligible for the one-year deferral. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. FSP 157-1 is effective upon the initial adoption of SFAS 157. FSP 157-2 defers the effective date of certain provisions of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. However, the effective date for financial assets and liabilities remains intact. There was no material impact to the Company’s consolidated financial statements as a result of the adoption of SFAS No. 157. See Note 9 for the disclosures required by SFAS 157. In October 2008, the FASB issued FASB Staff Position (“FSP”) 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS 157. The guidance in FSP 157-3 is effective immediately and did not have a material impact on the Company’s consolidated financial statements. In addition, the Company does not expect the adoption of SFAS 157 for nonfinancial assets and liabilities to have a material impact on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (SFAS 109). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. In December 2008, the FASB issued FSP FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. This FSP defers the effective date of FIN 48 for certain nonpublic enterprises, including nonpublic not-for-profit organizations, for fiscal years beginning after December 15, 2008. The Company elected to deter the application of FIN 48 in accordance with this FSP. The Company believes the adoption of this interpretation will not have a material impact on its consolidated financial statements.

Note 3—Balance Sheet Components

	December 31,
	2008	2007
	(in thousands)
Inventories:
Finished goods	$2,565	$3,959
Work-in-process	4,284	2,479
Raw materials	772	492

	$7,621	$6,930

Property and equipment, net:
Computers and equipment	$9,187	$6,194
Office equipment and furniture	405	331
Leasehold improvements	1,190	1,104
Software	2,370	2,063

	13,152	9,692
Less: accumulated depreciation and amortization	(8,507)	(6,674)

	$4,645	$3,018

Purchased intangibles and other assets, net:
Purchased intangible assets, net	$3,752	$3,792
Restricted cash under terms of lease agreement	250	250
Other assets	144	191

	$4,146	$4,233

Other accrued liabilities:
Contingent debt milestone derivative liability	$1,691	$1,339
Accrued royalty	272	363
Accrued interest	71	125
Other accrued liabilities	3,526	4,222

	$5,560	$6,049

Note 4—Goodwill and Purchased Intangibles

In connection with the acquisition of the ultra low-power processor product line from Advanced Micro Devices, Inc. (“AMD”) in July 2006, the Company recorded Goodwill of $7.2 million. There were no changes in Goodwill in 2008 and 2007. As discussed in Note 2(j) the Company does not amortize goodwill but instead tests for impairment annually or more frequently if certain events or circumstances indicate that the carrying value may not be recoverable.

Intangible assets as of December 31, 2008 and 2007 consist of the following (in thousands):

		December 31, 2008			December 31, 2007
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Purchased technology	36 month	$7,998	$(7,642)	$356	$7,998	$(6,824)	$1,174
Intellectual property license	151 month	7,926	(4,530)	3,396	5,981	(3,714)	2,267
Customer relationships	12 month	1,287	(1,287)	—	1,287	(936)	351
Backlog	8 month	1,345	(1,345)	—	1,345	(1,345)	—

Total intangibles	81 month	$18,556	$(14,804)	$3,752	$16,611	$(12,819)	$3,792

All of the Company’s intangible assets excluding goodwill are subject to amortization. Estimated future amortization expense to be included in cost of revenue and in operating expenses is as follows (in thousands):

Year Ended December 31,	Cost of Revenue	Operating Expenses	Total Amortization
2009	$670	$237	$907
2010	314	236	550
2011	314	236	550
2012	314	—	314
2013	314	—	314
Thereafter	1,117	—	1,117

Total	$3,043	$709	$3,752

In October 2008, the Company signed purchased agreement to acquire a nonexclusive, worldwide, nontransferable intellectual property license for $1.6 million. This license is used to integrate the licensed technology into the Company’s products. Under this licensing arrangement, the Company made cash payments of $129,000 in 2008. The payments under this arrangement were based on predetermined quarterly payment which is payable over 36 months. Amortization of this intellectual property intangible is recorded to research and development expense in proportion to the economic benefits consumed based on when the licensed technology is incorporated into the Company’s products under development. As of December, 31, 2008, $945,000 of intellectual property license has been capitalized and $236,000 has been expensed to research and development.

In July 2006, in connection with the acquisition of the ultra low-power processor product line, the Company recorded a purchased technology intangible asset of $5.7 million. Amortization is recorded to cost of revenue in proportion to the economic benefits consumed based on the estimated discounted cash flows over the estimated useful life of the asset, which is three years. Amortization expense for the years ended December 31, 2008, 2007, and 2006 was $818,000, $2.6 million, and $1.9 million, respectively. The Company also recorded a customer relationships intangible asset of $1.3 million which related to non-contractual relationships with ultra low-power processor customers. Amortization is recorded to sales and marketing expense in proportion to the economic benefits consumed. Amortization expense for the years ended December 31, 2008, 2007, and 2006 was $351,000, $774,000, and $162,000, respectively. In addition, the Company recorded a backlog intangible asset of $1.2 million which related to customer orders scheduled for delivery within one year from acquisition. Amortization is recorded to cost of revenue in proportion to the economic benefits consumed over the useful life of one year. Amortization expense for the years ended December 31, 2007 and 2006 was $153,000 and $1.0 million, respectively. This backlog intangible asset was fully amortized at the end of fiscal 2007. See Note 5(a) for additional information about the acquisition of the ultra low-power processor product line.

In July 2003, in connection with the acquisition of the SandCraft, Inc. assets, the Company recorded a purchased technology intangible asset of $2.3 million. Amortization is recorded to cost of revenue using the default straight-line method, which is used when a pattern of consumption cannot be reliably determined over the estimated useful life of the asset, which is three years. Amortization expense for the years ended December 31, 2006 was $416,000. The purchased technology intangible asset was fully amortized in 2006. See Note 5(b) for additional information about the acquisition of SandCraft, Inc.

In July 2003, the Company acquired a nonexclusive, worldwide, nontransferable intellectual property license for a term of seven years. The intellectual property license is used to integrate the licensed technology into the Company’s products. Under the licensing arrangement, the Company made cash payments of $200,000 in 2003 and issued shares of Series B Preferred Stock with an aggregate fair value of $650,000. During the years ended December 31, 2007, 2006, and 2005, the Company made further payments of approximately $3.1 million, $2.1 million and $1.0 million, respectively. The payments under the arrangement were based on the greater of a predetermined minimum quarterly payment threshold or a percentage of net revenue received from the sale of products that contain the intellectual property. As of December 31, 2007, the Company has fully paid the license fee obligation of this license arrangement.

The Company recorded the estimated net present value of the license fee of approximately $6.0 million as an intangible asset and a liability in the consolidated balance sheets. Amortization is recorded to cost of revenue using straight-line method over the useful life of seven years. Interest expense was accreted on the discounted liability until it was fully retired in 2007.

In June 2008, this licensing arrangement for a nonexclusive, worldwide, nontransferable intellectual property license was amended primarily to extend the term and modify the royalties provision of the arrangement. In consideration for acquiring an additional term of seven years through 2017, the Company paid a nonrefundable extension fee of $1.0 million in 2008. The Company recorded the extension fee as an addition to the existing intangible asset and, together with the unamortized portion of this asset immediately prior to the extension of term, is amortized using straight-line method over its remaining useful life of 10 years. Total amortization expense for the years ended December 31, 2008, 2007, and 2006 was $579,000, $878,000, and $878,000, respectively.

Under the terms of the original license agreement, the Company is also required to pay quarterly royalties to the licensor based on the number of units sold containing the licensed technology or the corresponding net revenue recognized. Under the amended terms of the licensing agreement, the quarterly royalties to the licensor is a graduated percentage of net revenue. The percentage rate is dependent on cumulative units sold containing the licensed technology. The Company incurred royalty expense under this agreement of approximately $1.2 million, $1.3 million, and $580,000, for the years ended December 31, 2008, 2007, and 2006, respectively, which was charged to cost of revenue.

Note 5—Acquisitions

(a) Ultra Low-Power Processor Product Line

On July 6, 2006, the Company completed the acquisition of the Alchemy product line and operations from AMD for approximately $28.4 million in purchase consideration, consisting of 20,078,002 shares of Series C convertible preferred stock with a fair value of approximately $28.2 million and additional consideration of $151,000 consisting of the assumption of certain liabilities, a cash payment, and acquisition expenses. In accordance with SFAS 141, this transaction was accounted for under the purchase method. The Company acquired the Alchemy product line to broaden its current product offerings and establish a strategic relationship with AMD, which became a preferred stock investor by virtue of the acquisition.

The fair value of the Series C preferred stock issued as consideration for the acquisition was based on cash prices paid by other investors in sales of Series C preferred stock during fiscal year 2006. The allocation of the purchase price was based upon the independent appraisals of the fair value of the identified intangible assets. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was allocated to goodwill in accordance with SFAS 141 and 142.

The table below sets forth the estimated fair values of the assets acquired and liabilities assumed as of the closing date of July 6, 2006 (in thousands):

Fair Values
Inventories	$9,990
Property and equipment	25
In-process research and development	3,130
Intangible assets:
Purchased technology	5,706
Customer relationships	1,287
Backlog	1,191
Goodwill	7,163

Total assets acquired	28,492
Total liabilities assumed	95

Net assets acquired	$28,397

The Company’s methodology for allocating a portion of the purchase price for purchase acquisitions to in-process research and development (“IPR&D”) is determined using the multi-period excess earnings method based on the income approach, which discounts expected future cash flows to present value using estimates and assumptions determined by management. The IPR&D acquired pertains to the development project of a next generation product in one of the product families within the Alchemy product line. The expected revenue contribution of this next generation product once it is developed and in full production, is expected to last through 2010, indicating a useful life to be 5 years. The discount rate used for the valuation of the IPR&D was 40% since it was still in the development stage and thus has some inherent risk of failure associated with it. At the date of acquisition, the estimated time to complete this development is one year with an estimated cost of the efforts necessary to complete this project of $2.0 million. IPR&D was expensed upon acquisition in 2006 because technological feasibility has not been established and no future alternative use exists. Total IPR&D expense of $3.1 million was charged to operations in 2006 on the date the assets were acquired.

Following the allocation of the initial purchase price to the fair value of assets acquired, the Company issued 87,100 shares of the Company’s Series C preferred stock at a price of $1.4068 per share on February 28, 2007 in payment for inventory on hand at distributors and for a certain consulting agreement with AMD. The liability to issue these shares was recorded in accrued liabilities as of December 31, 2006.

The results of operations of Alchemy have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarizes the combined revenue of the Company and Alchemy product line, on a pro forma basis, as though the business combination occurred as of the beginning of each of the periods presented (in thousands):

	Year Ended December 31,
(unaudited)	2006	2005
Proforma revenue	$39,679	$25,829
Reported revenue	$30,053	$13,295

The unaudited pro forma revenue information is presented for informational purposes only and is not indicative of the results that would have been achieved if the acquisition had taken place at the beginning of each of the periods presented. Pro forma net loss was not presented because no discrete financial information regarding costs and expenses was available for Alchemy as it was formerly a component of AMD and no discrete accounting was maintained with regards to the product line’s operations.

(b) SandCraft, Inc.

On July 18, 2003, the Company completed the acquisition of the assets of SandCraft, Inc. (“SandCraft”) for approximately $2.5 million in initial purchase consideration consisting of (1) cash of approximately $2.5 million; and (2) warrants issued to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.08 per share. These warrants had an estimated fair value of $35,000. In accordance with the purchase agreement, these warrants cannot be exercised until the earlier of July 29, 2008, an initial public offering, an acquisition or transaction whereby the stockholders of the Company own less than 50% of the outstanding voting power of the capital stock, or a sale of substantially all of the assets of the Company. Additional information regarding these warrants is provided in Note 7(c).

The purchase agreement with SandCraft also required the Company to pay up to an additional $12.5 million, payable as a percentage of revenues from SandCraft related products, if certain predetermined production yield rates were met. The contingent purchase price was payable commencing July 2003 and each quarter thereafter through December 2007.

The Company acquired the assets of SandCraft to expand its product offering. In accordance with SFAS 141 this transaction was accounted for as a purchase business combination. The Company allocated the initial aggregate purchase price of $2.5 million based upon the estimated fair value of the assets acquired. The Company obtained independent appraisals of the fair value of the identified intangible assets. The following is the allocation of the purchase consideration (in thousands):

Fair Values
Property and equipment	$1,206
In-process research and development	2,801
Intangible assets:
Purchased technology	2,139
Backlog	154
Goodwill	(3,765)

Total assets acquired	$2,535

The acquired purchased technology was amortized over its estimated useful life of three years and as of December 31, 2007 this intangible asset is fully amortized. IPR&D of $2.8 million was charged to operations upon acquisition because technological feasibility had not been established and no future alternative uses exist.

Following the allocation of the initial purchase price to the fair value of assets acquired, the Company recorded an amount of negative goodwill. The negative goodwill of $3.8 million represented assets acquired in excess of the initial purchase price and was recorded as a liability since there was a contingent earn-out provision related to production yields as described above. The earn-out contingency expired in December 2007 and the Company recognized an extraordinary gain in the consolidated statements of operations of approximately $3.2 million which represents the remaining amount of the contingent earn-out liability net of all earn-out payments on the date of expiration of the earn-out period. As of the date of expiration, the carrying value of assets acquired from SandCraft had been fully depreciated or amortized.

The results of operations of SandCraft have been included in the Company’s consolidated financial statements subsequent to the date of acquisition.

Note 6—Debt

Notes payable consists of the following (in thousands):

	December 31,
	2008	2007
Loans from lending syndicate, interest rate at 12.0%, maturity date —October 1, 2009	$981	$2,151
Loans from lending syndicate, interest rate at 12.0%, maturity date —January 1, 2010	1,288	2,421
Loans from lending syndicate, interest rate at 12.0%, maturity date —April 1, 2010	1,589	2,691
Loans from lending syndicate, interest rate at 12.0%, maturity date —July 1, 2010	2,811	4,408
Unamortized loan discounts	(333)	(1,091)

Total notes payable	6,336	10,580
Less: current portion	(5,026)	(4,244)

Notes payable, non-current	$1,310	$6,336

(a) 2006 Loan Agreement

On December 26, 2006, the Company entered into a loan agreement (“2006 Loan Agreement”) with a lending syndicate for an initial aggregate loan commitment of $10.0 million available to the Company in three tranches based on different dates of availability and the achievement of certain financial and non financial conditions: (1) $3.3 million, (2) $3.3 million, and (3) $3.4 million. All three tranches became available and were drawn down in full prior to June 30, 2007. Additionally, under the 2006 Loan Agreement, an incremental loan of $5.0 million was available from one of the members of the lending syndicate in September 2007 after additional financial and nonfinancial conditions were met by the Company. This additional $5.0 million loan was drawn down by the Company in September 2007.

The Company borrowed $11.7 million and $3.3 million under the 2006 Loan Agreement during the year ended December 31, 2007 and December 31, 2006, respectively. The Company is required to repay each term loan in 32 equal consecutive monthly installments of principal and interest. The Company has made advance payments of the last installment of the loans, which have been applied to the loan principal. Borrowings under the 2006 Loan Agreement are collateralized by all the intellectual property and substantially all of the Company’s assets.

In connection with the 2006 Loan Agreement, the Company granted the lending syndicate warrants to purchase 355,416 shares of Series C Preferred Stock for an aggregate amount of $500,000. The warrants had an estimated fair value of $356,000 which was recorded as a loan discount and is being amortized over the term of the first loan using the effective interest method. The unamortized balance of the loan discount as of December 31, 2008 is $29,000. In addition, the Company issued warrants to purchase 177,708 shares in September 2007 with an estimated fair value of $190,000 in connection with the incremental loan of $5.0 million. The fair value of these warrants was recorded as loan discount and is being amortized over the term of the incremental loan using the effective interest method. The unamortized balance of the debt discount as of December 31, 2008 is $58,000. Additional information regarding these warrants is provided in Note 7(c).

In connection with borrowings under the 2006 Loan Agreement, the Company is required to make an additional milestone payment, separate from the repayment of any loan principal, to the lenders at the occurrence of an initial public offering, change of control, or liquidation of the Company (each a “Milestone Event”). The payment amount is determined based on the amount borrowed under the 2006 Loan

Agreement and the length of time between the signing of the loan agreement and a Milestone Event. The contingent milestone payment feature of the loan was determined to be an embedded derivative instrument which is not clearly and closely related to the host debt contract. Accordingly, under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the derivative instruments are required to be accounted for separately based on fair value. The fair value of the derivative instruments is determined based on discounted cash flows that have been probability weighted for different milestone payment scenarios. The aggregate amount of loan proceeds allocated to the derivative instruments on the date of issuance was $1.2 million.

The allocation of a portion of loan proceeds to the derivative instrument results in additional loan discounts which are being amortized over the term of the loans using the effective interest method. The unamortized balance of the loan discounts as of December 31, 2008 is $246,000. As of December 31, 2008 and 2007, the aggregate fair value of the contingent milestone derivatives liability was $1.7 million and $1.3 million, respectively. Changes in the fair value of the contingent milestone payment derivatives are recognized in other income, net in the consolidated statements of operations.

The 2006 Loan Agreement contains financial and nonfinancial covenants, as described below:

Financial Statements: The Company must provide financial statements to each lender on a monthly basis that are certified by a “responsible officer” not later than 30 days after each month end. The Company is to provide audited financial statements no later than 180 days after the end of the fiscal year

The Company must also provide to each lender its financial projections and business plans as most recently approved by the Company’s board of directors. Additionally, the Company must report to the lenders any pending legal action or matter that could reasonably have a material adverse effect against the Company.

Existence & Maintenance of Collateral: The Company must maintain and preserve its present form of business including all rights and privileges, necessary or desirable in the normal course of its business and keep all collateral in good working order and condition in all material aspects.

Liens: The Company must not create, incur, assume, or permit to exist any lien or grant any other person a negative pledge on any collateral, except permitted liens.

Indebtedness: During the term of the agreement without prior consent, the Company may not be indebted for borrowed money, the deferred purchase price of property, or leases which could be capitalized in accordance with generally accepted accounting principles or become liable as a surety, guarantor, accommodation party, or otherwise.

(b) 2004 Revolving Line of Credit as amended in 2007

On March 8, 2007 the Company reestablished a revolving line of credit with one of the lenders in the syndicate by amending and reinstating its previous 2004 Revolving Line of Credit (“amended 2004 Revolving Line of Credit”). This revolving line of credit provides a commitment of $10.0 million subject to a qualifying accounts receivable borrowing base. The 2006 Loan Agreement and the amended 2004 Revolving Line of Credit have cross default provisions. This line of credit expires on March 8, 2009. As of December 31, 2008, the amount of borrowings outstanding under the amended 2004 Revolving Line of Credit was $489,000 and incurred interest at annual rates ranging from 4.9% to 8.15%. The interest rate is variable and is based on the lender’s prime rate plus 0.9%.

Financial Covenants: The Company must maintain unrestricted cash, cash equivalents, and eligible accounts receivable at or in excess of 175% of the Company’s liability under the amended 2004 Revolving Line of Credit.

Amendments to the amended 2004 Revolving Line of Credit and borrowing and repayment activities subsequent to December 31, 2008 are discussed in Note 13.

Note 7—Shareholders’ Equity

(a) Common Stock

The Company is authorized to issue up to 278,000,000 shares of Common Stock. The Company reports shares of Common Stock that are issued upon early exercise of options to be outstanding in the consolidated financial statements, as the stockholders are entitled to dividends and voting rights, but records the proceeds as a liability on the balance sheet until the shares vest. As of December 31, 2008, the Company has classified proceeds received from early exercise of unvested options as accrued liabilities in the amount of $53,000. The Company maintains a repurchase right at the original price paid by the employees with respect to unvested restricted Common Stock. As of December 31, 2008 341,383 common shares were subject to the repurchase right of the Company. The repurchase right lapses in accordance with the original vesting schedule of the option.

The Company’s Common shareholders are entitled to a liquidation preference of $0.10 per share.

(b) Convertible Preferred Stock

In June 2008, the Company completed the sale of 15,822,785 shares of its Series D preferred stock at a purchase price of $1.58 per share for net proceeds of $23.1 million, after placement agent fees and expenses of $1.28 million. In connection with the issuance of Series D preferred stock, the Company amended its Certificate of Incorporation to authorize 16,000,000 shares of Series D preferred stock for issuance and increase the number of common shares authorized for issuance to 278,000,000.

The following tables summarize the convertible preferred stock issuances for the fiscal years presented (in thousands, except share and per share amounts):

Year ended December 31, 2008

Convertible Preferred Stock Issued	Date Issued	Shares Issued	Purchase Price per share	Aggregate Proceeds	Issuance Cost	Net Proceeds
Series D	5/30/2008	8,225,709	$1.5800	$12,997	$676	$12,321
Series D	6/6/2008	7,597,076	1.5800	12,003	600	11,403

Total		15,822,785		$25,000	$1,276	$23,724

Year ended December 31, 2007

Convertible Preferred Stock Issued	Date Issued	Shares Issued	Purchase Price per share	Aggregate Proceeds	Issuance Cost	Net Proceeds
Series C	1/31/2007	4,490,493	$1.4068	$6,317	$316	$6,001
Series C	2/15/2007	2,067,890	1.4068	2,909	82	2,827
Series C *	2/28/2007	87,100	—	—	—	—
Series C	3/9/2007	315,539	1.4068	444	23	421
Series C	3/30/2007	501,684	1.4068	706	36	670

Total		7,462,706		$10,376	$457	$9,919

*	These shares were issued in connection with the acquisition of the Alchemy product line from AMD (see Note 5(a)).

Year ended December 31, 2006

Convertible Preferred Stock Issued	Date Issued	Shares Issued	Purchase Price per share	Aggregate Proceeds	Issuance Cost	Net Proceeds
Series C	2/3/2006	7,240,022	$1.4068	$10,185	$400	$9,785
Series C	3/20/2006	8,753,809	1.4068	12,315	509	11,806
Series C	5/9/2006	1,365,546	1.4068	1,921	100	1,822
Series C	6/29/2006	3,011,390	1.4068	4,236	219	4,017
Series C *	7/6/2006	20,078,002	—	—	—	—
Series C	9/8/2006	238,771	1.4068	336	18	318
Series C	11/30/2006	1,171,913	1.4068	1,649	86	1,562
Series C	12/28/2006	1,408,235	1.4068	1,981	103	1,878

Total		43,267,688		$32,623	$1,435	$31,188

*	These shares were issued in connection with the acquisition of the Alchemy product line from AMD (see Note 5(a)).

The Company’s convertible Preferred Stock is not redeemable. The rights, preferences, and privileges of the holders of convertible Preferred Stock are as follows:

Dividend Rights

The holders of the Series A, B-1, B-2, C, and D Preferred Stock are entitled to receive, if and when as declared by the board of directors and out of funds legally available, noncumulative dividends at the rate of 8% of the original share price per annum.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding Series A, B-1, B-2, C, and D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock, an amount per share equal to the sum of $1.18, $0.81, $1.03, $1.41, and $1.58 per share, respectively, of Series A, B-1, B-2, C, and D Preferred Stock, plus any declared and unpaid dividends.

The Series D Preferred shareholders are entitled to a liquidation preference that is senior to all other series of Preferred Stock and Common Stock. Any assets of the Company remaining after payment of the liquidation amounts to the holders of Series D Preferred Stock will be distributed to satisfy the liquidation preference of Series C Preferred Stock. Moreover, any assets of the Company remaining after payment of the liquidation amounts to the Series C Preferred Stock will be distributed first to satisfy the liquidation preference of the Series B-1 and B-2 Preferred Stock. The remaining assets after payment of the liquidation amounts to the Series B-1 and B-2 Preferred Stock will be distributed next to satisfy the liquidation preference of the Series A Preferred Stock. Furthermore, any assets of the Company remaining after payment of the liquidation amounts to holders of Series A, B-1, B-2, C, and D Preferred Stock will be distributed next to satisfy the liquidation preference of the Common Stock plus any declared and unpaid dividends. Thereafter, any remaining assets of the Company will be distributed ratably to the holders of the Common Stock and Preferred Stock until such time as the cumulative distribution made on the shares of Preferred Stock is equal to three times their respective liquidation preference, with any remaining assets thereafter distributed to holders of Common Stock.

Conversion

Each share of Series A, B-1, B-2, C, and D Preferred Stock is initially convertible at the option of the holder into one share of Common Stock. The conversion ratio is determined by dividing the Preferred Stock original issue price per share by the conversion price effective at the time of conversion. The conversion price is subject to adjustments for dilutive equity issuances and other events set forth in the Company’s Certificate of Incorporation.

Additionally, the conversion price of Series D Preferred Stock to Common Stock is subject to adjustment if, in the event of an IPO, the IPO price is less than 1.25X the initial Series D purchase price but such conversion price for Series D cannot be lower than the Series C issuance price of $1.4068. This provision does not constitute a beneficial conversion feature under EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.

Shares of Series A, B-1, B-2, C, and D Preferred Stock automatically convert to Common Stock immediately prior to a firm commitment underwritten initial public offering in which the per share public offering price exceeds $4.00, the aggregate gross proceeds equals or exceeds $30.0 million and the Company’s Common Stock is listed for trading on an internationally recognized stock exchange. Shares of Preferred Stock will also automatically convert to Common Stock by a vote or written consent of the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock.

Voting Rights

Each holder of Series A, B-1, B-2, C, and D Preferred Stock are entitled to vote for each share of Common Stock into which such share of Preferred Stock is convertible on record date for any vote, or effective date of any written consent, as applicable.

As long as at least twenty five percent (25%) of the cumulative aggregate shares of the Series B Preferred Stock originally issued remain outstanding, the Company must obtain the approval (by vote or written consent or agreement) of at least a majority of the voting power of the then outstanding Series B Preferred Stock to:

•	increase or decrease the total number of authorized shares of any series of Preferred Stock or the Common Stock;

•	authorize or effect a Liquidation Event;

•

redeem or repurchase any debt or equity securities of the Company, excluding (i) shares of Common Stock repurchased at or below cost upon termination of an employee, director, consultant or advisor of the Company pursuant to contractual rights of repurchase or first refusal; (ii) shares of Common Stock and Preferred Stock acquired by the Company pursuant to the Company’s rights of first refusal; and (iii) the repayment of indebtedness in accordance with its terms and trade payables and similar liabilities in the ordinary course of the Company’s business;

•	amend the rights, preferences or privileges of the Series B Preferred Stock;

•	amend the Company’s Certificate of Incorporation or Bylaws in manner adverse to the Series B Preferred;

•	authorize the creation or issuance of shares of any series or class of capital stock that is senior to or on parity with the Series B Preferred Stock;

•	grant any rights to register any securities of the Company on terms more favorable than the registration rights granted under the Investor Rights Agreement;

•	declare or pay any cash dividends; or

•	change the authorized number of members of the Company’s Board of Directors.

In addition to the foregoing, the Company must obtain approval from the holders of Series C and D Preferred Stock to amend the Certificate of Incorporation or Bylaws in a manner that materially adversely affects the holders of Series C and D Preferred Stock disproportionately relative to another other series of Preferred Stock or to the entire class.

(c) Warrants

In September 2008, 513,446 common stock warrants were exercised at an exercise price of $0.08 per share for net proceeds of $41,000. These warrants were issued in connection with a convertible promissory note agreement with its majority stockholder on November 5, 2003. The fair value of these warrants at date of issue was $27,000 and was recorded as loan discount.

The following table summarizes outstanding warrants as of December 31, 2008:

Transaction Underlying Warrants Issuance	Date Issued	Expiration Date	Common Stock Warrants Issued and Outstanding	Preferred Stock Warrants Issued and Outstanding	Exercise Price	Valuation Assumptions on Date of Issuance
						Fair Value (in thousands)	Risk- Free Interest Rate	Expected Volatility	Contractual Life (Years)
Acquisition of SandCraft (a)	7/29/2003	7/29/2010	500,000	—	$0.08	$35	4.50%	80.0%	7
2003 Loan Agreement (b)	11/7/2003	11/7/2013	—	298,907	$0.92	230	4.33%	80.0%	10
2003 Loan Agreement (b)	12/14/2004	12/14/2011	—	160,600	$0.92	123	3.89%	80.0%	7
2004 Loan Agreement (c)	12/14/2004	5/31/2012	—	1,169,874	$1.03	920	4.19%	80.0%	7
2004 Revolving Line of Credit Agreement (d)	12/14/2004	12/14/2011		48,745	$1.03	38	3.89%	80.0%	7
Investment Commitment Agreement (e)	10/31/2005	10/30/2012	2,518,756	—	$0.10	190	4.47%	80.0%	7
Issuance of Series C Preferred Stock (f)	2/3/2006	9/7/2011	266,562	—	$1.41	10	4.49%	80.0%	5
Issuance of Series C Preferred Stock (f)	3/23/2006	9/7/2011	338,698	—	$1.41	19	4.67%	78.5%	5
Issuance of Series C Preferred Stock (f)	5/9/2006	9/7/2011	68,277	—	$1.41	4	5.03%	77.0%	5
Issuance of Series C Preferred Stock (f)	6/29/2006	9/7/2011	150,570	—	$1.41	8	5.18%	76.0%	5
Issuance of Series C Preferred Stock (f)	9/8/2006	9/7/2011	11,939	—	$1.41	1	4.73%	76.0%	5
2006 Loan Agreement (g)	11/26/2006	6/30/2014	—	355,416	$1.41	356	4.57%	69.0%	7
Issuance of Series C Preferred Stock (f)	11/30/2006	3/29/2012	58,596		$1.41	4	4.48%	71.0%	5
Issuance of Series C Preferred Stock (f)	12/28/2006	3/29/2012	70,412		$1.41	4	4.65%	70.0%	5
Issuance of Series C Preferred Stock (f)	1/31/2007	3/29/2012	224,505	—	$1.41	13	4.85%	68.5%	5
Issuance of Series C Preferred Stock (f)	2/15/2007	3/29/2012	58,117	—	$1.41	3	4.74%	68.2%	5
Issuance of Series C Preferred Stock (f)	3/9/2007	3/29/2012	15,777	—	$1.41	1	4.48%	67.8%	5
Issuance of Series C Preferred Stock (f)	3/30/2007	3/29/2012	25,104	—	$1.41	1	4.51%	67.2%	5
2006 Loan Agreement (h)	9/27/2007	9/30/2014	—	177,708	$1.41	190	4.41%	78.2%	7
Issuance of Series D Preferred Stock (i)	5/30/2008	5/29/2015	411,285	—	$1.58	322	3.68%	70.6%	7
Issuance of Series D Preferred Stock (i)	6/6/2008	6/5/2015	379,854	—	$1.58	310	3.50%	70.4%	7

Total			5,098,452	2,211,250		$2,782

Explanatory Notes:

(a)	Pursuant to the SandCraft acquisition agreement (see Note 5(b)), these warrants cannot be exercised until the earlier of July 29, 2008, an initial public offering, an acquisition or transaction whereby the shareholders of the Company own less than 50% of the outstanding voting power of the capital stock, or a sale of substantially all of the assets of the Company.

(b)	Warrants to purchase Series B-2 Preferred Stock issued to the lender in connection with a 2003 loan agreement. The fair values of warrants issued were recorded as loan discount.

(c)	Warrants to purchase Series B-2 Preferred Stock issued to lending syndicate in connection with the 2004 Loan Agreement. The fair value of warrants issued was recorded as a loan discount.

(d)	Warrants to purchase Series B-2 Preferred Stock issued to revolving credit line lender in connection with the 2004 Revolving Line of Credit Agreement . The fair value of warrants issued was recorded as a debt discount.

(e)	On October 31, 2005, the Company entered into a commitment agreement with a group of existing investors. The agreement was a binding commitment on the part of the investors to purchase $25,000,000 of Series C Preferred Stock. As consideration for the binding commitment, the Company issued to the investors warrants to purchase shares of Common Stock. The agreement stated that the financing commitment would terminate on the earlier of (i) the date the Company completed an equity financing other than the financing round committed to by the investors with proceeds to the Company of at least $20,000,000 or (ii) February 6, 2006. The commitment agreement was not exercised as the Company sold Series C Preferred Stock to other investors in 2006. These warrants are fully vested as of December 31, 2008.

(f)	These Common Stock warrants were issued to the placement agent in connection with the issuances of Series C Preferred Stock on various dates in 2006 and 2007.

(g)	On November 26, 2006, in connection with the 2006 Loan Agreement, the Company issued the lenders warrants to purchase up to $500,000 of Series C Preferred Stock based on an initial per share purchase price of $1.4068 and an initial maximum number of shares of 355,416. Initially, the exercise price and therefore the number of shares purchasable under the warrants are subject to change based on the terms of future equity financing. This contingency was resolved upon the issuance of the Series D Preferred Stock. The price for these warrants issued under the 2006 Loan Agreement is now fixed at $1.4068.

(h)	In September 2007, in connection with the incremental $5.0 million loan under the 2006 Loan Agreement, the Company issued the lender warrants to purchase up to $250,000 of Series C Preferred Stock based on an initial per share purchase price of $1.4068 and an initial maximum number of shares of 177,708. The exercise price, and therefore the number of shares purchasable under the warrants are subject to change based on the terms of future equity financing. Initially, the exercise price and therefore the number of shares purchasable under the warrants are subject to change based on the terms of future equity financing. This contingency was resolved upon the issuance of the Series D Preferred Stock. The price for these warrants issued under the 2006 Loan Agreement is now fixed at $1.4068.

(i)	These Common Stock warrants were issued to the placement agent in connection with the issuances of Series D Preferred Stock in 2008.

(d) Stock Incentive Plan

On December 17, 2002, the Company adopted the 2002 Stock Incentive Plan (the “Plan”) which reserved 30,000,000 shares of Common Stock for issuance. Pursuant to amendments approved on various dates through June 2008 the total amount of Common Stock reserved for issuance under the plan was increased to 82,101,182 shares.

The Plan, as amended, authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants to purchase up to a total of 82,101,182 shares of the Company’s Common Stock. Under the Plan, incentive stock options are granted at an exercise price that is not to be less than 100% of the fair market value of the Company’s Common Stock on the date of grant (110% for grants to greater than 10% stockholders), as determined by the Company’s Board of Directors. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. All options have a term of no greater than 10 years from the date of grant (5 years for grants to greater than 10% stockholders). Option vesting is determined by the board of directors and will not be longer than 5 years at a rate of at least 20% per year. New employees’ options generally vest 25% one year after date of grant and 2.083% each month over the next 36 months. Retention grants made to existing employees can have varying vesting requirements.

For grants prior to November 2006, the Plan allowed for early exercises of unvested options subject to repurchase rights of the Company over the restricted Common Stock issued at the original exercise price. The repurchase rights lapse at the same rate as the original option vesting. All grants after November 2006 do not permit early exercise.

The following table summarizes option activity under the stock option plan:

		Options Outstanding
	Options Available for Grant	Number Outstanding	Weighted Average Exercise Price per Share
Balances at December 31, 2005	5,299,960	12,586,268	0.09
Authorized	11,000,000	—	—
Granted	(13,923,008)	13,923,008	0.21
Exercised	—	(1,057,878)	0.10
Common stock repurchased	367,333	—	0.09
Canceled	1,405,198	(1,405,198)	0.12

Balances at December 31, 2006	4,149,483	24,046,200	0.16
Authorized	17,000,000	—	—
Granted	(17,889,500)	17,889,500	0.76
Exercised	—	(5,566,751)	0.11
Common stock repurchased	7,500	—	0.15
Canceled	1,001,865	(1,001,865)	0.28

Balances at December 31, 2007	4,269,348	35,367,084	$0.47
Authorized	10,000,000	—	—
Granted	(10,659,600)	10,659,600	1.22
Exercised	—	(604,735)	0.18
Common stock repurchased	80,207	—	0.06
Canceled	2,504,560	(2,504,560)	0.53

Balances at December 31, 2008	6,194,515	42,917,389	$0.65

As of December 31, 2008 and 2007, there was an aggregate of 341,383 and 1,319,283 shares, respectively, of restricted Common Stock outstanding related to early exercises of unvested options that are subject to repurchase by the Company at a weighted average price of $0.15 and $0.13 per share, respectively. The proceeds received related to unvested restricted Common Stock obtained from early exercise of stock options as of December 31, 2008 and 2007 have been reported as an accrued liability of $53,000 and $170,670, respectively.

Detail related to activity of unvested shares of restricted Common stock is as follows:

	Unvested Common Stock
	Number of Shares Outstanding	Weighted Average Exercise/ Purchase Price per Share
Balance at December 31, 2005	2,196,606	$0.09
Issued	250,000	0.12
Vested	(962,397)	0.08
Repurchased	(367,333)	0.09

Balance at December 31, 2006	1,116,876	0.11
Issued	1,239,748	0.14
Vested	(1,029,841)	0.12
Repurchased	(7,500)	0.15

Balance at December 31, 2007	1,319,283	0.13
Issued	36,725	0.13
Vested	(934,418)	0.12
Repurchased	(80,207)	(0.14)

Balance at December 31, 2008	341,383	$0.15

The following table summarizes by exercise price the outstanding and vested options as of December 31, 2008:

	Options Outstanding				Option Vested
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value (in thousands)	Number Vested	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value (in thousands)
$0.01 - $0.10	5,376,067	4.7	$0.09	$5,620	4,815,820	$0.09	$5,057
$0.15 - $0.15	460,291	3.8	0.15	456	351,959	0.15	348
$0.20 - $0.20	7,010,583	7.6	0.20	6,590	3,992,999	0.20	3,753
$0.25 - $0.25	4,594,822	4.2	0.25	4,089	2,541,775	0.25	2,262
$0.30 - $0.75	6,405,250	8.3	0.58	3,583	2,428,150	0.57	1,384
$0.81 - $0.81	419,000	8.7	0.81	138	141,042	0.81	47
$0.99 - $0.99	10,409,000	9.0	0.99	1,561	2,272,916	0.99	341
$1.09 - $1.09	292,000	9.3	1.09	15	—	—	—
$1.14 - $1.14	352,000	9.8	1.14	—	8,542	1.14	—
$1.29 - $1.29	7,598,376	9.5	1.29	—	613,337	1.29	—

Total	42,917,389	7.7	$0.65	$22,052	17,166,540	$0.38	$13,192

Vested and expected to vest	41,231,344	7.6	$0.65	$21,385

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on options with an exercise price less than the Company’s estimated fair value of its Common Stock of $1.14 as of December 31, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested as of December 31, 2008 was 16,544,661.

The weighted average grant-date fair value of options granted for the fiscal year ended December 31, 2008 and 2007 was $0.74 and $0.48 per share, respectively. The total fair value of shares of options vested during the fiscal year ended December 31, 2008 was $3.8 million. The total intrinsic value of options exercised during the fiscal year ended December 31, 2008 was $16,000. The total cash received from employees as a result of employee stock option exercises during the fiscal year ended December 31, 2008 was $108,000. In connection with these exercises, there was no tax benefit realized by the Company due to the full valuation allowance recorded on deferred tax assets. The weighted average remaining contractual term for options exercisable at December 31, 2008 was 6.49 years. The Company issues new shares of Common Stock upon exercise of stock options. The total compensation cost (gross) related to non-vested awards not yet recognized at December 31, 2008 was $13.6 million and the weighted-average period over which this amount is expected to be recognized is 2.71 years.

The Company has assumed certain option plans in connection with business combinations. Generally, the options granted under these plans have terms similar to the Company’s own options. The exercise prices of such options have been adjusted to reflect the relative exchange ratios.

The Company estimates the fair value of stock options using a Black-Scholes option-pricing model to determine the fair value of share-based awards under SFAS 123R. The assumptions used to estimate the fair value of stock options granted under the Company’s Stock Incentive Plan for the years ended December 31, 2007 and 2006 are as follows:

	2008	2007	2006
Expected volatility	61.6% to 64.0%	66.7% to 77.3%	80% to 90%
Risk-free interest rate	2.9% to 3.6%	3.6% to 5.1%	4.4% to 5.2%
Expected life	6 years	6 years	6 years
Dividend yield	0%	0%	0%

The Black-Scholes option-pricing model incorporates various and highly subjective assumptions including expected volatility, expected term and interest rates.

Expected Volatility: The Company used the historical volatility of a peer group of publicly traded companies in deriving its expected volatility assumption in accordance with SFAS 123R and SAB 107.

Risk-Free Interest Rate: The risk-free interest rate was based on the market yield currently available on U.S. Treasury securities with a remaining term equivalent to the expected term of option.

Expected Term: The Company’s expected term represents the period that the Company’s share-based awards are expected to be outstanding and was derived from the average midpoint between vesting and the contractual term of the option in accordance with the simplified method described in SAB 107.

Expected Dividend: The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has not paid and does not anticipate paying any dividends in the near future.

Note 8—Income Taxes

The provision for income taxes from continuing operations consists of the following:

	Year Ended December 31,
	2008	2007(*)	2006
Current tax
Federal	$(180)	$—	$—
State	32	—	—
Foreign	63	34	—

	(85)	34	—

Deferred
Federal	162	162	81
State	26	26	13
Foreign	—	—	—

	188	188	94

Total	$103	$222	$94

*	No portion of the 2007 provision for income taxes is allocated to the extraordinary gain as it does not result in any incremental tax expense.

As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves determining the Company’s current income tax provision (benefit) together with calculating the deferred income tax provision (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income.

The Company considers all available evidence, both positive and negative, including historical operating results, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. If it is not more likely than not that the Company will recover its deferred tax assets, the Company will increase its provision for taxes by recording a valuation allowance against the deferred tax assets.

Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly a full valuation allowance has been established and no deferred tax asset or the related tax benefit have been recognized in the accompanying consolidated financial statements. As of December 31, 2008 and 2007, the deferred tax assets were fully offset by a valuation allowance. The valuation allowance as of December 31, 2008 and 2007 was $ 77.0 million and $76.8 million, respectively. The net change in the valuation allowance for the year ended December 31, 2008, 2007, and 2006 was a decrease of $121,000, and increases of $10.3 million and $14.8 million, respectively.

Significant components of the deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$48,823	$47,560
Accrued liabilities and expenses	2,112	1,615
Capitalized start-up costs	—	489
Capitalized research and development costs	10,947	13,444
Intangible assets	3,921	4,747
Tax credits	9,768	8,285
Share-based compensation	935	183
Property and equipment	280	362
Charitable contributions	24	21
Other	151	134

Total deferred tax assets	76,961	76,840
Deferred tax liability:
Goodwill	(471)	(282)

Gross deferred tax assets	76,490	76,558

Valuation allowance	(76,961)	(76,840)

Net deferred tax liability	$(471)	$(282)

As of December 31, 2008, the Company had cumulative net operating loss carry-forwards for federal and state income tax reporting purposes of approximately $125.9 million and $103.5 million, respectively. The federal net operating loss carry-forwards expire, if not utilized, in years 2019 through 2028. The California net operating loss carry-forwards expire, if not utilized, in years 2011 through 2028.

As of December 31, 2008, the Company had cumulative carry-forwards for research and development credits of approximately $5.7 million and $6.1 million, which can be used to reduce federal and California income taxes, respectively. Federal research and development tax credit carryforwards will expire, if not utilized, in years 2020 through 2028. State research and development credits can be carried forward indefinitely.

The Tax Reform Act of 1986 and similar state legislation impose restrictions on the utilization of net operating losses and tax credits following an “ownership change” of a corporation as that term is defined in the Internal Revenue Code. Since the Company has had several changes in its equity ownership through issuances of Common and Preferred Stock, it has analyzed the limitation impact of “ownership change” on its ability to utilize net operating losses and tax credit carry-forwards. As a result, the Company has reduced the amount of gross deferred tax assets related to net operating losses and tax credit carryforwards.

The effective tax rate differed from the federal statutory income tax rate of 34% a result of the following:

	Year Ended December 31,
	2008	2007	2006
Federal statutory rate	(34.0%)	(34.0%)	(34.0%)
Losses and credits not benefited	38.5	32.6	33.9
State taxes, net of federal benefit	0.0	0.1	0.0
Foreign rate differential	0.3	(0.3)	(0.2)
Other	(4.3)	2.4	0.5

Provision for income taxes	0.5%	0.8%	0.2%

The Company has not provided for U.S. federal income and state income taxes on non-U.S. subsidiaries’ undistributed earnings as of December 31, 2008, because such earnings are intended to be reinvested in the operations and potential acquisitions of the Company’s international subsidiaries indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to applicable U.S. federal and state income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries. The cumulative amount of undistributed foreign earnings as of December 31, 2008 is not material.

The Company’s loss before income taxes was earned in the following jurisdictions (in thousands):

	Year Ended December 31,
	2008	2007	2006
Domestic	$(50)	$(23,817)	$(34,331)
Foreign	(19,119)	274	160

Total	$(19,169)	$(23,543)	$(34,171)

Note 9—Fair Value Measurements

SFAS No. 157 Fair Value Measurements defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. It clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	(Level 1) observable inputs such as quoted prices in active markets;

•	(Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

•	(Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

On a recurring basis, the Company could measure certain financial assets and liabilities at fair value. The Company’s money market security is classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company’s contingent debt milestone derivative liability (see Note 6(c)) is classified as Level 3 of the fair value hierarchy, as there is no market data for this derivative. In accordance with SFAS 157, the following table represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

Description	Balance at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds	$13,267	$13,267	$—	$—
Contingent debt milestone derivative liability	1,691	—	—	1,691

The following table presents the Company’s activity for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in SFAS 157 for the year ended December 31, 2008 (in thousands):

Contingent debt milestone derivative liability
Balance at December 31, 2007	$(1,339)
Transfers to Level 3	—
Purchases, sales, issuances and settlements, net	—
Total realized or unrealized gains or (losses)
Included in other comprehensive income	—
Included in earnings	(352)

Balance at December 31, 2008	$(1,691)

The amount of total gains or (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2008	$(352)

Note 10—Segment Reporting

The Company reports segment information in accordance with Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). The Company conducts its business within one business segment. The Company has determined that the Chief Operating Decision Maker (CODM) is the Chief Executive Officer (CEO). The CODM uses consolidated financial statement information to allocate resources and assess the performance of the Company. As a result, there are no reportable segments of the Company.

Revenue by geographic region, based on ship-to address, is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
United States	$10,960	$7,536	$4,812
Asia Pacific	62,325	51,810	21,614
All other countries	5,661	4,999	3,627

Total	$78,946	$64,345	$30,053

Long-lived assets, which consist primarily of property and equipment, by geographic region based on the location of the assets are presented as follows (in thousands):

	December 31,
	2008	2007
United States	$4,324	$2,670
All other countries	321	348

Total	$4,645	$3,018

Summarized below are individual customers whose revenue were 10% or higher of respective consolidated amounts. An end customer is a customer who uses our products in its systems design but does not purchase products directly from the Company because of its use of outsourced manufacturers. A ship to customer purchases products directly from the Company and includes outsourced manufacturers of the end customers.

	Year Ended December 31,
End Customer	2008	2007	2006
Percentage of total revenue
Customer A	11%	*	*	*
Customer B	11%	11%	*
Customer C	11%	17%	44%
Customer D	*	11%	*

*	Less than 10% of total revenue
**	Not a customer in 2006

Revenue derived from A and D is solely in Asia Pacific, while revenue derived from B and C is primarily in Asia Pacific and the United States. No other customer represented more than 10% of our revenue in those years.

	Year Ended December 31,
Ship-To Customer	2008	2007	2006
Percentage of total revenue
Customer E	25%	28%	*
Customer F	17%	*	*
Customer G	10%	11%	10%
Customer H	*	16%	50%

*	Less than 10% of total revenue

Note 11—Commitments and Contingencies

Lease Commitments

The Company’s corporate headquarters and executive offices are located in approximately 52,000 square feet of office space in Cupertino, California under a lease that expires in March 2010. In August 2004, in connection with this commitment, the Company issued a standby letter of credit of $250,000 on behalf of the lessor as security for performance and observance of the provisions of the lease agreement. The Company maintains a Certificate of Deposit of the same amount which is included in purchased intangibles and other assets in the accompanying consolidated balance sheets. Additional sales and research and development offices are leased in various countries under leases that expire at various dates ranging from 2009 to 2010.

The Company also leases approximately 16,000 square feet of office space in Austin, Texas to carry out certain marketing and research and development activities. The lease term is for a period of three years and expires on December 2010. The lease provides for one three-year renewal option. The base rent for this lease escalates annually at 5% and the Company is obligated to pay an average annual amount of approximately $300,000 for the next two years. The Company accounts for lease arrangements with scheduled rent increases by recording the expense on a straight-line basis over the lease term.

Rent expense was approximately $1.2 million, $769,000, and $592,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Future annual minimum lease payments under all non-cancelable operating leases as of December 31, 2008 were as follows (in thousands):

Year Ending December 31,
2009	$1,252
2010	540

$1,792

Time-based license agreements

During 2008 and 2007, the Company entered into time based license agreements which include the use of electronic design software and other technology, rights to future deliverables and enhancements, and license support over terms ranging from 1 to 36 months. The total cost of time-based license agreements, which is paid in installments over the term, is expensed ratably over the term of the agreement. Future payments required under time-based license agreements are as follows (in thousands):

Year Ending December 31,
2009	$1,967
2010	1,344
2011	832

$4,143

Purchase commitments

The Company outsources its manufacturing to third party wafer foundries and contract manufacturers, and as of December 31, 2008 it has non-cancelable purchase obligations totaling approximately $3.7 million.

The future minimum payments under all contractual commitments are as follows (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less Than One Year	1 to 3 Years	3 to 5 Years
Long-term debt obligations	$7,272	$5,891	$1,381	$—
Operating lease obligations	1,792	1,252	540	—
Time-based license obligations	4,143	1,967	2,176	—
Inventory purchase obligations	155	155	—	—
Other non-cancellable purchase obligations	3,992	3,197	795	—

Total	$17,354	$12,462	$4,892	$—

Commitments under the Amended 2004 Revolving Line of Credit

The Company has a $10 million revolving line of credit that expires in March 2009 (see Note 6 (b)). Advances under the line of credit bear interest at the bank’s prime rate plus 0.9% (8.2% at December 31, 2007) with a minimum monthly interest of $2,000. Under the terms of the line of credit agreement, the Company must maintain unrestricted cash, cash equivalents, and eligible accounts receivable at or in excess of 175% of the Company’s liability under the amended 2004 Revolving Line of Credit. In addition, under the terms of the line of credit agreement, the Company may not be indebted for borrowed money, the deferred purchase price of property, or leases which could be capitalized in accordance with generally accepted accounting principles, or become liable as surety, guarantor, accommodation party, or otherwise, without prior consent from the lender.

Product warranties

The Company provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. The Company has entered into master purchase agreements with some customers that provide for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. In 2006, 2007 and 2008, sales returns and warranty expenses were not significant.

Guarantees and Indemnification Agreements

The Company enters into standard and negotiated indemnification agreements in its ordinary course of business. As part of its standard distribution agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products, software, or services. The indemnification agreements commence upon execution of the agreement and generally do not have specific time limits. The scope, terms and conditions of the Company’s negotiated indemnification agreements may vary from those in its standard agreements. In addition to intellectual property infringement claims, under its negotiated indemnification agreements, the Company may indemnify, hold harmless and reimburse the indemnified parties for certain breach of contract, injury and damages claims. In some cases, the maximum potential amount of future payments the Company could be required to make under these agreements is not limited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

The Company’s certificate of incorporation limits the liability of directors to the full extent permitted by Delaware law. In addition, the Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its directors that may require the Company: to indemnify its directors against liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms. The Company currently has directors and officers insurance in place. The Company has not incurred costs related to these indemnification agreements.

The Company has entered into agreements with certain executives where the Company may be required to pay severance and accelerate vesting of stock options in the event of termination of employment under certain circumstances, including a change of control. In 2007, the Company incurred severance benefits to a former executive in the amount of $200,000 and incurred share-based compensation expense of approximately $129,000 as a result of a modification to a share-based award.

Legal Proceedings

In November 2008, one of the Company’s intellectual property licensors, CEVA, Inc. (“CEVA”), initiated a claim for additional “re-use” fees allegedly owed by the Company under the license agreement between CEVA and the Company (“CEVA Claim”). The amount of allegedly unpaid fees claimed by CEVA ranged from

$450,000 to $1,015,000. In April 2009, the Company reached a mediated settlement with CEVA. Pursuant to the settlement agreement, in exchange for a full release of the claims, the Company will pay CEVA the aggregate sum of $287,500 according to the following schedule: (i) $100,000 on or before April 30, 2009; (ii) $100,000 on or before July 31, 2009; and (iii) $87,500 on or before October 31, 2009. The Company had reserved $287,500 for this contingent loss as of December 31, 2008.

In February 2008, the Company was named a defendant in the lawsuit Implicit Networks, Inc. vs. Advanced Micro Devices, Inc. et al, alleging patent infringement, filed in the United States District Court for the Western Division of Washington, Seattle Division. After filing an Answer to the Complaint, the Company along with other defendants filed a Request for Reexamination of the patent with the U.S. Patent and Trademark Office, which subsequently granted the Request for Reexamination. In February, 2009, the District Court granted the Defendants’ Motion to Stay the litigation pending the completion of the patent reexamination. As of December 31, 2008, no estimate can be made of the possible loss or possible range of loss of this contingency.

In November 2007, Nycom, Inc. (“Nycom”), a former sales representative of the Company, filed a suit against the Company alleging breach of contract and quantum meruit in the Supreme Court for the State of New York, County of Onondaga. Nycom sought damages of approximately $67,000. The litigation was fully and finally settled in April 2008 for a payment of $25,000 and the execution of a sales representative agreement. The sales representative agreement is the Company’s standard agreement except it has a two year term (except for termination for cause as defined in the agreement), while the standard agreement allows for termination in upon 30 days notice. The Company had adequately reserved for this loss as of December 31, 2007.

Note 12—Related Party Transactions

In connection with the issuance of the Series D Preferred Stock, the Company paid $1.3 million cash during 2008 and issued warrants to purchase Common Stock with a fair value of approximately $632,000 to a Series C shareholder in its capacity as placement agent.

In connection with sales of Series C Preferred Stock, the Company paid $457,000 and $1.4 million in cash during 2007 and 2006, respectively, and issued warrants to purchase Common Stock with a fair value of approximately $19,000 and $50,000 during 2007 and 2006, respectively, to the same Series C Preferred shareholder.

Note 13—Subsequent Events

In March, 2009, the amended 2004 Revolving Line of Credit (See Note 6) was extended to March 8, 2011 and further amended (“first amendment to the amended 2004 Revolving Line of Credit”). Certain provisions of the amended 2004 Revolving Line of Credit were modified as follows:

1)	Minimum Equity Infusion of not less than $15.0 million in cash should be received by the Company on or before August 31, 2009;

2)	Collateral Handling Fee of $3,500 month will be assessed by the Lender if at the end of any month the Company’s Liquidity Ratio is less than 2.0 to 1.0;

3)	Interest Rate will be based on the Company’s Liquidity Ratio and shall range from Prime Rate plus 0.75% to Prime Rate plus 1.50%; and

4)	Minimum Monthly Interest will be $3,000.

In consideration for this amendment, the Company incurred an amendment fee of $50,000 of which $25,000 was paid as of the amendment date and the remaining amount is payable at the earlier of the (i) first anniversary of this amendment; or (ii) any earlier termination of this Line of Credit.

An additional $2.0 million was drawn from this Line of Credit in March 2009. The entire balance of $2.5 million was subsequently paid by the Company in April 2009.

In May 2009, the Company reached a settlement with Implicit Networks with regards to patent infringement lawsuit against the Company. Concurrent with the settlement agreement, a patent license agreement was executed under which Implicit will grant the Company certain rights with respect to the licensed Implicit patents. In consideration for the license granted by Implicit, the Company paid a one time upfront payment of $100,000. No additional consideration was paid for the settlement agreement.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$20,159	$14,188
Accounts receivable, net of allowances of $168 and $351, respectively	9,717	6,801
Inventories	5,791	7,621
Prepaid expenses and other current assets	2,408	1,905

Total current assets	38,075	30,515
Property and equipment, net	3,670	4,645
Goodwill	7,163	7,163
Purchased intangibles and other assets, net	4,030	4,146

Total assets	$52,938	$46,469

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,452	$2,756
Accrued payroll and related benefits	2,798	2,406
Other accrued liabilities	6,729	5,560
Deferred income on shipments to distributors	452	547
Line of credit	758	489
Notes payable, current	3,794	5,026

Total current liabilities	17,983	16,784
Notes payable, non-current	15,000	1,310
Deferred tax liability	565	471
Other liabilities	311	312

Total liabilities	33,859	18,877
Commitments and contingencies (Note 10)
Shareholders’ equity:
Series A convertible preferred stock, $0.001 par value Authorized, issued, and outstanding 6,650,000 shares as of June 30, 2009 and December 31, 2008; aggregate liquidation preference of $7,875 as of June 30, 2009	7	7
Series B-1 convertible preferred stock, $0.001 par value Authorized, issued, and outstanding 35,491,041 shares as of June 30, 2009 and December 31, 2008; aggregate liquidation preference of $28,900 as of June 30, 2009	35	35
Series B-2 convertible preferred stock, $0.001 par value Authorized 70,167,963 shares; issued and outstanding 68,489,838 shares as of June 30, 2009 and December 31, 2008; aggregate liquidation preference of $70,253 as of June 30, 2009	68	68
Series C convertible preferred stock, $0.001 par value Authorized 52,000,000 shares; issued and outstanding 50,730,394 shares as of June 30, 2009 and December 31, 2008, respectively; aggregate liquidation preference of $71,368 as of June 30, 2009	50	50
Series D convertible preferred stock, $0.001 par value Authorized 16,000,000 shares; issued and outstanding 15,822,785 shares as of June 30, 2009 and December 31, 2008, respectively; aggregate liquidation preference of $25,000 as of June 30, 2009	16	16
Common stock, $0.001 par value. Authorized 278,000,000 shares; issued and outstanding 33,634,736 and 33,502,724 shares as of June 30, 2009 and December 31, 2008, respectively; aggregate liquidation preference of $3,363 as of June 30, 2009	41	41
Additional paid-in capital	207,555	205,385
Accumulated deficit	(188,693)	(178,010)

Total shareholders’ equity	19,079	27,592

Total liabilities and shareholders’ equity	$52,938	$46,469

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$18,261	$20,753	$35,314	$41,217
Cost of revenue:
Cost of revenue excluding amortization of purchased technology	6,508	8,290	12,964	16,046
Amortization of purchased technology	257	407	513	831

Total cost of revenue	6,765	8,697	13,477	16,877

Gross profit	11,496	12,056	21,837	24,340
Operating expenses:
Research and development	8,630	9,822	17,364	19,480
Sales, general and administrative	7,780	6,309	13,798	11,898
Amortization of other purchased intangible assets	—	88	—	176

Total operating expenses	16,410	16,219	31,162	31,554

Loss from operations	(4,914)	(4,163)	(9,325)	(7,214)
Other income (expense)
Interest expense	(369)	(519)	(679)	(1,106)
Other income (expense), net	(67)	50	(119)	127

Other expense, net	(436)	(469)	(798)	(979)
Loss before income taxes	(5,350)	(4,632)	(10,123)	(8,193)
Provision for income taxes	303	21	560	72

Net loss	$(5,653)	$(4,653)	$(10,683)	$(8,265)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share data)

	Convertible preferred stock												Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
Six Months Ended June 30, 2009	Series A		Series B-1		Series B-2		Series C		Series D		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2008	6,650,000	$7	35,491,041	$35	68,489,838	$68	50,730,394	$50	15,822,785	$16	33,502,724	$41	$205,385	$(178,010)	$27,592
Issuance of restricted common stock upon exercise of stock options											144,512	—	17		17
Repurchases of restricted common stock											(12,500)				—
Vesting of restricted common stock													25		25
Share-based compensation on options granted to employees													2,123		2,123
Share-based compensation on options granted to non-employees													5		5
Net loss														(10,683)	(10,683)

Balances as of June 30, 2009	6,650,000	$7	35,491,041	$35	68,489,838	$68	50,730,394	$50	15,822,785	$16	33,634,736	$41	$207,555	$(188,693)	$19,079

	Convertible preferred stock												Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
Six Months Ended June 30, 2008	Series A		Series B-1		Series B-2		Series C		Series D		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2007	6,650,000	7	35,491,041	35	68,489,838	68	50,730,394	50			32,464,750	30	177,645	(158,738)	19,097
Issuance of restricted common stock upon exercise of stock options											524,402	5	85		90
Repurchases of restricted common stock											(21,874)				—
Vesting of restricted common stock													6		6
Share-based compensation on options granted to employees													1,433		1,433
Share-based compensation on options granted to non-employees													80		80
Fair value of common stock warrants issued to placement agent in connection with sales of Series D convertible preferred stock													632		632
Issuance of Series D convertible preferred stock, net of issuance costs of $1,276									15,822,785	16			23,076		23,092
Net loss														(8,265)	(8,265)

Balances as of June 30, 2008	6,650,000	$7	35,491,041	$35	68,489,838	$68	50,730,394	$50	15,822,785	$16	32,967,278	$35	$202,957	$(167,003)	$36,165

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(10,683)	$(8,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,918	1,757
Change in fair value of contingent debt milestone derivative	143	92
Amortization of loan discounts	208	435
Share-based compensation and expense	2,128	1,513
Deferred tax provision	94	95
Changes in operating assets and liabilities:
Accounts receivable, net	(2,916)	(508)
Inventories	1,830	8
Prepaid expenses and other current assets	(503)	(188)
Accounts payable	696	635
Accrued payroll and related benefits	392	54
Other accrued liabilities	1,025	(22)
Deferred income on shipments to distributors	(95)	119
Other, net	(6)	677

Net cash used in operating activities	(5,769)	(3,598)

Cash flows from investing activities:
Purchases of property and equipment	(216)	(1,698)
Purchases of intellectual property	(605)	(1,000)

Net cash used in investing activities	(821)	(2,698)

Cash flows from financing activities:
Net proceeds from issuance of convertible preferred stock	—	23,092
Net proceeds from issuance of common stock	42	96
Proceeds from line of credit	2,269	113
Proceeds from issuance of notes payable	15,000	—
Principal payments of line of credit	(2,000)	—
Principal payments of notes payable	(2,750)	(2,421)

Net cash provided by financing activities	12,561	20,880

Net increase in cash and cash equivalents	5,971	14,584
Cash and cash equivalents at beginning of the period	14,188	14,785

Cash and cash equivalents at end of the period	$20,159	$29,369

Supplemental disclosures of cash flow information:
Cash paid for interest	$355	$684
Cash paid for income taxes	302	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Note 1—The Company

RMI Corporation, formerly known as Raza Microelectronics, Inc., was formed in September 2002 as a wholly-owned subsidiary of Foundries Holdings, LLC (FHLLC) as a result of the reorganization of various development stage companies majority owned by FHLLC. On September 17, 2002, Transpera Inc., a majority-owned subsidiary of FHLLC and a development stage company, merged with Raza Microelectronics, Inc. (“Raza Micro”), a wholly owned subsidiary of FHLLC with no previous material activities. Transpera, Inc. continued as the surviving entity and changed its name to Raza Microelectronics, Inc. On October 10, 2002, Raza Micro merged with SiSilk Networks, Inc., a majority-owned subsidiary of FHLLC and a development stage company, with Raza Micro continuing as the surviving entity. In January 2003, Raza Micro issued additional shares such that FHLLC was no longer the majority stockholder. Raza Micro changed its name to RMI Corporation in December 2007.

RMI Corporation and its subsidiaries (the “Company”) are engaged in the design, production, and sale of semiconductor processor solutions for networking, communication and consumer applications. The Company’s headquarters is located in Cupertino, California with branch and subsidiary offices in Texas, India, Hong Kong, Korea, Japan, Taiwan, China, France, and Cayman Islands.

Note 2— Summary of Significant Accounting Policies

The following is a summary of the Company’s significant accounting policies:

(a) Basis of Presentation

The condensed consolidated financial statements include the accounts of RMI Corporation and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

While the financial information furnished is unaudited, the condensed consolidated financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the results of operations for the interim periods covered and the financial condition of the Company at the date of the interim balance sheet in accordance with GAAP. The results for the interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2008.

The Company has incurred recurring losses from operations and had an accumulated deficit of $188.7 million as of June 30, 2009 that raise substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations with the cash currently on hand. In the event that the announced merger with NetLogic Microsystems (see Note 4) is not consummated as expected in the second half of 2009, the Company will need to raise additional capital or pursue other strategic alternatives such as a sale or merger with another entity. There can be no assurance that the Company will be successful with these plans. The condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

(c) Foreign currencies

The functional currency for all of the Company’s foreign subsidiaries is the U.S. dollar. The Company remeasures assets and liabilities at the period end exchange rate for monetary items and at historical exchange rates for non-monetary items. Revenues and expenses are remeasured at the average exchange rate during the period except for income and expenses related to non-monetary items which are remeasured using historical exchange rates. Foreign currency gains (losses) for the six months ended June 30, 2009 and 2008 were not significant and are included in other income, net.

(d) Cash equivalents

The Company considers all highly liquid investments purchased with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market funds which are available to be redeemed at par value at any time in order to meet liquidity needs.

(e) Fair value of financial instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and line of credit approximate their fair values due to their relatively short maturities. The Company does not hold any investments other than cash equivalents. As of June 30, 2009 and December 31, 2008, the fair value of notes payable was $18.9 million and $6.9 million, respectively. The Company estimates the fair value of notes payable by discounting the future cash flows of the notes using the market rate of interest on the reporting date as determined by the Prime lending rate on that date and the spread of the Company’s historical borrowing rate over the Prime lending rate.

(f) Concentrations of risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash equivalents consist of money market accounts with a large financial institution. Cash bank balances generally exceed the amount of federal deposit insurance provided on such balances.

Sales to foreign customers for the six months ended June 30, 2009 and 2008, all of which were denominated in U.S. dollars, accounted for 88% and 89%, respectively of total revenue.

The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral from certain customers in the form of standby letters of credit. The Company records an allowance for doubtful accounts for its best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience and probability of collection. Doubtful accounts expense was not significant for the six months ended June 30, 2009 and 2008. The Company does not have any off-balance-sheet credit exposure related to its customers.

See Note 10 for individual customers whose revenue were 10% or higher of respective consolidated amounts. An end customer is a customer who uses our products in its systems design but may not purchase products directly from the Company because of its use of outsourced manufacturers. A ship-to customer purchases products directly from the Company and includes distributors and outsourced manufacturers of the end customers.

Summarized below are ship-to customers whose accounts receivable balances were 10% or higher of respective consolidated amounts at each period end:

	June 30, 2009	December 31, 2008
Percentage of gross accounts receivable
Xyratex Technology	16%	*
Huawei	13%	14%
Myungmin Systems	11%	*
Flextronics	*	13%
Jabil	*	10%

*	Less than 10% of accounts receivable for the respective period end

The Company outsources its manufacturing to third party wafer foundries and contract manufacturers and some of the key components in the Company’s products come from single or limited sources of supply. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could have a negative impact on its business.

(g) Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories consist primarily of finished goods, work-in-process and raw materials. The Company writes-down the value of inventories for estimated excess and obsolete amounts based upon assumptions about future demand and market conditions. Inventory write downs result in an adjustment to the cost basis of the inventory and are not reversed prior to sale or disposition of the related inventory.

(h) Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the lower of the useful life or the related remaining lease term which are periods that range from three to five years. Depreciation and amortization expense for the six months ended June 30, 2009 and 2008 was $1.2 million and $0.75 million, respectively.

(i) Purchased intangibles

Purchased intangibles consist of purchased technology, customer relationships, order backlog and intellectual property licenses. Intangible assets are either amortized on a straight-line basis or in proportion to the economic benefits consumed over their estimated useful lives which are periods that range from nine months to seven years. For the six months ended June 30, 2009 and 2008, amortization of intangible assets was $0.73 million and $1.0 million, respectively.

(j) Goodwill and impairment of goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net tangible and intangible assets acquired by the Company. Goodwill is tested for impairment each fiscal year or more often if an event or circumstances indicate that an impairment loss may have been incurred. Goodwill impairment is determined using a two-step approach in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). The two-step impairment test identifies potential goodwill impairment and measures the amount of a goodwill impairment loss, if any. Under the first step, the fair value of the reporting unit is compared with its carrying value, including goodwill. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141R). The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. An impairment charge is recognized if a reporting unit’s goodwill carrying amount exceeds its implied fair value. The Company has allocated all goodwill to a single company-wide reporting unit.

The Company’s goodwill is amortized and deductible for tax purposes which gives rise to a deferred tax liability due to the indefinite life for financial reporting purposes.

(k) Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company records an impairment charge based on the excess of the carrying amount over the fair value of the assets.

(l) Share-based compensation

On January 1, 2006, the Company adopted SFAS No. 123(R) Share-Based Payment (SFAS 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair value. SFAS 123R supersedes the Company’s previous accounting using the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), for periods beginning in 2006. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107), relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

The Company adopted SFAS 123R using the prospective transition method, which requires the Company to recognize share-based compensation expense on a prospective basis only for share-based awards granted after the effective date of January 1, 2006. The Company adopted SFAS 123R prospectively because prior to the period of adoption it was a non-public entity that used the minimum value method for pro forma disclosures under SFAS 123. In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. In addition, awards granted prior to the effective date of SFAS 123R continued to be accounted for under the intrinsic value method under APB 25 subsequent to the effective date.

The Company accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18).

Share-based compensation expense recognized for the six months ended June 30, 2009 was $2.1 million which consisted of share-based compensation expense related substantially all to employee stock options. As part of a termination agreement with a certain key employee, the Company agreed to accelerate the vesting of options representing 41,219 shares of common stock. This modification to accelerate vesting of the associated stock options resulted in the recognition of share-based compensation expense of $22,000 in the first quarter of 2009. Share-based compensation expense recognized for the six months ended June 30, 2008 was $1.5 million which consisted of share-based compensation expense related to employee stock options of $1.4 million and expense related to non-employee stock options of $0.08 million.

Share-based compensation expense recognized in the consolidated statements of operations for the six months ended June 30, 2009 and 2008 are based on awards ultimately expected to vest and has been reduced for estimated forfeitures. In conjunction with the adoption of SFAS 123R, the Company continued to use the single option method of straight-line expense amortization over the vesting period.

See Note 7(c) for additional information on share-based compensation.

(m) Revenue recognition

The Company derives its revenue primarily from the sale of semiconductor products to direct customers and through distributors. The Company recognizes product revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. The Company recognizes revenue for products when persuasive evidence of an arrangement exists, the product has been delivered, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. Arrangements involving more than one deliverable are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21).

Evidence of an arrangement is manifested by a master distribution or purchase agreement or an individual binding purchase order. In most cases, sales are governed by a master agreement against which individual binding purchase orders are placed on a transaction-by-transaction basis.

At the time of the transaction, the Company assesses whether the fee associated with the transaction is fixed or determinable, and whether or not collection is reasonably assured. The Company assesses whether the fee is fixed or determinable based upon the terms of the binding purchase order, including the payment terms associated with the transaction. For sales to direct customers, if it cannot be concluded that a fee associated with the transaction is fixed or determinable, the Company recognizes revenue as payments from customers become due (assuming all other conditions for revenue recognition have been satisfied). Because of frequent price adjustments, sales made to distributors under agreements that permit price adjustments are deferred until the distributors sell the product. Deferred income on shipments to distributors reflects the amount of gross profit to be realized when distributors sell through the product. Accounts receivable from distributors is recorded and inventory is relieved when title to inventory transfers at which point the Company has a legally enforceable right to collection under normal payment terms.

The Company assesses probability of collection based on a number of factors, including past transaction history with the customer and its credit-worthiness. The Company requires collateral from certain customers. If the Company determines that collection of a fee is not reasonably assured, it defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, recognition of revenue occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

The Company also enters into agreements with some customers to provide engineering design services. Engineering design service arrangements are accounted for under the percentage of completion method in accordance with Statement of Position No. 81-1, Accounting for Performance in Construction-Type and Certain Production-Type Contracts (SOP 81-1). For the six months ended June 30, 2009 and 2008 we did not have any engineering design service revenue accounted for under SOP 81-1.

The Company collects and remits sales taxes on products and services that it purchases and sells under its contracts with customers, and reports such amounts under the net method in its consolidated statements of operations. Accordingly, there are no sales taxes included in revenue. The Company records costs related to shipping and handling of products in cost of revenue for all periods presented.

(n) Sales returns and allowances

The Company provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. The Company has entered into master purchase agreements with some customers that provide for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. In the first six months of 2009 and 2008, sales returns and warranty expenses were not significant.

(o) Income taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company’s assets and liabilities and their financial statement reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided to reduce deferred tax assets to an amount for which realization is more likely than not.

In accordance with FASB Staff Position FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, the Company adopted the provisions of FASB Interpretation No. 48 in the first quarter of 2009.

(p) Reclassifications

Certain reclassifications have been made to prior-period balances to present the financial statements on a consistent basis with current year presentation. Such reclassifications have not changed previously reported net income (loss) or shareholders’ equity.

(q) Recent accounting pronouncements

In April 2009, the FASB issued three related Staff Positions: (i) FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly, (FSP 157-4), (ii) SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, (FSP 115-2 and FSP 124-2), and (iii) SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instrument, (FSP 107 and APB 28-1), which will be effective for interim and annual periods ending after June 15, 2009. FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If we were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and we may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP 115-2 and FSP 124-2 modify the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. FSP 107 and APB 28-1 enhance the disclosure of instruments under the scope of SFAS 157 for both interim and annual periods. The adoption of these FSPs did not have a material impact on our unaudited condensed consolidated financial statements.

In April 2009, the FASB issued FSP No. 141R-1 Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, (FSP 141R-1). FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We will apply the provisions of SFAS141(R) to our acquisitions when they occur.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS 165), which establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted the provisions of SFAS 165 during the second quarter of 2009. The adoption of these provisions did not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting (SFAS 168). SFAS 168 represents the last numbered standard to be issued by FASB under the old (pre-Codification) numbering system, and amends the GAAP hierarchy established under SFAS 162. On July 1, 2009 the FASB launched FASB’s new Codification entitled The FASB Accounting Standards Codification. The Codification will supersede all existing non-SEC accounting and reporting standards. SFAS 168 is effective in the first interim and annual periods ending after September 15, 2009. This pronouncement will have no effect on our unaudited condensed consolidated financial statements upon adoption other than current references to GAAP which will be replaced with references to the applicable codification paragraphs.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141R), which requires the recognition of assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items and includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and was adopted by the Company in the first quarter of 2009. The adoption of SFAS 141R will be effective for acquisitions consummated on or after January 1, 2009 and have an impact on its accounting for future business combinations.

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2. This FSP granted a one year deferral for non-financial assets and liabilities that are recognized or disclosed at a fair value in the financial statements on a recurring basis, at least annually, to comply with SFAS No. 157, Fair Value Measurements. There was no material impact to the Company’s consolidated financial statements as a result of the adoption of FSP 157-2. See Note 9 for the disclosures required by SFAS No. 157.

Note 3—Balance Sheet Components

	June 30, 2009	December 31, 2008
	(in thousands)
Inventories:
Finished goods	$1,633	$2,565
Work-in-process	3,720	4,284
Raw materials	438	772

	$5,791	$7,621

Property and equipment, net:
Computers and equipment	$9,386	$9,187
Office equipment and furniture	405	405
Leasehold improvements	1,190	1,190
Software	2,379	2,370

	13,360	13,152
Less: accumulated depreciation and amortization	(9,690)	(8,507)

	$3,670	$4,645

Purchased intangibles and other assets, net:
Purchased intangible assets, net	$3,631	$3,752
Restricted cash under terms of lease agreement	250	250
Other assets	149	144

	$4,030	$4,146

Other accrued liabilities:
Contingent debt milestone derivative liability	$1,834	$1,691
Accrued royalty	274	272
Accrued interest	42	71
Other accrued liabilities	4,579	3,526

	$6,729	$5,560

Note 4—Merger

On May 31, 2009, the Company entered into an Agreement and Plan of Merger Reorganization, or definitive agreement, with NetLogic Microsystems, Inc., and its wholly owned subsidiary Roadster Merger Corporation (“NetLogic”). NetLogic has agreed to acquire the Company and pay its shareholders a combination of cash and shares of NetLogic common stock at the closing date, and subject to the attainment of earn-out objectives applicable to the acquired business during the 12-month period following the closing date, NetLogic may pay additional cash and shares to the Company’s shareholders. The definitive agreement provides for merger consideration consisting of (1) the issuance of shares of NetLogic common stock to the holders of the Company’s preferred stock; (2) the payment of cash to the holders of the Company’s common stock; and (3) an escrow of a portion of the shares of NetLogic common stock issued to the Company’s preferred shareholders as a source of indemnity for future claims.

Note 5—Goodwill and Purchased Intangibles

In connection with the acquisition of the Alchemy product line from Advanced Micro Devices, Inc. (“AMD”) in July 2006, the Company recorded Goodwill of $7.2 million. There were no changes in Goodwill in the six months ended June 30, 2009 and 2008. As discussed in Note 2(j), the Company does not amortize goodwill but instead tests for impairment annually or more frequently if certain events or circumstances indicate that the carrying value may not be recoverable.

Intangible assets as of June 30, 2009 and December 31, 2008 consist of the following (in thousands):

	June 30, 2009				December 31, 2008
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Purchased technology	36 months	$7,998	$(7,998)	$—	$7,998	$(7,642)	$356
Intellectual property license	142 months	8,531	(4,900)	3,631	7,926	(4,530)	3,396
Customer relationships	12 months	1,287	(1,287)	—	1,287	(1,287)	—
Backlog	8 months	1,345	(1,345)	—	1,345	(1,345)	—

Total intangibles	80 months	$19,161	$(15,530)	$3,631	$18,556	$(14,804)	$3,752

All of the Company’s intangible assets excluding goodwill are subject to amortization. Estimated future amortization expense to be included in cost of revenue and in operating expenses is as follows (in thousands):

Year Ended December 31,	Cost of Revenue	Operating Expenses	Total Amortization
2009 (2 quarters)	$157	$388	$545
2010	314	388	702
2011	314	325	639
2012	314	—	314
2013	314	—	314
Thereafter	1,117	—	1,117

Total	$2,530	$1,101	$3,631

Note 6—Debt

(a) NetLogic Loan Agreement

On June 1, 2009, pursuant to the definitive agreement with NetLogic (see Note 4), the Company obtained $15.0 million loan from NetLogic through delivery of a Secured Promissory Note (the “Note”) which bears interest at a 10% annual rate. All interest is due at the maturity date of the Note, which is November 30, 2010. The Note is secured by substantially all of the Company’s assets, but repayment of the Note and NetLogic’s security interest have been subordinated to the loans and security interests of the Company’s pre-existing institutional lenders. Repayment of the Note will be accelerated upon an event of default (as defined in the Note), which includes a termination of the definitive agreement by NetLogic as a result of certain breaches by the Company, and a Change of Control event in the Company (as defined in the Note). Upon a Change of Control, the Company is obligated to pay NetLogic $5.0 million from the proceeds of such Change of Control in addition to all unpaid principal and accrued interest then due under the Note.

(b) 2006 Loan Agreement

Notes payable consists of the following (in thousands):

	June 30, 2009	December 31, 2008
Loan from NetLogic Microsystems, interest rate at 10.0%, maturity date—November 30, 2010	$15,000	$—
Loans from lending syndicate, interest rate at 12.0%, maturity date—October 1, 2009	337	981
Loans from lending syndicate, interest rate at 12.0%, maturity date—January 1, 2010	664	1,288
Loans from lending syndicate, interest rate at 12.0%, maturity date—April 1, 2010	984	1,589
Loans from lending syndicate, interest rate at 12.0%, maturity date—July 1, 2010	1,933	2,811
Unamortized loan discounts	(124)	(333)

Total notes payable	18,794	6,336
Less: current portion	(3,794)	(5,026)

Notes payable, non-current	$15,000	$1,310

In connection with the 2006 Loan Agreement, the Company granted the lending syndicate warrants to purchase 355,416 shares of Series C Preferred Stock for an aggregate amount of $500,000 (see Note 7(a)). The warrants had an estimated fair value of $356,000 which was recorded as a loan discount and is being amortized over the term of the first loan using the effective interest method. The unamortized balance of the loan discount as of June 30, 2009 is $4,000. In addition, the Company issued warrants to purchase 177,708 shares in September 2007 with an estimated fair value of $190,000 in connection with the incremental loan of $5.0 million. The fair value of these warrants was recorded as loan discount and is being amortized over the term of the incremental loan using the effective interest method. The unamortized balance of the debt discount as of June 30, 2009 is $26,000.

In connection with borrowings under the 2006 Loan Agreement, the Company is required to make an additional milestone payment, separate from the repayment of any loan principal, to the lenders at the occurrence of an initial public offering, change of control, or liquidation of the Company (each a “Milestone Event”). The payment amount is determined based on the amount borrowed under the 2006 Loan Agreement and the length of time between the signing of the loan agreement and a Milestone Event. The contingent milestone payment feature of the loan was determined to be an embedded derivative instrument which is not clearly and closely related to the host debt contract. Accordingly, under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the derivative instruments are required to be accounted for separately based on fair value. The fair value of the derivative instruments is determined based on discounted cash flows that have been probability weighted for different milestone payment scenarios. The aggregate amount of loan proceeds allocated to the derivative instruments on the date of issuance was $1.2 million.

The allocation of a portion of loan proceeds to the derivative instrument results in additional loan discounts which are being amortized over the term of the loans using the effective interest method. The unamortized balance of the loan discounts as of June 30, 2009 is $94,000. As of June 30, 2009 and December 31, 2008, the aggregate fair value of the contingent milestone derivatives liability was $1.8 million and $1.7 million, respectively.

(c) 2004 Revolving Line of Credit as amended in 2007

On March 8, 2007 the Company reestablished a revolving line of credit with one of the lenders in the syndicate by amending and reinstating its previous 2004 Revolving Line of Credit (“amended 2004 Revolving Line of Credit”). This revolving line of credit provides a commitment of $10.0 million subject to a qualifying accounts receivable borrowing base. The 2006 Loan Agreement and the amended 2004 Revolving Line of Credit have cross default provisions. This line of credit expired on March 8, 2009.

In March 2009, the amended 2004 Revolving Line of Credit was extended to March 8, 2011 and further amended (“first amendment to the amended 2004 Revolving Line of Credit”). Certain provisions of the amended 2004 Revolving Line of Credit were modified as follows:

1)	Minimum Equity Infusion of not less than $15.0 million in cash should be received by the Company on or before August 31, 2009;

2)	Collateral Handling Fee of $3,500 month will be assessed by the Lender if at the end of any month the Company’s Liquidity Ratio is less than 2.0 to 1.0;

3)	Interest Rate will be based on the Company’s Liquidity Ratio and shall range from the Lender’s Prime Rate plus 0.75% to the Lender’s Prime Rate plus 1.50%; and

4)	Minimum Monthly Interest will be $3,000.

In consideration for this amendment, the Company incurred an amendment fee of $50,000 of which $25,000 was paid as of the amendment date and the remaining amount is payable at the earlier of the (i) first anniversary of this amendment; or (ii) any earlier termination of this Line of Credit.

In May 2009, the Company and its Lender entered into a letter agreement with respect to the Minimum Equity Infusion covenant under this Line of Credit. Pursuant to this letter agreement, the Lender agreed that Minimum Equity Infusion requirement is deemed satisfied by the $15.0 million loan from NetLogic (see Note 6(a)).

As of June 30, 2009, the amount of borrowings outstanding under the amended 2004 Revolving Line of Credit was $758,000.

Note 7—Shareholders’ Equity

(a) Warrants

As of June 30, 2009 and December 31, 2008, there are 5,099,452 common stock warrants and 2,211,250 preferred stock warrants outstanding.

In May 2009, the Company and its lenders (see Note 6(b)) entered into a letter agreement with respect to certain warrants previously issued to such lenders in connection with the 2006 Loan Agreement and any other prior loan arrangements with them. Pursuant to this letter agreement, the Company will pay a warrant termination fee equal to $0.285 per share for all outstanding and unexercised warrants to purchase shares of capital stock of the Company held by the lenders, which, by their terms, would not otherwise expire, terminate or be cancelled upon the consummation of the announced merger with NetLogic. Such warrant termination fees are anticipated to be approximately $500,000 in the aggregate and will be paid by the Company on or before the effective date of the Merger.

The following table summarizes the outstanding warrants as of June 30, 2009 and identifies the warrants subject to termination upon Change of Control:

Transaction Underlying Warrants Issuance	Date Issued	Expiration Date	Common Stock Warrants Issued and Outstanding	Preferred Stock Warrants Issued and Outstanding	Exercise Price	Warrants subject to Termi- nation upon Change of Control	Warrant Termi- nation Fee per share	Total Warrant Termination Fee (in thousands)	Valuation Assumptions on Date of Issuance
									Fair Value (in thousands)	Risk- Free Interest Rate	Expected Volatility	Contr- actual Life (Years)
Acquisition of SandCraft	7/29/2003	7/29/2010	500,000	—	$0.08	Yes	$—	$—	$35	4.50%	80.0%	7
2003 Loan Agreement	11/7/2003	11/7/2013	—	298,907	$0.92	Yes	—	—	230	4.33%	80.0%	10
2003 Loan Agreement	12/14/2004	12/14/2011	—	160,600	$0.92	Yes	—	—	123	3.89%	80.0%	7
2004 Loan Agreement	12/14/2004	5/31/2012	—	1,169,874	$1.03	No	0.285	333	920	4.19%	80.0%	7
2004 Revolving Line of Credit Agreement	12/14/2004	12/14/2011		48,745	$1.03	No	0.285	14	38	3.89%	80.0%	7
Investment Commitment Agreement	10/31/2005	10/30/2012	2,518,756	—	$0.10	Yes	—	—	190	4.47%	80.0%	7
Issuance of Series C Preferred Stock	2/3/2006	9/7/2011	266,562	—	$1.41	Yes	—	—	10	4.49%	80.0%	5
Issuance of Series C Preferred Stock	3/23/2006	9/7/2011	338,698	—	$1.41	Yes	—	—	19	4.67%	78.5%	5
Issuance of Series C Preferred Stock	5/9/2006	9/7/2011	68,277	—	$1.41	Yes	—	—	4	5.03%	77.0%	5
Issuance of Series C Preferred Stock	6/29/2006	9/7/2011	150,570	—	$1.41	Yes	—	—	8	5.18%	76.0%	5
Issuance of Series C Preferred Stock	9/8/2006	9/7/2011	11,939	—	$1.41	Yes	—	—	1	4.73%	76.0%	5
2006 Loan Agreement	11/26/2006	6/30/2014	—	355,416	$1.41	No	0.285	101	356	4.57%	69.0%	7
Issuance of Series C Preferred Stock	11/30/2006	3/29/2012	58,596	—	$1.41	Yes	—	—	4	4.48%	71.0%	5
Issuance of Series C Preferred Stock	12/28/2006	3/29/2012	70,412	—	$1.41	Yes	—	—	4	4.65%	70.0%	5
Issuance of Series C Preferred Stock	1/31/2007	3/29/2012	224,505	—	$1.41	Yes	—	—	13	4.85%	68.5%	5
Issuance of Series C Preferred Stock	2/15/2007	3/29/2012	58,117	—	$1.41	Yes	—	—	3	4.74%	68.2%	5
Issuance of Series C Preferred Stock	3/9/2007	3/29/2012	15,777	—	$1.41	Yes	—	—	1	4.48%	67.8%	5
Issuance of Series C Preferred Stock	3/30/2007	3/29/2012	25,104	—	$1.41	Yes	—	—	1	4.51%	67.2%	5
2006 Loan Agreement	9/27/2007	9/30/2014	—	177,708	$1.41	No	0.285	51	190	4.41%	78.2%	7
Issuance of Series D Preferred Stock	5/30/2008	5/29/2015	411,285	—	$1.58	Yes	—	—	322	3.68%	70.6%	7
Issuance of Series D Preferred Stock	6/6/2008	6/5/2015	379,854	—	$1.58	Yes	—	—	310	3.50%	70.4%	7

Total			5,098,452	2,211,250				$499	$2,782

(b) Stock Incentive Plan

On December 17, 2002, the Company adopted the 2002 Stock Incentive Plan (the “Plan”) which reserved 30,000,000 shares of Common Stock for issuance. Pursuant to amendments approved on various dates through June 2008 the total amount of Common Stock reserved for issuance under the plan was increased to 82,101,182 shares.

The Plan, as amended, authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants to purchase up to a total of 82,101,182 shares of the Company’s Common Stock. Under the Plan, incentive stock options are granted at an exercise price that is not to be less than 100% of the fair market value of the Company’s Common Stock on the date of grant (110% for grants to greater than 10% stockholders), as determined by the Company’s Board of Directors. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. All options have a term of no greater than 10 years from the date of grant (5 years for grants to greater than 10% stockholders). Option vesting is determined by the board of directors and will not be longer than 5 years at a rate of at least 20% per year. New employees’ options generally vest 25% one year after date of grant and 2.083% each month over the next 36 months. Retention grants made to existing employees can have varying vesting requirements.

For grants prior to November 2006, the Plan allowed for early exercises of unvested options subject to repurchase rights of the Company over the restricted Common Stock issued at the original exercise price. The repurchase rights lapse at the same rate as the original option vesting. All grants after November 2006 do not permit early exercise.

The following table summarizes option activity during the six months ended June 30, 2009 under the Plan:

	Options Available for Grant	Options Outstanding
		Number Outstanding	Weighted Average Exercise Price per Share
Balances at December 31, 2008	6,194,515	42,917,389	$0.65
Authorized	—	—	—
Granted	(327,500)	327,500	0.70
Exercised	—	(144,512)	0.25
Common stock repurchased	12,500	—	—
Canceled	2,940,803	(2,940,803)	0.22

Balances at June 30, 2009	8,820,318	40,159,574	$0.67

The Company reports shares of Common Stock that are issued upon early exercise of options to be outstanding in the consolidated financial statements, as the stockholders are entitled to dividends and voting rights, but records the proceeds as a liability on the balance sheet until the shares vest. The Company maintains a repurchase right at the original price paid by the employees with respect to unvested restricted Common Stock. The repurchase right lapses in accordance with the original vesting schedule of the option.

As of June 30, 2009 and December 31, 2008, there was an aggregate of 137,926 and 341,383 shares, respectively, of restricted Common Stock outstanding related to early exercises of unvested options that are subject to repurchase by the Company at a weighted average price of $0.18 and $0.15 per share, respectively. The proceeds received related to unvested restricted Common Stock obtained from early exercise of stock options as of June 30, 2009 and December 31, 2008 have been reported as an accrued liability of $25,000 and $53,000, respectively.

Detail related to activity of unvested shares of restricted Common stock for the six months ended June 30, 2009 is as follows:

	Unvested Common Stock
	Number of Shares Outstanding	Weighted Average Exercise/ Purchase Price per Share
Balance at December 31, 2008	341,383	$0.15
Issued	—	—
Vested	(190,957)	0.13
Repurchased	(12,500)	0.20

Balance at June 30, 2009	137,926	$0.18

The following table summarizes by exercise price the outstanding and vested options as of June 30, 2009:

	Options Outstanding				Option Vested
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value (in thousands)	Number Vested	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value (in thousands)
$0.01 - $0.10	4,771,062	4.4	$0.09	$1,222	4,661,314	$0.09	$1,194
$0.15 - $0.15	409,770	3.1	0.15	82	388,813	0.15	78
$0.20 - $0.20	6,703,626	6.7	0.20	1,006	4,742,522	0.20	711
$0.25 - $0.30	5,234,364	5.6	0.27	431	3,710,306	0.26	322
$0.63 - $0.75	4,501,418	7.9	0.69	—	2,068,778	0.69	—
$0.81 - $0.81	342,333	6.5	0.81	—	176,750	0.81	—
$0.99 - $0.99	10,405,000	8.4	0.99	—	3,924,249	0.99	—
$1.09 - $1.09	280,000	8.8	1.09	—	79,063	1.09	—
$1.14 - $1.14	352,000	9.3	1.14	—	11,667	1.14	—
$1.29 - $1.29	7,160,001	8.9	1.29	—	1,351,082	1.29	—

Total	40,159,574	7.3	$0.67	$2,741	21,114,544	$0.46	$2,305

Vested and expected to vest	38,865,635	7.2	$0.66	$2,704

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on options with an exercise price less than the Company’s estimated fair value of its Common Stock of $0.35 as of June 30, 2009, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested as of June 30, 2009 was 13,502,955.

(c) Valuation and Share-based Compensation Expense Information

The following table summarizes the share-based compensation expense recognized by function in accordance with SFAS 123R for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cost of revenue	$33	$9	$93	$16
Research and development	323	175	651	356
Sales, general and administrative	697	612	1,383	1,140

Share-based compensation expense	$1,053	$796	$2,127	$1,512

The weighted average grant-date fair value of options granted for the three months ended June 30, 2009 and 2008 was $0.41 and $0.61 per share, respectively, and $0.38, and $0.62 per share, respectively, for the six months ended June 30, 2009 and 2008. The total fair value of shares of options vested during the six months ended June 30, 2009 was $2.1 million. The total intrinsic value of options exercised during the three months and six months ended June 30, 2009 was $79,000 and $89,000, respectively. The total cash received from employees as a result of employee stock option exercises during the three months and six months ended June 30, 2009 was $14,000 and $17,000, respectively. In connection with these exercises, there was no tax benefit realized by the Company due to the full valuation allowance recorded on deferred tax assets. The weighted average remaining contractual term for options exercisable at June 30, 2009 was 6.3 years. The Company issues new shares of Common Stock upon exercise of stock options. The total compensation cost (gross) related to non-vested awards not yet recognized at June 30, 2009 was $11.3 million and the weighted-average period over which this amount is expected to be recognized is 2.38 years.

The Company estimates the fair value of stock options using a Black-Scholes option-pricing model to determine the fair value of share-based awards under SFAS 123R. The assumptions used to estimate the fair value of stock options granted under the Company’s Stock Incentive Plan for the three months and six months ended June 30, 2009 and 2008 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Expected volatility	62.4% – 62.5%	65.4%	61.6% – 62.5%	65.4% – 66.1%
Risk-free interest rate	2.19% – 3.63%	2.98%	2.04% – 3.63%	2.79% – 3.13%
Expected life	6 years	6 years	6 years	6 years
Dividend yield	0%	0%	0%	0%

The Black-Scholes option-pricing model incorporates various and highly subjective assumptions including expected volatility, expected term and interest rates.

Expected Volatility: The Company used the historical volatility of a peer group of publicly traded companies in deriving its expected volatility assumption in accordance with SFAS 123R and SAB 107.

Risk-Free Interest Rate: The risk-free interest rate was based on the market yield currently available on U.S. Treasury securities with a remaining term equivalent to the expected term of option.

Expected Term: The Company’s expected term represents the period that the Company’s share-based awards are expected to be outstanding and was derived from the average midpoint between vesting and the contractual term of the option in accordance with the simplified method described in SAB 107.

Expected Dividend: The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has not paid and does not anticipate paying any dividends in the near future.

Note 8—Income Taxes

As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves determining the Company’s current income tax provision (benefit) together with calculating the deferred income tax provision (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income.

The Company considers all available evidence, both positive and negative, including historical operating results, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. If it is not more likely than not that the Company will recover its deferred tax assets, the Company will increase its provision for taxes by recording a valuation allowance against the deferred tax assets.

Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly a full valuation allowance has been established and no deferred tax asset or the related tax benefit have been recognized in the accompanying consolidated financial statements. As of June 30, 2009 and December 31, 2008, the deferred tax assets were fully offset by a valuation allowance. The valuation allowance as of June 30, 2009 and December 31, 2008 was $ 74.0 million and $77.0 million, respectively. The net change in the valuation allowance for the six months ended June 30, 2009 was a decrease of $3.0 million.

As of June 30, 2009, the Company had cumulative net operating loss carry-forwards for federal and state income tax reporting purposes of approximately $116.9 million and $102.9 million, respectively. The federal net operating loss carry-forwards expire, if not utilized, in years 2019 through 2029. The California net operating loss carry-forwards expire, if not utilized, in years 2011 through 2029.

As of June 30, 2009, the Company had cumulative carry-forwards for research and development credits of approximately $6.3 million and $6.1 million, which can be used to reduce federal and California income taxes, respectively. Federal research and development tax credit carryforwards will expire, if not utilized, in years 2020 through 2029. State research and development credits can be carried forward indefinitely.

The Tax Reform Act of 1986 and similar state legislation impose restrictions on the utilization of net operating losses and tax credits following an “ownership change” of a corporation as that term is defined in the Internal Revenue Code. Accordingly, the Company has analyzed the limitation impact of “ownership change” on its ability to utilize net operating losses and tax credit carry-forwards. As a result, the Company has reduced the net operating losses and tax credit carryforwards.

The Company’s interim effective tax rate differed from the federal statutory income tax rate of 34% as a result of the following:

	Six Months Ended June 30,
	2009	2008
Federal statutory rate	(34.0%)	(34.0%)
Losses and credits not benefited	15.8	36.1
State taxes, net of federal benefit	6.2	0.0
Foreign rate differential	-0.6	0.3
Other	25.5	(1.5)

Provision for income taxes	12.9%	0.9%

Uncertain Income Tax Positions

Effective January 1, 2009, the Company adopted FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (SFAS 109). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return, and also provides for derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The cumulative effect of adopting FIN 48 on January 1, 2009 is recognized as a change in accounting principle, recorded as an adjustment to opening balance of retained earnings on the adoption date. As a result of the implementation of FIN 48, we recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods, and no corresponding change in retained earnings. At January 1, 2009, we maintained a valuation allowance against the total deferred tax assets as a result of uncertainties regarding the realization of the asset based upon the lack of profitability and the uncertainty of future profitability. This valuation allowance offsets any changes to the liability.

The total amount of unrecognized tax benefits as of January 1, 2009 adoption date was $7.7 million. As of June 30, 2009, the Company’s unrecognized tax benefits was $9.4 million, an increase of $1.7 million from $7.7 million at December 31, 2008, as a result of increase on valuation on buy-in royalty and incremental tax reserve on federal and California R&D Credit. If recognized, these unrecognized tax benefits would be recorded as a component of income tax benefit before consideration of changes in valuation allowance.

Note 9—Fair Value Measurements

SFAS No. 157 Fair Value Measurements defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. It clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	(Level 1) observable inputs such as quoted prices in active markets;

•	(Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

•	(Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

On a recurring basis, the Company could measure certain financial assets and liabilities at fair value. The Company’s money market security is classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company’s contingent debt milestone derivative liability (see Note 6(b)) is classified as Level 3 of the fair value hierarchy, as there is no market data for this derivative. In accordance with SFAS 157, the following table represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009 and December 31, 2008 (in thousands):

Description	Balance at June 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds (1)	$18,110	$18,110	$—	$—
Contingent debt milestone derivative liability (2)	1,834	—	—	1,834

Description	Balance at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money Market Funds (1)	$13,267	$13,267	$—	$—
Contingent debt milestone derivative liability (2)	1,691	—	—	1,691

(1)	Included in cash and cash equivalents on the Company’s condensed consolidated balance sheet.
(2)	Included in other accrued liabilities on the Company’s condensed consolidated balance sheet.

The following table presents the Company’s activity for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in SFAS 157 for the six months ended June 30, 2009 and for the year ended December 31, 2008 (in thousands):

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
Contingent debt milestone derivative liability
Balance at the beginning of the period	$(1,691)	$(1,339)
Transfers to Level 3	—	—
Purchases, sales, issuances and settlements, net	—	—
Total realized or unrealized gains or (losses)
Included in other comprehensive income	—	—
Included in earnings	(143)	(352)

Balance at the end of the period	$(1,834)	$(1,691)

The amount of total gains or (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the end of the period	$(143)	$(352)

Note 10—Segment Reporting

The Company reports segment information in accordance with Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). The Company

conducts its business within one business segment. The Company has determined that the Chief Operating Decision Maker (CODM) is the Chief Executive Officer (CEO). The CODM uses consolidated financial statement information to allocate resources and assess the performance of the Company. As a result, there are no reportable segments of the Company.

Revenue by geographic region, based on ship-to address, is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
United States	$1,662	$2,146	$4,194	$4,723
Asia Pacific	15,109	17,034	28,823	33,166
All other countries	1,490	1,573	2,297	3,328

Total	$18,261	$20,753	$35,314	$41,217

Summarized below are individual customers whose revenue were 10% or higher of respective consolidated amounts.

	Three Months Ended June 30,		Six Months Ended June 30,
End Customer	2009	2008	2009	2008
Percentage of total revenue
Dell	24%	10%	18%	10%
Huawei	*	*	13	*
Thinkware	10	13	*	12
Cisco Systems	*	11	*	12
Digital Cube	*	*	*	10%

*	Less than 10% of total revenue

Revenue derived from Huawei, Digital Cube and Thinkware is solely in Asia Pacific Region, while revenue derived from Dell and Cisco Systems is primarily in Asia Pacific Region and the United States. No other customer represented more than 10% of our revenue in those years.

	Three Months Ended June 30,		Six Months Ended June 30,
Ship-To Customer	2009	2008	2009	2008
Percentage of total revenue
Allied Logistics	14%	29%	14%	30%
Huawei	*	*	13	*
Xyratex	18	* *	12	* *
Flextronics	10	17	10	18
Hon Hai Precision	*	10%	*	10%

*	Less than 10% of total revenue
**	Not a customer in the period presented

Note 11—Commitments and Contingencies

Lease Commitments

The Company’s leases its corporate headquarters and executive offices in Cupertino, California under a lease that expires in March 2010. In connection with this commitment, the Company issued a standby letter of credit of $250,000 on behalf of the lessor as security for performance and observance of the provisions of the lease agreement. The Company maintains a Certificate of Deposit of the same amount which is included in purchased intangibles and other assets in the accompanying consolidated balance sheets. Additional sales and research and development offices are leased in various countries under leases that expire at various dates ranging from 2009 to 2010.

The Company also leases office space in Austin, Texas to carry out certain marketing and research and development activities. The lease term is for a period of three years and expires on December 2010. The lease provides for one three-year renewal option. The base rent for this lease escalates annually at 5% and the Company is obligated to pay an average annual amount of approximately $300,000. The Company accounts for lease arrangements with scheduled rent increases by recording the expense on a straight-line basis over the lease term. In connection with this commitment, the Company issued a standby letter of credit of $114,000 on behalf of the lessor as security for performance and observance of the provisions of the lease agreement. This letter of credit is secured by the Company’s revolving line of credit as discussed in Note 6 (c).

Rent expense was approximately $604,000, and $612,000 for the six months ended June 30, 2009 and 2008, respectively. Future annual minimum lease payments under all non-cancelable operating leases as of June 30, 2009 were as follows (in thousands):

Year Ending December 31,
2009 (2 quarters)	$623
2010	596

$1,219

Time-based license agreements

During the first half of 2009 and fiscal years 2008 and 2007, the Company entered into time based license agreements which include the use of electronic design software and other technology, rights to future deliverables and enhancements, and license support over terms ranging from 1 to 36 months. The total cost of time-based license agreements, which is paid in installments over the term, is expensed ratably over the term of the agreement. Future payments required under time-based license agreements are as follows (in thousands):

Year Ending December 31,
2009 (2 quarters)	$1,272
2010	1,984
2011	968

$4,224

Purchase commitments

The Company outsources its manufacturing to third party wafer foundries and contract manufacturers, and as of June 30, 2009 it has non-cancelable inventory purchase obligations totaling approximately $8.2 million and other non-cancelable purchase obligations consisting primarily of tools and services used in research and development of approximately $2.9 million.

The future minimum payments under all contractual commitments are as follows (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less Than One Year	1 to 3 Years	3 to 5 Years
Debt obligations	$21,391	$2,760	$18,631	$—
Operating lease obligations	1,219	623	596	—
Time-based license obligations	4,224	1,272	2,952	—
Inventory purchase obligations	8,179	8,179	—	—
Other non-cancellable purchase obligations	2,878	1,949	929	—

Total	$37,891	$14,783	$23,108	$—

Commitments under the Amended 2004 Revolving Line of Credit

The Company has a $10 million revolving line of credit that expires in March 2011 (see Note 6(c)). Advances under the line of credit bear interest at the lender’s prime rate plus 0.75% up to lender’s prime rate plus 1.5% (0.9% at December 31, 2008) with a minimum monthly interest of $3,000. Under the terms of the line of credit agreement, the Company must maintain unrestricted cash, cash equivalents, and eligible accounts receivable at or in excess of 175% of the amount drawn under line of credit. In addition, the Company must obtain a minimum equity infusion of not less than $15.0 million in cash which should be received by the Company on or before August 31, 2009. This minimum equity infusion requirement is deemed satisfied by the $15.0 million loan from NetLogic (see Note 6(a)). In addition, under the terms of the line of credit agreement, the Company may not be indebted for borrowed money, the deferred purchase price of property, or leases which could be capitalized in accordance with generally accepted accounting principles, or become liable as surety, guarantor, accommodation party, or otherwise, without prior consent from the lender.

Product warranties

The Company provides its customers limited return rights under its standard warranty, which for most customers is effective for a period of one year after the sale. The Company has entered into master purchase agreements with some customers that provide for a warranty period of two years. The Company’s warranty obligation is limited to replacing or repairing defective products or, at its option, issuing a credit for amounts billed. The Company records an estimate for sales returns based on historical data and current business expectations and reduces revenue for estimated future returns through the allowance for sales returns. For the six months ended June 30, 2009 and 2008, sales returns and warranty expenses were not significant.

Guarantees and Indemnification Agreements

The Company enters into standard and negotiated indemnification agreements in its ordinary course of business. As part of its standard distribution agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products, software, or services. The indemnification agreements commence upon execution of the agreement and generally do not have specific time limits. The scope, terms and conditions of the Company’s negotiated indemnification agreements may vary from those in its standard agreements. In addition to intellectual property infringement claims, under its negotiated indemnification agreements, the Company may indemnify, hold harmless and reimburse the indemnified parties for certain breach of contract, injury and damages claims. In some cases, the maximum potential amount of future payments the Company could be required to make under these agreements is not limited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

The Company’s certificate of incorporation limits the liability of directors to the full extent permitted by Delaware law. In addition, the Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its directors that may require the Company: to indemnify its directors against liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms. The Company currently has directors and officers insurance in place. The Company has not incurred costs related to these indemnification agreements.

The Company has entered into agreements with certain executives where the Company may be required to pay severance and accelerate vesting of stock options in the event of termination of employment under certain circumstances, including a change of control.

Legal Proceeding

In June 2009, EL & Associates, a semiconductor design firm based in Pleasanton, CA, filed a lawsuit against the Company in Santa Clara Superior Court for non-payment of amounts allegedly owed under a purchase order and statement of work dated January 14, 2008 (the “SOW”). Pursuant to the SOW, the plaintiff was to perform certain testability analysis, test insertion and pattern generation services relating to the Company’s Au1300® processor design, in exchange for milestone-based payments totaling $80,000. The Company completed two milestone payments totaling $20,000; thereafter, as a result of plaintiff’s continued poor performance under the SOW, the Company ceased making further payments and in May 2008 the plaintiff ceased further work on the project. The complaint filed against the Company alleges breach of contract, promissory estoppel, fraud, common counts and quantum meruit and seeks damages in the amount of $174,719 plus unspecified interest, attorneys’ fees and exemplary damages according to proof. The Company does not believe the plaintiff’s allegations have merit and intends vigorously to defend against them in court.

In May 2009, the Company reached a full and final settlement with Implicit Networks with regards to the lawsuit Implicit Networks, Inc. vs. Advanced Micro Devices, Inc. et al, alleging patent infringement, initially filed in February 2008 in the United States District Court for the Western Division of Washington, Seattle Division. Concurrent with the settlement agreement, a patent license agreement was executed under which Implicit granted the Company certain rights with respect to the Implicit patent named in the suit and certain related patents. In consideration for the license granted by Implicit, the Company paid a one time upfront payment of $100,000. No additional consideration was paid for the settlement agreement.

In April 2009, the Company reached a mediated settlement with one of the Company’s intellectual property licensors, CEVA, Inc. (“CEVA”), regarding a claim, initiated by CEVA in November 2008, for additional “re-use” fees allegedly owed by the Company under the license agreement between CEVA and the Company. The amount of allegedly unpaid fees claimed by CEVA ranged from $450,000 to $1,015,000. Pursuant to the settlement agreement, in exchange for a full release of the claims, the Company agreed to pay CEVA the aggregate sum of $287,500 according to the following schedule: (i) $100,000 on or before April 30, 2009; (ii) $100,000 on or before July 31, 2009; and (iii) $87,500 on or before October 31, 2009. The Company had reserved $287,500 for this contingent loss as of December 31, 2008 and had paid the first $100,000 as of June 30, 2009, in accordance with the payment schedule.

Note 12—Subsequent Events

In July 2009, the Company paid $100,000 to CEVA pursuant to the April 2009 settlement agreement with the Company’s intellectual property licensor.

As of August 26, 2009, which is the date that these financial statements are issued, the Company has evaluated all subsequent events in accordance with SFAS 165.

ANNEX A

Agreement and Plan of Merger and Reorganization

INTRODUCTORY NOTE

The following is the text of the merger agreement by and among NetLogic, merger sub and RMI that is discussed in this proxy statement. The merger agreement contains representations, warranties and covenants that the parties made to each other, in each case as of a specified date. Information concerning the subject matter of these representations, warranties and covenants may have changed since the relevant dates set forth in the agreement. Also, the parties may have included certain representations and warranties in the merger agreement in order to allocate risk rather than to establish matters of fact. Accordingly, it is important to consider that the representations, warranties and covenants contained in the merger agreement may not reflect actual states of fact.

*     *     *

AGREEMENT AND PLAN OF MERGER REORGANIZATION

BY AND AMONG

NETLOGIC MICROSYSTEMS, INC.

ROADSTER MERGER CORPORATION

RMI CORPORATION

AND

THE REPRESENTATIVE OF CERTAIN OF THE HOLDERS OF ALL OF THE

CAPITAL STOCK OF RMI CORPORATION

Dated as of May 31, 2009

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

A-v

EXHIBITS

Form of Standstill Agreement and List of Company Stockholders Signing Market Standstill Agreements	Exhibit A

Certificate of Merger	Exhibit B

Form of Escrow Agreement	Exhibit C

Form of Note and Security Agreement	Exhibit D

A-vi

INDEX OF DEFINED TERMS

Acquisition Proposal	56
Action	42
Actions	42
Additional Adjusted Percentage Number	15
Adjusted Percentage Number	15
Affiliate	81
Agent	19
Agreement	1
Allocation Schedule	66
Antitrust Filings	25
Antitrust Laws	25
Applicable Advance Earn-Out Credit	3
Applicable CEO Special Incentive Consideration	3
Applicable Closing Price	3
Applicable Directed Common Consideration	3
Applicable Earn-Out Consideration	3
Applicable Law	3
Applicable Merger Consideration	3
Applicable Period	56
Applicable Total Consideration	3
Associate	81
Business Day	81
Bylaws	3
Cause	4
CEO Adjusted Number	18
Certificate of Merger	2
Change in Control Payments	4
Change of Recommendation	57
Closing	2
Closing Date	2
Code	21
Common Merger Consideration	4, 11, 12
Common Preference Amount	4
Company	1
Company Common Stock	4
Company Debt	4
Company Effect	4
Company Employee Plan	34
Company Intellectual Property	37
Company Material Adverse Effect	4
Company Organizational Documents	4
Company Preferred Stock	4
Company Solicitation Statement and Notice of Appraisal Rights	4
Company Stock	1
Company Stockholders	1
Company’s Registered Intellectual Property	36
Confidential Information	4
Confidentiality Agreement	52
Consents	25
Contract	33

A-vii

Controls	26
Credit Suisse	44
Damages	73
Default	33
Delaware Law	1
DGCL	1
Disclosure Schedule	4
Dissenting Shares	14
Earn-Out Common Consideration	5
Earn-Out Consideration	15
Earn-Out Distribution Date	5, 16
Earn-Out Per Share Common Consideration	5
Earn-Out Per Share Series A Consideration	5
Earn-Out Per Share Series B-1 Consideration	5
Earn-Out Per Share Series B-2 Consideration	5
Earn-Out Per Share Series C Consideration	5
Earn-Out Per Share Series D Consideration	5
Earn-Out Period	5
Earn-Out Series A Consideration	5, 18
Earn-Out Series B-1 Consideration	5, 19
Earn-Out Series B-2 Consideration	5, 19
Earn-Out Series C Consideration	5, 19
Earn-Out Series D Consideration	5, 19
Earn-Out Set-Off	70
Effective Time	2
Employee Retention Consideration	60
End Date	68
Environmental Laws	42
ERISA	34
ERISA Affiliate	34
Escrow Agreement	19
Escrow Amount	19
Escrow Consideration	5
Escrow Funds	19
Escrow Period	19
Estimated Transaction Expenses	5
Excess Dissenting Shares	6
Exchange Act	6
Expense Consideration	6
Expiration Date	19
Field Failure	40
Financial Statements	25
Fully Diluted Common Share Number	6
Fully Diluted Preferred Share Number	6
Fully Diluted Series A Preferred Share Number	6
Fully Diluted Series B-1 Preferred Share Number	6
Fully Diluted Series B-2 Preferred Share Number	6
Fully Diluted Series C Preferred Share Number	6
Fully Diluted Series D Preferred Share Number	6
Fully Diluted Total Share Number	6
GAAP	25
Governmental Authorities	25

A-viii

Hazardous Substance	42
Incentive Shares	52
Indebtedness	28
Indemnification Funds	70
Indemnified D&Os	60
Indemnifying Securityholders	3
Intellectual Property	40
Involuntary Termination	6
IRS	31
JAMS	74
Key Customer	33
Knowledge	80
Leased Premises	31
Legal Requirements	7
Letter of Transmittal	20
Lock-up Restrictions	13
Merger	1
Merger Consideration	7
Merger Sub	1
Multiemployer Plan	35
Net Revenue	7
Net Revenue Target	7
Nominal Advance Earn-Out Credit	7
Nominal CEO Special Incentive Consideration	7
Nominal Directed Common Consideration	7
Nominal Earn-Out Consideration	7
Nominal Merger Consideration	7
Note Agreement	61
Officer’s Certificate	72
Open Source Code	38
Option	7
Option Plan	7
Option Shares	52
Parent	1
Parent Average Closing Price	7
Parent Change of Recommendation	59
Parent Claim	70
Parent Common Stock	7
Parent Effect	7
Parent Indemnified Parties	70
Parent Material Adverse Effect	7
Parent Organizational Documents	67
Parent RSUs	52
Parent SEC Documents	46
Parent Special Meeting	8, 59
Parent Stockholder Approval	8
Parties	1
Party	1
Paying Agent	20
PBGC	34
PCBs	42
Per Share Common Merger Consideration	8

A-ix

Per Share Initial Series A Merger Consideration	8
Per Share Initial Series B-1 Merger Consideration	8
Per Share Initial Series B-2 Merger Consideration	8
Per Share Initial Series C Merger Consideration	8
Per Share Initial Series D Merger Consideration	8
Per Share Preferred Escrow Consideration	8
Per Share Preferred Expense Amount Consideration	8
Per Share Series A Merger Consideration	8
Per Share Series B-1 Merger Consideration	9
Per Share Series B-2 Merger Consideration	9
Per Share Series C Merger Consideration	9
Per Share Series D Merger Consideration	9
Permits	43
Person	20
Potential 280G Benefits	55
Proprietary Product	38
Proxy Statement	44
Qualified Plan	34
Real Property Leases	31
Representative	3
Representative Reimbursable Expenses	77
Required Stockholder Approval	63
Requisite Stockholder Approval	44
Restricted Period	13
Retention Shares	60
Rights Agreements	24
SEC	9
Securities Act	24
Security Interest	25
Securityholder Schedule	23
Series A Merger Consideration	9, 11, 12
Series A Preference Amount	9
Series A Preferred Stock	9
Series B-1 Merger Consideration	9, 11, 12
Series B-1 Preference Amount	9
Series B-1 Preferred Stock	9
Series B-2 Merger Consideration	9, 11, 12
Series B-2 Preference Amount	9
Series B-2 Preferred Stock	9
Series C Merger Consideration	9, 11, 12
Series C Preference Amount	9
Series C Preferred Stock	10
Series D Merger Consideration	10, 12
Series D Preference Amount	10
Series D Preferred Stock	10
Shares	13
Special Claims	71
Special Deductible	71
Special Matter	70
Standstill Agreement	1
Stock Closing Payment	10
Subsidiary	23

A-x

Superior Proposal	57
Surviving Corporation	1
Tax	31
Tax Law	31
Tax Return	31
Taxes	31
Taxing Authority	31
Threshold	71
Total Common Consideration	16
Total Preference Amount	10
Total Preferred Merger Consideration	10
Total Return to Preferred Stockholders	18
Total Series A Consideration	16, 17
Total Series B-1 Consideration	16, 17
Total Series B-2 Consideration	16, 17
Total Series C Consideration	16, 17
Total Series D Consideration	16, 17
Transaction Expenses	10
Transfer Taxes	73
Transition Share Agreement	61
Transition Shares	60
Unaudited Balance Sheet	25
Warrants	10

A-xi

AGREEMENT AND PLAN OF MERGER REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER REORGANIZATION is made as of May 31, 2009 (this “Agreement”) by and among NetLogic Microsystems, Inc., a Delaware corporation (“Parent”), Roadster Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), RMI Corporation, a Delaware corporation (the “Company”), and, solely with respect to Sections 1.6, 14, 15 and 17, the Representative (as defined below). The holders of all of the capital stock of the Company (the “Company Stock”) are collectively referred to as the “Company Stockholders.” Parent and the Company are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, the board of directors of the Company has unanimously (i) determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is desirable and in the best interests of the Company and the Company Stockholders, (ii) approved, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL” or “Delaware Law”) this Agreement and each of the transactions contemplated hereby, including the Merger; and (iii) determined to recommend that the Company Stockholders approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the Merger is advisable and in the best interests of Merger Sub and (ii) approved, in accordance with the applicable provisions of the DGCL, this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, in furtherance of such combination, the board of directors of Parent, as the sole stockholder of Merger Sub, approved this Agreement and the Merger, has unanimously (i) determined that the Merger upon the terms and subject to the conditions set forth herein is desirable and in the best interests of Parent and Merger Sub, (ii) approved, in accordance with the applicable provisions of the DGCL this Agreement and each of the transactions contemplated hereby, including the Merger, and (iii) determined to recommend that Parent Stockholders approve the matters set forth in the Proxy Statement; and

WHEREAS, the parties intend, for federal income tax purposes, that the Merger qualify as a reorganization as described in Section 368(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders listed on Exhibit A are entering into a standstill agreement with Parent substantially in the form attached as Exhibit A (“Standstill Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION  1. The Merger.

1.1 The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 12, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable after the satisfaction or waiver of each of the conditions set forth in Sections 7, 8 and 9 below (other than conditions that by their nature are to be satisfied solely by the performance thereof at Closing, and subject to the satisfaction or waiver of those conditions at such time), or at such other time as Parent and the Company shall otherwise agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the DGCL and substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall be effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (b) such other date and time as may be specified in the Certificate of Merger (such later date being referred to as the “Effective Time”). The Closing shall take place at 10:00 a.m., Pacific Time, on the Closing Date at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws; Corporate Records.

(a) Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation, except that the name of the Surviving Corporation as stated in such Certificate of Incorporation shall be “RMI Corporation.”

(b) Bylaws. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be “RMI Corporation.”

(c) Corporate Records. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the minute books, stock record books and, to the extent requested by Parent, all other documents, books, records, agreements and financial data, of the Company.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.6 Appointment of Representative; Agreements Binding on Company Stockholders. Each (i) Company Stockholder that does not perfect his, her or its appraisal or dissenters’ rights under the DGCL and is otherwise entitled to receive a portion of the Merger Consideration pursuant to Section 2 of this Agreement (the “Indemnifying Securityholders”), by virtue of having approved and adopted this Agreement shall be deemed to (a) have irrevocably constituted and appointed, effective as of the Effective Time, WP VIII Representative LLC (together with its permitted successors, the “Representative”), as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on their behalf and exercise all or any of the powers, authority and discretion conferred on it under this Agreement (including, without limitation, Section 14 and Section 15), the Escrow Agreement or any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, and (b) have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Indemnifying Securityholders set forth herein (including, without limitation, Section 14 and Section 15) and in the Escrow Agreement. The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable.

1.7 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Applicable Advance Earn-Out Credit” shall mean the dollar amount of the result of dividing (a) the Nominal Advance Earn-Out Credit, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable CEO Special Incentive Consideration” shall mean the dollar amount of the result of dividing (a) the Nominal CEO Special Incentive Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Closing Price” shall mean the Parent Average Closing Price; provided, that, if the Parent Average Closing Price is greater than $34.90, the “Applicable Closing Price” shall mean $34.90; provided, further, that, if the Parent Average Closing Price is less than $26.97, the “Applicable Closing Price” shall mean $26.97.

“Applicable Directed Common Consideration” shall mean the dollar amount of the result of dividing (a) the Nominal Directed Common Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Earn-Out Consideration” shall mean the dollar amount of the result of dividing (a) the Nominal Earn-Out Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Merger Consideration” shall mean the result of dividing (a) the Nominal Merger Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Total Consideration” shall mean (a) Applicable Merger Consideration plus (b) Applicable Earn-Out Consideration.

“Applicable Law” shall mean any Legal Requirements applicable to the Company or its Subsidiaries.

“Bylaws” shall mean the Bylaws of the Company as in effect as of the date of this Agreement.

“Cause” shall mean commission of (i) any act of fraud or embezzlement by the employee, (ii) any intentional unauthorized use or disclosure by such employee of confidential information or trade secrets of Parent, the Surviving Corporation or any other subsidiary of Parent, or (iii) any act of dishonesty or other intentional misconduct by such person adversely affecting the business affairs of Parent, the Surviving Corporation or any other subsidiary of Parent in a material manner.

“Change in Control Payments” shall mean any cash severance, retention, bonus or any other similar payment made or that becomes payable by the Company or any of its Subsidiaries to any director, officer, employee or consultant solely as a result of the Company entering into this Agreement or the consummation of the Merger.

“Common Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(A) or Section 2.1(a)(iii)(A), as applicable.

“Common Preference Amount” is the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by $0.10 per share.

“Company Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company.

“Company Debt” shall mean all Indebtedness of the Company.

“Company Material Adverse Effect” shall mean any change in, event, or effect on the Company or any of its Subsidiaries (in each case, a “Company Effect”) that, when taken individually or in the aggregate with all other Effects, (i) is or are materially adverse in relation to the Company’s and its Subsidiaries’ financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of the Company to consummate the transactions contemplated hereby, except to the extent that such Company Effect or Company Effects results from (1) changes in general economic conditions and changes affecting the industry in which the Company and its Subsidiaries operates generally that do not adversely affect the Company or any of its Subsidiaries to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to Parent in the Disclosure Schedule, or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by Parent in writing to be taken by the Company.

“Company Organizational Documents” shall mean the Charter and the Bylaws.

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Company.

“Company Solicitation Statement and Notice of Appraisal Rights” shall mean the document used by the Company to solicit written consents of the Company Stockholders pursuant to Section 6.10 of this Agreement, as such is amended from time to time.

“Confidential Information” shall mean information or materials classified as confidential under the terms of the Confidentiality Agreement (as defined in Section 6.1(a) this Agreement).

“Disclosure Schedule” shall mean the disclosure schedule supplied by the Company to Parent, dated as of the date of this Agreement and delivered concurrently with the execution hereof.

“Earn-Out Common Consideration” shall mean (a) Total Common Consideration minus (b) Common Merger Consideration.

“Earn-Out Distribution Date” means the earlier of (a) the date set forth in Section 2.5(b), and (b) the date that Parent notifies the Representative that the Earn-Out Consideration is zero.

“Earn-Out Per Share Common Consideration” shall mean the (a) Earn-Out Common Consideration, divided by (b) number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Earn-Out Per Share Series A Consideration” shall mean the (a) Earn-Out Series A Consideration, divided by (b) 6,650,000, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series B-1 Consideration” shall mean the (a) Earn-Out Series B-1 Consideration, divided by (b) 35,491,041, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series B-2 Consideration” shall mean the (a) Earn-Out Series B-2 Consideration, divided by (b) Fully Diluted Series B-2 Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series C Consideration” shall mean the (a) Earn-Out Series C Consideration, divided by (b) Fully Diluted Series C Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series D Consideration” shall mean the (a) Earn-Out Series D Consideration, divided by (b) 15,822,785, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Period” shall mean the 12 full consecutive calendar months beginning on the first day of the first calendar month immediately following the Closing Date.

“Earn-Out Series A Consideration” shall mean (a) Total Series A Consideration minus (b) Series A Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series B-1 Consideration” shall mean (a) Total Series B-1 Consideration minus (b) Series B-1 Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series B-2 Consideration” shall mean (a) Total Series B-2 Consideration minus (b) Series B-2 Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series C Consideration” shall mean (a) Total Series C Consideration minus (b) Series C Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series D Consideration” shall mean (a) Total Series D Consideration minus (b) Series D Merger Consideration, subject to adjustment as provided in Section 2.6.

“Escrow Consideration” shall mean (a) 10.2%, multiplied by (b) Total Preferred Merger Consideration.

“Estimated Transaction Expenses” shall mean the Company’s good faith estimate with supporting documentation of Transaction Expenses delivered to Parent in accordance with Section 6.8.

“Excess Dissenting Shares” shall mean any and all Dissenting Shares in excess of 2.5% of the number of shares of Company Preferred Stock and 15% of the number of Company Common Stock. The order in which appraisal rights are exercised shall determine which Dissenting Shares are Excess Dissenting Shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Consideration” shall mean (a) 0.3%, multiplied by (b) the Total Preferred Merger Consideration.

“Fully Diluted Common Share Number” shall mean the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Fully Diluted Preferred Share Number” shall mean the sum of (a) Fully Diluted Series A Preferred Share Number, (b) Fully Diluted Series B-1 Preferred Share Number, (c) Fully Diluted Series B-2 Preferred Share Number, (d) Fully Diluted Series C Preferred Share Number, and (e) Fully Diluted Series D Preferred Share.

“Fully Diluted Series A Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series A Preferred Stock outstanding are convertible, which equals 6,650,000 shares.

“Fully Diluted Series B-1 Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series B-1 Preferred Stock outstanding are convertible, which equals 35,491,041 shares.

“Fully Diluted Series B-2 Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series B-2 Preferred Stock outstanding are convertible, which equals

68,489,838 shares plus the number of Series B-2 Preferred Stock Warrants exercised subsequent to the date of this Agreement.

“Fully Diluted Series C Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time are convertible, which equals 50,730,395 shares plus the number of Series C Preferred Stock Warrants exercised subsequent to the date of this Agreement.

“Fully Diluted Series D Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series D Preferred Stock outstanding are convertible, which equals 17,770,828 shares, subject to adjustment in accordance with Section 2.5(b)(ii)(F).

“Fully Diluted Total Share Number” shall mean the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (b) Fully Diluted Series A Preferred Share Number, (c) Fully Diluted Series B-1 Preferred Share Number, (d) Fully Diluted Series B-2 Preferred Share Number, (e) Fully Diluted Series C Preferred Share Number, and (f) Fully Diluted Series D Preferred Share Number.

“Involuntary Termination” shall mean termination of employment that occurs by reason of dismissal for any reason other than Cause or of voluntary resignation following: (i) a change in the position the employee accepted with Parent or its subsidiaries that materially reduces the level of employee’s responsibility, (ii) a material reduction in employee’s base salary, or (iii) relocation by more than 50 miles from the principal office where employee is located at the commencement of employment with the Company; provided that clauses (ii) and (iii) above will apply only if employee has not consented to the change or relocation. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or its subsidiaries) may consider as grounds for the dismissal or discharge of such employee.

“Legal Requirements” shall mean any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

“Merger Consideration” shall mean collectively, the Common Merger Consideration, the Series A Merger Consideration, the Series B-1 Merger Consideration, the Series B-2 Merger Consideration, the Series C Merger Consideration and the Series D Merger Consideration.

“Net Revenue” shall mean total gross revenue of the Surviving Corporation recognized in accordance with GAAP, consistently applied (after giving effect to any reductions for any discount, return, credit, exchange, bad debt reserve or other adjustment) in connection with the preparation of Parent’s consolidated financial statements for public reporting purposes.

“Net Revenue Target” shall mean the sum of the dollar amounts listed on Schedule 2.5 as the “Net Revenue Target” for each corresponding full calendar month during the Earn-Out Period.

“Nominal Advance Earn-Out Credit” shall mean a total of Two Million Dollars ($2,000,000).

“Nominal CEO Special Incentive Consideration” shall mean the dollar amount calculated in accordance with Section 2.6.

“Nominal Directed Common Consideration” shall mean a total of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000).

“Nominal Earn-Out Consideration” shall mean the dollar amount calculated in accordance with Section 2.5.

“Nominal Merger Consideration” shall mean a total of One Hundred Seventy Nine Million Dollars ($179,000,000).

“Option” shall mean any option (including, commitments to grant options) to acquire shares of Company Common Stock, including options granted under the Option Plan, but excluding the Warrants.

“Option Plan” shall mean the Company’s 2002 Stock Incentive Plan.

“Parent Average Closing Price” shall mean the average closing price of a share of Parent Common Stock reported on the Nasdaq Global Market Select market for the 20-day trading period in which the last day will be the third trading day prior to the Closing Date.

“Parent Common Stock” shall mean the common stock, par value $.01 per share, of the Parent.

“Parent Material Adverse Effect” shall mean any change in, event, or effect on Parent or any of its subsidiaries (in each case a “Parent Effect”) that, when taken individually or in the aggregate with all other Parent Effects, that (i) is or are materially adverse in relation to Parent’s and its subsidiaries’ financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of Parent to consummate the transactions contemplated hereby, except to the extent that such change Parent Effect or Parent Effects results from (1) changes in general economic conditions and changes affecting the industry in which Parent operates generally that do not adversely affect Parent and its subsidiaries to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to Company in this Agreement or exhibits or schedules hereto, or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by Company in writing to be taken by Parent.

“Parent Special Meeting” shall mean the Parent Special Meeting referred to in Section 6.11(c) to be held for purposes of obtaining the Parent Stockholder Approval.

“Parent Stockholder Approval” shall mean the stockholder approval required by Nasdaq Marketplace Rules in order for the Parent to issue to the Company Stockholders the consideration set forth herein, and any other Parent Stockholder approvals required to effect this transaction.

“Per Share Common Merger Consideration” shall mean the (a) Common Merger Consideration, divided by (b) number of shares of Common Stock outstanding immediately prior to the Effective Time.

“Per Share Initial Series A Merger Consideration” shall mean (a) the Per Share Series A Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series B-1 Merger Consideration” shall mean (a) the Per Share Series B Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series B-2 Merger Consideration” shall mean the (a) Per Share Series B-2 Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series C Merger Consideration” shall mean the (a) Per Share Series C Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series D Merger Consideration” shall mean the (a) Per Share Series D Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Preferred Expense Amount Consideration” in each case shall mean 0.3% of the Per Share Series A Merger Consideration, the Per Share Series B-1 Merger Consideration, the Per Share Series B-2 Merger Consideration, the Per Share Series C Consideration and the Per Share Series D Consideration, as applicable.

“Per Share Preferred Escrow Consideration” in each case shall mean 10.2% of the Per Share Series A Merger Consideration, the Per Share Series B-1 Merger Consideration, the Per Share Series B-2 Merger Consideration, the Per Share Series C Consideration and the Per Share Series D Consideration, as applicable.

“Per Share Series A Merger Consideration” shall mean the (a) Series A Merger Consideration, divided by (b) 6,650,000, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series B-1 Merger Consideration” shall mean the (a) Series B-1 Merger Consideration, divided by (b) 35,491,041, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series B-2 Merger Consideration” shall mean the (a) Series B-2 Merger Consideration, divided by (b) Fully Diluted Series B-2 Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series C Merger Consideration” shall mean the (a) Series C Merger Consideration, divided by (b) Fully Diluted Series C Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series D Merger Consideration” shall mean the (a) Series D Merger Consideration, divided by (b) 15,822,785, which quotient is divided by (c) Parent Average Closing Price.

“SEC” shall mean the Securities and Exchange Commission.

“Series A Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(B) or Section 2.1(a)(iii)(B), as applicable.

“Series A Preference Amount” is the number of shares of Series A Preferred Stock outstanding multiplied by $1.18420 per share, which equals $7,874,930.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $.001 per share, of the Company.

“Series B-1 Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(C) or Section 2.1(a)(iii)(C), as applicable.

“Series B-1 Preference Amount” is the number of outstanding shares of Series B-1 Preferred Stock multiplied by $0.81430 per share, which equals $28,900,355.

“Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $.001 per share, of the Company.

“Series B-2 Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(D) or Section 2.1(a)(iii)(D), as applicable.

“Series B-2 Preference Amount” is the number of outstanding shares of Series B-2 Preferred Stock immediately prior to the Effective Time multiplied by $1.02575 per share, which equals $70,253,451 plus the number of Series B-2 Preferred Stock Warrants exercised subsequent to the Merger Agreement and immediately prior to the Effective Time multiplied by $1.02575 per share.

“Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, par value $.001 per share, of the Company.

“Series C Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(E) or Section 2.1(a)(iii)(E), as applicable.

“Series C Preference Amount” is the number of outstanding shares of Series C Preferred Stock immediately prior to the Effective Time multiplied by $1.40680 per share, which equals $71,367,520 plus the number of Series C Preferred Stock Warrants exercised subsequent to the Merger Agreement and immediately prior to the Effective Time multiplied by $1.40680 per share.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $.001 per share, of the Company.

“Series D Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(F) or Section 2.1(a)(iii)(F), as applicable.

“Series D Preference Amount” is the number of outstanding shares of Series D Preferred Stock multiplied by $1.58000 per share, which equals $25,000,000.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $.001 per share, of the Company.

“Stock Closing Payment” shall mean the amount payable to each Company Stockholder, with respect to each Company Stock certificate held by such Company Stockholder as specified below: (A) the number of shares of Company Common Stock represented by such certificate, and the aggregate Per Share Common Merger Consideration to be paid to such Company Stockholder, if any, in accordance with the terms hereof and in the manner provided herein in respect of the shares of Company Common Stock, if any, held by such Company Stockholder immediately prior to the Effective Time, and (B) the number and class or series of shares of Company Preferred Stock represented by such certificate and the aggregate Per Share Preferred Merger Consideration to be paid to such Company Stockholder, if any, in accordance with the terms hereof and in the manner provided herein in respect of the shares of Company Preferred Stock, if any, held by such Company Stockholder immediately prior to the Effective Time.

“Total Preference Amount” is the sum of (a) the Common Preference Amount, (b) the Series A Preference Amount, (c) the Series B-1 Preference Amount, (d) the Series B-2 Preference Amount, (e) the Series C Preference Amount, and (f) the Series D Preference Amount.

“Total Preferred Merger Consideration” shall mean the sum of (a) the Series A Merger Consideration, (b) the Series B-1 Merger Consideration, (c) the Series B-2 Merger Consideration, (d) the Series C Merger Consideration and (e) the Series D Merger Consideration.

“Transaction Expenses” shall mean any and all reasonable legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by the Company, any of its Subsidiaries or any other Person (for which the Company or any of its Subsidiaries may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in solely in connection with this Agreement, the Merger or any of the transactions contemplated hereby, outstanding on the Closing Date including, without limitation, any reasonable fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries, but excluding the Change in Control Payments.

“Warrants” shall mean any warrants to acquire shares of Company Stock and Company Preferred Stock.

SECTION 2. Conversion And Exchange Of Securities.

2.1 Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder, the shares of Company Stock will be entitled to receive, as and to the extent provided below, their specific portions of (i) the Merger Consideration, (ii) the Earn-Out Consideration, (iii) the Escrow Consideration, and (iv) the Expense Consideration, in each and every case subject to the applicable provisions of this Agreement:

(a) Conversion of Securities.

(i) Subject to the provisions of this Section 2.1, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled, extinguished and converted automatically into the right to receive: (A) in the case of each share of Company Common Stock, cash in the amount of the Per Share Common Merger Consideration, and (B) (1) in the case of each share of Series A Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series A Merger Consideration plus the Per Share Preferred Escrow Consideration, (2) in the case of each share of Series B-1 Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series B-1 Merger Consideration plus the Per Share Preferred Escrow Consideration, (3) in the case of each share of Series B-2 Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series B-2 Merger Consideration plus the Per Share Preferred Escrow Consideration, (4) in the case of each share of Series C Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series C Merger Consideration plus the Per Share Preferred Escrow Consideration, and (5) in the case of each share of Series D Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series D Merger Consideration plus the Per Share Preferred Escrow Consideration (in each case, subject to Section 2.1(f)), upon the surrender of the certificates representing such shares in accordance with the terms hereof and in the manner provided herein.

(ii) In the event the Applicable Merger Consideration is less than the Total Preference Amount, then:

(A) “Common Merger Consideration” shall mean the quantity (a)(i) Applicable Merger Consideration, multiplied by a fraction which is equal to (ii) the Common Preference Amount, divided by (iii) the Total Preference Amount, with the resulting product to be increased by (b) the sum of the Applicable Directed Common Consideration plus the Applicable Advance Earn-Out Credit;

(B) “Series A Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series A Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding);

(C) “Series B-1 Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series B-1 Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding);

(D) “Series B-2 Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series B-2 Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding);

(E) “Series C Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series C Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding); and

(F) “Series D Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series D Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding).

(iii) In the event the Applicable Merger Consideration is greater than or equal to the Total Preference Amount, then:

(A) “Common Merger Consideration” shall mean the quantity (a)(i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by a fraction which is equal to (ii) the Fully Diluted Common Share Number divided by (iii) the Fully Diluted Total Share Number to which quotient shall be added the sum of (b) the Common Preference Amount, plus (c) the Applicable Directed Common Consideration, plus (d) the Applicable Advance Earn-Out Credit;

(B) “Series A Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series A Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added to the sum of (iii) the Series A Preference Amount (subject to escrow withholding);

(C) “Series B-1 Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series B-1 Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series B-1 Preference Amount (subject to escrow withholding);

(D) “Series B-2 Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series B-2 Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series B-2 Preference Amount (subject to escrow withholding);

(E) “Series C Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series C Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series C Preference Amount (subject to escrow withholding); and

(F) “Series D Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series D Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series D Preference Amount (subject to escrow withholding).

(b) Cancellation. From and after the Effective Time, by virtue of the Merger, each such share of Company Stock converted pursuant to Section 2.1(a)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the Merger Consideration and Earn-Out Consideration payable with respect to such Company Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Stock is a Dissenting Share, the right, if any, to receive payment from the Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Share as determined in accordance with the applicable provisions of the DGCL.

(c) Treasury Stock. Each share of Company Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(d) Treatment of Subsidiary Shares. At the Effective Time, each of the shares of common stock of each of the Company’s Subsidiaries shall continue to be outstanding.

(e) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued as Merger Consideration or Earn-Out Consideration. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Stock is entitled to receive under Section 2.1 shall be paid in cash based on the Parent Average Closing Price.

(g) Restrictions on Merger Consideration. All shares of Parent Common Stock issued as Merger Consideration will be delivered subject to lock-up restrictions prohibiting sales or other liquidity transactions as described in the Proxy Statement with respect to (i) 100% of the shares of Parent Common Stock issued to a Company Stockholder until the six month anniversary date of the Closing Date and (ii) 50% of the shares of Parent Common Stock issued to a Company Stockholder for a period of six months following such six month anniversary date (the “Lock-up Restrictions”). Such shares shall bear a restrictive legend in substantially the following form and substance:

DURING THE PERIOD COMMENCING THROUGH AND INCLUDING [INSERT DATE 12 MONTHS FOLLOWING CLOSING DATE] (THE “RESTRICTED PERIOD”), THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE (THE “SHARES”) WILL NOT, DIRECTLY OR INDIRECTLY, (I) OFFER, PLEDGE, SELL, CONTRACT TO SELL, SELL ANY OPTION OR CONTRACT TO PURCHASE, PURCHASE ANY OPTION OR CONTRACT TO SELL, GRANT ANY OPTION, RIGHT OR WARRANT FOR THE SALE OF, MAKE ANY SHORT SALE OR OTHERWISE DISPOSE OF OR TRANSFER ANY SHARES, OR (II) ENTER INTO ANY SWAP OR ANY OTHER AGREEMENT OR ANY TRANSACTION THAT TRANSFERS, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, THE ECONOMIC CONSEQUENCE OF OWNERSHIP OF ANY SHARES, WHETHER ANY SUCH SWAP OR TRANSACTION IS TO BE SETTLED BY DELIVERY OF COMMON STOCK OF NETLOGIC MICROSYSTEMS, INC. OR OTHER SECURITIES, IN CASH OR OTHERWISE. THE FOREGOING RESTRICTION IS EXPRESSLY INTENDED TO PRECLUDE THE HOLDER OF THE SHARES FROM ENGAGING IN ANY HEDGING OR OTHER TRANSACTION WHICH IS DESIGNED TO OR WHICH REASONABLY COULD BE EXPECTED TO LEAD TO OR RESULT IN A SALE OR DISPOSITION OF ANY OF SUCH SHARES EVEN IF SUCH SECURITIES WOULD BE DISPOSED OF BY SOMEONE OTHER THAN THE HOLDER OF THE SHARES. SUCH PROHIBITED HEDGING OR OTHER TRANSACTION WOULD INCLUDE WITHOUT LIMITATION ANY SHORT SALE

OR ANY PURCHASE, SALE OR GRANT OF ANY RIGHT (INCLUDING WITHOUT LIMITATION ANY PUT OR CALL OPTION) WITH RESPECT TO ANY SHARES OR WITH RESPECT TO ANY SECURITY THAT INCLUDES, RELATES TO, OR DERIVES ANY SIGNIFICANT PART OF ITS VALUE FROM SUCH; PROVIDED, HOWEVER, THAT THE TERMS OF CLAUSES (I) AND (II) SHALL NOT APPLY TO 50% OF THE SHARES AFTER THE END OF THE SIX MONTH PERIOD IMMEDIATELY FOLLOWING THE CLOSING DATE.

The transfer agent of the Parent will deliver such shares in compliance with this Section 2.1(g). The terms and provisions of this Section 2.1(g) are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

2.2 Dissenting Holders.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time that are eligible under the DGCL to exercise appraisal or dissenters’ rights and are held by a holder who (a) has not voted in favor of this Agreement and the Merger, (b) has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and (c) has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive such consideration for Company Stock set forth in Section 2.1(a)(i), but rather such shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.

(b) Notwithstanding the provisions of Section 2.2(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.1(a)(i), without interest, less the withholdable portion of the Escrow Amount with respect to such shares (whether or not actually withheld) as set forth in Sections 2.1(a) and 2.6, upon surrender of the certificate representing such Dissenting Shares.

(c) The Company shall (i) comply with the requirement of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand for appraisal or payment of the fair value of any shares received by the Company pursuant to Section 262 of the DGCL and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(d) Any consideration paid by Parent, the Company or the Surviving Corporation to any Person with respect to any Excess Dissenting Shares pursuant to Section 262 of the DGCL in excess of the consideration that would otherwise be payable pursuant to Section 2 for each such Excess Dissenting Share (such consideration, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL with respect to any Excess Dissenting Shares shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Indemnification Funds.

2.3 Options. The Company shall take all necessary and appropriate action such that each outstanding and unexercised Option shall be terminated one Business Day prior to the Closing Date (unless exercised contingent on the Closing prior to such termination date), including but not limited to, not less than 30 days prior to the Closing Date, sending notice thereof to every holder of an Option.

2.4 Warrants. The Company shall take all necessary and appropriate action such that each outstanding and unexercised Warrant shall be terminated one Business Day prior to the Closing Date (unless exercised contingent on the Closing prior to such termination date), including but not limited to, not less than 30 days prior to the Closing Date, sending notice thereof to every holder of a Warrant.

2.5 Earn-Out Consideration.

(a) The holders of the Company Stock immediately prior to the Effective Time (other than the holders of Dissenting Shares) shall be entitled to receive on the Earn-Out Distribution Date, consideration equal to the quotient obtained by dividing the Nominal Earn-Out Consideration, if any, by the Applicable Closing Price (the “Earn-Out Consideration”). The Nominal Earn-Out Consideration shall be calculated as follows:

(i) In the event Net Revenue during the Earn-Out Period is less than or equal to 75% of the Net Revenue Target then the Nominal Earn-Out Consideration shall be $0;

(ii) In the event Net Revenue during the Earn-out Period is greater than 75% of the Net Revenue Target then the Nominal Earn-Out Consideration shall be the Adjusted Percentage Number multiplied by $2.4 million. “Adjusted Percentage Number” shall mean a number equal to: (A) the difference of (I) the percentage up to 100% that Net Revenue is of the Net Revenue Target and (II) 75% multiplied by (B) 100. The Earn-Out Consideration shall be payable in cash and shares of Parent Common Stock as set forth in Section 2.5(b) with each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price; and

(iii) In the event Net Revenue during the Earn-out Period is greater than 90% of the Net Revenue Target then the Nominal Earn-Out Consideration shall be as determined in (ii) above plus an additional amount equal to the Additional Adjusted Percentage Number multiplied by $1.0 million. “Additional Adjusted Percentage Number” shall mean a number equal to: (A) the difference of (I) the percentage up to 100% that Net Revenue is of the Net Revenue Target and (II) 90% multiplied by (B) 100. The Earn-Out Consideration shall be payable in cash and shares of Parent Common Stock as set forth in Section 2.5(b) with each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price.

For the avoidance of doubt, under no circumstances shall the total amount of Nominal Earn-Out Consideration exceed $70,000,000 payable as set forth in Section 2.5(b) in cash and shares of Parent Common Stock with each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price.

(b) Within 90 days following the one-year anniversary of the Closing Date (the “Earn-Out Distribution Date”), Parent shall deposit the Earn-Out Consideration with the “Paying Agent” (as defined in Section 2.8(a)) which shall be promptly (but in any event within five (5) Business Days) distributed by the Paying Agent to Company Stockholders (other than holders of Dissenting Shares) in such amounts as calculated in accordance with this Section 2.5(b). On such date, Company Stockholders (other than holders of Dissenting Shares) shall receive for each share of Company Stock held by such Company Stockholder immediately prior to the Effective Time, (i) in the case of each share of Company Common Stock, cash in the amount of the Earn-Out Per Share Common Consideration, and (ii) in the case of Company Preferred Stock, a fraction of Parent Common Stock equal to (A) in the case of each share of Series A Preferred Stock, the Earn-Out Per Share Series A Consideration, (B) in the case of each share of Series B-1 Preferred Stock, the Earn-Out Per Share Series B-1 Consideration, (C) in the case of each share of Series B-2 Preferred Stock, the Earn-Out Per

Share Series B-2 Consideration, (D) in the case of Series C Preferred Stock, the Earn-Out Per Share Series C Consideration and (E) in the case of Series D Preferred Stock, the Earn-Out Per Share Series D Consideration (in each case, subject to Section 2.5(e)):

(i) in the event the Applicable Total Consideration is less than the Total Preference Amount, then:

(A) “Total Common Consideration” shall mean the greater of (a) Common Merger Consideration or (b)(i) Applicable Total Consideration, multiplied by (ii) Common Preference Amount, which product shall be divided by (iii) Total Preference Amount to which quotient shall be added (iv) the Applicable Directed Common Consideration;

(B) “Total Series A Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series A Preference Amount, which product shall be divided by (c) Total Preference Amount;

(C) “Total Series B-1 Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series B-1 Preference Amount, which product shall be divided by (c) Total Preference Amount;

(D) “Total Series B-2 Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series B-2 Preference Amount, which product shall be divided by (c) Total Preference Amount;

(E) “Total Series C Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series C Preference Amount, which product shall be divided by (c) Total Preference Amount; and

(F) “Total Series D Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series D Preference Amount, which product shall be divided by (c) Total Preference Amount.

(ii) in the event the Applicable Total Consideration is greater than or equal to the Total Preference Amount, then:

(A) “Total Common Consideration” shall mean the greater of (a) the Common Merger Consideration or (b)(i) the Common Preference Amount plus (ii)(A) the Applicable Total Consideration minus Total Preference Amount, which difference shall be multiplied by a fraction which is equal to (B) the number of shares of Common Stock outstanding immediately prior to the Effective Time, divided by the Fully Diluted Total Share Number to which product shall be added (C) the Applicable Directed Common Consideration;

(B) “Total Series A Consideration” shall mean (a) the Series A Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series A Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number;

(C) “Total Series B-1 Consideration” shall mean (a) the Series B-1 Preference Amount, plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series B-1 Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number;

(D) “Total Series B-2 Consideration” shall mean (a) the Series B-2 Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series B-2 Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number;

(E) “Total Series C Consideration” shall mean (a) the Series C Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by

(ii) the Fully Diluted Series C Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number; and

(F) “Total Series D Consideration” shall mean (a) the Series D Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series D Preferred Share Number, divided by (iii) the Fully Diluted Total Share Number; provided, however, if the preceding calculation would result in an amount of Total Series D Consideration that is greater than $31,250,000, then the conversion price used to calculate the Fully Diluted Series D Preferred Share Number in accordance with Company Organizational Documents shall be adjusted to decrease the Total Series D Consideration to an amount that equals $31,250,000, but in no event shall the conversion price used to calculate the Fully Diluted Series D Preferred Share Number be increased above $1.58 such that in no event shall the Fully Diluted Series D Preferred Share Number be less than 15,822,785 shares.

(c) Parent shall prepare (or cause to be prepared) and deliver to the Representative no later than 30 days after receipt by Parent of the financial statements of the Surviving Corporation and in no event later than the Earn-Out Distribution Date, a calculation of the Net Revenue of the Surviving Corporation for the Earn-Out Period and a statement of the amount, if any, of Earn-Out Consideration and the cash and number of shares of Parent Common Stock to be delivered to the Company Stockholders for the applicable period. In addition, any claim by Representative challenging the amount of Earn-Out Consideration must be asserted by written notice to Parent within sixty days after the delivery of the calculation specified in Section 2.5(b).

(d) In the event that Parent, prior to the completion of the Earn-Out Period elects, to divest, discontinue, adopt a licensing model for, or second source one or more of the Company Products or businesses, and such action could be reasonably expected to materially adversely impair the opportunity to achieve the maximum Earn-Out Consideration, Parent shall pay the full Earn-Out Consideration as if it had been achieved.

(e) No fraction of a share of Parent Common Stock shall be issued as Earn-Out Consideration. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Section 2.5 shall be paid in cash based on the Parent Average Closing Price.

(f) The terms and provisions of this Section 2.5 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Earn-Out terms and conditions specified in this Section 2.5.

2.6 CEO Special Incentive Consideration.

(a) For purposes of this Section 2.6, the “Total Return to Preferred Stockholders” will be defined as (i) Total Preferred Merger Consideration, plus (ii) Applicable Earn-Out Consideration, minus (iii) Earn-Out Common Consideration, minus (iv) Total Preference Amount, plus (v) Common Preference Amount.

(b) Provided that Behrooz Abdi continues to provide services to Parent, the Surviving Corporation or another subsidiary of Parent as an employee, officer or director through the Earn-Out Distribution Date, he shall be entitled to receive on the Earn-Out Distribution Date but in no event later than 90 days following the one-year anniversary of the Closing Date, in the aggregate, that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Nominal CEO Special Incentive Consideration, if any, by the Applicable Closing Price, subject to all applicable withholding amounts. The Nominal CEO Special Incentive Consideration shall be calculated as follows:

(i) In the event that (A) the Applicable Total Consideration is less than or equal to the Total Preference Amount or (B) the Net Revenue during the Earn-Out Period is less than or equal to 75% of the Net Revenue Target, then the Nominal CEO Special Incentive Consideration shall be $0;

(ii) In the event that (A) the Applicable Total Consideration is greater than the Total Preference Amount and (B) Net Revenue during the Earn-Out Period is greater than 75% but less than or equal to 100% of the Net Revenue Target, then the Nominal CEO Special Incentive Consideration shall be the lesser of (X) CEO Adjusted Number multiplied by $40,000, or (Y) Total Return to Preferred Stockholders. “CEO Adjusted Number” shall mean a number equal to (C) the difference of: (I) the percentage that Net Revenue is of the Net Revenue Target and (II) 75%, multiplied by (D) 100; and

(iii) In the event that (A) the Applicable Total Consideration is greater than the Total Preference Amount and (B) Net Revenue during the Earn-Out Period is greater than 100%, then the Nominal CEO Special Incentive Consideration shall be the lesser of (X) $1,000,000 or (Y) Total Return to Preferred Stockholders.

(c) In the event that the Applicable CEO Special Incentive Consideration is paid pursuant to this Section 2.6, the following defined terms shall be adjusted as follows:

(i) “Earn-Out Series A Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series A Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(ii) “Earn-Out Series B-1 Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series B-1 Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(iii) “Earn-Out Series B-2 Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series B-2 Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(iv) “Earn-Out Series C Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series C Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(v) “Earn-Out Series D Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series D Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number.

2.7 Escrow.

(a) At the Effective Time, shares of Parent Common Stock with a value equal to the sum of (i) the Escrow Consideration and (ii) the Expense Consideration, each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price (the “Escrow Amount”), shall be withheld from the payment of the Total Preferred Merger Consideration and be delivered or caused to be delivered by Parent to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”) pursuant to the provisions of the escrow agreement in the form attached as Exhibit C hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent and the Representative (the “Escrow Agreement”). The Escrow Agreement shall be entered into prior to or concurrently with the Effective Time, by and among Parent, the Representative, on behalf of the Indemnifying Securityholders, and the Escrow Agent, and shall (i) provide Parent with recourse against the Escrow Consideration held in escrow by the Escrow Agent (the “Escrow Funds”) with respect to any and all Parent Claims made under Section 14, subject to the terms and conditions set forth in the Escrow Agreement and in such Section 14 of this Agreement and (ii) provide the Representative with recourse against the Expense Consideration to reimburse the Representative pursuant to Section 14.6.

The Escrow Amount (or any portion thereof) shall be distributed to the Indemnifying Securityholders and the Representative, and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The escrow described above shall commence on the Effective Time and terminate on the 12-month anniversary thereof (the “Expiration Date”) and the period between the Effective Time and the Expiration Date shall be referred to as the “Escrow Period”), provided, however, that the portion of the Escrow Funds, which, in the reasonable judgment of Parent, subject to the objection of the Representative and the subsequent resolution of the matter in the manner provided in Section 14.9, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Representative prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the foregoing escrow until such claims have been finally resolved, or, if earlier, until released in accordance with Section 14.9 below, provided further that the Expense Consideration shall remain in the foregoing escrow pursuant to the terms of the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Indemnifying Securityholders shall constitute approval by such Indemnifying Securityholders, as specific terms of the Merger, and the irrevocable agreement of such Indemnifying Securityholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, without limitation, the deposit of the Escrow Amount into escrow, the indemnification obligations set forth in Section 14 hereof and the appointment and sole authority to act on behalf of the Indemnifying Securityholders of the Representative, as provided for herein and in the Escrow Agreement.

(b) Parent Indemnifying Parties shall have no recourse to the Expense Consideration. The Expense Consideration shall be for the exclusive use of the Representative pursuant to Section 14.6 and the Escrow Agreement.

2.8 Surrender of Certificates.

(a) Paying Agent. At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with Wells Fargo Bank, N.A., as paying agent (the “Paying Agent”) for the benefit of the Company Stockholders (i) the Total Initial Common Consideration plus (ii) the Total Initial Preferred Consideration, less the Escrow Amount.

(b) Surrender Procedures.

(i) On or prior to the Effective Time, the Company shall mail to each Company Stockholder (A) a letter of transmittal substantially in the form agreed upon by Parent, the Representative and the Company, which shall contain all covenants, conditions and restrictions made applicable to the shares of Parent Common Stock to be issued under this Agreement or any of the exhibits hereto (including those contained in Sections 14 and 15 of this Agreement) and the Company Stockholder recipient’s receipt of such shares under this Agreement or any of the exhibits hereto (“Letter of Transmittal”), which shall include, among other things, the agreement of the surrendering Company Stockholders to the appointment of the Representative, the indemnification of the Representative, the payment of expenses of the Representative pursuant to the terms of this Agreement and a release of claims as set forth in Section 16 of this Agreement and (B) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Company Stockholder in exchange for the Stock Closing Payment and the right to receive future payment of any Earn-Out Consideration. The payment of the Stock Closing Payment and future Earn-Out Consideration with respect to each such certificate is conditioned upon (1) the execution and delivery of the Letter of Transmittal, (2) a representation by the Company Stockholder that such Company Stockholder owns all right, title and interest to all shares of Company Stock registered in the name of such Company Stockholder and (3) the delivery of such certificates related thereto (or an affidavit of loss with respect to such certificates). As soon as practicable after receipt by the Paying Agent of such certificate(s), properly endorsed or otherwise in proper form for transfer, for cancellation (or affidavit, as applicable), together with such duly executed Letter of Transmittal, the Paying Agent shall, in exchange therefor, pay to such Company Stockholder the Stock Closing Payment payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered, but without any interest earned thereon, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the applicable Stock Closing Payment is to be made to a person, firm, entity, partnership, association or any business organization or division thereof (each a “Person”) other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of the Parent that such Tax has been paid, or (B) shall have established to the satisfaction of the Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8(b), each certificate formerly representing shares of Company Stock (other than any Dissenting Shares) shall be deemed to represent for all purposes only the right to receive the portion of the Merger Consideration and Earn-Out Consideration as provided pursuant to Section 2.1(a) hereof, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein. In connection with the surrender of the certificates representing shares of Company stock each Company Stockholder will be required to acknowledge that all the shares of Parent Common Stock issued in exchange therefor will be subject to the Lock-Up Restrictions.

(c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(d) Termination of Fund; No Liability. At any time following the Earn-Out Distribution Date, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Company Stockholders and thereafter such Company Stockholders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements), upon due surrender of their certificates formerly representing shares of Company Stock or rights to purchase such shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Company Stockholder or any other Person, and the Escrow Agent shall be entitled to deduct and withhold from payment of any Company Stockholder’s pro rata portion of the Escrow Amount (or any portion thereof) otherwise payable pursuant to this Agreement to any Company Stockholder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Legal Requirement. To the extent that amounts are so withheld by Parent, the Surviving

Corporation, the Paying Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or such other Person to whom such amounts would otherwise have been paid.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent and the execution and delivery of a letter of transmittal in accordance with Section 2.8(b), Parent shall instruct the Paying Agent to pay such Company Stockholder the applicable Stock Closing Payment as provided in this Section 2; provided, however, that Parent may, in its reasonable discretion, acting in good faith, and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(g) Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 2.

2.9 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that the statements in this Section 3 are true, complete and correct as of the date hereof and will be true at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule (or an updated Disclosure Schedule, which shall, among other things, reflect actions taken pursuant to Section 5.1 of this Agreement, performed under the direction of Parent or as mutually agreed upon by the Parent and the Company, which the Company provides to the Parent prior to the Effective Time), with specific reference to the Sections hereof to which such exception relates, provided that the inclusion of an item as an exception or qualification to one section of this Agreement shall cause that item to be an exception or qualification only to another section of this Agreement if it is reasonably clear on its face, upon reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such section:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification. The Company is not subject to Section 2115 of the California Corporations Code.

(b) Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of its

Company Organizational Documents in any material respects. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

3.2 Capitalization and Ownership of Shares. The authorized capital stock of the Company on the date hereof consists of (a) 278,000,000 shares of Company Common Stock, of which 33,634,736 shares are issued outstanding, (b) 182,000,000 shares of Company Preferred Stock, of which (i) 6,650,000 shares have been designated as Series A Preferred Stock, of which 6,650,000 shares are issued outstanding, (ii) 35,491,041 shares have been designated as Series B-1 Preferred Stock, of which 35,491,041 shares are issued outstanding, (iii) 70,167,963 shares have been designated as Series B-2 Preferred Stock, of which 68,489,838 shares are issued outstanding, (iv) 52,000,000 shares have been designated as Series C Preferred Stock, of which 50,730,395 shares are issued outstanding, and (v) 16,000,000 shares have been designated as Series D Preferred Stock, of which 15,822,785 shares are issued outstanding. All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Option granted under the Option Plan or pursuant to the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(b) of the Disclosure Schedule or for the Options and Warrants listed on the Securityholder Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except shares of Company Stock properly acquired upon exercise thereof prior to the Effective Time as set forth in this Agreement. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all Applicable Law.

3.3 Subsidiaries.

(a) Except for the Persons set forth on Section 3.3(a) of the Disclosure Schedule (each a “Subsidiary”), the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company has furnished to Parent an accurate and complete copy of the organizational document for each Subsidiary, each as amended to date and in full force and effect on the date hereof. None of the Subsidiaries has violated its organizational documents in any material respect.

(b) The authorized capitalization of each Subsidiary, including the identity of each holder of any outstanding equity interest therein, is set forth on Section 3.3(b) of the Disclosure Schedule. All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Security Interest and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests). There are no outstanding capital stock or other equity securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary. All of the outstanding capital stock of each Subsidiary has been duly authorized and are validly issued, fully paid and non-assessable.

3.4 Securityholder Lists and Agreements.

(a) The information set forth as of the date hereof in Section 3.4 of the Disclosure Schedule and as updated prior to the Effective Time pursuant to Section 10.1(n) (the “Securityholder Schedule”), is true, complete and accurate as of the date hereof and, as updated prior to the Effective Time, will be true, complete and accurate as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company Organizational Documents and all other agreements and instruments among the Company and the Company Stockholders. The Securityholder Schedule sets forth the following information with respect to each Company Stockholder:

(i) the name and the mailing address of each Company Stockholder as reflected on the stock transfer or other corporate records of the Company;

(ii) with respect to each Company Stock certificate held by such Company Stockholder (A) the number of shares of Company Common Stock represented by such certificate, and (B) the number and class or series of shares of Preferred Stock represented by such certificate;

(b) Each Company Stockholder shall deliver to Parent all shares of Company Stock registered in the name of such Company Stockholder free and clear of any Security Interests.

(c) Except for the agreements set forth on Section 3.4(c) of the Disclosure Schedule (the “Rights Agreements”) and the Standstill Agreements, there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company. Effective as of the Effective Time, the Rights Agreements shall terminate and be of no further force or effect.

(d) Each of the currently outstanding Options were granted under the Option Plan and, except for the Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. True and complete copies of the Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Option and the shares of Company Common Stock purchased under such plan), and all agreements and instruments related to the Warrants, have been made available or provided to Parent, and the Option Plan and such Contracts have not been amended, modified or supplemented since being made available or provided to Parent, and there are no Contracts to amend, modify or supplement the Option Plan or such Contracts in any case from those made available or provided to Parent. Each grant of an Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Option was by its terms to be effective. Each Option may be treated in accordance with the applicable provisions of Section 2.3 without the consent of the holder of such Option.

3.5 Authority for Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it and, subject to Section 3.6, to perform its obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to which it is a party and the consummation of the transactions contemplated to be performed by it hereby and thereby have been, subject to Section 3.6, duly authorized by all necessary and proper corporate action on the part of the Company. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Effective upon the written consent of a majority of the holders of the Company Preferred Stock waiving the Merger as a liquidation event under the Charter, each Company Stockholder is entitled to receive in the Merger the consideration as set forth in this Agreement and no Company Stockholder shall be entitled to receive in the Merger any different or additional amount in the Merger with respect to shares of Company Stock held by such Company Stockholder. At the Effective Time, the Company will have taken all necessary and appropriate actions so that each Option and Warrant will be treated in the Merger in accordance with the provisions of this Agreement.

(b) Assuming the Requisite Stockholder Approval is obtained, the execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, each as currently in effect in any material respect, (ii) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit, Security Interest or other interest to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which its assets are subject, (iii) result in the creation or imposition of any Security Interest upon any assets of the Company or any of its Subsidiaries or any shares of Company Stock or shares of capital stock of its Subsidiaries, or (iv) violate in any material respect any Applicable Law. For purposes of this Agreement, “Security Interest” means any material mortgage, security interest, pledge, encumbrance, charge, restriction on the right to sell or dispose, lien or other adverse claim of any kind (whether arising by contract or by operation of law and whether voluntary or involuntary).

3.6 Consents. No consent, notice, waiver, approval, order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively, “Governmental Authorities”) is required to be obtained by the Company, any of its Subsidiaries or any Company Stockholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or completion of the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware,(ii) notices and filings (“Antitrust Filings”) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable U.S. or foreign antitrust laws (collectively, “Antitrust Laws”); and (iii) any filings that are required under U.S. federal, state and foreign tax, securities and corporation laws.

3.7 Financial Statements.

(a) Attached hereto as Section 3.7 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the consolidated audited balance sheets of the Company as of December 31,2006, December 31, 2007 and December 31, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, and (ii) the unaudited balance sheet of the Company as of March 31, 2009 (the “Unaudited Balance Sheet”) and the related statements of operations and changes in shareholders’ equity for the three months then ended, in each case prepared in accordance with United States generally accepted accounting principles (“GAAP”), except that a statement of cash flows for the three months then ended shall not be provided and all the notes that would be required by GAAP shall not be provided. Subject to the foregoing, the Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Company and each of its Subsidiaries and present fairly the financial condition and results of operations of the Company and each of its Subsidiaries as of the dates and for the periods indicated.

(b) The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). Neither the Company nor any of its Subsidiaries, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

3.8 Absence of Changes. Since March 31, 2009, there has been no Company Material Adverse Effect. In addition, and without limiting the generality of the foregoing, except as Parent may consent to in writing following the date of this Agreement, as permitted pursuant to Section 5.1 of this Agreement, or as set forth in Section 3.8 of the Disclosure Schedule, since March 31, 2009, neither the Company nor any of its Subsidiaries have:

(a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock, except for (i) the repurchase of shares of its capital stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its Subsidiaries pursuant to agreements under which the Company has the option to repurchase such shares of capital stock upon the occurrence of certain events, such as termination of employment, and (ii) commitment to pay Warrant termination fees, not to exceed $500,000 in the aggregate, in connection with the cancellation of Warrants not exercised on or before the Effective Date.

(b) adopted, amended, modified, or terminated in any material respect any Company Employee Plan or collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by Applicable Law) or announced its intention to adopt any arrangement or program which would constitute a Company Employee Plan;

(c) except as set forth in Section 3.8(c) of the Disclosure Schedules, materially increased any compensation or fringe benefits (including, but not limited to, the granting of Options or other equity awards under the Option Plan not in the ordinary course of business), paid any bonus, granted or increased any severance or termination pay of amounts or otherwise changed any of the material terms of employment or service for any of its employees, officers, directors or consultants, except as provided for in this Agreement;

(d) entered into any loan with, or advanced (other than travel and business expenses) any money or other property to, any of its employees, officers, directors or consultants;

(e) subjected to any Security Interest, any of its properties or assets, tangible or intangible;

(f) acquired or disposed of any assets or properties having a value in excess of $250,000 (singly or in the aggregate) other than inventory in the ordinary course of business;

(g) forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $250,000 (singly or in the aggregate);

(h) incurred a capital expenditure or made a commitment to incur a capital expenditure exceeding $250,000 individually or $500,000 in the aggregate other than in the ordinary course of business;

(i) changed any accounting method or practice in any material respects (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(j) changed any election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes, agreed to or settled any claim or assessment in respect of Taxes, filed any amended Tax Return or extended or waived the limitation period applicable to any material claim or assessment in respect of Taxes;

(k) revalued (other than Section 409A appraisals) any of its assets (whether tangible or intangible), including, without limitation, writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $250,000 singly or $500,000 in the aggregate, in each case in excess of reserves;

(l) made any payment of any nature to any employee, director or consultant other than salary, sales bonuses, fees or business related reimbursements payable in the ordinary course of business consistent with past practices;

(m) commenced or settled any Action;

(n) except as otherwise provided for in Section 5.1 of this Agreement, conducted its business, other than in the ordinary course consistent with past practice;

(o) suffered any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $250,000 for any single loss or $500,000 for all such losses;

(p) entered into any transaction or Contract not otherwise provided for in this Section 3.8 other than in the ordinary course of business with an aggregate annual value in excess of $250,000;

(q) changed or modified in any material respect its credit, collection or payment policies, procedures or practices, or failed to pay or delayed payment of material payables or other material liabilities, except as reflected in the Financial Statements, provided, however, that the Company may accelerate the collection of its receivables (whether or not past due); or

(r) entered into any agreement, commitment or obligation to do any of the foregoing, except as provided for in this Agreement.

3.9 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any Indebtedness or other liability or obligation of the type required to be disclosed in the Company’s financial statements and notes thereto prepared in accordance with GAAP, except for (a) liabilities or obligations shown on the Unaudited Balance Sheet and (b) liabilities which have arisen since the date of the Unaudited Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically, are permitted by the terms of Section 5.1 of this Agreement, are consented to in writing by Parent following the date hereof or are not material to the Company or its Subsidiaries, individually or in the aggregate. Except as set forth in the Unaudited Balance Sheet or Section 3.9 of the Disclosure Schedule, there is no Company Debt. For purposes of this Agreement, “Indebtedness” shall include all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases, (v) with respect to letters of credit, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, or (vii) in the nature of obligations of the type referred to in clauses (i) through (vi) of any other Person secured by any Security Interest on any asset of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects. All Taxes that have become due and payable by the Company and its Subsidiaries have been timely paid, and none of the Company or any of its Subsidiaries is or will be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the Unaudited Balance Sheet in an amount that exceeds the corresponding reserve therefor reflected in the Unaudited Balance Sheet, and any Taxes of the Company or any of its Subsidiaries arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the business of the Company or its Subsidiaries.

(b) The Company and each of its Subsidiaries have complied with all Applicable Laws relating to the withholding of Taxes and payment of such withheld amounts and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws.

(c) Parent has been furnished (or the Company has made available to Parent) complete copies of all Tax Returns of, or including, the Company and each of its Subsidiaries for all Tax periods since their respective dates of formation and all relevant documents and information with respect thereto, including, without limitation, work papers, records, examination reports and statements of deficiencies proposed, assessed against or agreed to by the Company or any of its Subsidiaries.

(d) No claim has been made by a Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return that any of them is or may be subject to taxation in that jurisdiction.

(e) No deficiency or adjustment in respect of Taxes has been proposed, asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any of its Subsidiaries have been fully paid. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently in progress, pending or threatened in writing with regard to any Taxes of the Company or any of its Subsidiaries or Tax Returns filed by or on behalf of the Company or any of its Subsidiaries. No issue has been raised by any Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

(f) Neither the Company nor any of its Subsidiaries nor any other Person on the Company’s or any of its Subsidiaries’ behalf has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to the Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company or any of its Subsidiaries is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 76 30, or (iv) subject to any provision of state, local or foreign Tax Law comparable to any of the provisions listed above.

(h) Neither the Company nor any of its Subsidiaries has been or will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement.

(j) There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries.

(k) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, other than with respect to Taxes that are not yet due and payable.

(l) Neither the Company nor any Subsidiary has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company.

(m) The Company and its Subsidiaries are not presently liable, nor does the Company or any of its Subsidiaries have any potential liability, for the Taxes of another person (other than the Company or any Subsidiary) (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

(n) Neither the Company nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(o) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(p) Neither the Company nor any of its Subsidiaries has participated in any way (i) in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108 357 or any comparable laws of jurisdictions other than the United States) of the Code or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011 4(b) or any comparable laws of jurisdictions other than the United States.

(q) The Company and each of its Subsidiaries have provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(r) The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(s) All elections with respect to Taxes affecting the Company and its Subsidiaries that were not made in the Tax Returns delivered to the Parent are described in Section 3.10(s) of the Disclosure Schedule.

(t) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, nor does the Company or any of its Subsidiaries otherwise operate or conduct business through any branch in any country other than the United States (other than the Taiwan Branch Office of RMI Asia).

(u) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by the Company or any of its Subsidiaries.

(v) All persons who have purchased shares of the Company’s capital stock that will be subject to a substantial risk of forfeiture under Section 83 of the Code at the Effective Time have, to the Company’s Knowledge, timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

(w) All Taxes (including, without limitation, all Taxes imposed by the People’s Republic of China or any political subdivision thereof) that have become due and payable by the Company to the Company’s Knowledge or any of its Subsidiaries in connection with payments of compensation or other remuneration to foreign persons or their affiliates have been timely paid in full and are reflected as liability on the Company’s financial statements or are otherwise reserved for.

(x) For purposes of this Agreement:

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the Internal Revenue Service (the “IRS”) or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Tax Law” means any Legal Requirement (whether domestic or foreign) relating to Taxes.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11 Property and Sufficiency.

(a) The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of its material properties and assets (whether real, personal, tangible or intangible) (i) reflected on the Unaudited Balance Sheet (other than assets sold in the ordinary course of business since the date of the Unaudited Balance Sheet) or acquired thereafter and (ii) which the Company reasonably believes to be necessary to conduct all of the businesses and operations of the Company and each of its Subsidiaries as currently conducted by the Company, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in Section 3.11(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries own any real property.

(b) Each of the leases for real property of the Company or any of its Subsidiaries is identified in Section 3.11(b) of the Disclosure Schedule (“Real Property Leases”).

(c) Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to a Real Property Lease (each a “Leased Premises”) and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. To the Company’s Knowledge, there are no Legal Requirements, now in existence or under active consideration by any Governmental Authority which are reasonably likely to require the tenant of any Leased Premises to make any expenditure in excess of $250,000 to modify or improve such Leased Premises to bring it into compliance therewith.

(d) To the Company’s Knowledge, the Company and each of its Subsidiaries has all certificates of occupancy and Permits of any Governmental Authority reasonably necessary for the current use and operation of each Leased Premises, and the Company and each of its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. To the Company’s Knowledge, no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Leased Premises.

(e) Neither the Company nor any of its Subsidiaries owns, holds, or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12 Contracts. Except as disclosed in Section 3.14 or Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, subject to or otherwise bound by:

(a) any Contract or series of related Contracts with the same counterparty or its affiliates which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $250,000;

(b) any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property with an aggregate annual value in excess of $250,000, except for Contracts for the manufacture, assembly, testing or sale of inventory;

(c) any distributor, reseller manufacturer’s representative, sales representative or similar Contract with aggregate annual payments from the Company or any of its Subsidiaries in excess of $250,000 under which the Company (or applicable Subsidiary) does not have the right to terminate without penalty on less than thirty (30) days’ notice;

(d) any Contract under which the Company or any of its Subsidiaries is materially restricted from carrying on any business or other services or competing with any Person anywhere in the world, or which would so materially restrict the Company or any of its Subsidiaries or any of their respective successors in interest thereof after the Closing Date (other than Contracts solely between the Company and one or more of its Subsidiaries);

(e) any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness or a Security Interest to any Person in excess of $250,000 or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person in excess of $250,000;

(f) any Contract for the disposition of the Company’s or any of its Subsidiaries’ business or material assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, other than in the ordinary course of business;

(g) any Contract for the acquisition of a business or capital stock of another party (whether by merger, sale of stock, sale of material assets or otherwise);

(h) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(i) any hedging, futures, options (other than options to purchase capital stock of the Company granted to employees, board members and consultants of the Company or its Subsidiaries pursuant to the Company’s Option Plan) or other derivative Contract;

(j) any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby, except as provided for in this Agreement;

(k) Section 3.12(k) of the Disclosure Schedule provides the form of the standard customer Contract and lists all of the customer Contracts which deviate (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the standard form;

(l) Section 3.12(l) of the Disclosure Schedule sets forth the top ten (10) customers for each calendar quarter in the period beginning January 1, 2008 and ending March 31, 2009, determined on the basis of the revenue for such calendar quarter (each customer a “Key Customer”);

(m) Section 3.12(m) of the Disclosure Schedule sets forth any requirement to give “most favored nation” pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customer or class of customers; or

(n) except for employment or consulting agreements or other such compensatory arrangements, any other agreement (or group of related Contracts with the same third party) to the extent not otherwise disclosed in the Disclosure Schedule, the performance of which involves consideration paid or payable by the Company in excess of $100,000 in any one-year period commencing January 1, 2009.

Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.12, each of the Real Property Leases and each other Contract to which the Company or any of its Subsidiaries is a party or otherwise bound relating to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries is a valid and binding agreement and is in full force and effect in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, and neither the Company any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto is in default or breach, in each case, in any material respect, under the terms of any of the foregoing Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor except as set forth in Schedule 3.12(ii) will the consummation of the transactions contemplated by this Agreement give rise to any such default. No party to any of the foregoing Contracts has exercised any termination rights with respect thereto by written notification to the Company, and no party has given notice of any material dispute with respect to any of the foregoing Contracts.

As used in this Agreement, a “Contract” shall mean any written or binding oral agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement.

3.13 Benefit Plans.

(a) Identification of Plans. Except for the arrangements set forth on Section 3.13(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, including but not limited to by reason of being or having been treated as a single employer with any other person (any such person, an “ERISA Affiliate”) under Section 414 of the Code or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each of the arrangements set forth on Section 3.13(a) of the Disclosure Schedule is referred to herein as a “Company Employee Plan”).

(b) Delivery of Documents. The Company has heretofore delivered or made available to Parent true, correct and complete copies of each Company Employee Plan, and with respect to each such Company Employee Plan (or if such Company Employee Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, (c) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Employee Plan, and pending requests relating to any of the foregoing, and (d) any written policies or procedures used in Company Employee Plan administration.

(c) Compliance with Terms and Law. Each Company Employee Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such Company Employee Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such Company Employee Plan. Each Company Employee Plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”) and each trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code and associated with any Company Employee Plan is expressly identified as such on Section 3.13(c) of the Disclosure Schedule and has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable Internal Revenue Service procedures) and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or is likely to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d) Absence of Certain Events and Arrangements. Except as set forth on Section 3.13(d) of the Disclosure Schedule,

(i) there is no pending or, to the Company’s Knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Company Employee Plan or, to the Company’s Knowledge, any fiduciary or service provider thereof and, to the Company’s Knowledge, there is no basis for any such legal action, proceeding or investigation;

(ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any Multiemployer Plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course);

(iii) no reportable event within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Company Employee Plan, or any retirement plan of an ERISA Affiliate, which is subject to Title IV of ERISA;

(iv) no Company Employee Plan nor, to the Company’s Knowledge, any person who is a party in interest in respect of an Company Employee Plan within the meaning of Section 3(14) of

ERISA, has engaged in a prohibited transaction which could subject the Company or any Subsidiary directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v) no Company Employee Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA;

(vi) except as set forth this Agreement, neither the Company nor any Subsidiary has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Company Employee Plan;

(vii) each Company Employee Plan is terminable at the sole discretion of the sponsor thereof and without penalty or cost (other than routine administrative costs), subject only to such constraints as may be imposed by applicable law; and

(viii) neither the Company nor any Subsidiary has any liability, including under any Company Employee Plan, arising out of the improper treatment of any service provider as a consultant or independent contractor and not as an employee, or vice-versa.

(e) Funding of Certain Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company or any Subsidiary, under the terms of each such Company Employee Plan or applicable law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date. The fair market value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeded the present value of all benefits liabilities under that Company Employee Plan. None of the assets of any Company Employee Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(f) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Company Employee Plan to any current or former director, officer, consultant or employee of the Company or any Subsidiary or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee. Neither the Company nor any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement (other than this Agreement) covering any person that, individually or collectively, but without giving effect to the payment of Transition Shares or Retention Shares or any other payment by Parent, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any Subsidiary by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code. The Company’s Code Section 280G Disclosure memorandum will be accurate and complete as of the date it is delivered to the Company’s Stockholders.

(g) Multiemployer Plans. No Company Employee Plan is a multi-employer plan within the meaning of Section 4001 of ERISA (“Multiemployer Plan”) and neither the Company nor any ERISA Affiliate has in the past contributed to any Multiemployer Plan.

(h) Foreign Plans. Except as set forth on Section 3.13(h) of Disclosure Schedule, no Company Employee Plan is subject to the laws of any jurisdiction outside of the United States.

(i) Section 409A Compliance. The exercise price of each Option is no less than the fair market value of a share of Common Stock determined on the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.13(i) of the Disclosure Schedule. Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(i) of the Disclosure Schedule has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(i) of the Disclosure Schedule has been amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder. From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(i) of the Disclosure Schedule has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including but not limited to the final regulations promulgated thereunder.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned by the Company and each of its Subsidiaries as of the date of this Agreement, along with the record owner of each such item of Intellectual Property, the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications;

(ii) all trademark registrations (including Internet domain name registrations), pending trademark applications and material unregistered trademarks;

(iii) all copyright registrations and pending copyright applications; and

(iv) all mask work registrations and pending mask work applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii), (iii) and (iv), collectively, as set forth in Section 3.14(a) of the Disclosure Schedule (excluding material unregistered trademarks).

(b) All of the Company’s Registered Intellectual Property is owned solely by the Company or one of its Subsidiaries.

(c) To the Company’s Knowledge, all of the Company’s Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned (other than by natural expiration or Company decision). All necessary documents and certificates in connection with the Company’s Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Company’s Registered Intellectual Property.

(d) There is no pending or, to the Company’s Knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registrability of any of the Company Intellectual Property (other than those that have been resolved to the satisfaction of the Company). Neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company Intellectual Property.

(e) The Company or one of its Subsidiaries owns, or has valid rights to use, all of the Intellectual Property used or held for use in the business of the Company and its Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products (as defined below).

(f) The conduct of the business of the Company and each of its Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, importation, licensing, provision, offer for sale and sale of Proprietary Products, to the Company’s Knowledge, does not and will not when conducted by Parent and/or Surviving Corporation following the Closing, infringe upon, dilute or misappropriate any Intellectual Property or other proprietary right owned by any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction where the Company currently conducts business to the extent the Company currently conducts business in each such jurisdiction.

(g) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries (“Company Intellectual Property”), and no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Actions have been brought against any third party by the Company or any of its Subsidiaries.

(h) There is no pending or, to the Company’s Knowledge, threatened (and at no time has there been pending any) Action alleging that the activities or the conduct of the Company’s or any of its Subsidiaries’ business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, other than those that have been resolved to the satisfaction of the Company, nor does the Company have Knowledge of any basis therefor. Neither the Company nor any of its Subsidiaries is a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property, (ii) restricts the Company’s or any of its Subsidiaries’ business in order to accommodate a third party’s Intellectual Property (iii) requires any future payment by the Company or any of its Subsidiaries, or (iv) to the Company’s Knowledge would so restrict Parent or its Subsidiaries or require future payments by any of them after acquisition of the Company pursuant to the Merger.

(i) Each of the Company’s and its Subsidiaries’ employees has executed a confidentiality and nondisclosure agreement in substantially the form attached to Section 3.14(i) of the Disclosure Schedule. Other than under a confidentiality or nondisclosure agreement, or contractual provision or fiduciary duty relating to confidentiality and nondisclosure, there has been no disclosure by Company or any of its Subsidiaries to any third party of material confidential information or material trade secrets of the Company or any of its Subsidiaries related to any proprietary product or service currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”), or of any confidential information owned by a third party to whom the Company or any of its Subsidiaries has a confidentiality obligation, except for instances in which the disclosure of such information did not breach any legal duty owed by the Company or its Subsidiaries to such third party. All employees of the Company and its Subsidiaries who have made material contributions to the development of any Company Intellectual Property or Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software source code contained in any Company Intellectual Property or Proprietary Product) have executed an inventions assignment agreement in substantially the form attached to Section 3.14(i) of the Disclosure Schedule. All employees, consultants and independent contractors of the Company and its Subsidiaries who have made material contributions to the development of any Company Intellectual Property or Proprietary Product (including without limitation all employees, consultants and independent contractors who have designed, written, tested or worked on any software source code contained in any Company Intellectual Property or Proprietary Product) have entered into a work-

made-for-hire agreement, invention assignment agreement or have otherwise assigned to the Company or its Subsidiaries, as applicable (or a third party that has assigned its rights in such Company Intellectual Property or Proprietary Product to the Company or its Subsidiaries, as applicable) all of their right, title and interest (other than moral rights, if any, to the extent such assignment of moral rights is not permitted under the Legal Requirements of any jurisdiction) in and to the portions of such Company Intellectual Property or Proprietary Product developed by them in the course of their work for the Company or its Subsidiaries. Assignments of the patents, patent applications, copyrights and copyright applications listed in Section 3.14(a) of the Disclosure Schedule have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as required by applicable law.

(j) Neither the Company nor any of its Subsidiaries has granted nor is it obligated to grant access or a license to any of its source code (including, without limitation, in any such case any conditional right to access or under which the Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code), except to employees, consultants and contractors in the ordinary course of business.

(k) Section 3.14(k) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the title of the license for each such item of Open Source Code, (iii) the Proprietary Product(s) to which each such item of Open Source Code relates, and (iv) a description of the manner in which such Open Source Code is used, modified and/or distributed by the Company or its Subsidiaries. Except as set forth on Section 3.14(k) of the Disclosure Schedule, none of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which (other than with respect to any Open Source Code that is distributed with such Proprietary Product) requires or conditions the distribution of such Proprietary Product in source code form, requires the license of such Proprietary Product’s source code or any portion thereof for the purpose of making modifications or derivative works, or requires the distribution of such Proprietary Product or any portion thereof without charge. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and public or general redistribution of such software. Open Source Code includes without limitation software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(l) Except as identified in Section 3.14(l)(i) of the Disclosure Schedule, either the Company nor any of its Subsidiaries has an obligation to pay any third party any future royalties or other fees for the continued use of such third party’s Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement (other than those the Company or its Subsidiaries would have been required to pay had the transactions contemplated by this Agreement not occurred that are so identified in Section 3.14(l)(ii) of the Disclosure Schedule). Except as identified in Schedule 3.14(l), neither the Company nor any of its Subsidiaries has entered into any agreement, whether written or oral, granting any third party the right to manufacture or have manufactured and subsequently sell, offer to sell, import, export or use any of the Proprietary Products.

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement that requires the Company or its Subsidiaries to perform any software engineering, development, consulting, and/or integration services for a third party other than purchases of Company Products.

(n) Except as set forth on Section 3.14(n)(i) of the Disclosure Schedule , the Company and its Subsidiaries are not in material breach of any Contract to which it is party or otherwise bound that will result in any violation, loss or impairment of ownership by the Company or its Subsidiaries of, or the right of to use, any Intellectual Property that is material to the business of the Company or its Subsidiaries as currently conducted by the Company. Except as set forth on Section 3.14(n)(i)(ii) of the Disclosure Schedule, the consummation by the Company of the transactions contemplated hereby will not result in any violation, loss or impairment of ownership by the Company or its Subsidiaries of, or the right of to use, any Intellectual Property that is material to the business of the Company or its Subsidiaries as currently conducted by the Company, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.

(o) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and outbound “shrink-wrap” licenses (in substantially the form set forth on Section 3.14(o)(i) of the Disclosure Schedule) and similar non-exclusive, end-user licenses granted by Company or its Subsidiaries and agreements with employees, contractors and consultants entered into in the ordinary course of business, Section 3.14(o)(ii) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is currently a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or its Subsidiaries and all assignments of Intellectual Property to or by the Company. All such contracts, etc. are in full force and effect except such contracts which have naturally expired pursuant to its terms. Following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company may have otherwise been required to pay (assuming for this purpose that Parent is not subject to existing restrictions with respect to the foregoing irrespective of the Merger).

(p) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and Parent without restriction and without payment of any kind to any third party, subject to existing non-exclusive licenses disclosed to and not rejected by Parent prior to the date of this Agreement.

(q) Section 3.14(q) of the Disclosure Schedule lists all contracts, licenses and agreements (and for the avoidance of doubt, excluding sales orders having standard terms and conditions for products of the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries and any other person wherein or whereby the Company or its Subsidiaries have agreed to, or assumed, any material obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission or similar right with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company or any of its Subsidiaries.

(r) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company or any of its Subsidiaries. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any material Company Intellectual Property or Intellectual Property purported to be owned by the Company or any of its Subsidiaries, has performed services for the government, university, college, or other educational institution or educational research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(s) Section 3.14(s) of the Disclosure Schedule contains, to the Company’s knowledge, a complete and accurate list of all material bugs, defects and errors, in each version of the Proprietary Products which (i) have not been corrected as of the date hereof and (ii) have had or are reasonably likely to have a Material Adverse Effect.

(t) To the Company’s Knowledge, there are no known material Field Failures of the Products, where a “Field Failure” means failure of a Product to meet the Product specifications in a customer’s solution after deployment of the customer’s solution in the field; provided, however, that the failure was not caused by use of the Product outside of its permitted scope.

(u) For purposes of this Agreement, “Intellectual Property” shall mean (i) trademarks, service marks, trade names, slogans, logos, trade dress, labels, product displays, internet domain names and other similar designations of source or origin, together with all goodwill, registrations, applications, renewals and extensions related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions, extensions and applications for any of the foregoing); (iii) copyrights, copyrightable subject matter and moral rights (including without limitation any registrations, applications, renewals, extensions and reversions for any of the foregoing); (iv) mask works rights, masks, circuit designs, behavior models, hardware description language models, proprietary design tools, tooling, dies, molds, layouts, test keys, cells, databases, libraries, recipes, development work-in-process, graphics, artwork, photography; (v) trade secrets and other confidential information, know-how, technology, proprietary processes, formulae, inventions, compositions, techniques, technical data and information, procedures, databases, algorithms, models, methodologies, invention disclosures, improvements, designs, design rights; and (vi) and computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing, development documentation, programming tools, drawings, specifications, test software, laser programs, sort programs, packaged unit test programs, characterization programs and data.

3.15 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries, whether reflected on the Unaudited Balance Sheet or arising since the date of the Unaudited Balance Sheet, have (a) arisen from bona fide transactions in the ordinary course of business consistent with past practices, (b) to the Company’s Knowledge, are valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, and (c) subject to the allowance for doubtful accounts set forth therein, fully collectible in the aggregate amount thereof.

3.16 Suppliers. No material supplier of the Company or its Subsidiaries has terminated, or to the Company’s Knowledge, has, in writing or by an express oral statement, threatened to terminate or advised that it will terminate its relationship with the Company or any of its Subsidiaries within the last 12 months.

3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries. True and complete copies of each listed policy have been made available to Parent. Such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. Neither the Company nor any of its Subsidiaries have received any written notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.17 of the Disclosure Schedule, materially increasing any deductibles or retained amounts thereunder, or materially increasing premiums payable thereunder. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither the Company any of its Subsidiaries nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.18 Personnel.

(a) Section 3.18(a)(i) of the Disclosure Schedule sets forth the number of employees, consultants or independent contractors of the Company and each of its Subsidiaries as of the date hereof. Section 3.18(a)(ii) of Disclosure Schedule sets forth the current title, base salary as well as bonus paid for the fiscal year ended December 31, 2008 to “key employees” identified by Parent on Schedule 8.4. The Company has previously delivered to Parent a true and complete list of all employees, consultants and independent contractors of the Company and its Subsidiaries as of the date hereof that sets forth as of such date, their name, title, and then current base salary or compensation rate for the fiscal year ended December 31, 2008.

(b) The Company and each of its Subsidiaries are in compliance, in all material respects, with all Legal Requirements relating to the employment of labor. Neither the Company nor any of its Subsidiaries is subject to any collective bargaining agreement. There is not pending, or to the Company’s Knowledge, threatened, any strike, labor dispute, slowdown, lockout, walkout or work stoppage involving employees of the Company or any of its Subsidiaries.

(c) To the Company’s Knowledge, none of the Company’s or its Subsidiary’s officers or employees with an annual salary in excess of $135,000 intend to terminate his or her relationship with the Company or its Subsidiaries prior to the Closing for any reason, including, without limitation, as a result of the transactions contemplated hereby nor does the Company intend to terminate any such officer or employee prior to the Closing Date.

(d) Each employee of the Company and each of its Subsidiaries is an employee at-will and the Company may terminate each employee’s employment at any time, with or without cause or for any lawful reason.

3.19 Litigation. There is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (individually, an “Action,” and collectively, “Actions”) pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or affecting any of its properties or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or affecting any of its properties (including, without limitation, any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or other Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or material decree of any Governmental Authority served upon the Company or any of its Subsidiaries. There is no action or suit by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

3.20 Environmental Matters.

(a) To the Company’s Knowledge:

(i) the Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Company or any of its Subsidiaries, except for the storage of hazardous waste in substantial compliance with Environmental Laws; and (v) the Company and each of its Subsidiaries has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company, any of its Subsidiaries or any of its representatives or advisors.

(b) For purposes of this Agreement, “Environmental Laws” means any applicable Legal Requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances, (ii) pollution or protection of employee health or safety, public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.21 Compliance with Instruments; Laws; Governmental Authorizations.

(a) Neither the Company nor any of its Subsidiaries is in violation of or default under any Legal Requirement, except for such violations or defaults under any Legal Requirement as could not have a Company Material Adverse Effect on the Company. To the Company’s Knowledge, neither the Company, any of its Subsidiaries nor, any Related Person, is under investigation with respect to, nor has the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Related Party been threatened to be charged with, or has been given written notice of, any material violation of any Legal Requirement. All material governmental permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) (A) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (B) which is required for the operation of the business of the Company and of its Subsidiaries as currently conducted or the holding of any such interest, have been issued or granted to the Company or its Subsidiaries, and all such Permits are in full force and effect and constitute all Permits required to permit the Company and each of its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

(b) The Company and each of its Subsidiaries has in all material respects, conducted its transactions in accordance with the United States export control laws and regulations and U.S. economic sanctions laws. Without limiting the foregoing:

(i) The Company and each of its Subsidiaries has obtained all material export licenses and other approvals required for its export of products, software and technologies from the United States and from any other place from which the Company or any of its Subsidiaries exports any such products, software or technologies;

(ii) The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable export licenses or other approvals;

(iii) To the Company’s Knowledge, there are no pending or threatened claims or enforcement actions against the Company or any of its Subsidiaries with respect to such export licenses or other approvals, nor has the Company or any of its Subsidiaries made any disclosure to U.S. authorities which is reasonably likely to result in any such claim or enforcement action, and

(iv) No consents or approvals for the for the transfer of export licenses to Parent are required by any Governmental Authority.

(c) The Company and each of its Subsidiaries (including any of its officers, directors or employees or, to the Company’s knowledge, agents or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

3.22 Banking Relationships; Powers of Attorney. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of the name and location of each bank, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box.

3.23 Minute Books and Records. The minute books of the Company and each of its Subsidiaries contain complete and accurate, in all material respects, records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof. The stock records of the Company and each of its Subsidiaries are correct and complete, in all material respects, and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and each of its Subsidiaries. Prior to execution of this Agreement, the Company and its Subsidiaries have furnished to Parent true and complete copies of (a) the Company Organizational Documents and organizational documents of each of the Subsidiaries, (b) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and each of its Subsidiaries, (c) all stock certificate and stock record books of the Company and each of its Subsidiaries and (d) all Contracts referred to or identified in Section 3.12 of the Disclosure Schedule. Except as disclosed in Section 3.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any prior names, and since the date of its incorporation has not conducted business under any name other than the current name of the Company and its Subsidiaries.

3.24 Brokers; Schedule of Fees.

(a) No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC (“Credit Suisse”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(b) Section 3.24(b) of the Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement of the fees and expenses of the Company’s legal counsel and accountants incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

3.25 Vote Required; Notices; Proxy Statement.

(a) The affirmative vote of the holders of (i) more than 50% of the outstanding Company Stock, entitled to vote on the Merger and voting together as a single class; and (ii) more than 50% of the outstanding Series B Preferred Stock, entitled to vote on the Merger on an converted basis and voting together as a single class, are the only votes of the holders of any of the Company Stock necessary to approve this Agreement and the transactions contemplated hereby (the “Requisite Stockholder Approval”).

(b) None of the information supplied or to be supplied by the Company expressly for the purpose of inclusion or incorporation by reference in the Parent’s proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) which is to be sent to Parent’s Stockholders in compliance with the Exchange Act with respect to the Parent Special Meeting to authorize the shares of Parent Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement in accordance with the Nasdaq Marketplace Rules shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made. If at any time prior to the Closing, any event relating to the Company or any of its Subsidiaries should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and provide updated information to Parent.

3.26 Company Determinations, Approvals and Recommendations. The Board of Directors of the Company, at a meeting duly called and held prior to the execution of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL and (iv) recommended the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by Company Stockholders and directed that this Agreement, the Merger and the transactions contemplated hereby be submitted for consideration by the Company Stockholders.

3.27 Certain Relationships and Related Transactions. No current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons, (or with respect to such persons that are natural persons) any member of his or her immediate family (any of the foregoing, a “Related Party”) is indebted in an amount greater than $5,000 to the Company or any of its Subsidiaries. No Related Party owns any asset used by, or necessary to, the business of the Company. Except as described in Section 3.27 of the Disclosure Schedule, there is no transaction involving the Company or any of its Subsidiaries of the nature described in Item 404(a) of Regulation S K under the Securities Act. To the Knowledge of the Company, no Related Party owns any material direct equity interest in, or controls or is a director, officer or partner of, a competitor of the Company or any of its Subsidiaries.

3.28 No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.9) or any other substantially similar proposal in violation of Section 6.9.

3.29 Disclosures. Neither this Agreement, the Disclosure Schedule, the Company Solicitation Statement and Notice of Appraisal Rights, any Exhibit, Appendix or Schedule hereto or thereto, nor any certificates delivered or supplied by the Company or any of its Subsidiaries hereunder contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading provided, that neither the Company nor any of its Subsidiaries makes any representation or warranties with respect to any financial or operating projections communicated by the Company to Parent in connection with Parent’s due diligence review.

SECTION 4. Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Authority for Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and subject to Section 4.3, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has all requisite corporate power and authority to execute and deliver the Escrow Agreement and to perform its obligations thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and subject to Section 4.3, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been and each instrument required hereby to be delivered by Parent and Merger Sub at the Closing will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and the Escrow Agreement by Parent, the compliance with the provisions of this Agreement by Parent and Merger Sub and the provisions of the Escrow Agreement by Parent and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Articles of Organization or the Bylaws of Parent, each as amended to date and currently in effect, or the Certificate of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate, in any material respects Legal Requirements applicable to Parent or Merger Sub or any of their respective properties or assets.

(c) As of the Closing, the shares of Parent Common Stock to be issued pursuant to this Agreement will be (i) duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable and (ii) offered and sold pursuant to an exemption from the registration requirements of Section 5 of the Securities Act subject to the terms and conditions of this Agreement, including Section 6.11.

4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement and each document or instrument to which Parent or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of or default under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in any Security Interest upon any assets or properties of Parent or Merger Sub, pursuant to (i) any of the provisions of Parent’s or Merger Sub’s respective certificate of incorporation or bylaws, (ii) any resolutions adopted by Merger Sub’s stockholders, Parent’s or Merger Sub’s board of directors or any committee of Parent’s or Merger Sub’s board of directors, or Parent’s stockholders or (iii) any material agreement, contract, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Parent or Merger Sub is a party or by which the assets and properties of Parent or Merger Sub is bound. No Consent of any Governmental Authorities or any Person is required to be obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (a) the approval of the stockholders of Parent and Merger Sub; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) notices and filings as may be required under Antitrust Laws; (d) any filings that are required under the U.S., state and foreign securities laws; and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings necessary or advisable in order to complete the transactions contemplated hereby.

4.4 SEC Information. (a) As of their respective filing dates (except as thereafter amended) all documents that Parent has filed with the SEC since December 31, 2006 (the “Parent SEC Documents”) have complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and none of the Parent SEC Documents, as supplemented by written statements provided by Parent expressly for inclusion in the Company Solicitation Statement and Notice of Appraisal Rights, has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Parent SEC Document filed prior to the date hereof.

(b) To Parent’s Knowledge, Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to it.

4.5 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective “affiliates” or “associates” in such manner as to give rise to any valid claim against the Company or any Company Stockholder for any brokerage or finder’s commission, fee or similar compensation.

4.6 Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub (i) is a direct, wholly owned subsidiary of Parent, (ii) was formed solely for the purpose of engaging in the transactions contemplated hereby and (iii) has not and at the Effective Time will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.7 Disclosures. Neither this Agreement, any Exhibit, Appendix or Schedule hereto or thereto, nor any certificates delivered or supplied by Parent hereunder or the SEC Documents and other written documents provided expressly for inclusion in the Company Solicitation Statement and Notice of Appraisal Rights contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading, provided, that Parent makes no representations or warranties with respect to the assets of Integrated Device Technology, Inc. that Parent agreed to acquire pursuant to the Asset Purchase Agreement dated as of April 30, 2009 or with respect to the financial condition, results of operation, products, and cash flows of or associated with such assets either prior to or subsequent to the acquisition thereof by Parent, or with respect to the likelihood that such acquisition will be consummated by Parent; and provided, further that any financial and operating projections communicated by Parent to the Company in connection with the Company’s due diligence review are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and do not constitute representations or warranties by Parent for any purpose.

SECTION 5. Conduct of Business.

5.1 Conduct of the Company’s Business Prior to Closing. The Company covenants and agrees as to it and each of its Subsidiaries that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall conduct its business, and shall cause each of its Subsidiaries to, conduct their respective businesses, and not take any action except, in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all Applicable Law except as contemplated by the Merger or this Agreement and except as set forth on Schedule 5.1; and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to (i) maintain and preserve intact the business organization and the goodwill of the Company and each of its Subsidiaries, (ii) keep available the services of the current officers and employees of the Company and each of its Subsidiaries and (iii) preserve the present relationships of the Company and each of its Subsidiaries with customers, suppliers, landlords, creditors, licensors, licensees, channel partners and other Persons with which the Company and each of its Subsidiaries have significant business relations in each case subject to the specific allowances set forth in clauses (a) through (aa) below. By way of amplification and not limitation, except as specifically set forth on Schedule 5.1, the Company shall not, and shall cause each of its Subsidiaries not to, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the things set forth in clauses (a) through (aa) below except in the ordinary course of business and in a manner consistent with past practices and in compliance with all Applicable Law without the prior written consent of Parent (which consent shall not be unreasonably withheld, or delayed):

(a) amend or otherwise change the Company Organizational Documents or the organizational documents of any of its Subsidiaries;

(b) issue, grant, sell, dispose of, or subject to any Security Interest, or authorize the issuance, grant, sale or disposition of or Security Interests on any capital stock or other securities of the Company or any of its Subsidiaries, except that the Company may (i) issue shares of Company Stock upon the exercise of outstanding Options as of the date hereof under the terms thereof and which become exercisable prior to the Effective Date or pursuant to acceleration occurring in connection with the transactions contemplated by this Agreement, (ii) issue shares of Company Stock upon the exercise of outstanding and exercisable Warrants as of the date hereof under the terms thereof and (iii) in the ordinary course of business and consistent with past practices, grant Options to purchase the number of shares of Company Common Stock under the Option Plan to non-officer employees of the Company hired after the date of this Agreement; provided, that such Options (x) shall have an exercise price equal to the fair market value of the shares of Company Common Stock covered by such options determined as of the time of the grant of such options, (y) shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this agreement (whether alone or in combination with any termination of employment or other event), and (z) shall be subject to the Company’s standard vesting schedule;

(c) (A) sell, lease or dispose of, or subject to any Security Interest (which shall include any exclusive license) any assets or properties of the Company or any of its Subsidiaries (except for (i) sales of inventory in the ordinary course of business, (ii) sales of assets (other than inventory) in the ordinary course of business and in a manner consistent with past practices, not to exceed $250,000 individually or $500,000 in the aggregate, (iii) dispositions of obsolete or worthless assets, (iv) sales of immaterial assets not in excess of $250,000 individually or $500,000 in the aggregate) or (B) incur, assume or guarantee any Indebtedness (including by means of drawing down additional amounts under any existing revolving credit line) or assume, guarantee or endorse the obligations of any Person except pursuant to commitments in existence on the date hereof, or make any loans or advances (other than travel and business expense advances) or capital contributions to or investments in any other Person;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity or voting interest, (ii) split, combine, recapitalize or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any securities of the Company or any of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company or any of its Subsidiaries, or purchase, repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries, or propose to do any of the foregoing, other than pursuant to (1) the exercise of currently outstanding Options under the terms thereof and which become exercisable prior to the Effective Date or pursuant to acceleration occurring in connection with the transactions contemplated by this Agreement, (2) the exercise of currently outstanding and exercisable Warrants under the terms thereof, (3) the termination of Options contemplated by this Agreement (4) the termination of Warrants contemplated by this Agreement or (5) the repurchase of shares of capital stock from terminated employees;

(e) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof;

(f) make or commit to make any capital expenditures or purchase of fixed assets which are, individually, in excess of $250,000 and, in the aggregate, in excess of $500,000;

(g) enter into, amend or waive any material Contract other than in the ordinary course of business and consistent with past practices or that involve total obligations of less than $250,000 and excluding product sales and inventory acquisitions,

(h) fail to provide any notices, assurances or support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or loss by it of any material Intellectual Property;

(i) take any action that would materially adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement except as permitted by this Agreement;

(j) materially modify its standard warranty terms for its products or materially amend or modify any product warranties in effect as of the date hereof in any manner that is materially adverse to the Company or any of its Subsidiaries;

(k) enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any time or scope with respect to any of its products or technology;

(l) increase in any manner the compensation payable or to become payable to any director, officer, consultant or employee, except for increases in base compensation in the ordinary course of business consistent with past practices that were communicated prior to the date of this Agreement; except as set forth in Schedule 5.1, grant any severance or termination pay to any director, officer, consultant or employee, or terminate or amend any Company Employee Plan; establish, adopt, enter into, terminate or otherwise materially change the coverage or benefits available under, any bonus, profit sharing, thrift, compensation, stock option (other than acceleration of the vesting of any option), restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employees; grant any unusual or extraordinary benefit or compensation to any person; or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Applicable Law or commitments under Contracts which are existing as of the date hereof and listed in Schedule 5.1 or as required pursuant to this Agreement;

(m) take any action to materially change accounting or Tax reporting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required by GAAP, materially change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(n) make or change any election in respect of Taxes, file any amended Tax Returns, adopt or request permission of any Taxing authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes known to the Company, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, fail to timely file all of its Tax Returns that are due (taking all timely filed extension requests into account) on or before the Closing Date, knowingly fail to truly, correctly and completely prepare such Tax Returns, fail to timely pay all Taxes shown as due on such Tax Returns;

(o) pay, discharge or satisfy any claims, liabilities or obligations in excess of $250,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Unaudited Balance Sheet in the ordinary course of business or payment of undisputed accounts payable and other current obligations in the ordinary course of business consistent with past practices;

(p) materially modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices or sell, securitize, factor or otherwise transfer any accounts receivable;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger or if done so in compliance with Section 6.9);

(r) except as required by GAAP, revalue in any material respect any assets or properties with a value that exceeds $250,000, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(s) transfer to any Person any rights to any Intellectual Property owned by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(t) enter into any operating lease with annual payments in excess of $250,000;

(u) materially reduce the amount of any insurance coverage provided by existing insurance policies;

(v) enter into any labor or collective bargaining agreement through negotiation;

(w) enter into any Contract that restrains or materially restricts the Company or any of its Subsidiaries from competing with or conducting any business or line of business in any geographic area;

(x) commence an Action with respect to a claim for greater than $250,000 or settle any pending or threatened Action or any claim or claims for an amount that could, individually or in the aggregate result in payment or loss to the Company or any of its Subsidiaries greater than $250,000;

(y) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (except as may be permitted under this Agreement);

(z) take any action that would otherwise prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform in any material way, its covenants hereunder except as permitted under this Agreement; or

(aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (z) above.

5.2 Conduct of Parent’s Business Prior to Closing. Parent covenants and agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not unreasonably withheld or delayed), Parent shall not, and shall cause each of its subsidiaries not to:

(a) issue, grant or sell or authorize the issuance, grant or sale of more than $50,000,000 of capital stock or other securities of the Company in one or more equity financing transactions;

(b) sell, lease or dispose of any businesses, assets or properties of the Parent or any of its subsidiaries in an aggregate amount in excess of $25,000,000;

(c) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof in exchange for consideration in excess of $10,000,000;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent (other than the Merger);

(e) take any action that would otherwise prevent the Parent or any of its Subsidiaries from performing, or cause the Parent or any of its subsidiaries not to perform in any material way, its covenants hereunder except as permitted under this Agreement;

(f) take any action that would materially adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement except as permitted by this Agreement; or

(g) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2 (a) through (f) above.

5.3 Operation of the Business After Closing.

(a) From the Effective Date through the completion of the Earn-Out Period, Parent will, and shall cause the Surviving Corporation to, (i) devote substantially similar resources (and in no event less than reasonable resources) to the development, sale, marketing and distribution of the products developed, sold, and distributed by the Company (the “Company Products”) as Parent devotes to the marketing, distribution and sale of its key products and (iii) otherwise use commercially reasonable efforts in good faith to afford the Company Stockholders the reasonable opportunity to maximize the Earn-out Consideration payable to such Company Stockholders hereunder. Notwithstanding the foregoing, the Company and Parent acknowledge that. from the Effective Date through the completion of the Earn-Out Period, all Company Products will be subject to reasonable pricing at reasonable net margins as determined by Parent consistent with the Company’s past practices and financial forecasts previously provided to Parent by the Company.

(b) In the event that Parent, prior to the completion of the Earn-Out Period elects, to divest, discontinue, adopt a licensing model for, or second source one or more of the Company Products, and such action could be reasonably expected to materially adversely impair the opportunity to achieve the maximum Earn-Out Consideration, Parent shall pay the full Earn-Out Consideration as if it had been achieved.

(c) As part of Parent’s commitment to continue to operate the business of the Company on and after the Closing Date, following the Closing Date Parent agrees to provide those employees of the Company who continue as employees of the Company and/or Parent (or Parent affiliate) after the Closing Date, grants of restricted stock units of Parent Common Stock (“Parent RSUs” and or grants of options to acquire shares of Parent Common Stock (“Option Shares”) and, together with Parent RSUs, the “Incentive Shares”), with the terms and conditions of such grants, the vesting periods, and the levels of such grants to be determined by Parent. After the Closing Date, Parent shall issue $45,000,000 in Incentive Shares in the form of Parent RSUs and/or Options Shares to be awarded to the employees of the Company prior to the Closing who become employees of Parent or an affiliate thereof following the Merger with the total number of Incentive Shares determined by dividing $45,000,000 by the Applicable Closing Price. Parent may determine the combination of Parent RSUs and Option Shares to be awarded in Parent’s sole discretion. For purposes of this Section 5.3(c) and such awards, one Parent RSU shall be equivalent to two Option Shares such that the total number of Incentive Shares determined pursuant to this Section 5.3(c) shall be credited by one share for each Parent RSU awarded by Parent and by one share for every two Option Shares awarded by Parent. Any and all Incentive Shares will be granted by the board of directors of Parent within 60 days after the Closing Date at fair market value upon the date of grant and be subject to an agreement between the recipient and Parent.

SECTION 6. Additional Agreements.

6.1 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement by and between Parent and the Company dated as of

June 8, 2008, as amended on April 17, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. At the reasonable request of a Party during the period prior to the Effective Time, the other Party will, and will cause each of its Subsidiaries to, as applicable, afford the requesting Party and its accountants, counsel and other representatives reasonable access during normal business hours to all of the premises, properties, books, records, financial, tax and accounting records (including, without limitation, the work papers of the Party’s independent accountants), Contracts, personnel, counsel, financial advisors and auditors of a Party and its Subsidiaries, as applicable, to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of a Party and each of its Subsidiaries, as applicable, for purposes of this Agreement; provided, however, that a Party and its Subsidiaries, as applicable, may restrict the foregoing access to the extent that any Applicable Law requires a Party or its Subsidiaries, as applicable, to restrict or prohibit access to any such properties or information. In addition, any information obtained from a Party pursuant to the access contemplated by this Section 6.1(b) shall be subject to the confidentiality obligations pursuant to Section 6.1(a). No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify or quantify any representation or warranty of the Parties or the conditions to the obligations of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

6.2 Public Disclosure. Except as contemplated by this Agreement or as required by Legal Requirements (including applicable securities laws) or, as to Parent, by regulatory authority, no press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, which consent will not be unreasonably withheld.

6.3 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Laws, and as soon as reasonably practicable after the date hereof, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) obtain or make all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including, (i) any filings under any applicable Antitrust Laws, foreign merger laws and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Applicable Law relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.3(a) to comply in all material respects with all Applicable Laws.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall (and shall cause each of their respective affiliates to) promptly supply the other with any information that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 6.3(a). Except where prohibited by Applicable Law, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information and (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company (and their respective affiliates) need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 6.3(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Sections 7, 8 and 9 to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority; (iii) the obtaining of all consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (iv) to lift any restraint, injunction or other legal bar to the Merger and (v) the executing or delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby, use all reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize, to the extent reasonably possible, the effect of any such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

6.4 Advise of Changes. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent and the Company and each of its Subsidiaries shall promptly advise the other party in writing to the extent it has Knowledge of (a) any event or circumstance that would reasonably be expected to result in any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) any change or event having, or which is reasonably likely to have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any

Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Indemnifying Securityholders under this Agreement.

6.5 Cooperation. Subject to compliance with Applicable Law, from the date hereof until the Effective Time, the officers of the Company and each of its Subsidiaries and other personnel of the Company and each of its Subsidiaries shall make themselves reasonably available to confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company and its Subsidiaries.

6.6 Employee Benefit Plans.

(a) Unless Parent requests otherwise by written notice to Company prior to the Closing Date, effective immediately prior to the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective immediately prior to the Closing, no employee shall have any right to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company. In addition, at the request of Parent, the Company will terminate any and all other Company Employee Plans, including any group health or dental plans or programs, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

(b) If the Company is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied (“Potential 280G Benefits”), then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the date hereof and in any event prior to the Closing Date.

(c) Parent shall provide to employees of the Company and its Subsidiaries who become employees of Parent or remain employees of the Surviving Corporation or its Subsidiary following the Closing Date employee benefits and compensation plans and programs that are no less favorable in the aggregate than those provided to similarly situated employees of Parent. Parent shall take such actions as are necessary to provide each employee of the Company and its subsidiaries with credit for service for the Company and its subsidiaries for purposes of vesting, eligibility, participation and level of benefits (but not benefit accruals under any defined benefit plan) under any benefit plan or arrangement of Parent or an affiliate thereof in which such employee participates on or after the Closing in the same manner as if such service had been service for the Parent or its affiliate; provided, however, that no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.

(d) Subject to the requirements of Applicable Law, Parent shall take reasonable actions intended to cause the group health plan maintained by the Parent or an affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of the Company and its subsidiaries, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to employees of the Company and its subsidiaries and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company or its affiliates prior to the Closing) and (ii) provide employees of the Company and its subsidiaries with credit, for the calendar year in which the Closing occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by the Parent or any of its affiliates.

(e) Parent shall take reasonable actions intended to cause a retirement plan maintained by it or one of its affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions, on behalf of the employees of the Company and its subsidiaries who continue employment following the Closing, of account balances maintained by them under any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, including promissory notes evidencing outstanding plan loans (if any).

6.7 Company Option Plan. Prior to the Effective Time, the Company shall take all action necessary such that the Company Option Plan is terminated effective as of the Effective Time.

6.8 Calculation of Estimated Transaction Expenses. On or prior to the Closing Date, the Company shall provide Parent with a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer with the Company’s calculation of, and supporting documentation for, the Estimated Transaction Expenses.

6.9 Non-Solicitation.

(a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date the Requisite Stockholder Approval is obtained (the “Applicable Period”), the board of directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so is reasonably likely to result in a breach of fiduciary duties to the Company Stockholders under Applicable Law, the Company may and may permit and authorize its Subsidiaries and representatives to, in response to an Acquisition Proposal (as defined below) that could reasonably be expected to result in a Superior Proposal (as defined in Section 6.9(c)), which was not solicited by it and which did not otherwise result from a breach of this Section 6.9(a), and subject to compliance with Section 6.9(b), (x) furnish information with respect to the Company and its Subsidiaries to any Person making such an Acquisition Proposal pursuant to a confidentiality agreement containing terms substantially similar to the terms (including with respect to standstill or other provisions) of the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.9 and (y) participate in discussions or negotiations with such Person making such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) Neither the board of directors of the Company nor any committee thereof shall, except as set forth in this Section 6.9, withdraw, amend or modify, or propose to any person outside the Company to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s board of directors or any such committee of this Agreement or the Merger (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”). Notwithstanding the foregoing, at any time prior to the Requisite Stockholder Approval, the board of directors of the

Company may effect a Change of Recommendation, provided, that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of fiduciary duties to the Company Stockholders under Applicable Law; provided, further, that, in addition to the condition in the immediately preceding clause, the following additional conditions must first be satisfied prior to effecting a Change of Recommendation in response to a Superior Proposal (as defined below): the Company has (A) provided to Parent three business days’ prior written notice which shall state (1) that is has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal, subject to the provisions of any existing non-disclosure agreement as of the date hereof, a copy of the current draft of each negotiated agreement relative thereto, and the identity of the Person or group making the Superior Proposal, and (3) that the Company’s board of directors intends to effect a Change of Recommendation due to the existence of a Superior Proposal; (B) provided to Parent a copy of all written materials made available to the Person or group making the Superior Proposal in connection with such Superior Proposal to the extent that such materials have not previously been provided to Parent; (C) during such three business day period, if requested by Parent, engaged in, and caused its financial and legal advisors to have engaged in, good faith negotiations with respect to any amendments to this Agreement; and (D) Parent shall not have, during such three day business period, made, and not withdrawn, a bona fide written offer (that will be binding on the Parent assuming due authorization and execution thereof by the Company) that the Company’s board of directors has in good faith determined results in the Superior Proposal no longer being a Superior Proposal. Nothing in this Section 6.9 shall be deemed to affect any obligation of the Company under this Agreement.

(c) If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. For purposes of this Agreement, a “Superior Proposal” means any unsolicited bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the board of directors of the Company determines in its good faith judgment after receiving the advice of an independent financial advisor of nationally recognized reputation and its outside counsel, taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable from a financial point of view to the Company and the Company’s equityholders than the terms of this Agreement and to have a reasonable likelihood of closing, taking into account all financial, legal, regulatory, timing and other aspect of such proposal (including the need for and contingency for financing).

(d) The Company agrees that as of the date of this Agreement, it shall, and it shall cause its Subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. Subject to the restrictions, terms and conditions of any non-disclosure agreement entered into on or before the date hereof, the Company shall notify Parent promptly (but no later than 48 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal; provided, however, that (i) such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact; (ii) the Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours) of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal; (iii) the Company shall, subject to the terms of any nondisclosure agreement entered into prior to the date hereof, provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal to the extent that such documents relate to or are furnished in connection with an Acquisition Proposal and have not previously been provided to Parent; and (iv) the Company will promptly provide to Parent any non-public information concerning the Company provided to any other party making an Acquisition Proposal which was not previously provided to Parent.

(e) Nothing contained in this Section 6.9 shall prohibit the Company from making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with its outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that except as specifically permitted in this Section 6.9, neither the Company nor its board of directors nor any committee thereof shall withdraw or modify, or propose to any person outside the Company to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to any person outside the Company to approve or recommend, an Acquisition Proposal.

(f) The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.9 and Section 6.11(c) were not performed in accordance with their specific terms or were otherwise breached. Either Party shall be entitled to an immediate injunction or injunctions as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.9 and Section 6.11(c) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Person may be entitled at law or in equity.

6.10 Company Stockholders’ Consent.

(a) Promptly following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereunder, including the Merger to all of the Company Stockholders for approval and adoption by written consent as provided by the DGCL and the Company’s Organizational Documents pursuant to the Company Solicitation Statement and Notice of Appraisal Rights which form of written consent and Company Solicitation Statement and Notice of Appraisal Rights shall include information regarding the Company, the terms of the Merger, this Agreement, and the recommendation of the Company Board to adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated hereby, and approve the Merger, and a statement that the Board of Directors of the Company has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Company Stockholders; and provided that the Company shall not solicit the written consent or vote of any Company Preferred Stockholder who is not an “accredited investor” unless and until Parent shall have provided to such Preferred Stockholder the type of information required to be furnished under Rule 502 of Regulation D promulgated under the Securities Act and determined to Parent’s reasonable satisfaction that such Preferred Stockholder meets the conditions under Rule 506(b)(2) of Regulation D, and in no event prior to the date on which Parent mails the Proxy Statement to the Parent Stockholders.

(b) Subject to the foregoing, the Company shall use its best efforts to obtain the approval or consent of as many of the Company Stockholders as possible as promptly as practicable following the date hereof.

6.11 Parent Special Meeting; Proxy Statement.

(a) Parent shall, as soon as reasonably practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that the

Company and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, and each amendment or supplement thereto, prior to its filing with the SEC), and Parent shall use its best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. If at any time prior to the Parent’s Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly prepare and mail to the Parent Stockholders such an amendment or supplement. Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the Parent Stockholders as promptly as practicable after filing with the SEC.

(b) The Company shall use its commercially reasonable efforts to cooperate with Parent to prepare the Proxy Statement (and each amendment or supplement thereto) and agrees to provide all information about the Company and its Subsidiaries to Parent that is required to be included in the Proxy Statement pursuant to the applicable provisions of the Securities Act and the rules and regulations thereunder, including, but not limited to, (i) all financial statements and related pro forma financial statements, that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in Proxy Statement (together with customary reports and “comfort” letters of the Company’s independent public accountants) and (ii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.11(b). Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall use its commercially reasonable efforts to (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Special Meeting”) and (ii) cause the Proxy Statement to be mailed to the Parent’s stockholders, in each case, as soon as practicable following communication from the SEC that (A) the Proxy Statement will not be reviewed or (B) there are no further comments on the Proxy Statement and authorized its mailing; provided that Parent shall not be obligated to proceed with such meeting during the pendency of any order or injunction by a Governmental Authority prohibiting the solicitation of proxies pursuant to the Proxy Statement. Neither the board of directors of Parent nor any committee thereof shall, withdraw, amend or modify, or propose to any person outside Parent to withdraw or modify, in a manner adverse to the Company or the Company Stockholders, the approval or recommendation by Parent’s board of directors or any such committee of the matters set forth in the Proxy Statement (“Parent Change of Recommendation”).

(d) The Company shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with (i) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in Proxy Statement (together with customary reports and “comfort” letters of the Company’s independent public accountants) and (ii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.11(d).

6.12 Indemnification of Company Board of Directors and Officers; Insurance.

(a) Indemnification Obligations. During the period ending six years after the Effective Time, Parent will directly provide all rights to indemnification existing as of the Closing Date in favor of the Company’s officers and directors still serving as of such date, (the “Indemnified D&Os”), and shall ensure that the Surviving Corporation fulfills its obligations to the Indemnified D&Os, pursuant to the terms of the Company Organizational Documents as in effect on the date hereof and each indemnification agreement in effect between the Company and the Indemnified D&Os, subject to all defenses available to the Company or Parent, as the case may be. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company Organizational Documents on the date of this Agreement, and, during the period commencing on the earliest date on which the Merger Sub purchases the Company Stock and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified D&O.

(b) Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage that shall provide the Indemnified D&Os with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the Indemnified D&Os than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $100,000.

6.13 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and members of the board of directors of the Company and each of its Subsidiaries effective as of the Effective Time.

6.14 Employee Retention Consideration. Parent shall provide the following additional consideration in order to retain certain of the employees of the Company up to and after the Effective Time (“Employee Retention Consideration”):

(a) Parent shall issue $8,650,000 in shares of Parent Common Stock (the “Retention Shares”), with each share of Parent Common Stock deemed to have a per share value equal to the Applicable Closing Price, less applicable withholding taxes. The Retention Shares shall be allocated and distributed by the Surviving Corporation to certain employees of the Company to further incentivize them to remain as employees of the Company through the consummation of the Merger and will be issued as set forth on Schedule 6.14(a), immediately following the Closing Date.

(b) After the Closing Date, Parent shall issue $10,000,000 in shares of Parent Common Stock (“Transition Shares”), which Transition Shares shall be in the form of Parent RSUs to be awarded to incentivize certain individuals who are employees of the Company immediately prior to the Closing and who become employees of Parent or remain employees of the Surviving Corporation or its Subsidiaries following the Merger to remain so employed for one year after the Effective Date. The total number of Transition Shares shall be determined by dividing $10,000,000 by the Applicable Closing Price. Fifty Percent of the Transition Shares shall vest and be issued on the six month anniversary of the Closing Date and the remaining fifty percent of the Transition Shares shall vest and be issued on the twelve month anniversary of the Closing Date. Allocation of the Transition Shares shall be as set forth on
Schedule 6.14(b)(i). All Transition Shares will be granted by the board of directors of Parent within 60 days after the Closing Date and be subject to an agreement between the recipient and Parent (“Transition Share Agreement”). Each Transition Share Agreement shall provide that the vesting schedule for the Transition Shares shall accelerate in the event the recipient is terminated by Parent without Cause prior to twelve months following the Closing Date, provided, that the Transition Share Agreement for the employees listed in Schedule 6.14(b)(ii) shall provide that the vesting schedule for the Transition Shares shall also accelerate in the event the recipient is terminated by Involuntary Termination. Each transitional employee described in this Section 6.14(b) shall receive an employment agreement providing for (i) the payment, upon the completion or earlier termination of such employee’s services to Parent or the Surviving Corporation, of the same severance amount, if any, set forth in such employee’s employment agreement with the Company existing on the date hereof and (ii) the extension of COBRA and unemployment benefits following the termination of such services that are consistent with what the employee would have been eligible to receive following his or her termination as a Company employee on the Effective Date.

(c) On or before the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to all shares of Parent Common Stock to be issued as Employee Retention Consideration and the Incentive Shares.

6.15 Interim Financing. Concurrent with the execution of this Agreement, Parent will issue the Company a short term bridge loan in the original principal amount of $15,000,000 to be used by the Company solely for working capital to fund its operations in the ordinary course of business. The bridge loan will be evidenced by a fixed term interest bearing, secured note due and payable in full 18 months following the Closing Date pursuant to a Note and Security Agreement (the “Note Agreement”) substantially in the form attached as Exhibit D.

6.16 Tax Matters.

(a) Prior to the Effective Time, Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code. For the avoidance of doubt, Parent, Merger Sub, and the Company each agree to use their respective commercially reasonable efforts to merge the Surviving Corporation with and into a limited liability company wholly-owned by Parent in a manner that will enable the Merger to qualify as a “reorganization” under Section 368(a) of the Code in the event that Parent, in Parent’s sole discretion, determines that such action is reasonably necessary or advisable so as to enable the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Following the Effective Time, Parent and Surviving Corporation each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which could cause any of the statements or representations in their respective letters delivered in connection with the opinion referred to in Section 9.6 to be untrue, incorrect or incomplete or, to their Knowledge, could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code. For the avoidance of doubt, following the Merger, Parent may merge the Surviving Corporation with and into Parent, a business entity wholly owned by Parent which is disregarded as an entity separate from Parent for federal income tax purposes (within the meaning of Treasury Regulations Section 1.368-2(b)(1)(i)(A)), or an entity that is classified as a corporation for federal income tax purposes and is treated as controlled by Parent for purposes of Section 368(a)(2)(D) of the Code, by means of a statutory merger or consolidation, within the meaning of Treasury Regulations Section
1.368-2(b)(1)(ii); provided, that Parent shall not be obligated to merge the Surviving Corporation with any entity after the Merger.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a)(1) of the Code.

SECTION 7. Conditions Precedent to the Obligations of Each Party to Effect the Merger. The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

7.1 Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval, and the Company shall have obtained the Requisite Stockholder Approval.

7.2 Antitrust Approvals. All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to any Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

7.3 No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

SECTION 8. Additional Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

8.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of the Company in this Agreement, shall be true, complete and correct in all material respects as of the Effective Time as though such representation and warranty had been made at the Effective Time (except for changes in capitalization permitted under this Agreement, changes resulting from the Company’s conduct of business in the ordinary course in compliance with the Agreement and the ancillary agreements and those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, (i) that the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such failures of representations and warranties to be true, complete and correct, taken together, are or could reasonably be expected to have a Company Material Adverse Effect; (ii) that, nothing contained in this Section 8.1(a) shall affect a Parent Indemnified Party’s right to indemnification pursuant to Section 14 if the Closing occurs; and (iii) for the sole purpose of determining whether any representation or warranty is true, complete or correct pursuant to Section 8.1(a)(i), any and all qualifications as to materiality and Company Material Adverse Effect shall apply to such representation or warranty; provided, however, that if a determination is made that a representation or warranty that is so qualified is nevertheless not true, complete or correct, thereafter for purposes of determining whether a Company Material Adverse Effect has occurred pursuant to Section 8.1(a)(i), such qualifications shall not be taken into account. Nothing in clause (iii) above shall affect any other qualification to a representation or warranty, and

(b) The Company shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

8.2 Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 8.2 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

8.3 Legal Action.

(a) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub, the Company or any of its Subsidiaries as a result of the Merger or such other transactions contemplated by this Agreement, (ii) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (iii) seeking to prohibit or impose any limitations on Parent’s or any of its affiliates’ ownership or operation of all or any portion of the Company’s or any of its Subsidiaries’ business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s or any of its Subsidiaries’ business or assets as a result of the transactions contemplated hereby which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger and other transactions contemplated hereby, (iv) that has or could be reasonably expected to result in a Company Material Adverse Effect or (v) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of this Section 8.3(a).

(b) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person: (i) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, or (ii) that has or could be reasonably expected to result in a Company Material Adverse Effect; or (iii) that is reasonably likely directly or indirectly to result to any of the consequences referred to in clauses (i) through (ii) of this Section 8.3(b).

8.4 Employee Matters. Each of the employee listed on Schedule 8.4(a) and at least three of the other five employees identified by Parent as “key employees” on Schedule 8.4(b) and 75% of all other employees to whom Parent or the Surviving Corporation has extended offers shall have agreed to accept employment with Parent or the Surviving Corporation after the Merger pursuant to offers of employment by Parent including an employment letter agreement and a Proprietary Information and Inventions Agreement. Each of the employees listed on Schedule 8.4(c) shall have executed and delivered to Parent a Non-Competition Agreement in the form mutually agreed upon by the parties.

8.5 Required Stockholder Approval. The Company shall have obtained the written consent in accordance with Section 6.10 of the holders of at least 75% of the Company Stock entitled to vote with respect to the Merger and voting together as a single class (determined as of the date of this Agreement), including holders of at least (i) 80% of the outstanding Company Preferred Stock, entitled to vote on the Merger on an as converted basis and voting together as a single class and (ii) a majority of all outstanding Company Common Stock entitled to vote on the Merger and voting together as a single class (“Required Stockholder Approval”).

8.6 Dissenting Shares. Holders of no more than 5% of the Company Preferred Stock and 30% of the Company Common Stock shall have exercised any appraisal rights pursuant to the DGCL.

8.7 Company Material Adverse Effect. Since the date of this Agreement no change has occurred that has had a Company Material Adverse Effect.

8.8 Options and Warrants. All outstanding Options and the Warrants shall have been terminated and Parent shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

8.9 Deliveries. Parent shall have received the items listed in Section 10.1.

SECTION 9. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

9.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Parent in this Agreement, shall be true, complete and correct in all material respects as of the Effective Time as though such representation and warranty had been made at the Effective Time (except for changes resulting from Parent’s conduct of business in the ordinary course in compliance with the Agreement and the ancillary agreements and those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, (i) that the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such failures of representations and warranties to be true, complete and correct, taken together, are or could reasonably be expected to have a Parent Material Adverse Effect; and (ii) for the sole purpose of determining whether any representation or warranty is true, complete or correct pursuant to Section 9.1(a)(i), any and all qualifications as to materiality and Parent Material Adverse Effect shall apply to such representation or warranty; provided, however, that if a determination is made that a representation or warranty that is so qualified is nevertheless not true, complete or correct, thereafter for purposes of determining whether a Parent Material Adverse Effect has occurred pursuant to Section 9.1(a)(i), such qualifications shall not be taken into account. Nothing in clause (ii) above shall affect any other qualification to a representation or warranty, and

(b) Parent shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

9.2 Parent Material Adverse Effect. Since the date of this Agreement no event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

9.3 Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger and as Earn Out Consideration shall be approved for listing on the Nasdaq Global Select Market or such exchange as the Parent Common Stock may then be listed.

9.4 Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 9.4 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such consent, approval, order or authorization shall have been revoked.

9.5 Legal Action.

(a) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub, the Company or any of its Subsidiaries as a result of the Merger or such other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (c) seeking to prohibit or impose any limitations on Parent’s or any of its affiliates’ ownership or operation of all or any portion of the Company’s or any of its Subsidiaries’ business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s or any of its Subsidiaries’ business or assets as a result of the transactions contemplated hereby which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger and the other transactions contemplated hereby, (d) that has or could reasonably be expected to result in a Parent Material Adverse Effect or (e) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (d) of this Section 9.5.

(b) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person: (i) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (ii) that has or could be reasonably expected to result in a Parent Material Adverse Effect; or (iii) that is reasonably likely directly or indirectly to result to any of the consequences referred to in clauses (i) through (ii) of this Section 8.3(b).

9.6 Tax Opinion. The Company shall have received a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Pillsbury Winthrop Shaw Pittman LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Bingham McCutchen LLP renders such opinion to the Company (it being agreed that the Company and Parent shall each provide reasonable cooperation, including making reasonable and customary representations, to Pillsbury Winthrop Shaw Pittman LLP or Bingham McCutchen LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

9.7 Deliveries. The Company shall have received the items listed in Section 10.2.

SECTION 10. Closing Deliveries.

10.1 Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver, or caused to be delivered, to Parent the following:

(a) a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 8 has been satisfied;

(b) the Certificate of Merger, duly executed by the Company;

(c) the Escrow Agreement, duly executed and delivered by the Representative, such agreement to be in full force and effect as of the Effective Time;

(d) a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (i) the Company Organizational Documents and the Company being in good standing (including attaching the Company Organizational Documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation), (ii) the organizational documents of each of the Company’s Subsidiaries and each of the Company’s Subsidiaries being in good standing (including attaching the applicable organizational documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing), (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby and (iv) the Company having taken all necessary and appropriate steps with respect to treatment of capital stock and other equity securities of the Company, including Options and Warrants, under this Agreement;

(e) evidence, reasonably satisfactory to Parent, that the Company has complied in all respects with the requirements under Section 262 of the DGCL;

(f) evidence satisfactory to Parent of resignations of each director and, each officer of the Company and certain directors and officers of its Subsidiaries as requested by Parent, effective in writing at the Effective Time in the form mutually agreed upon by Parent and the Company;

(g) the Offer Package Agreements and Non-Competition Agreements identified in Section 8.4 shall be in full force and effect as of the Effective Time and the percentage of employees who have signed such Offer Package Agreements is not less than the threshold set forth in Section 8.4 and such employees shall be willing and able to perform in accordance with such Offer Package Agreements.

(h) the legal opinion of Pillsbury Winthrop Shaw Pittman LLP in a form reasonably acceptable to Parent;

(i) the Company’s minute books, stock record books, Financial Statements and, to the extent requested by Parent, all other documents, books, records, agreements and financial data in the possession of the Company;

(j) evidence, reasonably satisfactory to Parent, as to the termination of the Company Employee Plans referred to in Section 6.6, without any obligations or liabilities thereunder on the part of the Company;

(k) a certificate dated the Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to Parent, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code);

(l) the certificate required to update the Estimated Transaction Expenses;

(m) evidence, reasonably satisfactory to Parent, of obtaining the consent of the third party consents identified on Schedule 8.2;

(n) at least one Business Day prior to the Closing Date, a complete and accurate preliminary schedule allocating the Merger Consideration and Earn-Out Consideration by Company Stockholder which shall be updated immediately prior to the Effective Time (collectively, “Allocation Schedule”);

(o) evidence reasonably satisfactory to Parent that each of the Rights Agreements and all other investor rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time; and

(p) an update of the Securityholder Schedule, giving effect to any changes required as a result of the passage of time between the date of this Agreement and the Effective Time, dated and delivered to Parent four (4) Business Days prior to the anticipated Closing Date.

10.2 Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver, or caused to be delivered, to the Company the following:

(a) a certificate executed on behalf of the Parent by one of its officers to the effect that, as of the Effective Time, the conditions set forth in Section 9.1 above have been satisfied;

(b) the Escrow Agreement, duly executed and delivered by Parent;

(c) a certificate of the Secretary of the Parent dated the Closing Date, in form and substance reasonably satisfactory to Company as to (i) the Parent’s charter and bylaws (the “Parent Organizational Documents”) and the Parent being in good standing (including attaching the Parent Organizational Documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation) and (ii) the incumbency and signatures of the officers of the Parent executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Parent pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(d) the legal opinion of Bingham McCutchen, LLP in a form reasonably acceptable to the Company;

(e) evidence, reasonably satisfactory to the Company, as to the consent of the third party consents identified on Schedule 9.4; and

(f) evidence of the deposit of the shares of Parent Common Stock set forth in Section 2.7(a) above with the Paying Agent.

SECTION 11. Survival. All (a) representations and warranties of the Company and the Representative contained herein and (b) covenants and obligations of the Company and the Representative set forth in Sections 2.8, 2.9, 6.1(a), 6.2, 11, 13, 14, 15, 16 and 17 shall survive the Closing and shall continue for the Escrow Period, provided that, if any claims for indemnification have been asserted with respect to inaccuracy or a breach of such representations, warranties, covenants and obligations prior to the end of the Escrow Period, such claim shall survive and continue in effect until final resolution of such claims, and provided further, that, the representations and warranties set forth in Section 3.4(b) shall survive indefinitely. All (a) representations and warranties of Parent or Merger Sub contained herein and (b) covenants and obligations of the Parent and the Merger Sub set forth in Sections 2, 5.3, 6, 11, 13, 14, 15, 16 and 17 shall survive the Closing and shall continue for the Escrow Period; provided, however, that any covenants or obligations of Parent or Merger Sub which by their terms extend beyond the Escrow Period, including Sections 2.5, 2.6, 2.8, 5.3, 6.1(a), 6.2, 6.11(e), 6.12, 6.14, 11, 13, 16, and 17, shall extend beyond the Escrow Period until all obligations thereunder have been performed; provided further, that if any claims are brought against Parent or Merger Sub within the Escrow Period or, as the case may be within the longer period specified in the preceding proviso, with respect to any inaccuracy or breach of such representations, warranties, covenants and obligations, such representation, warranty, covenant or obligation shall survive and continue in effect until the final resolution of such claim.

SECTION 12. Termination.

12.1 Termination prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time, regardless of whether this Agreement and/or the Merger have been approved by the Company Stockholders, as follows and in no other manner:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by October 31, 2009 (the “End Date”); provided further that the right to terminate this Agreement under this Section 12.1(b) except as set forth in Schedule 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

(d) by the Company, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 12.1(d) prior to 15 days following the receipt of written notice from the Company by Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 12.1(d) if the Company shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured such that such conditions would then be satisfied);

(e) by Parent, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Representative, or (ii) if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Representative is curable by the Company or the Representative prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement solely by reason of this Section 12.1(e) prior to the 15 days following the receipt of written notice from Parent by the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 12.1(e) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied);

(f) (i) by Parent, if the Required Stockholder Approval shall not have been obtained within two Business Days following the date of this Agreement or (ii) by the Company, if the Required Stockholder Approval shall not have been obtained by October 31, 2009 or at the Parent Stockholder Meeting (giving effect to any adjournment or postponement thereof); and

(g) by Parent, if a Company Material Adverse Effect shall have occurred, or Parent first becomes aware of a Company Material Adverse Effect, after the date hereof.

(h) by the Company, if:

(i) prior to the Requisite Stockholder Vote, the Company’s board of directors shall effect a Change of Recommendation with respect to a Superior Proposal; or

(ii) Parent’s Board of Directors (or any committee thereof) shall have failed to include Parent’s board of directors’ recommendation to adopt and approve the matters set forth in the Proxy Statement or have a Parent Change of Recommendation.

12.2 Notice of Termination; Effect of Termination. If a party wishes to terminate this Agreement pursuant to Section 12.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 12.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.1(a), 6.2, 12.2, 13 and 17, each of which shall survive the termination of this Agreement, (ii) nothing in this Section 12.2 shall relieve any party from liability for any breach of this Agreement or willful failure to fulfill any condition set forth in this Agreement prior to such termination, and (iii) each Party shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of the other Party contained in this Agreement in any court of competent jurisdiction. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 13. Fees and Expenses. All fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated. If the Merger is consummated, all reasonable fees, costs and expenses of the Company and the Representative incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, accountants, legal counsel and other advisors, shall be treated as Transaction Expenses under this Agreement and, to the extent not already paid by the Company, shall be paid by the Parent. If the Merger is not consummated the Company shall bear all of its own expenses in connection with this Agreement and the transactions contemplated hereby whether or not treated as Transaction Expenses. Notwithstanding anything to the contrary, any fees related to Antitrust Filings shall be split by Parent and Company. The Company confirms that it has neither paid nor agreed to pay any fees, costs or expenses incurred by any Company Stockholder in connection with this Agreement or any of the transaction contemplated hereby, except for the reasonable fees and expenses of legal counsel to review the Standstill Agreement, the Escrow Agreement and the provision of this Agreement related to the Representative in an amount not to exceed $15,000.

SECTION 14. Indemnification and Claims for Damages.

14.1 Parent Claims Against Indemnifying Securityholders. Subject to the terms and provisions of the Escrow Agreement and this Section 14, each Indemnifying Securityholder who accepts payment of the applicable portion of the Merger Consideration pursuant to this Agreement shall be deemed to have agreed, and hereby agrees, that Parent Merger Sub and their respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) shall have full recourse against, and be entitled to be compensated and reimbursed from, the Escrow Funds (subject to the terms and conditions set forth in the Escrow Agreement) and shall, subject to the limitations set forth in this Section 14.1, have the right, solely to the extent the aggregate amount of claims made against the Escrow Fund during the Escrow Period exceeds the total amount of the Escrow Funds, to withhold from, and place into the Escrow, any required payments of the Earn-Out Consideration to the Indemnifying

Securityholders up to a maximum of 10% of such earned payments for any and all Damages arising from or related to any of the following (each a “Parent Claim”):

(a) any fraud, misrepresentation or breach or failure of any representation or warranty made by the Company or the Representative in this Agreement or in any officers certificate to be true and correct in all respects as of the date hereof and as of the Closing Date in each case, as such representation or warranty would read if all qualifications as to knowledge and materiality, including, without limitation, each reference to the defined term Company Material Adverse Effect, were deleted therefrom solely for the purposes of calculating Damages but not for the purposes of determining whether or not any misrepresentation, breach or failure of any representation or warranty has occurred;

(b) any post-closing claim for material breach or non-fulfillment of any covenant or agreement made or to be performed by the Company prior to the Closing pursuant to this Agreement or in any agreement or instrument entered into by the Company or in connection with this Agreement;

(c) any inaccuracy in the Allocation Schedule;

(d) any indemnity payments to any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for any Company Stockholder or, prior to the Closing, the Company in connection with the transactions contemplated by this Agreement to the extent not otherwise included in the Transaction Expenses; and

(e) regardless of any disclosure on the Disclosure Schedule, any claim related to the items disclosed as (3) or (4) under Section 3.14(h) of the Disclosure Schedule (each a “Special Matter” and collectively, the “Special Matters”).

The Parent Indemnified Parties’ shall have a right, solely to the extent the aggregate amount of Claims made against the Escrow during the Escrow Period exceeds the total amount of the Escrow Funds, to withhold from, and place into the Escrow, any required payments of the Earn-Out Consideration, which would otherwise have been made to the Indemnifying Securityholders, up to a maximum of 10% of such earned payments for any and all Damages arising from or related to any of the above clauses (a)-(b). Any such amounts deposited shall be treated as Escrow Funds pursuant to the Escrow Agreement and this Section 14. For purposes of this Section 14, each share of Parent Common Stock deemed to have a per share value equal to the Applicable Closing Price, the amounts otherwise payable as Earn-Out Consideration that are deposited into the Escrow shall be referred to as the “Earn-Out Set-Off,” and together with the Escrow Funds, the “Indemnification Funds.”

14.2 Indemnification of Parent Indemnified Parties. Subject to the limitations on liability set forth in Section 14.3(a) below, each Indemnifying Securityholder who accepts payment of the applicable portion of the Merger Consideration pursuant to this Agreement pursuant to Section 2 shall be deemed to have agreed, and hereby agrees, to indemnify, defend and hold harmless, severally and not jointly, the Parent Indemnified Parties from and against, and such Parent Indemnified Parties shall be entitled to be compensated and reimbursed for, any and all Damages arising from or related to any misrepresentation or breach or failure of Section 3.4(b) as it related to such Indemnifying Securityholder’s Company Stock.

14.3 Limitations of Liability.

(a) Except in the case of (i) fraud or intentional misrepresentation, or (ii) a breach of the representation made in Section 3.4(b), the sole and exclusive remedy of the Parent Indemnified Parties for Parent Claims against any Indemnifying Securityholder for any other breach or obligation hereunder shall be recourse against the Indemnification Funds, relating specifically to shares held by that Indemnifying Securityholder. Notwithstanding anything herein to the contrary, claims by Parent in excess of such Indemnification Funds with respect to breach of the representation made in Section 3.4(b) may only be brought against the Indemnifying Securityholder who held, or claimed to have held, the Company securities that gave rise to such Claim. Claims by Parent in excess of such Indemnification Funds as a result of fraud or intentional misrepresentation may only be brought against the Indemnifying Securityholder who committed such fraud or made such intentional misrepresentations.

(b) Notwithstanding anything herein to the contrary, indemnification shall not be available, and the Parent Indemnified Parties shall not otherwise have recourse against the Indemnification Funds, for Damages with respect to Parent Claims made pursuant to Section 14.1 (other than Parent Claims made pursuant to 14.1(e) for which a Parent Claim can be made pursuant to the limitations set forth in Section 14.3(c)) unless the total of all Damages in respect of such Parent Claims shall exceed $500,000 (the “Threshold”) in the aggregate, whereupon the total amount of all such Damages (including Damages included within such amount) shall be recoverable in accordance with the terms hereof.

(c) Notwithstanding anything to the contrary, indemnification shall not be available, and the Parent Indemnified Parties shall not otherwise have recourse against the Indemnification Funds, for Damages with respect to Parent Claims made pursuant to Section 14.1(e) (“Special Claims”) unless the total of all Damages with respect to such Parent Claim shall in the case of each Special Matter exceed $250,000 (the “Special Deductible”). In the event Damages with respect to a Special Claim exceed the Special Deductible, Parent shall be entitled to indemnification pursuant to this Section 14, subject to the limitations otherwise set forth herein, for 50% of any amount of Damages in excess of the Special Deductible.

(d) Without limiting the rights of the Parent Indemnified Parties under the Escrow Agreement or against the Indemnification Funds, the liability of each Indemnifying Securityholder for indemnification hereunder in all events shall be several and not joint, and in no event will an Indemnifying Securityholder have liability under this Agreement for an amount in excess of the aggregate amount of Merger Consideration and Earn-Out Consideration received by such Indemnifying Securityholder pursuant to this Agreement, including, without duplication, the Indemnification Funds contributed by such Indemnifying Securityholder.

(e) In the event (i) the Company terminates this Agreement pursuant to Section 12.1(d) or (ii) Parent fails to complete the Merger notwithstanding the satisfaction of all closing conditions under Section 7 and Section 8, and Parent is not then entitled to terminate this Agreement pursuant to Section 12.1, the Company shall be entitled to all remedies available at law or equity. Notwithstanding anything herein to the contrary, any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any Parent Indemnified Parties be indemnified under different provisions of this Agreement for the same Damages.

(f) In the event (i) Parent terminates this Agreement pursuant to Section 12.1(e) or (ii) the Company fails to complete the Merger notwithstanding the satisfaction of all closing conditions under Section 7 and Section 8, and the Company is not then entitled to terminate this Agreement pursuant to Section 12.1, Parent shall be entitled to all remedies available at law or equity.

(g) Any Damages as to which indemnification provided for in Section 14 may apply shall be determined net of any actual cash recovery actually received by a Parent Indemnified Party with respect to insurance or contributions from third parties specifically with respect to the specific matter for which indemnification is sought, less any current or prospective costs associated with receiving such recovery. This Section 14.3(f) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder. Parent shall attempt to mitigate Damages that have resulted to an Indemnification claim hereunder, provided, however, that nothing herein shall require Parent to take any action that is not commercially reasonable.

The terms and conditions of this Section 14 constitute essential terms and conditions of this Agreement and the Merger, and approval of this Agreement by the Company Stockholders shall constitute the express agreement of each Indemnifying Securityholder with respect to the obligations of the Company Stockholders pursuant to this Section 14.

14.4 Notification Certification of Claims. If any Parent Claim has occurred, an authorized officer or an authorized representative of the Parent Indemnified Party may provide the Representative with a written certificate signed by such officer or representative (an “Officer’s Certificate”) describing with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature and amount of such Parent Claim. Any such Officer’s Certificate shall be delivered during the Escrow Period.

14.5 Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought, Parent will, promptly after receipt of notice of any such Action, provide written notification to the Representative of the commencement thereof. The failure to so notify the Representative of the commencement of any such Action will not relieve the Indemnifying Securityholders from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Securityholders to defend their interests in such Action; provided, however, that such written notice shall be effective only if delivered to the Representative within the Escrow Period. Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action, provided that, except with the consent (which consent may not be unreasonably withheld, conditioned or delayed) of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Securityholder as permitted by Section 14.3(a)), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Representative has consented to any such settlement, the Indemnifying Securityholders shall have no power or authority to object under any provision of this Section 14 to the amount of any such Parent Claim against the Indemnity Funds, or against the Indemnifying Securityholders directly as permitted by Section 14.3(a), as the case may be, with respect to such settlement.

14.6 Reimbursement and Indemnification for Stockholder Agent. Subject to the terms and provisions of the Escrow Agreement and this Section 14, each Indemnifying Securityholder who accepts payment of the applicable portion of the Merger Consideration pursuant to this Agreement shall be deemed to have agreed, and hereby agrees, in addition to the Representative’s entitlement to reimbursement of Reimbursable Expenses pursuant to Section 15.6 of this Agreement, that the Representative shall be entitled to reimbursement out of the Expense Consideration for its reasonable fees, costs and expenses incurred in the performance of its duties as Representative under this Agreement, including, but not limited to, the right to employ financial and legal advisors and other agents to undertake or to assist in the assessment, litigation and/or settlement of any claims against the Escrow Fund. The Representative is expressly authorized to rely upon the advice of such advisors and agents. The Representative shall be indemnified and held harmless by the Indemnifying Securityholders from and against any Damages that may be incurred by the Representative arising out of or in connection with the acceptance or performance of the Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement, except as caused by the Representative’s gross negligence or willful misconduct, including the legal costs and expenses of defending such Representative against any claim or liability in connection with the acceptance or performance of the Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement. Parent shall not have any obligation or liability for such expenses, costs or losses or for payment of any fees of the Representative.

14.7 Definition of Damages. For purposes of this Agreement, the term “Damages” shall mean the amount of any loss, Tax, damage, deficiency, liability, judgment, fine, penalty, diminution in value, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, paid, accrued or sustained by the Parent Indemnified Parties, whether or not involving an Action, including, without limitation, any reasonable costs of defending any Actions (unless such Action is found by a trier of fact to not be meritorious or settled or withdrawn without any consideration from Parent) or properly enforcing the Parent Indemnified Party’s rights under this Agreement.

14.8 Treatment of Indemnification Payments. The Company Stockholders, the Representative and Parent agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 14 as adjustments to the Merger Consideration and Earn-Out Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

14.9 Transfer and Similar Taxes. Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred by the Company Stockholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Company Stockholders.

14.10 Dispute Resolution.

(a) Representative shall have 30 days after receipt (or deemed receipt) of the Officer’s Certificate to deliver to Parent a written objection to all or any part of the Officer’s Certificate, and such objection shall set forth in reasonable detail the basis of the Representative’s objection to the Officer’s Certificate and the amount of dispute. In case the Representative shall deliver such written objection, Parent shall have 30 days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Representative and Parent shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Parent has requested delivery of a portion of the Escrow Funds, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the appropriate portion of the Escrow Funds in accordance with the terms of the memorandum. If no such agreement can be reached after good faith negotiation, either Parent or the Representative may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, Parent (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything contained herein to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments from the Escrow Funds in accordance with such decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the Judicial Arbitration & Meditation Services (“JAMS”). Any arbitration shall be held in Santa Clara County, California. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the JAMS, and the expenses and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator), but excluding attorney’s fees and costs.

(b) Any dispute, controversy, or claim between Parent, on the one hand, and the Indemnifying Securityholders or the Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relates to the amount of Earn-Out Consideration payable pursuant to Section 2.5(a) that cannot be resolved by negotiations between Parent and the Representative shall also be resolved through arbitration in the manner described in subparagraph (a) of this Section 14.10. Notwithstanding anything to the contrary in this Section 14.10, in the event of an alleged violation or breach of this Agreement by a party (including, without limitation, unauthorized disclosure of Confidential Information), the other party may seek temporary injunctive relief from any court of competent jurisdiction.

SECTION 15. Representative.

15.1 Powers of the Representative.

(a) The Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and the Escrow Agreement, which shall include, without limitation:

(i) The power to execute as Representative on behalf of each Indemnifying Securityholder the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(ii) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Securityholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Securityholder individually, as applicable), and to take any and all action for and on behalf of the Indemnifying Securityholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument; provided, however, that the Representative shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(iii) The power to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Securityholders, (B) authorize payment to any Parent Indemnified Party of any of the Escrow Funds, or any portion thereof (including, without limitation, any Earn-Out Consideration deposited in escrow with the Escrow Agent), in satisfaction of any Parent Claims, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, (D) resolve any Parent Claims, (E) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, including, without limitation any claims pursuant to Section 2.5(c) of this Agreement challenging the amount of Earn-Out Consideration paid or otherwise related to Parent’s performance of its obligations set forth in Section 2.5 of this Agreement, and (F) take or forego any or all actions permitted or required of any Indemnifying Securityholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv) The power to consult with or engage legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Securityholders;

(v) The power to amend or review, negotiate and agree to and authorize any payments from the Escrow Funds in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Securityholders, as contemplated thereunder;

(vi) The power to waive any terms and conditions of this Agreement or Escrow Agreement providing rights or benefits to the Indemnifying Securityholders (other than the right to receive Merger Consideration payable to such Indemnifying Securityholders unless, with respect to each Indemnifying Securityholder, such right is waived (i) with such Securityholder’s agreement or (ii) pro-rata (in accordance with the allocations set forth in this Agreement) in connection with the settlement of a Parent Claim or dispute in respect of the Earn-Out Consideration pursuant to the powers granted by this Agreement, in which case the Representative shall have the power to waive such right to receive Merger Consideration);

(vii) The power to take any actions or give any instructions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Indemnifying Securityholders;

(viii) To enforce, on behalf of the Indemnifying Securityholders, any Claim against Parent or Merger Sub; and

(ix) To do each act, implement any decision and exercise all rights which the Indemnifying Securityholders are required or permitted to do or exercise under this Agreement.

(b) The Representative represents and warrants to Parent and Merger Sub that:

(i) The Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;

(ii) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles; and

(iii) The Escrow Agreement will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

15.2 Claims by Parent.

(a) Upon receipt or notice of any Parent Claim pursuant to Section 14, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Indemnifying Securityholders.

(b) Prior to the settlement of any Parent Claim, or the release of any portion of the Escrow Funds to any Parent Indemnified Party other than as a result of a final arbitration award or court order, the proposed settlement must receive the written approval of the Representative. The Representative shall have the discretion to take such action as he, she or it shall determine to be in the best interest of all of the Indemnifying Securityholders, including, without limitation, authorizing the distribution to any Parent Indemnified Party of any portion of the Escrow Funds; provided, however, that, in any event, all Indemnifying Securityholders are treated in substantially the same manner consistent with the allocation formula set forth in this Agreement.

15.3 Notices. Any notice given to the Representative will constitute notice to each and all of the Indemnifying Securityholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Securityholders, provided, however, notice with respect to any Parent Claims with respect to Section 3.4(b) shall be given to the Indemnifying Securityholder to which indemnification is sought. Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Securityholders.

15.4 Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, that in its discretion are reasonable to carry out the provisions of this Agreement and the Escrow Agreement.

15.5 No Liability. The Representative shall not incur any liability or damages with respect to any action taken or suffered by it or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment and each Indemnifying Securityholder shall severally indemnify and hold the Representative harmless, and shall bear its pro-rata share (in accordance with the allocations set forth in this Agreement) of such liability of damages. The Representative may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative.

15.6 Reimbursement of Expenses. The Indemnifying Securityholders shall severally, but not jointly, reimburse the Representative on a pro-rata basis (in accordance with the allocations set forth in this Agreement) for any reasonable expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including reasonable expenses incurred prior to the execution of the Merger Agreement in relation to the engagement of the Representative and the review or execution of the agreements related to such engagement (“Representative Reimbursable Expenses”). Without limiting the foregoing, the Representative shall have the right to engage legal counsel and other professional advisers to assist it in the administration of Representative’s duties hereunder, and any and all reasonable fees and expenses of such counsel and advisers shall be deemed Representative Reimbursable Expenses. Without limiting the foregoing, the Representative may be reimbursed for Representative Reimbursable Expenses out of the Expense Consideration.

15.7 Reliance on Representative. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of WP VIII Representative LLC as Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Securityholder and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Securityholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. No resignation of the Representative shall become effective unless at least 30 days prior written notice of the replacement or resignation of such Representative shall be provided to Parent and the Escrow Agent. If the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by Indemnifying Securityholders holding a majority interest in the Escrow Funds. In addition, the Indemnifying Securityholders may replace the Representative at any time upon approval of the Indemnifying Securityholders holding a majority interest in the Escrow Fund on the Closing Date.

SECTION 16. Release. Each Company Stockholder who accepts payment of his, her or its portion of the Merger Consideration pursuant to Section 2 shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers and directors, from (a) any and all obligations or duties the Company might have to such Company Stockholder and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Company Stockholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement, (ii) those claims, liabilities, obligations and duties of the Company pursuant to any agreement with a Related Party that is not terminated pursuant to the terms of this Agreement and (iii) to the extent applicable with respect to any Company Stockholder who is a director, officer or employee of the

Company, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (B) reimbursement for expenses incurred by any such Company Stockholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (D) any remaining obligations of the Company to indemnify any officer or director. For the purposes of this Section 16, each Company Stockholder hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The terms and provisions of this Section 16 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

SECTION 17. Miscellaneous.

17.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier, facsimile (receipt confirmed) or by email to:

if to Parent or Merger Sub:

NetLogic Microsystems, Inc.

Attention: General Counsel

1875 Charleston Road

Mountainview, CA 94043

Facsimile No: (650) 961-1092

Email: rcortes@netlogicmicro.com

With a copy to:

Bingham McCutchen LLP

Attention: Alan B. Kalin

1900 University Avenue, 4th Fl.

East Palo Alto, CA 94303

Facsimile No: (650) 849-4609

Email: alan.kalin@bingham.com

if to the Company:

RMI Corporation

Attn: L. William Caraccio

18920 Forge Drive

Cupertino, CA 95014

Facsimile No: (408) 434-5585

Email: billc@rmicorp.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Attn: Jorge del Calvo

2475 Hanover Street

Palo Alto, CA 94304-1114

Facsimile No: (650) 233-4545

Email: Jorge@pillburylaw.com

if to the Representative:

WP VIII Representative LLC

Attn: Scott Arenare, General Counsel

466 Lexington Avenue

New York, NY 10017

Facsimile No. (212) 922-0933

Email: sarenare@warburgpincus.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed) or electronic transmission, as the case may be, and addressed as aforesaid. Any notice to be given to any Indemnifying Securityholders hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Indemnifying Securityholder.

17.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company, Parent and the Representative provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of Representative, assign any of its rights, or delegate any of its obligations under this Agreement to (a) any affiliate of Parent, (b) any successor of such party by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or stock of such Person; provided that such assignment or delegation has been made in good faith and has not been made for the purpose of avoiding or frustrating any of the assigning or delegating party’s obligations hereunder and the assignee agrees to be subject to and bound by the terms and conditions of this Agreement. The Representative shall execute such acknowledgements of such assignments in such forms as Parent or Merger Sub (including the Surviving Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 17.2 is void and of no force or effect.

17.3 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(c) Currency. Any reference in this Agreement to $ means U.S. dollars.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

17.4 Counterparts; Execution. This Agreement may be executed in counterparts and the exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission (including in the form of a PDF file) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.5 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

17.6 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The Parent Indemnified Parties not party hereto are entitled to the rights and remedies of third party beneficiaries with respect to Section 14. Notwithstanding the foregoing, the Representative shall be a third party beneficiary to all sections of this Agreement in which it is not specifically designated as a Party.

17.7 Additional Definitions. For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry of such person’s direct reports, (b) with respect to Parent, “Knowledge” shall mean, with respect to any matter in question, the actual Knowledge of any individual who is currently serving as a director or officer of Parent after reasonable inquiry of such person’s direct reports, (c) with respect to the Company, “Knowledge” shall mean, with respect to any matter in question, the actual Knowledge of each of the “key employees” listed on Schedule 8.4 and the following officers of the Company, after reasonable inquiry of such officer’s direct reports: Behrooz Adbi, Steven Geiser, L. William Caraccio, Mark Litvack, Nazar Zaidi, Steve Longoria, Greg Hoeppner, Mike Wodopian, Paula Ewanich (provided, however, that the inclusion of L. William Caraccio in this definition shall not be deemed a waiver or serve to compel the waiver of any attorney-client, work product or other similar privilege with respect to any dispute, claim or other matter related to or arising out of this Agreement), (d) “affiliate” and “associate” have the meanings ascribed to them under Rule 405 promulgated by the SEC under the Securities Act and (e) “Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required or authorized to close and shall not include Saturday.

17.8 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of California applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof) except as to matters pertaining to the Company as a Delaware corporation, and to the Company Stockholders as stockholders of a Delaware corporation, which are governed by the DGCL, and as to such matters, this Agreement shall be governed by the DGCL. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in State of California over any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 17.1 and consents to the exercise of jurisdiction of the courts of the State of California over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

17.9 Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including, without limitation, the Offer Package Agreements and the Escrow Agreement), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof, with the exception of the Confidentiality Agreement, which shall remain in full force and effect. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

17.10 Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No amendment to any term or provision affecting the rights or obligations of the Representative or any Indemnifying Securityholder should be permitted without the Representative’s written consent.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Ronald S. Jankov
Name:	Ronald S. Jankov
Title:	President & Chief Executive Officer

ROADSTER MERGER CORPORATION

By:	/s/ Ronald S. Jankov
Name:	Ronald S. Jankov
Title:	President

RMI Corporation

By:	/s/ Behrooz Abdi
Name:	Behrooz Abdi
Title:	Chief Executive Officer

REPRESENTATIVE:

WP VIII REPRESENTATIVE LLC

By:	Warburg Pincus Private Equity VIII, L.P., its Managing Member
By:	Warburg Pincus Partners LLC, its General Partner
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Henry Kressel
Name:	Henry Kressel
Title:	Partner

[Signature Page to Agreement and Plan of Merger]

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

3INTERNET – www.eproxy.com/netl Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 22, 2009.

3PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 22, 2009.

3 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ADDRESS BLOCK

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

NetLogic Microsystems, Inc.’s Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Approve the issuance of up to a maximum of 13,080,000 shares of our common stock as merger consideration and to new employees in connection with our proposed acquisition of RMI Corporation. ??For ??Against ??Abstain

2. Approve the adjournment of the special meeting of our stockholders, including for the purpose of soliciting additional proxies, in the discretion of the proxies or either of them. ??For ??Against ??Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR BOTH PROPOSALS.

Address Change? Mark Box ??Indicate changes below:

Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NETLOGIC MICROSYSTEMS, INC.

SPECIAL MEETING OF STOCKHOLDERS

Friday, October 23, 2009 8:00 a.m. (Pacific Time)

Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303

NetLogic Microsystems, Inc. 1875 Charleston Road

Mountain View, CA 94043 proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Special Meeting on October 23, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1 and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions.